Form 10-K, Exhibit 13
period 1996-12-31
SOUTHERN BANCSHARES NC INC
filed 1997-03-28
CIK 703904

SOUTHERN BANCSHARES (N.C.), INC.
                               1996 ANNUAL REPORT

BUSINESS:

     Southern BancShares (N.C.), Inc., a Delaware corporation (hereinafter, with all of its subsidiaries, referred to as "BancShares"), is a bank holding company pursuant to the provisions of the Bank Holding Company Act of 1956, as amended. BancShares is the successor to Southern BancShares (N.C.), Inc., a North Carolina corporation ("SBS") which was formed in 1982 to become the parent company of Southern Bank and Trust Company ("Southern"), its principal operating subsidiary, which it acquired in late 1982. BancShares was formed in 1986 in order to effect the reincorporation in Delaware of the holding company of Southern by the merger of SBS into BancShares, which was effective on December 28, 1986. All significant activities of the Registrant and its subsidiary are banking related so that the Registrant operates within one industry segment. Neither BancShares nor its subsidiary has any foreign operations.

    Southern conducts a general banking business designed to meet the needs of the people of its market area. These services, all of which are offered at its 39 offices, include, among other items: taking deposits; cashing checks and providing for individual and commercial cash needs; and providing numerous checking and savings plans, including automatic transfer services, direct deposit, and banking by mail.

     Southern also makes commercial, consumer and mortgage loans at its 30 full service offices and provides individual retirement account service, safe deposit box rental, travelers' check service, and MasterCard and Visa credit card programs.

    Southern has eighteen automatic teller machines; one each in Ahoskie, Ayden, Belhaven, Bethel, Edenton, Farmville, LaGrange, Mount Olive, Murfreesboro, Nashville, Plymouth, Roanoke Rapids, Rocky Mount, Warsaw and Windsor, North Carolina and two in Kill Devil Hills, North Carolina. Southern has one satellite automatic teller machine at Duplin General Hospital in Kenansville, North Carolina.

     Southern does not operate in the international financing market.

    Southern has two wholly-owned subsidiaries: Goshen, Inc., which acts as agent for credit life and credit accident and health insurance written in connection with loans made by Southern Bank, and Goshen Properties, Inc., which manages property foreclosed upon by Southern.

FORM 10-K

     Copies of BancShares' Annual Report on Form 10-K are available upon written request to David A. Bean, Secretary, Southern BancShares (N.C.), Inc., Post Office Box 729, Mount Olive, North Carolina 28365-0729. A copy of BancShares' Annual Report on Form 10-K for 1996, including Financial Statements and Schedules thereto will be provided without charge to the shareholder making such request.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS:

                                  INTRODUCTION

    This discussion provides information concerning changes in the consolidated financial condition and results of operations of Southern BancShares (N.C.), Inc. ("BancShares") and its subsidiary, Southern Bank and Trust Company ("Southern"), for 1996, 1995 and 1994. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements, related notes and selected financial data presented elsewhere herein.

Table 1
Five-Year Financial Summary, Selected Average Balances and Ratios

                                   (Dollars in thousands, except share data and ratios)

                                                                                           December 31,
                                                                    ------------------------------------------------------
                                                                      1996         1995       1994       1993       1992
                                                                    ---------   ---------   -------    --------   --------
SUMMARY OF OPERATIONS

Interest income .................................................   $ 36,776      32,894     27,164     22,418     19,975
Interest expense ................................................     17,450      16,055     11,044      8,803      8,416
                                                                      ------      ------     ------      -----      -----
Net interest income .............................................     19,326      16,839     16,120     13,615     11,559
Provision for loan losses .......................................        140          --         --        300        600
                                                                      ------      ------     ------      -----      -----
Net interest income
    after provision for loan losses .............................     19,186      16,839     16,120     13,315     10,959
Non-interest income .............................................      4,508       4,028      2,888      3,197      2,301
Non-interest expense ............................................     18,203      15,661     13,918     10,978      8,765
                                                                      ------      ------     ------      -----      -----
Income before income taxes ......................................      5,491       5,206      5,090      5,534      4,495
Income taxes ....................................................      1,127       1,293      1,402      1,741      1,120
                                                                      ------      ------     ------      -----      -----
Net income ......................................................   $  4,364       3,913      3,688      3,793      3,375
                                                                    ========       =====      =====      =====      =====

Selected Average Balances

Total assets ....................................................   $519,541     456,499    407,554    326,030    260,718
Investment securities and federal funds sold ....................    157,779     145,417    136,306    114,027    104,034
Loans ...........................................................    310,389     270,563    242,360    191,653    140,156

Interest earning assets .........................................    469,792     415,980    378,666    305,680    244,190
Deposits ........................................................    459,552     407,252    367,618    294,264    233,931

Interest bearing liabilities ....................................    411,960     366,597    331,104    263,132    207,159
Shareholders' equity ............................................     40,234      34,657     28,445     23,126     20,193
Common shares outstanding .......................................    119,918     121,226    123,521    130,312    131,701
                                                                     -------     -------    -------    -------    -------

PROFITABILITY RATIOS (AVERAGES)

Return on average total assets ..................................       0.84%       0.86       0.90       1.16       1.29
Return on average shareholders' equity ..........................      10.85       11.29      12.97      16.40      16.71
Dividend payout ratio (1) .......................................      13.45       13.57      12.80      11.65      12.56
                                                                      ------      ------     ------      -----      -----


LIQUIDITY AND CAPITAL RATIOS (AVERAGES)

Loans to deposits ...............................................      67.54%      66.44      65.93      65.13      59.91
Shareholder's equity to total assets ............................       7.74        7.59       6.98       7.09       7.75
                                                                      ------      ------     ------      -----      -----

PER SHARE OF COMMON STOCK

Net income (2) ..................................................   $  33.00       28.90      27.04      26.72      23.58
Cash dividends ..................................................       1.50        1.00       1.00       1.00       1.00
Book value (3) ..................................................     373.41      309.90     254.30     189.57     163.52
                                                                      ------      ------     ------      -----      -----

(1) Total common and preferred dividends paid for the year ended December 31 divided by the net income for the year ended December 31

(2) Net income less preferred dividends paid for the year ended December 31 divided by the average number of common shares outstanding for the year ended December 31

(3) Shareholders' equity at December 31 divided by the number of common shares outstanding at December 31

                                  ACQUISITIONS

     In June, 1996 BancShares acquired the Windsor, North Carolina office of First-Citizens Bank & Trust Company and sold its Scotland Neck office to Triangle Bank. In August, 1996 BancShares acquired the Edenton, North Carolina office of United Carolina Bank. These acquisitions were accounted for as purchases, and, therefore, the results of operations prior to purchase of the financial institutions are not included in the consolidated financial statements. The acquisitions were as follows:

Table 2

Branch Transactions                                                           Loans           Deposits
(dollars in thousands)                                     Transaction        Acquired        Acquired
                                                           Date               (Sold)          (Sold)
                                                           -----------        --------        ---------
First Citizens Bank & Trust - Windsor, NC .........        June, 1996         $    83         $ 7,348

Triangle Bank - Scotland Neck, NC ..................       June, 1996             (42)         (4,037)

United Carolina Bank - Edenton, NC .................       August, 1996         5,304           6,085
                                                                               -------        -------
     Net 1996 acquisition totals ...................                          $ 5,345         $ 9,396
                                                                               =======        =======


       In June of 1995, BancShares acquired four offices of First Union National Bank and one office of First-Citizens Bank & Trust Company. These acquisitions were accounted for as purchases, and, therefore, the results of operations of the financial institutions acquired prior to their acquisition dates are not included in the consolidated financial statements. The 1995 acquisitions contributed significantly to the growth and the results of operations of BancShares in the last half of 1995 and throughout 1996. As of the dates of the 1995 acquisitions, $2.5 million of loans and $50.9 million of deposits were added to BancShares.

                              RESULTS OF OPERATIONS

Earnings

     For 1996 net income of $4.36 million represented a 12 percent increase from 1995 net income of $3.91 million. Net income for 1994 was $3.7 million. The increase in 1996 net income was principally the result of increased net interest income resulting from the 1996 full year impact of the June 1995 acquisitions. The increase in 1995 net income was principally the result of a favorable one time $410 thousand settlement of a lawsuit. Net income per average share of common stock increased to $33.00 in 1996, from $28.90 in 1995 due to increased earnings and a decrease in the average shares outstanding for 1996. Net income per share for 1994 was $27.04.

Net Interest Income

     The greatest portion of BancShares' earnings is from net interest income, which is the difference between interest income on interest earning assets and interest paid on deposits and other interest bearing liabilities. The primary factors affecting net interest income are changes in the volume and yields of earning assets and interest bearing liabilities, and the ability to respond to changes in interest rates through asset/liability management. In 1996 net interest income was $19.3 million as compared to $16.8 million in 1995, an increase of $2.5 million or 15 percent. Net interest income was $16.1 million in 1994. The 1996 increase was primarily attributable to increased loan revenue from a 15 percent increase in average loan balances outstanding from $270.6 million in 1995 to $310.4 million in 1996. The yields received on average loans for 1996 decreased to 8.66 percent from 9.00 percent for 1995. The rates paid on interest bearing liabilities decreased 14 basis points during 1996 and the average interest bearing deposits increased 12 percent between 1995 and 1996 resulting in a 9 percent increase in total interest expense.

     Loans produced the largest component of interest income, amounting to $26.88 million in 1996, $24.34 million in 1995 and $20.9 million in 1994. This represented an increase in 1996 of 10 percent. For the year ended December 31, 1995, interest income on loans increased 16 percent. During 1996 average loans outstanding increased $40 million or 15 percent. This average increase was primarily due to loan growth in the existing branch network and the impact of the 1996 branch acquisitions as set forth in Table 2. The 1995 increase in interest income was primarily due to growth in earning assets from the 1995 branch acquisitions. In 1996, the average yield on loans decreased to 8.7 percent from 9.0 percent in 1995. This decrease was the result of the trend of overall lower market competition interest rates on loans during most of 1996. The 1994 average yield was 8.6 percent.

     Earnings from investments and federal funds sold provided the balance of interest income, contributing $9.9 million in 1996, $8.6 million in 1995, and $6.2 million in 1994. In 1996, BancShares realized both higher yields on investment securities and federal funds sold and larger average balances. In 1995, BancShares also realized both higher yields on investment securities and federal funds sold and larger average balances. Average investment securities and federal funds sold was $158 million in 1996, an increase from $145 million in 1995. The 1996 average increase was principally the result of the acquisitions made in June 1995 and June and August 1996.

     Total 1996 interest expense for BancShares increased 9 percent after increasing in 1995 by 45 percent. The principal component of BancShares' interest expense, interest paid on deposits, totaled $16.9 million in 1996, $15.4 million in 1995 and $10.6 million in 1994. BancShares' deposit base increased 7 percent in 1996, primarily as a result of deposit growth within the branch network excluding the 1996 acquisitions. The cost of interest bearing deposits also increased in 1996 principally as a result of deposit growth within the branch network excluding the 1996 acquisitions. The cost of interest bearing deposits increased significantly in 1995 as a result of the almost seven months costs for the deposits acquired in June 1995 and a general trend of higher market deposit costs directed by the Federal Reserve for most of 1995. The average effective rates paid on interest bearing liabilities were
4.2 percent, 4.4 percent, and 3.3 percent in 1996, 1995, and 1994 respectively. In 1993, BancShares borrowed $5.5 million to purchase a savings bank. Interest on this debt, to be repaid at $100 thousand a month plus interest, was $117 thousand in 1996 and $309 thousand in 1995. This debt at December 31, 1996 was $1.4 million.

     BancShares' interest rate spread was 3.8 percent, 3.8 percent and 4.1 percent on a tax equivalent basis in 1996, 1995 and 1994, respectively. BancShares' ability to maintain a favorable spread between interest income and interest expense is a major factor in generating earnings; therefore, it is necessary to effectively manage earning assets and interest bearing liabilities.

Noninterest Income

     Noninterest income consists primarily of service charges, commissions, fees and gains on sales of loans increased $480 thousand in 1996. Total other income was $4.5 million in 1996, as compared to $4.0 million in 1995 and $2.9 million in 1994. Non-interest income for 1996 includes a securities gain of $459 thousand related to the establishment of a charitable foundation of BancShares funded by the contribution of available-for-sale equity securities. Service charges on deposit accounts increased $317 thousand, or 14 percent, in 1996 to $2.7 million, from $2.3 million in 1995. This increase was primarily attributable to the full year impact of the accounts subject to service charges acquired in June, 1995 and the June and August acquisitions of 1996. Service charges on deposit accounts increased $127 thousand, or 6%, in 1995, from $2.22 million in 1994 to $2.3 million for 1995. This increase was primarily attributable to the impact of the accounts subject to service charge acquired in June, 1995.

     BancShares had an increase in 1996 in other service charges and fees of $135 thousand. BancShares had a decrease in 1995 in other service charges and fees of $47 thousand.

     The remaining noninterest income decreased $431 thousand from $1.0 million in 1995 to $604 thousand in 1996. This decrease was primarily attributable to a favorable one time $410 thousand settlement of a law suit in 1995. The remaining noninterest income increased $1.1 million from a negative $25 thousand in 1994 to $1.0 million in 1995. This increase was primarily attributable to a one time $410 thousand settlement of a law suit, a $233 thousand increase in gains on sales of loans from a negative $192 thousand for 1994 to $41 thousand for 1995, $148 thousand in non-recurring income related to a prior acquisition, a $77 thousand increase in credit card merchant income and non-recurring gains of $76 thousand on other real estate sales.

     Traditionally, BancShares has maintained a larger investment portfolio than its peers. BancShares traditionally has carried unrealized gains on investments significantly greater than the average of its peers in North Carolina primarily due to its investments in marketable equity securities. At the end of 1996 and 1995, BancShares' subsidiary, Southern, had one of the highest ratios of Market Value to Book Value in its investment securities in the state of North Carolina.

     Effective January 1, 1994 BancShares adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities, which requires that investments in debt and equity securities be classified in three categories and accounted for as follows: debt securities that BancShares has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

     In connection with the adoption of SFAS 115, approximately $8.3 million of BancShares' investment portfolio was initially designated as available-for-sale effective January 1, 1994. At December 31, 1994 carrying values of available-for-sale securities were increased by $6.0 million in order to state these securities at their fair values, deferred taxes were increased by $2.0 million and shareholders' equity was increased by $4.0 million. At December 31, 1995 the fair value of available-for-sale securities exceeded the carrying value by $10.7 million, deferred taxes related to these available-for-sale securities were $3.7 million and shareholders' equity included $7.0 million for the unrealized gain, net of taxes, related to these available-for-sale securities. At December 31, 1996 the fair value of available-for-sale securities exceeded the carrying value by $16.5 million, deferred taxes related to these available-for-sale securities were $5.6 million and shareholders' equity included $10.9 million for the unrealized gain related to these available-for-sale securities.

Noninterest expense

     Control of noninterest expense is an important aspect in managing net income. The 1994, 1995 and 1996 acquisitions should enhance the future operating results of BancShares. However, for the following ten years, earnings will be reduced as BancShares amortizes intangibles resulting from assets acquired. Noninterest expense also includes personnel, data processing, occupancy, furniture and equipment, Federal Deposit Insurance Corporation ("FDIC") assessments, printing, supplies, legal, professional fees, postage and other miscellaneous operating expenses. Noninterest expense was $18.2 million in 1996 compared to $15.7 million in 1995 and $13.9 million in 1994. The most significant element of BancShares' noninterest expense is personnel costs. In 1996, salaries and benefits represented $8.0 million, or 44 percent, of total noninterest expense. The personnel costs of 1996 include the impact of a full year of the costs related to the acquisitions made in June 1995 and a partial year of costs for the acquisitions made in June and August, 1996. In 1995, salaries and benefits represented $6.9 million, or 44 percent, of total noninterest expense. The personnel costs of 1995 included the impact of a full year of the costs related to the acquisitions made in the last quarter of 1994 and the partial year costs for the acquisitions made in June, 1995. In 1994, salaries and benefits represented $6.1 million, or 44 percent, of total noninterest expense. The personnel costs of 1994 included the full year impact of acquisitions made in the last half of 1993 and partial year costs for the acquisitions made in the last quarter of 1994.

     The 1996 noninterest expense, other than personnel, was $10.23 million, an increase of $1.46 million, or 17 percent, from $8.77 million in 1995. Occupancy expenses increased from $900 thousand in 1994 to $941 thousand in 1995 to $1.2 million in 1996. These increases of 5 percent and 28 percent respectively, are principally the result of additional expenditures incurred as a result of the 1994, 1995 and 1996 acquisitions. Furniture and fixture expenses increased from $914 thousand in 1994 to $1.1 million in 1995 and to $1.3 million in 1996. These increases of 22 percent and 18 percent, respectively, reflect the additional equipment expenses incurred as a result of the acquisitions in 1994, 1995 and 1996.

     Data processing costs represent charges by vendors that perform data processing services for Southern. Southern has contracts with four such companies. Data processing fees are primarily based upon per item or per account charges. Data processing costs in 1996 were $1.4 million, an increase of 8 percent, over 1995 data processing expenses of $1.3 million. This increase was the result of the 1995 and 1996 acquisitions and volume increases in the existing branch system. Data processing costs in 1995 were $1.33 million, an increase of 10 percent, over 1994 data processing expenses of $1.21 million. This increase was the result of the 1994 and 1995 acquisitions and volume increases in the existing branch system.

     Intangibles amortization in 1996 was $1.64 million a 20 percent increase over the 1995 intangibles amortization of $1.36 million. Intangibles amortization in 1995 was $1.36 million, an 81 percent increase over the 1994 intangibles amortization of $752 thousand. The 1994 amortization included a full year's amortization for the 1993 acquisitions and partial year amortizations for the acquisitions made in the last quarter of 1994. The 1995 amortization included a full year's amortization for the 1994 acquisitions and partial year amortizations for the acquisitions made in June, 1995. In 1995 BancShares changed its intangibles amortization from the straight-line method to an accelerated method to better match the amortization with the period benefited. The 1996 amortization included a full year's amortization for the 1995 acquisitions and partial year amortizations for the acquisitions made in June and August, 1996.

     BancShares has deposits insured under both of the FDIC's insurance funds, the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). In July 1995, the FDIC and other regulatory agencies proposed a plan to recapitalize the SAIF, and Congress mandated a one-time assessment for all SAIF insured deposits on September 30, 1996. Congress required that 80% of BancShares' SAIF insured deposits as reported on BancShares' March 31, 1995 call report and 100% of SAIF insured deposits purchased by BancShares after March 31, 1995 be assessed at .657 percent. On September 30, 1996 BancShares had approximately $87 million of SAIF-insured deposits based on the above formula and recorded $569 thousand on September 30, 1996 as a one-time FDIC SAIF insurance expense. The increase in 1996 and the decrease in 1995 FDIC assessment expenses of $121 thousand and $93 thousand, respectively, for FDIC premiums, resulted primarily from the 1996 one-time assessment discussed above and the 1995 reduction in deposit premiums for Bank deposits for all Banks combined with the full year assessment for the deposit growth from the 1994 and 1995 acquisitions respectively and the partial year assessment for the 1996 acquisitions.

     At December 31, 1996, BancShares had approximately $98 million of SAIF-insured deposits. BancShares expects that under current FDIC assessment guidelines that it will not incur any FDIC deposit insurance assessments for 1997. However, beginning in 1997 the FDIC is required to collect from all banks an assessment for Financing Corporation ("FICO") funding requirements. Accordingly, BancShares expects a 1997 FDIC FICO assessment expense of approximately $109 thousand, based on the FDIC FICO assessment rates in effect for the first quarter of 1997.

     Charitable contributions increased $416 thousand to $589 thousand in 1996 from $173 thousand in 1995 after decreasing $57 thousand from $230 thousand in 1994. Charitable contributions expense for 1996 includes $536 thousand related to the establishment of a charitable foundation by Southern, funded by the contribution of available-for-sale securities.

     Other miscellaneous noninterest operating expenses were $3.3 million, $3.2 million and $3.0 million for 1996, 1995 and 1994 respectively. BancShares incurred a non-credit loss of $176 thousand related to an external credit card fraud in 1996 which is included in other noninterest expenses.

     In 1996, 1995, and 1994, BancShares had taxable income for book purposes that resulted in income tax expense of $1.1 million, $1.3 million and $1.4 million respectively. Decreases in these expenses are primarily the result of an increase in tax-exempt income for 1996 and 1995.

                               FINANCIAL CONDITION

Earning and Nonearning Assets

     Earning assets consist of loans, investment securities, and short-term investments that earn interest. Average earning assets during 1996 were $470 million, an increase of 13 percent from the 1995 average of $416 million. This increase was due primarily to the 1996 full year average impact of the June, 1995 acquisitions and the partial year average impact of the June 1996 and August 1996 acquisitions. The cash received in the acquisitions was ultimately invested primarily in loans and short-term investments including federal funds. Average non-interest earning assets during 1996 were $49.7 million, an increase of 23 percent from the 1995 average of $40.5 million. This increase was also due primarily to the 1996 full year average impact of the June, 1995 acquisitions and the partial year average impact of the June 1996 and August 1996 acquisitions. Average earning assets during 1995 were $416 million, an increase of 10 percent from the 1994 average of $379 million. This increase was due primarily to the June, 1995 acquisitions. The cash received in the 1995 acquisitions was also ultimately invested primarily in loans and short-term investments including federal funds. Average non-interest earning assets during 1995 were $40.5 million, an increase of 40 percent from the 1994 average of $28.9 million. This increase was also due primarily to the June, 1995 acquisitions.

     The principal nonearning asset for BancShares is cash and due from banks. Cash and due from banks averaged $16 million in 1996, $15 million in 1995 and $12 million in 1994. Return on total average assets was .84 percent in 1996 as compared to .86 percent in 1995 and .90 percent in 1994. The decreases in 1996 and 1995 were principally the result of increased average assets.

Interest Bearing and Noninterest Bearing Liabilities

     Interest bearing liabilities consists of deposits, short term borrowed funds and notes payable. Average interest bearing liabilities during 1996 were $412 million, an increase of 12 percent from the 1995 average of $367 million. This increase was due primarily to the 1996 full year impact of the June, 1995 acquisitions and the partial year 1996 impact of the June and August, 1996 acquisitions. The principal interest bearing liabilities of BancShares are interest bearing deposits. Average noninterest bearing liabilities during 1996 were $67 million, an increase of 22 percent from the 1995 average of $55 million. Noninterest bearing demand deposits are the principal noninterest bearing liability. This increase was also due primarily to the 1996 full year impact of the June, 1995 acquisitions and the partial year 1996 impact of the June and August, 1996 acquisitions. The cost of total interest bearing liabilities was 4.24 percent in 1996 as compared to 4.38 percent in 1995 and
3.34 percent in 1994. The decrease in 1996 was principally the result of a generally lower deposit interest rate market in 1996.

     Average interest bearing liabilities during 1995 were $367 million, an increase of 11 percent from the 1994 average of $331 million. This increase was due primarily to the June, 1995 acquisitions. Average noninterest bearing liabilities during 1995 were $55 million, an increase of 15 percent from the 1994 average of $48 million. This increase was also due primarily to the June, 1995 acquisitions. The cost of interest bearing liabilities was 4.38 percent in 1995 as compared to 3.34 percent in 1994. The increase in 1995 was principally the result of a rising interest market that began in the last half of 1994 and which did not begin to decrease materially until the last quarter of 1995.

Loans

     As of December 31, 1996, loans, net of allowance for loan losses, totaled $312 million compared to $282 million at year-end 1995. This increase is primarily due to growth in real estate mortgage and commercial loans. Average loans for 1996 were $310.4 million, up 15 percent from the 1995 average of $270.6 million.

     Rate sensitivity and liquidity in the loan portfolio are achieved by making loans with adjustable interest rates and shorter maturities. This allows Southern to adjust its pricing structure with changes in interest rates. At the end of 1996, 60 percent of the loan portfolio was due to mature or be available for repricing of interest rates during 1997.

Investments

   Management's asset/liability strategies include maintaining an investment securities portfolio with appropriate maturities to preclude the necessity of selling investment securities for purposes of liquidity.

     Effective January 1, 1994 BancShares adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt and equity securities be classified in three categories and accounted for as follows: debt securities that BancShares has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

     In connection with adoption of SFAS 115 approximately $8.3 million of BancShares' investment portfolio was initially designated as available-for-sale effective January 1, 1994. At December 31, 1994 carrying values of available-for-sale securities were increased by $6.0 million in order to state these securities at their fair values, deferred taxes were increased by $2.0 million and shareholders' equity was increased by $4.0 million. At December 31, 1995 the fair value of available-for-sale securities exceeded the carrying value by $10.7 million, deferred taxes related to these available-for-sale securities were $3.6 million and shareholders' equity included $7.0 million for the unrealized gain related to these available-for-sale securities. At December 31, 1996 the fair value of available-for-sale securities exceeded the carrying value by $16.5 million, deferred taxes related to these available-for-sale securities were $5.6 million and shareholders' equity included $10.9 million for the unrealized gain related to these available-for-sale securities. BancShares does not maintain a trading account.

       On December 17, 1996, the board of directors of Southern Bank and Trust Company approved the contribution of 7,500 shares of marketable equity securities to the Southern Bank Foundation. These investments had an average cost basis of $78 thousand and, on December 17, 1996, a fair value of $536 thousand. Southern recorded a securities gain of $458 thousand and charitable contribution expense of $536 thousand related to this transaction.

                                  ASSET QUALITY

Provision and allowance for loan losses

     Because the loan portfolio represents BancShares' largest earning asset, BancShares continually monitors the quality of its loan portfolio. Southern operates in an area dominated by agriculture and, accordingly, many loans are made to commercial enterprises or to consumers who are directly or indirectly supported by the region's agricultural economy. In 1996, BancShares charged-off loans net of recoveries of $298 thousand. This represents a decrease of $34 thousand from 1995 net charge-offs of $332 thousand. This decrease is primarily the result of increased recoveries of loans previously charged off. The percentage of charge-offs (net of recoveries) to average outstanding loans was
 .10 percent in 1996, .12 percent in 1995 and .03 percent in 1994.

     The decrease in the ratio of total non-performing loans to total loans, from 0.19 percent at year-end 1995 to 0.16 percent at December 31,1996, was principally due to increases in loans, as total non-performing loans (nonaccrual, restructured, and accruing loans greater than 90 days past due) remained essentially unchanged at $498 thousand at December 31, 1996, compared to $558 thousand at December 31, 1995. The ratio of non-performing loans and assets to total assets decreased to 0.09 percent at December 31, 1996 from 0.13 percent a year before. This decrease was primarily the result of the sales of other real estate during 1996. At December 31, 1995 BancShares had $86 thousand of assets classified as other real estate. At December 31, 1996 BancShares had no assets classified as other real estate.

     The allowance for loan losses to non-performing loans represented 1,238 percent of non-performing loans at December 31, 1996. This was an increase of 105 basis points from the 1,133 percent ratio at December 31, 1995. This increase is principally the result of a decrease in non-performing loans. The allowance for loan losses represented 1.94 percent and 2.20 percent of loans outstanding at year end 1996 and 1995, respectively. Southern's provision for loan losses charged against earnings was $140 thousand in 1996, $0 in 1995 and $0 in 1994.

      Accrual of interest is discontinued on a loan when management believes the borrower's financial condition is such that collection of principal or interest is doubtful. Loans are returned to the accrual status when the factors indicating doubtful collectibility cease to exist.

     Management considers a loan to be impaired when based on current information or events, it is probable that a borrower will be unable to pay all amounts due according to contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method or the collateral or the collateral value. When the ultimate collectibility of the impaired loan's principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged-off.

     There are certain loans classified for regulatory purposes as substandard or special mention that have not been disclosed in the nonperforming asset amounts above. Such loans do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. Such loans also do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

    At December 31, 1996 and 1995, Southern had nonaccrual loans of $147 and $50, respectively. At December 31, 1996 and 1995, Southern had restructured loans of $8 and $0, respectively. At December 31, 1996 and 1995, Southern had accruing loans past due 90 days or more totaling $343 and $508, respectively. The amount of foregone interest on nonaccrual and restructured loans at December 31, 1996 and 1995, was not material for the periods presented. At December 31, 1996 and 1995, Southern's impaired loans, as determined under SFAS No. 114, were less than the nonaccrual and restructured loan amounts presented above.

     Management considers the December 31, 1996 allowance for loan losses adequate to cover the losses inherent in the loan portfolio. As the loan portfolio changes, management will continue to assess the inherent risks and appropriately adjust the level of the allowance as needed.

                       LIQUIDITY AND INTEREST SENSITIVITY

     Liquidity refers to the ability of BancShares to generate sufficient funds to meet its financial obligations and commitments at a reasonable cost. One of BancShares' objectives is to maintain a high level of liquidity, and this goal continues to be met. Maintaining liquidity ensures that funds will be available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of other deposits and liabilities. These events may take place daily or at other intervals in the normal operation of the business. Past experiences helps management anticipate cyclical demands and amounts of cash required. These obligations can be met by existing cash reserves or funds from maturing loans and investments, but in the normal course of business are met by deposit growth.

     In assessing liquidity, many relevant factors are considered, including: stability of deposits, quality of assets, economy of the markets served, business concentrations, competition and BancShares' overall financial condition. BancShares' liquid assets include investment securities, federal funds sold, and cash and due from banks. These assets represented 42 percent of total deposits at December 31, 1996, a decrease from 43 percent at December 31, 1995.

     Southern's liquidity ratio, which is defined as net cash plus short term and marketable securities divided by net deposits and short term liabilities, was 27 percent at December 31, 1996, compared to 39 percent and 27 percent at year-end 1995 and 1994 respectively. The increase in 1995 is attributable to the higher volume of cash and due from banks at December 31, 1995.

     BancShares has traditionally maintained a high level of liquidity, characteristic of the high ratio of investment securities to total assets and/or total deposits that BancShares maintains. Although loans increased with the 1994, 1995 and 1996 acquisitions, BancShares' ability to manage its liquidity was enhanced with the addition of a mortgage loan department acquired in 1993. With this acquisition, BancShares has the ability to sell mortgage loans held for sale, if needed, for liquidity or other asset/liability management requirements.

      Any maturing investments whose funds are not immediately necessary to sustain BancShares' liquidity, will be invested in similar instruments or used to fund any increased loan demand. Investments scheduled to mature within the one year time frame represented 49 percent, 41 percent and 42 percent of the total investment securities portfolio at December 31, 1996, 1995 and 1994, respectively.

     Within the investments shown as maturing within one year are the investments in equity securities made by BancShares representing $8.6 million, $6.5 million and $4.6 million in 1996, 1995 and 1994, respectively. Although these investments do not "mature" in the next twelve months, they are available-for-sale and could be sold at management's discretion.

     Since the volume of investments actually maturing during 1997 is comparable to the volumes that matured during 1996 and 1995, the effect on net interest margin and operating results for 1997 should also be similar to effects realized in 1996 and 1995.

     The consolidated statements of cash flows disclose the principal sources and uses of cash from operating, investing and financing activities for 1996, 1995, and 1994. In 1996, operating activities of BancShares provided cash flows of $7.4 million. Net income of $4.4 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Decreases in other assets of $1.7 million and increases in other liabilities of $2.3 million, increased the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $41.8 million of BancShares' cash flow. Loans originated, net of principal collected, used $24.7 million. BancShares received $3.4 million in cash in connection with the branches purchased from other financial institutions in 1996.

     Net additional cash inflows of $24.0 million resulted from financing activities. Net deposit inflows of $22.2 million were improved by an increase in short term borrowed funds of $3.6 million and reduced by the $1.2 million repayment of long term obligations, payments for cash dividends and retirements of stock totaling $587 thousand.

     In 1995, operating activities of BancShares provided cash flows of $9.6 million. Net income of $3.9 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Increases in other assets of $114 thousand and increases in other liabilities of $2.2 million, increased the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $12.0 million of BancShares' cash flow. Loans originated, net of principal collected, used $33.1 million. BancShares received $46.1 million in cash in connection with the branches purchased from other financial institutions in 1995.

     Net additional cash inflows of $28.1 million resulted from financing activities. Net deposit inflows of $30.6 million were reduced by the $1.2 million repayment of long term obligations, a decrease in short term borrowed funds of $497 thousand and payments for cash dividends and retirements of stock totaling $784 thousand. In 1994, operating activities of BancShares provided cash flows of $1.7 million. Net income of $3.7 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Decreases in other assets of $1.4 million and decreases in other liabilities of $1.6 million, reduced the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $15.1 million of BancShares' cash flow. Loans originated, net of principal collected, used $15.9 million.

     In 1994, net additional cash outflows of $11.1 million resulted from financing activities. Net deposit declines accounted for $7.5 million of the decrease. The $1.2 million repayment of long term obligations also contributed to the cash outflows. A decrease in short term borrowed funds of $1.0 million, less payments for cash dividends and retirement of stock totaling $1.4 million, accounted for the remainder of net cash outflows from financing activities.

     Southern has no brokered deposits. Jumbo CD's (certificates of deposit) are considered to include all CD's of $100 thousand or more. Southern does not and has never aggressively bid on these deposits. Southern does not seek nor does it accept deposits from outside of its general trade area. Almost all of Southern's Jumbo CD customers have other relationships with Southern, including savings, demand and other time deposits, and in some cases, loans. At December 31, 1996 and 1995, Jumbo CD's represented 9.0 percent of total deposits.

     In the judgment of management, BancShares has the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs which may arise, within realistic limitations, and management is not aware of any known demands, commitments or uncertainties that will affect liquidity in a material way.

Interest Sensitivity

     Deregulation of interest rates and short-term, interest bearing deposits which are more volatile, have created a need for shorter maturities of earning assets. As a result, an increasing percentage of commercial, installment and mortgage loans are being made with variable rates or shorter maturities to increase liquidity and interest rate sensitivity.

     The difference between interest sensitive asset and interest sensitive liability repricing within time periods is referred to as the interest rate sensitivity gap. Gaps are identified as either positive (interest sensitive assets in excess of interest sensitive liabilities) or negative (interest sensitive liabilities in excess of interest sensitive assets).

     As of December 31, 1996, BancShares had a negative one year cumulative gap position of 13%. BancShares has interest earning assets of $301 million maturing or repricing within one year and interest bearing liabilities of $373 million repricing or maturing within one year. This is primarily the result of stable core deposits being used to fund longer term interest earning assets, such as loans and investment securities. A negative gap position implies that interest bearing liabilities (deposits) will reprice at a faster rate than interest earning assets (loans and investments). In a falling rate environment, this position will generally have a positive effect on earnings, while in a rising rate environment this position will generally have a negative effect on earnings.

     BancShares' savings and core time deposits of $435 million, include interest bearing checking accounts of $67 million. These deposits are shown as repricing in the earliest period because the rate can be changed weekly. However, history has shown that the decreases in the interest rates paid on these deposits have little, if any, effect on their movement out of Southern. Therefore, in reality, they are not sensitive to changes in market rates and could be shown in the Non-Rate Sensitive column. If this change were made, BancShares' rate sensitive assets and rate sensitive liabilities would be more closely matched at the end of the one year period.

Inflation

     The effect of inflation on financial institutions differs from the impact on other types of businesses. Since assets and liabilities of banks are primarily monetary in nature, they are more affected by changes in interest rates than by the rate of inflation.

     Inflation generates increased credit demand and fluctuation in interest rates. Although credit demand and interest rates are not directly tied to inflation, each can significantly impact net interest income. As in any business or industry, expenses such as salaries, equipment, occupancy, and other operating expenses are also subject to the upward pressures created by inflation.

     Since the rate of inflation has been relatively stable during the last several years, the impact of inflation on the earnings presented in this report is insignificant.

                                CAPITAL RESOURCES

Shareholders' Equity and Capital Adequacy

     Sufficient levels of capital are necessary to sustain growth and absorb losses. To this end, the Federal Reserve Board ("FRB"), which regulates BancShares and the FDIC, which regulates Southern, has established capital adequacy guidelines. These guidelines relate to a company's Leverage Capital, and Tier 1 and Total Risk Based Capital ("RBC"). In 1996, BancShares experienced an increase in all of its regulatory capital ratios with the exception of the Leverage Capital ratio.

     For BancShares, Leverage Capital consists of total equity less intangible assets. When Leverage Capital is divided by the average total consolidated assets of the previous quarter, the Leverage Ratio is the result. As of December 31, 1996, BancShares' Leverage Ratio was 5.46 percent, down from 5.60 percent at year end 1995 and up from 5.20 percent in 1994. For regulatory purposes, a 5.00 percent Tier 1 Leverage Ratio represents a well capitalized financial institution.

     Within the RBC calculations, BancShares' assets, including commitments to lend and other off-balance sheet items, are weighted according to Federal regulatory guidelines for the risk considered inherent in the assets. BancShares' Tier 1 RBC ratio as of December 31, 1996 was 9.33 percent which is, along with a ratio of 8.91 percent and 9.08 percent for 1995 and 1994, respectively, representative of a well-capitalized institution. The calculation of the Total RBC ratio allows, in BancShares' circumstances, the inclusion of BancShares' allowance for loan losses in capital, but only to a maximum of 1.25 percent of risk weighted assets. As of December 31, 1996 BancShares' Total RBC ratio was 10.66 percent, which is representative of a well-capitalized institution. The Total RBC ratio for 1995 and 1994 were 10.22 percent and 10.39 percent, respectively, both of which are also representative of an adequately capitalized financial institution.

     These ratios will only improve if BancShares' capital increases at a rate faster than liabilities. Management is aware that growth must be controlled. The projected 1997 acquisitions of the three additional branch offices discussed below may appear to be contrary to this policy but management is also aware that the process of expanding market share by normal business development processes can be very difficult and expensive. Management believes that improvement in its overall market share within an existing trade area is valuable in the long run and should be incorporated into BancShares, when it can be done prudently.

     BancShares' primary source of new capital is earnings. In 1996, equity capital increased through retention of earnings by $3.8 million, by $3.4 million in 1995 and by $3.2 million in 1994. BancShares' internal capital generation rate was 9.39 percent in 1996, 9.76 percent in 1995, and 11.24 percent in 1994. As of December 31, 1996, shareholders' equity totaled $45 million compared to $37 million in 1995. The shareholders' equity for 1996 and 1995 included, as discussed above, $11 million and $7 million respectively, as a result of BancShares' adoption of SFAS 115.

     The ratio of average shareholders' equity, to average total assets was
7.74 percent in 1996 and 7.59 percent in 1995. The 1996 increase was the result of the partial year impact of the June and August, 1996 acquisitions, combined with the substantial increase in unrealized gain on available-for-sale securities. The 1995 increase was the result of the partial year impact of the June, 1995 acquisitions, combined with the substantial increase in unrealized gain on available-for-sale securities. The ratio of average shareholders' equity to average total assets was 6.98 percent in 1994.

     Retention of sufficient earnings to maintain an adequate capital position that provides BancShares with expansion capabilities is an important factor in determining dividends. During 1996, BancShares paid $587 thousand in dividends, versus $531 thousand in 1995 and $472 thousand in 1994. As a percentage of net income, dividends were 13.45 percent in 1996, 13.57 percent in 1995 and 12.80 percent in 1994. The 1996 percentage increase was principally the result of an increased dividend rate for the common stock. The 1995 percentage increase was principally the result of increased dividend rates for both classes of preferred stock.

Growth

     BancShares' growth is dependent upon increases in deposits and retained earnings. In 1996, total assets increased $44 million, or 9 percent, while total liabilities increased $36 million, or 8 percent, principally due to growth within the existing branch network at December 31, 1995. The June and August, 1996 acquisitions increased total assets and total liabilities by only $10 million. Also in 1996, equity capital increased $7.6 million or 20 percent. This increase was principally due to net income and an after tax increase of $3.9 million for the unrealized gain related to the SFAS 115 available-for-sale securities as discussed above.

Deposits

     In 1996 deposits increased 7 percent from $449 million at year-end 1995 to $481 million at year-end 1996. This increase was principally due to growth within the existing branch network at December 31, 1995. The June and August, 1996 acquisitions increased total deposits by only $9 million.

     Noninterest bearing deposits increased 14 percent, from $56 million at December 31, 1995 to $64 million at December 31, 1996, an increase of $8 million, principally due to growth within the existing branch network at December 31, 1995. The June and August, 1996 acquisitions increased noninterest bearing deposits by only $1 million.

     Interest bearing demand and savings deposits increased $24 million or 6 percent in 1996. This increase was principally due to growth within the existing branch network at December 31, 1995. The June and August, 1996 acquisitions increased interest bearing demand deposits by only $8 million.

     Interest paid on deposits in 1996 totaled $16.9 million, resulting in a
4.21 percent cost on average interest bearing deposits of $401.8 million. In 1995, interest of $15.4 million was paid at a cost of 4.31 percent on average interest bearing deposits of $357.2 million.

Economy of Eastern North Carolina

     BancShares is headquartered and operates primarily in rural eastern North Carolina. Management is concerned about the economy of the region that it serves. Economic information from state and national sources indicates that the seventeen counties served by Southern lag the median figures of North Carolina in the areas of per capita income, family income, and population growth rates. Between 1980 and 1990, Southern's market counties experienced a negative net migration of the population (population growth was 1.9%, while births less deaths increased 4.7%, yielding -2.8%). Only in the area of unemployment is Southern's market area in slightly better shape than the rest of eastern North Carolina, but this may be related to the negative growth during the same period and the agricultural nature of the area.

      On a positive note, the most recent annual economic projections for North Carolina prepared and published by North Carolina State University, indicate an improving economy in most of the regions of the state served by Southern. The analysis includes data covering retail sales, construction and employment.

     From the ratios and other information discussed above, the management of BancShares recognizes that future growth in BancShares will not come from people moving into the markets served by BancShares. Southern must win customers from other institutions or purchase customers in existing markets, as it did in 1994, 1995 and 1996, or expand into new markets as it did in 1994, 1995 and 1996.

     BancShares does anticipate some offices of other institutions becoming available in the near future, and presently plans three acquisitions, a $16 million deposit branch in Aurora, North Carolina; a $9 million deposit branch in Aulander, North Carolina; and a $5 million deposit branch in Hamilton, North Carolina. These acquisitions are projected to be completed in the second quarter of 1997.

Agriculture

     One of management's concerns for the economy within its market is the on-going pressure placed on the tobacco industry. Tobacco contributes significantly to the economy of eastern North Carolina and especially in the seventeen eastern North Carolina counties where BancShares operates.

     For several decades tobacco has come under increasing criticism for potential health risks. Because of the these criticisms, many businesses and municipalities have instituted "Smoke Free" policies, increasing the possibility of reduced tobacco production, sales and usage. Recent lawsuits by certain states, have targeted the tobacco industry with responsibility for the costs of ongoing medical treatment for smoking-related illnesses of citizens of those states. Should the courts find in favor of the states, the tobacco farmers in our market area would ultimately be affected.

                 ACCOUNTING, REGULATORY MATTERS AND OTHER EVENTS

     In September 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("SFAS No.125") which establishes accounting standards for determining when a liability should be considered extinguished through the transfer of assets to a creditor or the setting aside of assets dedicated to eventually settling a liability. The statement provides conditions for determining if a transferor has surrendered control over transferred financial assets and requirements for derecognizing a liability when it is extinguished. The statement also requires the recognition of either a servicing asset or a servicing liability when an entity undertakes an obligation to service financial assets. Such servicing assets or liabilities shall be amortized in proportion to and over the period of the estimated net servicing income or loss, as appropriate. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be only applied on a prospective basis. The application of SFAS 125 is not anticipated to have a material impact on BancShares' financial condition or results of operations.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FSAB Statement No. 125, an Amendment to FASB Statement No. 125" ("Statement 127"). Statement 127 delays the implementation of certain provisions of Statement 125 because the changes required to be made to information systems and accounting processes to allow compliance with certain provisions of Statement 125 could not reasonably be expected to be made in time for adoption on January 1, 1997. As a result of Statement 127, Statement 125 guidance on transactions involving secured borrowings and collateral, repurchase agreements, dollar-roll, securities lending and similar transactions has been deferred until January 1, 1998. The impact from BancShares' adoption of Statement 125, as amended by Statement 127, is anticipated to be immaterial to BancShares' consolidated financial statements.

      The FASB also issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of BancShares and monitors the status of changes to issued exposure drafts and to proposed effective dates.

Recent Events

   BancShares has announced that Mr. John C. Pegram, Jr., Executive Vice President of Southern, will become President of Southern upon the retirement of Bank President M. J. McSorley on July 1, 1998.

     In the second quarter of 1997, BancShares expects to acquire the $16 million deposit Aurora, $9 million deposit Aulander and $5 million deposit Hamilton offices of Wachovia Bank. BancShares expects to pay a premium of approximately 6 percent on the deposits, or approximately $1.8 million.

    BancShares has made application to open its first offices in Wallace, Lumberton and Fairmont North Carolina. Subject to regulatory approval, these offices are planned to open in the third quarter of 1997.

     On February 5, 1997, the board of directors of Southern approved an additional contribution of marketable equity securities to the Southern Bank Foundation. These investments had an average cost basis of $542 thousand and a fair value of $4.1 million on that date.

      Management is not aware of any other known trends, events, uncertainties, or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on BancShares' liquidity, capital resources or other operations.

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER  MATTERS:

     There is no active trading market for BancShares' common or preferred stock although isolated transactions occur from time to time. Prices for BancShares' common and preferred stock listed in the following table are based on management's knowledge of the most recent sales prices for specific transactions of each security.

     The approximate number of record holders of BancShares' outstanding common stock at December 31, 1996 was 347. Dividends paid to shareholders of BancShares are dependent upon dividends received by BancShares from Southern. Southern is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of undivided profits. Should at any time its surplus be less than 50 percent of its paid-in capital stock, Southern may not declare a dividend until it has transferred from undivided profits to surplus 25 percent of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50 percent of its paid-in capital stock.

     Additionally, dividends paid by Southern may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the Federal Deposit Insurance Corporation. Dividends on BancShares' common stock may be paid only after dividends on preferred Series "B" and "C" shares have been paid. Common share dividends are based upon BancShares' profitability and are paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past.

     Common shareholders are entitled to one vote per share and both classes of preferred stockholders are entitled to one vote for each 38 shares owned of a class.



SELECTED QUARTERLY DATA

                                                     1996                                        1995
                              -------------------------------------------- ------------------------------------------
                                Fourth      Third     Second      First     Fourth     Third      Second     First

                              ----------- ---------- ---------- ---------- ---------- ---------  --------- ----------
                                                   (thousands except per share data and ratios)

SUMMARY OF OPERATIONS
 Interest income . . . . . .   $   9,469   $  9,321    $ 9,102    $ 8,884   $  8,842   $ 8,594   $  8,018   $  7,440
                              =========== ========== ========== ========== ========== =========  ========= =========
Interest expense . . . . . .

                                   4,313      4,345      4,344      4,448      4,545     4,421      3,848      3,241
                              ----------- ---------- ---------- ---------- ---------- ---------  --------- ---------
 Net interest income . . . .       5,156      4,976      4,758      4,436      4,297     4,173      4,170      4,199
 Provision for loan losses .          60         60         20          -          -         -          -          -
                              ----------- ---------- ---------- ---------- ---------- ---------  --------- ----------
  Net interest income after
      provision for
      loan losses . . . . .        5,096      4,916      4,738      4,436      4,297     4,173      4,170      4,199
 Noninterest income . . . .        1,426      1,018      1,013      1,051      1,077       867        900      1,184
 Noninterest expense. . . .        4,813      5,068      4,222      4,100      4,628     3,847      3,591      3,595
                              ----------- ---------- ---------- ---------- ---------- ---------  --------- ----------
Income before income taxes.        1,709        866      1,529      1,387        746     1,193      1,479      1,788
Income taxes . . . . . . .            36        221        415        455      (106)       380        496        523
                              ----------- ---------- ---------- ---------- ---------- ---------  --------- ----------
 Net income . . . . . . . .    $   1,673   $    645    $ 1,114    $   932   $    852   $   813    $   983   $  1,265
                              =========== ========== ========== ========== ========== =========  ========= ==========

Net income applicable to
                common shares  $   1,569   $    541   $  1,015   $    832  $     748   $  708     $   882   $  1,165
                                  ======       ====     ======       ====       ====  ========   ========     =====

PER SHARE OF STOCK
 Net income per common share       13.09       4.51       8.46       6.94       6.26      5.83       7.24       9.57
 Cash dividends - common . .        0.38       0.37      0.375      0.375       0.25      0.25       0.25       0.25
 Cash dividends - preferred B       0.23       0.23       0.22       0.22       0.23      0.23       0.22       0.22
 Cash dividends - preferred C       0.23       0.23       0.22       0.22       0.23      0.23       0.22       0.22
     Common sales price
  High . . . . . . . . . . .      175.00     175.00     175.00     110.00     110.00    110.00     110.00     110.00
   Low . . . . . . . . . . .      175.00     175.00     110.00     110.00     110.00    110.00     110.00     110.00
   Preferred B sales price
  High . . . . . . . . . . .       11.25      11.25      10.80      10.00      10.00     10.00      10.00      10.00
   Low . . . . . . . . . . .       11.25      10.80      10.00      10.00      10.00     10.00      10.00      10.00
   Preferred C sales price
  High . . . . . . . . . . .       11.25      11.25      10.80      10.00      10.00     10.00      10.00      10.00
   Low . . . . . . . . . . .       11.25      10.80      10.00      10.00      10.00     10.00      10.00      10.00


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Southern BancShares (N.C.), Inc.:

We have audited the accompanying consolidated balance sheets of Southern BancShares (N.C.), Inc. and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated statements of income, cash flows and changes in shareholders' equity of Southern BancShares (N.C.), Inc. and subsidiary for the year ended December 31, 1994, were audited by other auditors whose report thereon dated February 24, 1995, expressed an unqualified opinion. Their report referred to the fact that the Company changed its method of accounting for investments in 1994.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern BancShares (N.C.), Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP

Raleigh, North Carolina
February 14, 1997

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)

                                                                                                                  December  31
                                                                                                              -------------------
ASSETS                                                                                                          1996        1995
                                                                                                              --------   --------
Cash and due from banks ..................................................................................   $  21,445   $  27,186
Investment securities:
   Held-to-maturity, at amortized cost (fair value $64,559 and $108,679, respectively) ...................      63,676     106,873
   Available-for-sale, at fair value (amortized cost $88,504 and $31,257, respectively) ..................     105,013      41,933
Federal funds sold .......................................................................................      11,020      15,720
Loans, net of unearned income ............................................................................     317,755     287,960
    Less allowance for loan losses .......................................................................      (6,163)     (6,321)
                                                                                                                ------      ------
Net loans ................................................................................................     311,592     281,639
Premises and equipment ...................................................................................      15,439      11,997
Accrued interest receivable ..............................................................................       3,999       3,971
Intangible assets ........................................................................................       5,991       6,748
Other assets .............................................................................................       2,583         913
                                                                                                             ---------   ---------
         Total assets ....................................................................................   $ 540,758     496,980
                                                                                                             =========   =========


LIABILITIES
Deposits:

     Noninterest-bearing .................................................................................   $  64,089   $  56,440
     Interest-bearing ....................................................................................     416,477     392,562
                                                                                                             ---------   ---------
Total deposits ...........................................................................................     480,566     449,002
Short-term borrowings ....................................................................................       5,064       1,469
Long-term obligations ....................................................................................       1,400       2,600
Accrued interest payable .................................................................................       3,204       3,491
Other liabilities ........................................................................................       5,746       3,255
                                                                                                             ---------   ---------
         Total liabilities ...............................................................................     495,980     459,817
                                                                                                             ---------   ---------
SHAREHOLDERS' EQUITY

Series  B  non-cumulative preferred  stock,  no  par value; 408,728   and 840,744 shares
    authorized at December 31, 1996 and 1995, respectively;  and 407,752  and 408,728
    shares issued and outstanding at December 31, 1996 and 1995, respectively ...........................        1,986       1,991
Series  C  non-cumulative  preferred  stock,  no  par  value;  43,631 and  420,372 shares authorized  at  December  31, 1996 and 1995, respectively; 43,631 shares issued and
    outstanding  at December 31, 1996 and 1995...........................................................          578         578
Common  stock, $5  par  value; 158,485   shares authorized and 119,918 shares issued
     and outstanding at December 31, 1996 and 1995 ......................................................          600         600
Surplus .................................................................................................       10,000      10,000
Retained earnings .......................................................................................       20,718      16,948
Unrealized gain on securities available-for-sale, net of tax ............................................       10,896       7,046
                                                                                                            ----------   ---------
         Total shareholders' equity .....................................................................       44,778      37,163
                                                                                                            ----------   ---------
         Total liabilities and shareholders' equity .....................................................     $540,758  $  496,980
                                                                                                            ==========  ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except share and per share data)


                                                                                                       Year ended December 31,
                                                                                                 1996          1995          1994
                                                                                               --------      ---------     -------
Interest income:
   Loans .......................................................................             $  26,878     $  24,338     $  20,943
   Investment securities:
     U.  S. Government .........................................................                 6,756         5,365         3,551
     State, county and municipal ...............................................                 2,163         2,135         2,139
     Other .....................................................................                   577           246           219
                                                                                              ---------     ---------     --------
               Total investment securities interest income .....................                 9,496         7,746         5,909
  Federal funds sold ...........................................................                   402           810           312
                                                                                              ---------     ---------      -------
         Total interest income .................................................                36,776        32,894        27,164
Interest expense:
   Deposits ....................................................................                16,933        15,410        10,638
   Short-term borrowings .......................................................                   400           336            86
   Long-term obligations .......................................................                   117           309           320
                                                                                              ---------     ---------     --------
         Total interest expense ................................................                17,450        16,055        11,044
                                                                                              ---------     ---------     --------
        Net interest income ....................................................                19,326        16,839        16,120
   Provision for loan losses ...................................................                   140             -             -
                                                                                              ---------     ---------     --------
         Net interest income after provision for loan losses ...................                19,186        16,839        16,120
Noninterest income:
    Service charges on deposit accounts ........................................                 2,664         2,347         2,220
    Other service charges and fees .............................................                   780           645           692
    Investment securities gains, net ...........................................                   460             1             1
    Insurance commissions ......................................................                   145            99            80
    Gain (loss) on sale of loans ...............................................                  (158)           39          (192)
    Other ......................................................................                   617           897            87
                                                                                              ---------     ---------     ---------
         Total noninterest income ..............................................                 4,508         4,028         2,888
Noninterest expense:
    Personnel ..................................................................                 7,975         6,892         6,146
    Intangibles amortization ...................................................                 1,638         1,362           752
    Data processing ............................................................                 1,440         1,334         1,218
    Furniture and equipment ....................................................                 1,314         1,111           914
    Occupancy ..................................................................                 1,203           941           900
    FDIC insurance assessment ..................................................                   772           651           744
    Charitable contributions ...................................................                   589           173           230
    Other ......................................................................                 3,272         3,197         3,014
                                                                                              ---------     ---------     ---------
         Total noninterest expense .............................................                18,203        15,661        13,918
                                                                                              ---------     ---------     ---------
Income before income taxes .....................................................                 5,491         5,206         5,090
Income taxes ...................................................................                 1,127         1,293         1,402
                                                                                              ---------     ---------     ---------
         Net income ............................................................              $  4,364     $   3,913     $   3,688
                                                                                              =========     =========     =========
Per share information:
   Net income applicable to common shares ......................................             $   33.00     $   28.90     $   27.04
   Cash dividends declared on common shares ....................................                  1.50          1.00          1.00
   Weighted average common shares outstanding ..................................               119,918       121,226        123,521
                                                                                              =========     =========     =========


        The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                       Year ended December 31,
                                                                                     1996        1995        1994
                                                                                   --------    --------    --------
         OPERATING ACTIVITIES:
     Net income ................................................................   $  4,364    $  3,913    $  3,688
     Adjustments to reconcile net income to net cash provided by operating activities:

            Provision for loan losses ..........................................        140          --          --
            Contribution expense for donation of marketable equity securities ..        536          --          --
            Gain on contribution of marketable equity securities ...............       (458)         --          --
            Gains on sales and issuer calls of securities ......................         (2)         (1)         (1)
            Loss on sale and abandonment of premises and equipment .............         55         315          38
            Net (accretion) amortization  on investments .......................        (66)        (40)          8
            Amortization of intangibles ........................................      1,638       1,362         752
            Depreciation .......................................................        963         811         706
            Net increase in accrued interest receivable ........................        (28)       (603)       (734)
            Net (decrease) increase in accrued interest payable ................       (287)      1,810         300
            Net increase in other assets .......................................     (1,666)       (114)     (1,416)
            Net increase (decrease) in other liabilities .......................      2,275       2,184      (1,635)
                                                                                    -------     --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES ......................................      7,464       9,637       1,706
INVESTING ACTIVITIES:                                                               -------     --------    --------
   Proceeds from maturities and issuer calls of investment securities
       available-for-sale ......................................................        111          81          95
   Proceeds from maturities and issuer calls of investment securities
       held-to-maturity ........................................................     53,749      50,457      61,381
   Proceeds from sales of investment securities available-for-sale .............        105          --          --
   Purchases of investment securities held-to-maturity .........................    (11,414)    (53,850)    (56,784)
   Purchases of investment securities available-for-sale .......................    (58,592)    (18,650)     (2,500)
   Net increase in loans .......................................................    (24,748)    (33,141)    (15,944)
   Proceeds from sales of premises and equipment ...............................         12          --         303
   Additions to premises and equipment .........................................     (4,472)     (2,906)     (1,620)
   Net cash received for  branches acquired ....................................      3,380      46,056          --           .
                                                                                    --------    --------    --------
NET CASH USED IN  INVESTING ACTIVITIES .........................................    (41,869)    (11,953)    (15,069)
                                                                                    --------    --------    --------
FINANCING ACTIVITIES:
   Net decrease in demand and interest bearing demand deposits .................     15,455      18,226      24,524
   Net increase (decrease) in time deposits ....................................      6,713      12,330     (32,062)
   Principal payments on long-term obligations .................................     (1,200)     (1,200)     (1,200)
   Net proceeds (repayments) of short-term borrowed funds ......................      3,595        (497)     (1,010)
   Cash dividends paid .........................................................       (587)       (531)       (472)
   Purchase and retirement of stock ............................................        (12)       (253)       (878)
                                                                                    --------    --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ............................     23,964      28,075     (11,098)
                                                                                   --------    --------    --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS ...........................    (10,441)     25,759     (24,461)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR .............................     42,906      17,147      41,608
                                                                                   --------    --------    --------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR ...................................   $ 32,465    $ 42,906    $ 17,147
                                                                                   ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING
  THE YEAR FOR:

     Interest ..................................................................   $ 17,737    $ 14,245    $ 10,609
     Income taxes ..............................................................   $  1,085    $  1,764    $  1,883
                                                                                   ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
Unrealized gain on securities available-for-sale ...............................   $  5,833    $  4,650    $  6,026
                                                                                   ========    ========    ========

                      The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(Dollars in thousands except per share data)

                                                        Preferred Stock
                                             ------------------------------------      Common
                                                 Series B            Series C           Stock
                                             ------------------   ---------------  ------------------             Retained
                                             Shares    Amount     Shares   Amount  Shares    Amount     Surplus   Earnings
                                             -------  ---------   ------- -------  -------  ---------  ---------  ---------
BALANCE, DECEMBER 31, 1993 ................  414,421  $   2,019   43,959 $     582 130,031  $     650  $   6,000 $  15,399
Effect of implementation of SFAS
  115 at January 1, 1994, net of
  income tax effect .......................
Net income ................................                                                                          3,688
Purchase and retirement of stock ..........   (1,032)        (5)                    (8,264)       (41)                (832)
Appropriation of retained earnings ........                                                                4,000    (4,000)
Cash dividends:
     Common stock ($1.00 per share) .......                                                                           (124)
     Preferred B ($.76 per share) .........                                                                           (315)
     Preferred C ($.76 per share) .........                                                                            (33)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes .........................
                                           ---------  --------- -------- --------- -------  ---------  --------- ---------
BALANCE, DECEMBER 31, 1994 ................  413,389  $   2,014   43,959 $     582 121,767  $     609  $  10,000 $  13,783
Net income ................................                                                                          3,913
Purchase and retirement of stock ..........   (4,661)       (23)    (328)       (4) (1,849)        (9)
                                                                                                                      (217)
Cash dividends:
     Common stock ($1.00 per share) .......                                                                           (121)
     Preferred B ($.90 per share) .........                                                                           (370)
     Preferred C ($.90 per share) .........                                                                            (40)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes .........................
                                            --------  --------- -------- --------- -------  ---------  --------- ---------
BALANCE, DECEMBER 31, 1995 ................  408,728  $   1,991   43,631 $     578 119,918  $     600  $  10,000 $  16,948

Net income ................................                                                                          4,364
Purchase and retirement of stock ..........     (976)        (5)                                                        (7)
Cash dividends:
     Common stock ($1.50 per share) .......                                                                           (180)
     Preferred B ($.90 per share) .........                                                                           (368)
     Preferred C ($.90 per share) .........                                                                            (39)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes .........................
                                           ---------  --------- -------- --------- -------  ---------  --------- ---------
BALANCE, DECEMBER 31, 1996 ................  407,752  $   1,986   43,631 $     578 119,918  $     600  $  10,000 $  20,718
                                           =========  ========= ======== ========= =======  =========  ========= =========



                                           Unrealized
                                         gain (loss) on
                                            securities
                                            available-    Total
                                             for-sale  Shareholders'
                                           net of taxes  Equity

BALANCE, DECEMBER 31, 1993 ................      --   $  24,650
Effect of implementation of SFAS
  115 at January 1, 1994, net of
  income tax effect .......................     3,996     3,996
Net income ................................               3,688
Purchase and retirement of stock ..........                (878)
Appropriation of retained earnings ........
Cash dividends:
     Common stock ($1.00 per share) .......                (124)
     Preferred B ($.76 per share) .........                (315)
     Preferred C ($.76 per share) .........                 (33)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes .........................

                                                 (19)      (19)
                                            ---------- ---------
BALANCE, DECEMBER 31, 1994 ................ $   3,977  $ 30,965

Net income ................................
                                                          3,913

Purchase and retirement of stock ..........
                                                           (253)
Cash dividends:

     Common stock ($1.00 per share) .......
                                                           (121)
     Preferred B ($.90 per share) .........                (370)

     Preferred C ($.90 per share) .........                 (40)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes .........................     3,069    3 ,069
                                           ----------  ---------
BALANCE, DECEMBER 31, 1995 ................ $   7,046  $ 37,163

Net income ................................               4,364
Purchase and retirement of stock ..........                 (12)
Cash dividends:
     Common stock ($1.50 per share) .......                (180)
     Preferred B ($.90 per share) .........                (368)

     Preferred C ($.90 per share) .........
                                                            (39)
Change in unrealized gain on

     available-for-sale securities,

     net of taxes .........................

                                                3,850     3,850
                                            --------- ---------
BALANCE, DECEMBER 31, 1996 ................ $  10,896  $ 44,778
                                            ========= =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

Note 1.  Summary of Significant Accounting Policies

BANCSHARES

     Southern BancShares (N.C., Inc. ("BancShares") is the holding company for Southern Bank and Trust Company ("Southern"), which operates 40 banking offices in eastern North Carolina. Southern, which began operations in January, 1901, has two non-bank subsidiaries, Goshen, Inc. and Goshen Properties, Inc., whose insurance operations and property management operations complement the operations of its parent. Southern and BancShares are headquartered in Mount Olive, North Carolina.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of BancShares and its wholly-owned subsidiary, Southern. The statements also include the accounts of Goshen, Inc. and Goshen Properties, Inc., wholly-owned subsidiaries of Southern. BancShares' financial resources are primarily provided by dividends from Southern and there are no material differences between the results of operations or financial position of BancShares or of Southern. All significant intercompany balances have been eliminated in consolidation.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by BancShares in the preparation of its consolidated financial statements are the determination of the allowance for loan losses, the valuation of other real estate, the valuation allowance for deferred tax assets and fair value estimates for financial instruments.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or shareholders' equity as previously reported.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold, since federal funds are purchased and sold for one day periods.

INVESTMENT SECURITIES

     In January 1994, BancShares adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in certain debt and equity securities be classified as either: held-to-maturity (reported at amortized cost), trading (reported at fair value with unrealized gains and losses included in earnings), or available-for-sale (reported at fair value with unrealized gains and losses excluded from earnings and reported, net of related income taxes, as a separate component of shareholders' equity).

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 1.  Summary of Significant Accounting Policies - continued

BancShares' investment securities are classified in two categories and accounted for as follows:

     - Securities held-to-maturity: Securities held-to-maturity consist of debt instruments for which BancShares has the positive intent and ability to hold to maturity, and are reported at amortized cost.

     - Securities available-for-sale: Securities available-for-sale consist of certain debt and equity securities not classified as trading securities nor as securities held-to-maturity, and consist of securities which may be sold in response to changes in interest rates, prepayment risk, regulatory capital requirements and liquidity needs.

     Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of shareholders' equity until realized. The effect of adoption of SFAS No. 115 at January 1, 1994 was an increase in shareholders' equity of $3,996 (net of a tax effect of $2,059).

     Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method. Premiums and discounts are amortized into income on a level yield basis.

LOANS

     Loans are stated at principal amounts outstanding, reduced by unearned income and an allowance for loan losses.

     Southern originates certain residential mortgages with the intent to sell. Such loans held-for-sale are included in loans in the accompanying consolidated balance sheets at the lower of cost or fair value as determined by outstanding commitments from investors or current quoted market prices.

     Interest income on substantially all loans is recognized in a manner that approximates the level yield method when related to the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes the borrower's financial condition is such that collection of principal or interest is doubtful. Loans are returned to the accrual status when the factors indicating doubtful collectibility cease to exist.

   Southern provides an allowance for loan losses on a reserve basis and includes in operating expenses a provision for loan losses determined by management. The allowance is reduced by charge-off's and increased by subsequent recoveries. Management's periodic evaluation of the adequacy of the allowance is based on Southern's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's experience, the estimated value of any underlying collateral, current economic conditions and other risk factors. Management believes it has established the allowance in accordance with generally accepted accounting principles and the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

 SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 1.  Summary of Significant Accounting Policies - continued

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review Southern's allowance for loan losses and losses on other real estate owned. Such agencies may require Southern to recognize additions to the allowances based on the examiners' judgments about information available to them at the time of their examinations.

    Effective January 1, 1995, as required, BancShares adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for impairment of a Loan - Income Recognition" (collectively referred to hereafter as "Statement 114"). The adoption of Statement 114 did not have a material effect on BancShares' financial condition or results of operations. Under the provisions of Statement 114, the 1995 and 1996 allowances for loan losses related to loans that are identified as impaired in accordance with Statement 114 is based on discounted cash flows using the loans' initial interest rates or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment (such as credit card, residential mortgage and consumer installment loans) are excluded from this impairment evaluation in accordance with Statement 114, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy discussed above.

    Management considers a loan to be impaired when based on current information or events, it is probable that a borrower will be unable to pay all amounts due according to contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method or the collateral or the collateral value. When the ultimate collectibility of the impaired loan's principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged-off.

MORTGAGE SERVICING RIGHTS

     BancShares adopted SFAS No. 122 ("Statement 122") effective January 1, 1996. Statement 122 requires entities to recognize as separate assets any rights to service mortgage loans for others. Mortgage servicing rights that are acquired or result from the sale of a loan with servicing rights retained should carry a value based on the relative fair values of the mortgage servicing rights and the related loans. Statement 122 also requires a servicer to assess its capitalized mortgage servicing rights for impairment based on the fair values of those rights.

     The adoption of Statement 122 did not have a material effect on BancShares' financial condition or results of operations. However, changes in circumstances in future periods could result in the recognition of significant mortgage servicing rights or an impairment of the recorded asset.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 1.  Summary of Significant Accounting Policies - continued

OTHER REAL ESTATE OWNED

     Other real estate owned was $0 and $86 at December 31, 1996 and 1995, respectively, and is included in other assets. Other real estate owned is carried at the lower of (1) the recorded amount of the loan or lease for which the foreclosed property previously served as collateral or (2) the current fair value of the property less estimated costs to sell.

     Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using an accelerated method for assets acquired prior to January, 1991 and using the straight-line method for assets acquired subsequent to January 1, 1991.

     Depreciation of buildings and improvements, and furniture and equipment is provided over the estimated useful lives of the assets. Estimated useful lives range from 15 to 31.5 years for buildings and improvements and 3 to 10 years for furniture and equipment.

INTANGIBLE ASSETS

     Intangible assets amounted to $5,991 and $6,748 in 1996 and 1995, respectively. Prior to 1995, intangible assets were amortized on a straight-line basis over ten years. During 1995, management changed its method of amortization of intangible assets originated prior to 1995 from a straight-line basis to an accelerated basis to better match the amortization with the period benefited. The impact on net income for the year ended December 31, 1995, was to increase amortization expense by approximately $384. Intangible assets are subject to periodic review and are adjusted for any impairment of value.

IMPAIRMENT OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards No. 121 ("Statement 121") was adopted January 1, 1996 and had no impact on BancShares' financial position or results of operations. Statement 121 establishes accounting standards for the impairment of long-lived assets, including certain identifiable intangibles and goodwill, by requiring that such assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss should be recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Those assets to be disposed of are to be reported at the lower of the carrying amount or fair value less costs to sell. Statement 121 could have a material impact on BancShares' consolidated financial statements for future periods should an event or changes in circumstances occur in such future periods, requiring a review by management for impairment.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 1.  Summary of Significant Accounting Policies - continued

INCOME TAXES

     BancShares uses the asset and liability method to account for deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of BancShares' assets and liabilities at enacted rates expected to be in effect when such amounts are realized or settled.

     BancShares files a consolidated federal income tax return with Southern and its subsidiaries. The method of allocating federal income tax expense is determined under a tax allocation agreement between BancShares and the subsidiaries. This allocation agreement specifies that income tax expense will be computed for subsidiaries on a separate company basis.

     Recognition of deferred tax assets is based on management's belief that it is "more likely than not" that the tax benefit associated with certain temporary differences, operating loss carry forwards and tax credits will be realized. A valuation allowance is recorded for deferred tax assets when the "more likely than not" standard is not met.

EARNINGS PER COMMON SHARE

     Earnings Per Common Share are computed by dividing income applicable to common shares by the weighted average number of common shares outstanding during the period. Income applicable to common shares represents net income reduced by dividends paid to preferred shareholders.

     Earnings per common share are calculated based on the following amounts for the years ended December 31:

                                                1996        1995        1994
                                                ----        ----        ----

Net income ..................................$   4,364   $   3,913   $   3,688
Less: Preferred dividends ...................     (407)       (410)       (348)
                                                 -----       -----       -----
Net income applicable to common  shares .....$   3,957   $   3,503   $   3,340
                                                 =====       =====       =====
Weighted average common shares

  outstanding during the period .............  119,918     121,226     123,521
                                               =======     =======     =======

NEW ACCOUNTING STANDARDS

     BancShares adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") on January 1, 1996. BancShares does not currently have any stock-based compensation plans, but has determined that in the event it does offer stock-based compensation plans in future periods that it will elect to continue to measure compensation cost using APB 25, as permitted by the provisions of Statement 123.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
(Dollars in thousands)

Note 1.  Summary of Significant Accounting Policies - continued

    The Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement 125") in June 1996. Statement 125 includes guidance for assessing isolation of transferred assets and for accounting for transfers of items including: transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan syndications and participations and extinguishments of liabilities. Statement 125 uses a financial-components approach to develop accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under the financial-components approach, after a transfer of financial assets, an entity would recognize all financial assets and servicing it controls and liabilities it has incurred and would derecognize financial assets when control has been surrendered and liabilities when extinguished. Statement 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996 and is to be applied prospectively.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an Amendment to FASB Statement No. 125" ("Statement 127"). Statement 127 delays the implementation of certain provisions of Statement 125 because the changes required to be made to information systems and accounting processes to allow compliance with certain provisions of Statement 125 could not reasonably be expected to be made in time for adoption on January 1, 1997. As a result of Statement 127, Statement 125 guidance on transactions involving secured borrowings and collateral, repurchase agreements, dollar-roll, securities lending and similar transactions has been deferred until January 1, 1998. The impact from BancShares' adoption of Statement 125, as amended by Statement 127, is anticipated to be immaterial to BancShares' consolidated financial statements.

Note 2. Investment Securities

The amortized cost and estimated fair values of investment securities at December 31 were as follows:



                                                                                         December 31, 1996
                                                                    -----------------------------------------------------------
                                                                                       Gross             Gross       Estimated
                                                                    Amortized       Unrealized        Unrealized        Fair
                                                                       Cost            Gains             Losses         Value
                                                                    ----------     -----------        -----------    ---------
SECURITIES HELD-TO-MATURITY:

      U.  S. Government ....................................        $  36,311                91              --          36,402
      Obligations of states and
         political subdivisions ............................           27,165               799                (4)       27,960
      Corporate securities .................................              200              --                  (3)          197
                                                                    ---------         ---------         ---------     ---------
                                                                       63,676               890                (7)       64,559
                                                                    =========         =========         =========     =========

SECURITIES AVAILABLE-FOR-SALE:
      U.  S. Government ....................................           70,121              --                 (15)       70,106
      Marketable equity securities .........................            8,612            16,296               (97)       24,811
      Obligations of states and
         political subdivisions ............................            7,647               278                (4)
 7,921
      Mortgage-backed securities ...........................            2,124               106               (55)        2,175
                                                                    ---------         ---------         ---------     ---------
                                                                       88,504            16,680              (171)      105,013
                                                                    =========         =========         =========     =========
     TOTALS ................................................        $ 152,180            17,570              (178)      169,572
                                                                    =========         =========         =========     =========



                                                                                         December 31, 1995
                                                                    ---------------------------------------------------------------
                                                                                       Gross             Gross           Estimated
                                                                    Amortized       Unrealized        Unrealized            Fair
                                                                       Cost            Gains             Losses             Value
                                                                    ----------     -----------        -----------        ----------
CURITIES HELD-TO-MATURITY:
      U.  S. Government ....................................       $  78,298               837               (10)           79,125
      Obligations of states and
         political subdivisions ............................          28,275               976              --              29,251
      Corporate securities .................................             300                 3              --                 303
                                                                    ---------         ---------         ---------         ---------
                                                                     106,873             1,816               (10)          108,679
                                                                    =========         =========         =========         =========
SECURITIES AVAILABLE-FOR-SALE:
      U.  S. Government ....................................          16,654               114              --              16,768
      Marketable equity securities .........................           6,469            10,207              --              16,676
      Obligations of states and
         political subdivisions ............................           5,474               259                (9)            5,724
      Mortgage-backed securities ...........................           2,660               105              --               2,765
                                                                    ---------         ---------         ---------         ---------
                                                                      31,257            10,685                (9)           41,933
                                                                    =========         =========         =========         =========
      TOTALS ...............................................       $ 138,130            12,501               (19)          150,612
                                                                    =========         =========         =========         =========


SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
(Dollars in thousands)

Note 2. Investment Securities -continued

      Securities with a par value of $73,050 were pledged at December 31, 1996 to secure public deposits and for other purposes as required by law and contractual arrangement.

     The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Amortized    Fair
                                              Cost       Value

Held-to-maturity securities:

Due in one year or less ....................$ 43,307   $ 43,399
Due after one year through five years ......   8,716      8,904
Due after five years through ten years .....   7,475      7,916
Due after ten years ........................   4,178      4,340
                                              ------     ------
                                              63,676     64,559
                                              ======     ======

Available-for-sale securities:

Due in one year or less ....................  24,770     24,766
Due after one year through five years ......  46,098     46,106
Due after five years through ten years .....   1,796      1,882
Due after ten years ........................   5,104      5,273
                                              ------     ------
                                              77,768     78,027
                                              ======     ======

Mortgage-backed securities .................   2,124      2,175
Marketable equity securities ...............   8,612     24,811
                                              ------     ------
                                            $152,180   $169,572
                                             =======    =======

     On December 17, 1996, the board of directors of Southern approved the contribution of 7,500 shares of marketable equity securities to the Southern Bank Foundation. These investments had a cost basis of $78 and a fair value of $536 on that date, resulting in the recognition of a realized securities gain of $458. BancShares recorded charitable contribution expense of $536 related to this transaction.

     There were no sales of securities available-for-sale during the years ended December 31, 1996, 1995 and 1994. Excluding the $458 gain previously discussed, gains on investment securities in 1996, 1995 and 1994 were attributable to issuer calls of debt securities.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
(Dollars in thousands)

Note 3.  Loans

Loans by type were as follows:

                                                December 31, December 31,
                                                    1996         1995

Commercial, financial and agricultural .......   $  70,881    $  57,398
Real estate - construction ...................       2,470        1,533
Real estate - mortgage .......................     206,870      189,315
Consumer .....................................      35,512       37,548
Lease financing ..............................       2,370        2,410
                                                 ---------    ---------
 Total loans .................................     318,103      288,204
    Less unearned income .....................        (348)        (244)
                                                 ---------    ---------
     Total loans less unearned income ........   $ 317,755    $ 287,960
                                                 =========    =========

Loans held for sale ..........................   $   4,143    $   3,411
Loans serviced for others ....................   $  73,202    $  65,563

     On December 31, 1996 and 1995, total loans to directors, executive officers and related individuals and organizations were $4,734 and $2,152, respectively. During 1996, $3,002 of new loans were made to this group and repayments totaled $420. There were no restructured or nonaccrual loans to directors, executive officers or related individuals and organizations. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risks of collectibility.

Note 4. Allowance for Loan Losses

Transactions in the allowance for loan losses for the three years ended December 31 were:

                                                      December 31
                                              1996       1995       1994
                                            -------    -------    -------
 Balance at beginning of year ............   $ 6,321   $ 6,653    $ 6,717
 Provision for loan losses ...............       140      --         --
 Loans charged off .......................      (539)     (463)      (296)
 Loan recoveries .........................       241       131        232
                                             -------    -------    -------
Balance at end of the year ...............   $ 6,163   $ 6,321    $ 6,653
                                             =======    =======    =======


     At December 31, 1996 and 1995, Southern had nonaccrual loans of $147 and $50, respectively. At December 31, 1996 and 1995, Southern had restructured loans of $8 and $0, respectively. At December 31, 1996 and 1995, Southern had accruing loans past due 90 days or more totaling $343 and $508, respectively. The amount of foregone interest on nonaccrual and restructured loans at December 31, 1996 and 1995, was not material for the periods presented. At December 31, 1996 and 1995, Southern's impaired loans, as determined under Statement 114, were less than the nonaccrual and restructured loan amounts presented above, and no additional allowances for loan losses were required as a result of the application of Statement 114 to these impaired loans.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
(Dollars in thousands)

Note 5. Premises and Equipment

The components of premises and equipment were as follows:

                                                         December 31,
                                                 1996                   1995
                                                 ----                   ----
        Land  . . . . . . . . . . . . . . . .  $ 2,783                $ 2,715
        Buildings and improvements  . . . . .    9,262                  8,543
        Furniture and equipment   . . . . . .    5,804                  4,881
        Construction-in-progress   . . . . .     3,467                  1,189
                                                ------                -------
                                                21,316                17,328
        Less: accumulated depreciation  . . . . (5,877)               (5,331)
                                                ------                ------
                                               $15,439               $11,997
                                                ======                ======

Note 6.  Income Taxes

The components of income tax expense (benefit) for the years ended December 31 were:

                                                 1996       1995       1994
                                               --------    -------    -------
Current:

  Federal..................................   $ 1,348     $ 1,040     $ 1,529
  State....................................        21           6         102
                                               -------    -------     -------
                                                1,369       1,046       1,631
                                               -------    -------      ------

Deferred:
  Federal..................................      (242)        247        (229)
  State....................................        --          --          --
                                               -------    -------     --------
                                                 (242)        247        (229)
                                               --------   -------      -------
                                              $  1,127    $ 1,293     $ 1,402
                                               ========   =======      =======



A reconciliation of the expected tax expense, based on the Federal statutory rate of 34 percent, to the actual tax expense for the years ended December 31 is as follows:

                                                  1996       1995        1994
                                                   ----      ----        ----
Amount of tax computed at Federal
 statutory rate of 34 percent ..................$ 1,867    $ 1,770     $ 1,731
Increase (decrease) in taxes
 resulting from:

   Tax exempt income ...........................   (792)      (625)       (502)
   Amortization of intangible assets ...........    167        190         148
   Nontaxable gain on securities donated .......   (162)        --          --
   State income tax (net of federal benefit) ...     14          4          67
   Other, net...................................     33        (46)        (42)
                                                  ------    -------     -------
                                                $ 1,127     $1,293       1,402
                                                =======     ======      ======
    Effective tax rate .........................     21%        25%         28%
                                                =======     ======      ======

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands)

Note 6.  Income Taxes  -continued

Significant components of BancShares' deferred tax liabilities and (assets) are as follows:

                                                 December 31,
                                                1996      1995
                                              --------   -------
Deferred tax liabilities:

  Depreciation ............................   $   629    $   697
  Leased assets ...........................       199        136
  Investment securities ...................     5,613      3,630
  Other ...................................       263        149
                                              -------    -------
        Gross deferred tax liabilities ....     6,704      4,612
                                              -------    -------
Deferred tax assets:
  Allowance for loan losses ...............    (1,613)    (1,566)
  Intangible assets .......................      (449)      (207)
  Other real estate owned .................        --         (7)
  Other ...................................       (84)       (15)
                                              -------    -------
        Gross deferred tax assets .........    (2,146)    (1,795)
                                              -------    -------
Net deferred tax liability ................   $ 4,558    $ 2,817
                                              =======    =======



No valuation allowance for deferred tax assets was required at December 31, 1996 or 1995. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in the carryback period. A portion of the change in the net deferred tax liability relates to unrealized gains and losses on securities available-for-sale. The related current period deferred tax expense of approximately $1,983 and $1,581 for the years ended December 31, 1996 and 1995, respectively, have been recorded directly to shareholders' equity.

Note 7.  Deposits

Deposits at December 31 are summarized as follows:

                                                     1996       1995
                                                   --------   --------
Demand .........................................   $ 64,089   $ 56,440
Checking  with  interest .......................     66,554     59,181
Savings ........................................     51,969     51,999
Money market accounts ..........................     45,027     41,225
Time ...........................................    252,927    240,157
                                                   --------   --------
    Total deposits .............................   $480,566   $449,002
                                                   ========   ========

     Total time deposits with a denomination of $100 or more were $45,566 and $41,308 at December 31, 1996 and 1995, respectively.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
(Dollars in thousands)

Note 7 - Deposits - continued

     At December 31, 1996, the scheduled maturities of time deposits were:

            1997   . . . . . . . . . . . . . . . $ 203,468
            1998   . . . . . . . . . . . . . . .    46,251
            1999   . . . . . . . . . . . . . . .     2,566
            2000   . . . . . . . . . . . . . . .       577
            2001 and thereafter    . . . . . . .        65
                                                   -------
              Total time deposits                $ 252,927
                                                   =======
Note 8. Short-Term Borrowings and Long-Term Obligations

SHORT-TERM BORROWINGS

Short-term borrowings at December 31 were:

                                                       1996           1995
                                                     ------           ----
         U.S. Treasury tax and loan accounts   . . . $ 1,226       $    388
         Repurchase agreements   . . . . . . . . . .   3,838          1,081
                                                      ------         ------
         Total short-term borrowings  . . . . . . .  $ 5,064        $ 1,469
                                                      ======         ======


     The U. S. Treasury tax and loan accounts averaged $1,052 in 1996. The highest month-end balance of the U. S. Treasury tax and loan accounts in 1996 was $1,300. The average rate on U. S. Treasury tax and loan deposits in 1996 was 5.09 percent. The repurchase agreements averaged $2,934 in 1996. The highest month-end balance of the repurchase agreements was $4,507. The average rate on repurchase agreements in 1996 was 4.04 percent.

LONG-TERM OBLIGATIONS

     The $1,400 note payable to a bank at December 31, 1996, originally was negotiated in 1993 by BancShares for the purchase of the outstanding stock of another financial institution, and is secured by investment securities. Interest is payable monthly at 6.00 percent. Future principal payments as of December 31, 1996, are as follows:

Year ending December 31,

                  1997 . . . . . . . . . .   $  1,200
                  1998 . . . . . . . . . .        200
                                                -----
                                             $  1,400
                                                =====

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 9. Acquisitions

     BancShares has consummated numerous acquisitions in recent years. All of the transactions have been accounted for as purchases, with the results of operations not included in BancShares' Consolidated Statements of Income until after the transaction date. The pro forma impact of the acquisitions as though they had been made at the beginning of the periods presented is not material to BancShares' consolidated financial statements.

     The following table provides information regarding the acquisitions that have been consummated during the three-year period ending December 31, 1996:

                                                           Deposit
                                                 Assets  Liabilities  Resulting
   Date           Institution/Location          Acquired   Assumed   Intangible
----------      ------------------------        --------  ---------- ----------
August 1996     United Carolina Bank            $ 6,085   $ 6,085   $   419
                Edenton, North Carolina

June 1996       First Citizens Bank               7,352     7,348       539
                Windsor, North Carolina

June 1995       First Union National Bank        18,041    18,039       774
                Farmville, North Carolina

June 1995       First Union National Bank         9,299     9,297       399
                Garland, North Carolina

June 1995       First Union National Bank         8,057     8,057       345
                Kill Devil Hills, North Carolina

June 1995       First Union National Bank        12,427    12,425       533
                Salemburg, North Carolina

June 1995       First Citizens Bank               3,109     3,107        62
                Kill Devil Hills, North Carolina

December 1994   First Citizens Bank               2,439     2,427        49
                Turkey, North Carolina

November 1994   First Citizens Bank               4,779     4,759        95
                Scotland Neck, North Carolina

        In June 1996 BancShares sold the Scotland Neck location acquired in November 1994 to Triangle Bank. The deposit liabilities sold to Triangle Bank totaled $4,037 and resulted in no material gain or loss.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
(Dollars in thousands)

Note 10. Retirement Plans

     Southern has a noncontributory, defined benefit pension plan which covers substantially all full-time employees. Employees who qualify under length of service and other requirements participate in the noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund the maximum amount allowable for federal income tax purposes. The plan's assets consist primarily of investments in a related bank's common trust funds, which include listed common stocks and fixed income securities (see Note 15). It is Southern's policy to determine the service cost and projected benefit obligation using the Projected Unit Credit Cost method.

     Pension expense is included in personnel expense and includes the following components:
                                                       1996     1995    1994
                                                      -----    -----   ------
Service benefits earned during the period.............$ 255    $ 191   $ 185
Interest cost on projected benefit obligation.........  373      338     311
Return on assets ..................................... (309)    (865)     73
Net amortization and deferral ........................    2      540    (394)
                                                      -----    -----   ------
 Net periodic pension cost ...........................$ 321    $ 204   $ 175
                                                       =====   =====   ======

The funded status of the plan as of December 31 was as follows:

                                                    1996         1995
                                                  --------    --------
Actuarial present value of benefit obligation:
    Accumulated benefit obligation, including
    vested benefits of $3,873 and $3,694,
    respectively..................................$  4,031    $  3,783
                                                    ======      ======
Projected  benefit  obligation....................$ (5,417)   $ (4,909)
Plan assets, at fair value........................   4,936       4,583
Plan assets in excess of (less than) projected      ------      ------
     benefit  obligation..........................    (481)       (326)
Unrecognized prior service cost...................      90          98
Unrecognized net loss.............................     409         391
Unrecognized transition asset.....................    (265)       (306)
                                                    ------      ------
Prepaid (accrued) pension expense.................$   (247)   $   (143)
                                                    ======      ======


     The projected benefit obligation was determined using an assumed discount rate of 7.25 percent, 7.25 percent and 7.75 percent at December 31, 1996, 1995 and 1994, respectively, an assumed long-term rate of compensation increase of
4.25 percent, 4.25 percent and 4.50 percent at December 31, 1996, 1995 and 1994, respectively, and an assumed long-term rate of return on plan assets of
8.25 percent, 8.50 percent and 8.25 percent at December 31, 1996, 1995 and 1994, respectively.

     Employees are also eligible to participate in a matching savings plan after one year of service. During 1996 Southern made participating contributions to this plan of $198 compared to $173 during 1995 and $157 during 1994.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 11. Regulatory Requirements and Restrictions

     BancShares and its banking subsidiary are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $8,295 during 1996 of which $7,329 was satisfied by vault cash and the remainder by amounts held in the Federal Reserve Bank.

     Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. Minimum capital requirements set forth by the regulators require a Tier 1 capital ratio of no less than 4 percent of risk-adjusted assets, a total capital ratio of no less than 8 percent of risk-adjusted assets, and a leverage capital ratio of no less than 4 percent of average tangible assets. To meet the Federal Deposit Insurance Corporation's ("FDIC") "well capitalized" standards, the Tier 1 and total capital ratios must be at least 6 percent and 10 percent, respectively. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the consolidated financial statements. As of December 31, 1996, Southern was considered to be "well capitalized" by the FDIC.

     Southern's capital components ratios as of December 31, 1996 and 1995 are set forth below:

Risk-based capital:                                                           1996      1995
                                                                              ----       ----
Tier 1 capital .........................................................   $ 27,891    $ 23,369
Total capital ..........................................................     31,861      26,819
Risk-adjusted assets ...................................................    298,862     261,949
Average tangible assets ................................................    510,574     417,304

Tier 1 capital ratio ...................................................       9.33%       8.92%
Total capital ratio ....................................................      10.66%      10.24%
Leverage capital ratio .................................................       5.46%       5.60%

     The primary source of funds for the dividends paid by BancShares to its shareholders is dividends received from its Banking subsidiary. Southern Bank is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of retained earnings. Should at anytime its surplus be less than 50% of its paid-in capital stock, Southern Bank may not declare a dividend until it has transferred from retained earnings to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. Additionally, dividends paid by Southern Bank may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the FDIC. Dividends on BancShares' common shares may be paid only after dividends on preferred Series "B" and "C" shares have been paid. Common share dividends are based upon BancShares' profitability and paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past. At December 31, 1996, Southern had available undivided profits of approximately $9.8 million, unless declaration of dividends for such amount would reduce the regulatory capital of Southern below the minimum levels discussed above. At December 31, 1996, approximately $31.5 million of BancShares' investment in Southern was restricted as to transfer to BancShares without obtaining prior regulatory approval.

Common shareholders are entitled to one vote per share and both classes of preferred shareholders are entitled to one vote for each 38 shares owned of a class.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 12. Commitments, Contingencies and Concentration of Credit Risk

     In the normal course of business there are various commitments and contingent liabilities outstanding, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements.

     Southern is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and undisbursed advances on customer lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

     Southern is exposed to credit loss, in the event of nonperformance by the other party to the financial instrument, for commitments to extend credit and standby letters of credit which is represented by the contractual notional amount of those instruments. Southern uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

      Commitments to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements. Southern evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Southern, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant, and equipment and income-producing commercial properties.

     Standby letters of credit are commitments issued by Southern to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     Outstanding standby letters of credit as of December 31, 1996 and 1995 amounted to $1,260 and $1,328, respectively. Outstanding commitments were $48,878 and $31,491 at December 31, 1996 and 1995, respectively. Undisbursed advances on customer lines of credit were $22,084 and $16,175 at December 31, 1996 and 1995, respectively. Southern does not anticipate any losses as a result of these transactions.

     Southern grants agribusiness, commercial and consumer loans to customers primarily in eastern North Carolina. Although Southern has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the agricultural industry and in particular the tobacco segment thereof. For several decades tobacco has come under increasing criticism for potential health risks. Management is unable to predict the impact of the contingencies inherent in this market segment as it relates to Southern.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 12. Commitments, Contingencies and Concentration of Credit Risk - continued

     BancShares is also involved in various legal actions arising in the normal course of business. After a review of pending and threatened actions with its legal counsel, management is of the opinion that the outcome of such actions will not have a material adverse effect on the consolidated financial condition of BancShares.

     BancShares has deposits insured under both of the FDIC insurance funds, the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). In July 1995, the FDIC and other regulatory agencies proposed a plan to recapitalize the SAIF, and Congress mandated a one-time assessment for all SAIF-insured deposits on September 30, 1996. BancShares had approximately $87,000 of SAIF-insured deposits subject to the one-time assessment and recorded $569 on September 30, 1996 as a one-time FDIC insurance expense.

     At December 31, 1996, BancShares had approximately $98,000 of SAIF-insured deposits. BancShares expects that under current FDIC assessment guidelines that it will not incur any FDIC deposit insurance assessments for 1997. However, beginning in 1997 the FDIC is required to collect from all banks an insurance assessment for Financing Corporation ("FICO") funding requirements. Accordingly, BancShares expects a 1997 FDIC FICO assessment expense of approximately $109, based on the FDIC FICO assessment rates in effect for the first six months of 1997.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 13.  Parent Company Financial Statements

Presented below are the condensed financial statements (parent company only) of Southern BancShares (N.C.), Inc. as of December 31, 1996 and 1995 and for the three years ended December 31, 1996.

December 31,

CONDENSED BALANCE SHEETS                                1996          1995
                                                       -----          ----

ASSETS
Cash ..............................................   $    46   $     4
Investments .......................................     6,188     3,443
Investment in subsidiary ..........................    41,322    37,091
                                                      -------   -------
         Total assets .............................   $47,556   $40,538
                                                      =======   =======

Liabilities and Shareholder' Equity
Accrued liabilities ...............................   $ 1,378   $   736
Accrued interest payable ..........................      --          39
Note payable ......................................     1,400     2,600
                                                      -------   -------
         Total liabilities ........................     2,778     3,375
Shareholders' equity ..............................    44,778    37,163
                                                      -------   -------
         Total liabilities and shareholders' equity   $47,556   $40,538
                                                      =======   =======


CONDENSED STATEMENTS OF INCOME                                 Year ended December 31,
                                                               -----------------------
                                                              1996        1995      1994
                                                             ------      -------    -----
Dividends from bank subsidiary ...........................   $ 2,637    $ 2,507    $ 2,843
Other dividends ..........................................        78         44         40
                                                             -------    -------    -------
         Total income ....................................     2,715      2,551      2,883

Interest expense .........................................      (117)      (309)      (314)
Miscellaneous income (expense) ...........................       (42)         6        (70)
                                                             -------    -------    -------
Income before equity in undistributed income of subsidiary     2,556      2,248      2,499
Equity in undistributed income of subsidiary .............     1,808      1,665      1,189
                                                             -------    -------    -------
         Net income ......................................   $ 4,364    $ 3,913    $ 3,688
                                                             =======    =======    =======


SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 13.  Parent Company Financial Statements (continued)

PARENT COMPANY ONLY
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                Year ended December 31,
                                                                               1996       1995      1994

OPERATING ACTIVITIES:
     Net income ..........................................................   $ 4,364    $ 3,913    $ 3,688
     Adjustments to reconcile net income to net cash provided by operating activities:
            Equity in undistributed net income of subsidiary .............    (1,808)    (1,665)    (1,189)
            Increase in accrued liabilities ..............................       642        153          5
            Increase (decrease) in interest payable ......................       (39)         9          4
                                                                               -----      -----      -----
NET CASH PROVIDED BY OPERATING ACTIVITIES ................................     3,159      2,410      2,508
                                                                               -----      -----      -----
INVESTING ACTIVITIES:
   Purchase of  investments ..............................................    (1,318)      (444)      --
                                                                               -----      -----      -----
NET CASH USED IN  INVESTING ACTIVITIES ...................................    (1,318)      (444)      --
                                                                               -----      -----      -----
FINANCING ACTIVITIES:

   Dividends paid ........................................................      (587)      (531)      (472)
   Purchase and retirement or redemption of stock ........................      (253)      (878)
   Principal payments on note payable ....................................    (1,200)    (1,200)    (1,200)
                                                                               -----      -----      -----
NET CASH USED IN FINANCING ACTIVITIVIES ..................................    (1,799)    (1,984)    (2,550)
                                                                               -----      -----      -----

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................        42        (18)       (42)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR .......................         4         22         64
                                                                               -----      -----      -----
CASH AND CASH EQUIVALENTS AT THE END OF YEAR .............................   $    46    $     4    $    22
                                                                               =====      =====      =====


Note 14. Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and due from banks, federal funds sold, and accrued interest receivable

     The carrying amounts for cash and due from banks, federal funds sold and accrued interest receivable are equal to their fair values due to the short term nature of these financial instruments.

Investment securities

     Fair values of investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 14. Fair Value of Financial Instruments - continued

Loans receivable

     For variable-rate loans that are performing fair values are based on carrying values. The fair values of fixed rate loans that are performing are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonperforming loans is based on the book value of each loan, less an applicable reserve for credit losses. This reserve for credit losses is determined on a loan by loan basis for nonperforming assets based on one or a combination of the following: external appraisals, internal assessments using available market information and specific borrower information, or discounted cash flow analysis.

Deposits

     The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at year end. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates paid for similar deposits.

Short-term borrowed funds and accrued interest payable

     The carrying amounts for short-term borrowed funds and accrued interest payable are equal to the fair values due to the short term nature of these financial instruments.

Note Payable

     The carrying amount for the note payable is considered to be equal to its fair value since the note bears interest at a variable rate.

Commitments

     Southern's commitments to extend credit have no carrying value and are generally at variable rates and/or have relatively short terms to expiration. Accordingly, these financial instruments are deemed to have no material fair value.

     Fair value estimates are made by management at specific points in time based on relevant information about the financial instrument and the market. These estimates do not reflect any premium or discount that could result from offering for sale at one time BancShares' entire holdings of a particular financial instrument nor are potential taxes and other expenses that would be incurred in an actual sale considered. Because no market exists for a significant portion of BancShares' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and/or the methodology used could significantly affect the estimates disclosed. Similarly, the fair values disclosed could vary significantly from amounts realized in actual transactions.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note 14. Fair Value of Financial Instruments - continued

     Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, BancShares has premises and equipment which are not considered financial instruments. Accordingly, the value of these assets has not been incorporated into the fair value estimates. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

     The estimated fair values of BancShares' financial instruments at December 31 are as follows:

                                                                              1996                                 1995
                                                                              ----                                 ----
                                                                    Carrying         Estimated          Carrying          Estimated
                                                                     Amount          Fair Value           Amount          Fair Value
                                                                    --------         ----------         --------          ----------
Financial assets:
  Cash and due from banks ..............................           $ 21,445           $ 21,445           $ 27,186           $ 27,186
  Federal funds sold ...................................             11,020             11,020             15,720             15,720
  Investment securities:
    Held-to-maturity ...................................             63,676             64,559            106,873            108,679
    Available-for-sale .................................            105,013            105,013             41,933             41,933
  Loans ................................................            311,592            322,746            281,639            287,237
  Accrued interest receivable ..........................              3,999              3,999              3,971              3,971

Financial liabilities:

  Deposits .............................................           $480,566           $481,091           $449,002           $452,538
  Short-term borrowings ................................              5,064              5,064              1,469              1,469
  Long-term obligations ................................              1,400              1,400              2,600              2,600
  Accrued interest payable .............................              3,204              3,204              3,491              3,491


Note  15. Related Parties

    BancShares has entered into various service contracts with another bank holding company and its subsidiary (the "Corporation"). The Corporation has two significant shareholders, which are also significant shareholders of BancShares. The first significant shareholder is a director of BancShares and at December 31, 1996 beneficially owned 31,131 shares, or 25.96 percent, of BancShares' outstanding common stock and 22,171 shares, or 5.42 percent, of BancShares' outstanding Series B preferred stock. At the same date, the second significant shareholder beneficially owned 28,127 shares, or 23.46 percent, of BancShares' outstanding common stock, and 17,205 shares, or 4.21 percent, of BancShares' Series B preferred stock. The above totals include 17,205 Series B preferred shares, or 4.21 percent, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)

(Dollars in thousands)

Note  15. Related Parties (continued)

    These two significant shareholders are directors and executive officers of the Corporation and at December 31, 1996, beneficially owned 2,567,982 shares, or 26.64 percent, and 1,195,046 shares, or 12.40 percent, respectively, of the Corporation's outstanding Class A common stock, and 632,021 shares, or 35.93 percent, and 324,094 shares, or 18.43 percent, respectively, of the Corporation's outstanding Class B common stock. The above totals include 262,920 Class A common shares, or 2.73 percent, and 41,825 Class B Common shares, or 2.38 percent, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals. A subsidiary of the Corporation is First-Citizens Bank & Trust Company ("First Citizens"). As more fully discussed elsewhere herein, Southern acquired a branch from First Citizens in both 1996 and 1995.

The following table lists the various charges paid to the Corporation during the years ended December 31,

                                           1996             1995           1994
                                           -----            -----          ----
    Data and item processing ............$1,477          $1,160,828      $1,160
    Forms, supplies and equipment .......   300                 180         179
    Trustee for employee benefit plans ..    62                  57          59
    Consulting fees .....................    79                  69          68

    Trust investment services ...........    24                  24          16
    Internal auditing services ..........   165                 132         130
    Other services ......................   143                  64          32
                                         ------              ------      ------
                                         $2,601              $2,003      $1,644
                                         ======              ======      ======

Data and item processing expenses include courier services, proof and encoding, microfilming, check storage, statement rendering and item processing forms. BancShares also has a correspondent relationship with the Corporation. Correspondent account balances with the Corporation included in cash and due from banks totaled $8,673, $16,167 and $6,881 at December 31, 1996, 1995 and 1994, respectively.

Note 16. Subsequent Events

     Southern has entered into an agreement, subject to regulatory approval, to acquire three branches from another bank. The effect on BancShares will be an increase of approximately $30 million in deposits. This transaction is scheduled to be completed in the second quarter of 1997.

     Southern has also made application to the regulatory authorities to open DE NOVO branches in three new eastern North Carolina markets. Subject to regulatory approval these branches are planned to open in the third quarter of 1997.

     On February 5, 1997, the board of directors of Southern approved the contribution of 48,250 shares of marketable equity securities to the Southern Bank Foundation. These investments had an average cost basis of $542 and, on February 5, 1997, a fair value of $4.1 million.


DIRECTORS _______________________________________________________________________________________________________________
Bynum R. Brown                               Moses B. Gillam, Jr.                         W. A. Potts
Murfreesboro, NC                             Windsor, NC                                  Mount Olive, NC
President and Owner,                         Partner, Gillam and Gillam, Attorneys        Chairman of the Board,
Bynum R. Brown Agency, Inc.                                                               Mount Olive Pickle Company, Inc.
(Real Estate and Insurance)                  LeRoy C. Hand                                (Retired Veterinarian)
Secretary-Treasurer, Roanoke                 Camden, NC
Valley Nursing Home, Inc.                    Retired Physician, former President,         Charles L. Revelle, Jr.
                                             Albemarle Emergency Associates, P.A.         Murfreesboro, NC
                                                                                          Chairman of the Board and former
William H. Bryan                                                                          President, Revelle Agri-Products, Inc.;
Mt. Olive, NC                                Frank B. Holding                             Vice President, Revelle Builders of
President, Director and Treasurer            Smithfield, NC                               N. C.,  Inc.; President, Revelle
Mount Olive Pickle Company, Inc.             Executive Vice Chairman of the Board,        Equipment Co., Inc.
(Manufacturer of Pickle and Pepper           First-Citizens Bank & Trust Company          (Agribusiness)
Products)                                    and First Citizens BancShares

D. Hugh Carlton                              M. J. McSorley                               Charles O. Sykes
Warsaw, NC                                   Mount Olive, NC                              Mount Olive, NC
President, Carlton Insurance Agency,         President and CEO,                           President, Mount Olive Livestock Inc.
(Insurance)                                  Southern Bank and Trust Company;             Market, Inc.
                                             Vice President, Southern BancShares (N.C.),  (Livestock Auction Market and Dealer)
                                             Inc.

Robert J. Carroll
Gates, NC                                    W. B. Midyette, Jr.                          John N. Walker
President and Owner, Carroll's Garage,       Bath, NC                                     Mount Olive, NC
Inc.                                         Retired Farmer                               President Emeritus,
(Truck and Farm Equipment Dealer)                                                         Mount Olive Pickle Company, Inc.


Hope H. Connell                              W. Hunter Morgan
Raleigh, NC                                  Sunbury, NC                                  R. S. Williams
Senior Vice President,                       President, Kellogg-Morgan Agency, Inc.       Mount Olive, NC
First-Citizens Bank & Trust Company          (Insurance)                                  President, Southern BancShares;
                                                                                          Chairman of the Board
                                                                                          and Consultant,
J. Edwin Drew                                Charles I. Pierce, Sr.                       Southern BancShares (N.C.), Inc.
Macclesfield, NC                             Ahoskie, NC                                  and Southern Bank and Trust
Retired Physician                            President, Pierce Printing Co., Inc.         Company
Former President, J. Edwin Drew, M.D.,       (Commercial Printers)
P.A.

OFFICERS _________________________________________________________________________________________________________________

OFFICERS OF SOUTHERN BANCSHARES (N.C.), INC.

R. S. Williams, President                    David A. Bean, Secretary and Treasurer       R. D. Ray, Assistant Treasurer
and Chairman of the Board
                                             Paul A. Brewer, Assistant Secretary

M. J. McSorley, Vice President

EXECUTIVE OFFICERS OF SOUTHERN BANK AND TRUST COMPANY
R. S. Williams, Chairman of the Board        John C. Pegram, Jr., Executive Vice          R. D. Ray, Senior Vice President
                                             President

M. J. McSorley, President                    Paul A. Brewer, Senior Vice President        David A. Bean, Vice President, Controller
and Chief Executive Officer                                                               and Secretary
