Form 10-K, Exhibit 13
period 1997-12-31
SOUTHERN BANCSHARES NC INC
filed 1998-03-30
CIK 703904

                      SOUTHERN BANCSHARES (N.C.), INC.

                           1997 ANNUAL REPORT

                           MISSION STATEMENT

The mission of our Company is to provide quality financial services to individuals and small businesses in our defined trade areas at a reasonable profit while at all times maintaining high quality assets, high levels of liquidity, reasonable capital, and a well trained staff that is willing and eager to fulfill this mission.



THIS REPORT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

Chairman's Letter______________________________________________________________

March 20, 1998

     For Southern BancShares, 1997 was a year of major accomplishments. Your Company made significant strides in technology, customer service, and lending. Net income increased $2.2 million, or 50 percent, from $4.4 million in 1996 to $6.6 million in 1997. This increase was principally the result of gains on the sale of available-for-sale securities and a reduction in income taxes resulting from the donation of available-for-sale securities. Total deposits of your Company at December 31, 1997, totaled $513 million compared to $481 million at year-end 1996, a 7 percent increase. Total loans of your Company at December 31, 1997, totaled $349 million compared to $318 million at year-end 1996, a 10 percent increase. Total consolidated assets of your Company at December 31, 1997, totaled $591 million compared to $541 million at year-end 1996, a 9 percent increase.

     Net interest income increased 5 percent during 1997, while noninterest expenses increased 27 percent. To a large extent, we credit balance sheet growth for the increase in net interest income, while higher acquisition related personnel and operating costs and additional funding of a charitable foundation caused most of the increase in noninterest expenses. The 1997 personnel expenses include a full year of expenses for one acquired location each in June and August of 1996, a partial year of expenses for three branches acquired in May 1997 and one new branch opened in August 1997.

     Charitable contribution expenses increased $3.5 million in 1997. In 1996, BancShares initially funded a foundation to support charitable organizations by donating securities which resulted in a $0.5 million contribution expense and $0.5 million gain on investments. In 1997, BancShares provided additional funding to the foundation by the donation of securities resulting in a $4.1 million contribution expense. The donation and the sale of securities available-for-sale resulted in $5.6 million of investment gains.

     These overall results are particularly gratifying because they were accomplished in a year during which your Company made important progress and investments in new product delivery systems, continued staff training, branch acquisitions and new branches as discussed below.

Acquisitions

     During 1997, your Company entered into strategic acquisitions that improved its position in several North Carolina markets and expanded its services to customers in new North Carolina markets. The acquisition of the Aulander, Aurora and Hamilton offices of Wachovia Bank in May allowed your Company to expand its presence in the existing Aurora market and allowed the Company to enter the new markets of Aulander and Hamilton. In 1997 your Company also opened a second location in Rocky Mount.

     An agreement has been entered into to purchase the Enfield branch of Enfield Savings Bank. This transaction, subject to regulatory approval, is expected to be completed in the second quarter of 1998 and should result in an increase in total deposits of approximately $21 million in a new market for your Company. As of March 20, 1998 your Company had 42 branches serving 39 North Carolina communities.

Product Delivery Systems

     As your Company expanded its geographic presence, it also continued to improve the efficiency of its product delivery systems to meet the needs of all of its customers. The Company began offering personal computer banking to its customers in 1997 and established an internet web-site containing bank history, product and service information, banking locations and E-mail capabilities at www.southernbank.com. During 1997, construction of new main offices in Warsaw and Windsor were completed and the Automated Teller Machine (ATM) network was expanded to provide 24 hour service to a total of 19 communities.

The Year Ahead

     I believe that the North Carolina economy in general should continue to outpace most of the nation in 1998 and that the economic base of the market service area of your Company will continue to support economic growth.

     The management of your Company understands that, in order to be the best bank for our customers in our market service areas, we must put our customers needs first in each of the products, policies and procedures under which we operate.

     Your Company believes that its investments in quality personnel, modern technology, extensive education, expansion of its service market areas and improvements in customer product delivery systems will help it realize its goal of being the first choice in its markets for all financial services.

     I am pleased with the overall results accomplished in 1997 and I thank our shareholders, staff, customers and friends for their confidence in, loyalty to and support of Southern Bank and Trust Company.

Sincerely,



R. S. Williams
Chairman of the Board

BUSINESS:

     Southern BancShares (N.C.), Inc., a Delaware corporation (hereinafter, with all of its subsidiaries, referred to as "BancShares"), is a bank holding company pursuant to the provisions of the Bank Holding Company Act of 1956, as amended. BancShares is the successor to Southern BancShares (N.C.), Inc., a North Carolina corporation ("SBS") which was formed in 1982 to become the parent company of Southern Bank and Trust Company ("Southern"), its principal operating subsidiary, which it acquired in late 1982. BancShares was formed in 1986 in order to effect the reincorporation in Delaware of the holding company of Southern by the merger of SBS into BancShares, which was effective on December 28, 1986. All significant activities of the Registrant and its subsidiary are banking related so that the Registrant operates within one industry segment. Neither BancShares nor its subsidiary has any foreign operations, nor does either company operate in the international financing market.

     Southern conducts a general banking business designed to meet the needs of the people of its market area. These services, all of which are offered at its 42 offices, include, among other items: taking deposits; cashing checks and providing for individual and commercial cash needs; and providing numerous checking and savings plans, including automatic transfer services, direct deposit, and banking by mail.

     Southern also makes commercial, consumer and mortgage loans at its 31 full service offices and provides individual retirement account service, safe deposit box rental, travelers' check service, and MasterCard and Visa credit card programs.

     Southern has twenty automatic teller machines; one each in Ahoskie, Ayden, Belhaven, Bethel, Edenton, Farmville, LaGrange, Mount Olive, Murfreesboro, Nashville, Plymouth, Roanoke Rapids, Warsaw, Whitakers and Windsor, North Carolina and two in Kill Devil Hills, North Carolina and Rocky Mount, North Carolina. Southern has one satellite automatic teller machine at Duplin General Hospital in Kenansville, North Carolina.

     Southern has a wholly-owned subsidiary: Goshen, Inc., which acts as agent for credit life and credit accident and health insurance written in connection with loans made by Southern Bank.


FORM 10-K

     BancShares' Annual Report on Form 10-K is available on the internet at htpp://www.sec.gov/cgi-bin/srch-edgar or a copy is available by providing a written request to David A. Bean, Secretary, Southern BancShares (N.C.), Inc., Post Office Box 729, Mount Olive, North Carolina 28365-0729. A copy of BancShares' Annual Report on Form 10-K for 1997, including Financial Statements and Schedules thereto will be provided without charge to any shareholder making such request.

Management's Discussion and Analysis of Financial Condition and
Results of Operations:_________________________________________________________

INTRODUCTION

    This discussion provides information concerning changes in the consolidated financial condition and results of operations of Southern BancShares (N.C.), Inc. ("BancShares") and its subsidiary, Southern Bank and Trust Company ("Southern"), for 1997, 1996 and 1995. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements, related notes and selected financial data presented elsewhere herein.


Table 1
Five-Year Financial Summary, Selected Balances and Ratios
(Dollars in thousands, except share data and ratios)

                                                                             December 31,
                                                        _____________________________________________________
                                                        1997         1996        1995        1994        1993
                                                        ____         ____        ____        ____        ____
Summary of Operations

Interest income                                    $   39,055       36,776      32,894      27,164      22,418
Interest expense                                       18,827       17,450      16,055      11,044       8,803
                                                       ______       ______      ______      ______      ______
Net interest income                                    20,228       19,326      16,839      16,120      13,615
Provision for loan losses                                  60          140         -           -           300
Net interest income                                    ______       ______      ______      ______      ______
    after provision for loan losses                    20,168       19,186      16,839      16,120      13,315
Noninterest income                                      9,849        4,508       4,028       2,888       3,197
Noninterest expense                                    23,064       18,203      15,661      13,918      10,978
                                                       ______       ______      ______      ______      ______
Income before income taxes                              6,953        5,491       5,206       5,090       5,534
Income taxes                                              340        1,127       1,293       1,402       1,741
                                                       ______       ______      ______      ______      ______
Net income                                          $   6,613        4,364       3,913       3,688       3,793
                                                       ======       ======      ======      ======      ======
Selected Year-End Balances

Total assets                                        $ 590,752     540,758     496,980     408,035      411,604
Investment securities and federal funds sold          190,373     179,709     164,526     123,852      145,732
Loans                                                 349,353     317,755     287,960     252,611      236,732
Interest earning assets                               544,926     499,164     452,486     376,463      382,464
Deposits                                              513,328     480,566     449,002     367,522      375,061
Interest bearing liabilities                          458,339     422,941     396,631     326,442      338,515
Shareholders' equity                                   54,984      44,778      37,163      30,965       24,650
Common shares outstanding                             119,918     119,918     119,918     121,767      130,031

Selected Average Balances

Total assets                                         $567,236     519,541     456,499     407,554      326,232
Investment securities and federal funds sold          162,936     157,779     145,417     131,923      114,321
Loans                                                 340,195     310,389     270,563     242,217      191,360
Interest earning assets                               507,971     469,792     415,980     374,140      305,681
Deposits                                              498,303     459,552     407,252     367,618      294,264
Interest bearing liabilities                          445,354     411,960     366,597     331,104      263,097
Shareholders' equity                                   45,703      40,234      34,657      28,445       23,126
Common shares outstanding                             119,918     119,918     121,226     123,521      130,312

Profitability Ratios (averages)
Return on average total assets                         1.17%         0.84        0.86        0.90         1.16
Return on average shareholders' equity                14.47         10.85       11.29       12.97        16.40
Dividend payout ratio (1)                              8.85         13.45       13.57       12.80        11.65

Liquidity and Capital Ratios (averages)
Loans to deposits                                     68.27%        67.54       66.44       65.89        65.03
Shareholders' equity to total assets                   8.06          7.74        7.59        6.98         7.09

Per share of common stock
Net income (2)                                       $51.77         33.00       28.90       27.04        26.72
Cash dividends                                         1.50          1.50        1.00        1.00         1.00
Book value (3)                                       458.51        373.41      309.90      254.30       189.57

(1)  Total  common  and  preferred  dividends  paid  for  the  year  ended  December  31  divided by net income for the year ended
     December 31.

(2)  Net  income  less  preferred  dividends  paid  for  the year ended December 31 divided by the average number of common shares outstanding  for  the  year  ended December 31.  BancShares adoption of Statement 128, "Earnings per Share," had no effect on its earnings per share disclosure since BancShares has no dilutive securities.

(3)  Shareholders' equity at December 31 divided by the number of common shares outstanding at December 31.

                                      4

                                 ACQUISITIONS

    In May 1997 BancShares acquired the Aulander, North Carolina, the Aurora, North Carolina and the Hamilton, North Carolina offices of Wachovia Bank of North Carolina, N.A. These acquisitions were accounted for as purchases, and, therefore, the results of operations prior to purchase of the financial institutions are not included in the consolidated financial statements. The acquisitions were as follows:


Table 2
Branch Transactions                                            Transaction     Loans     Deposits
(dollars in thousands)                                            Date        Acquired   Acquired
                                                               ___________    ________   ________
Wachovia  Bank of North Carolina, N.A. - Aulander, NC            May 1997      $  180      $5,117

Wachovia  Bank of North Carolina, N. A. - Aurora, NC             May 1997         852      11,838

Wachovia  Bank of North Carolina, N. A. - Hamilton, NC           May 1997         412       4,106
                                                                               ______     _______
        1997 acquisition totals                                                $1,444     $21,061
                                                                               ======     =======

      In  June  1996  BancShares acquired the Windsor, North Carolina office of
First-Citizens  Bank  &  Trust  Company  and  sold  its Scotland Neck office to
Triangle Bank. In August 1996 BancShares acquired the Edenton, North Carolina office of United Carolina Bank. These acquisitions were accounted for as purchases, so the results of operations prior to the purchase of the financial institutions are not included in the consolidated financial statements. The
1996 acquisitions and divestitures were as follows:

Branch Transactions                                                            Loans       Deposits
(dollars in thousands)                                        Transaction     Acquired     Acquired
                                                                 Date          (Sold)       (Sold)
                                                              ___________     ________     ________
First Citizens Bank & Trust - Windsor, NC                     June 1996         $   83       $7,348

Triangle Bank  - Scotland Neck, NC                            June 1996            (42)      (4,037)

United Carolina Bank  - Edenton, NC                         August 1996          5,304        6,085
                                                                                ______       ______
     Net 1996 acquisition totals                                                $5,345       $9,396
                                                                                ======       ======

RESULTS OF OPERATIONS

Earnings

    For 1997 net income of $6.6 million represented a 50 percent increase from 1996 net income of $4.4 million. Net income for 1995 was $3.9 million. The increase in 1997 net income was principally the result of gains on the sale of available-for-sale securities and a reduction in income taxes resulting from the donation of available-for-sale securities. Excluding the impact of securities gains and charitable contributions, income before income taxes decreased by approximately $158 thousand between 1996 and 1997, principally due to increased costs associated with expansion in existing and new markets.

     The increase in 1996 net income was principally the result of increased net interest income resulting from the 1996 full year impact of June 1995 acquisitions. Net income per average share of common stock increased to $51.77 in 1997, from $33.00 in 1996, due to increased earnings. Net income per average share of common stock increased to $33.00 in 1996, from $28.90 in 1995 due to increased earnings and a decrease in the average shares outstanding for 1996.

Net Interest Income

     The greatest portion of BancShares' earnings is from net interest income, which is the difference between interest income on interest earning assets and interest paid on deposits and other interest bearing liabilities. The primary factors affecting net interest income are changes in the volume and yields/rates on earning assets and interest bearing liabilities, and the ability to respond to changes in interest rates through asset/liability management. In 1997 net interest income was $20.2 million as compared to $19.3 million in 1996, an increase of $0.9 million or 5 percent. In 1996 net interest income was $19.3 million as compared to $16.8 million in 1995, an increase of $2.5 million or 15 percent. The 1997 increase was primarily attributable to increased loan revenue from a 10 percent increase in average loan balances outstanding from $310 million in 1996 to $340 million in 1997. The yields received on average loans for 1997 decreased to 8.59 percent from 8.66 percent for 1996. The rates paid on interest bearing liabilities decreased 1 basis point during 1997 and the average interest bearing deposits increased 8 percent between 1996 and 1997 resulting in an 8 percent increase in total interest expense.

     The 1996 increase was primarily attributable to increased loan revenue from a 14 percent increase in average loan balances outstanding from $271 million in 1995 to $310 million in 1996. The yields received on average loans for 1996 decreased to 8.66 percent from 9.00 percent for 1995. The rates paid on interest bearing liabilities decreased 14 basis points during 1996 and the average interest bearing deposits increased 12 percent between 1995 and 1996 resulting in a 9 percent increase in total interest expense.

     Loans produced the largest component of interest income, amounting to $29.2 million in 1997, $26.9 million in 1996 and $24.3 million in 1995. This represented an increase in 1997 of 9 percent. For the year ended December 31, 1996, interest income on loans increased 10 percent. During 1997 average loans outstanding increased $30 million or 10 percent. This average increase was primarily due to loan growth in the existing branch network and the impact of the 1997 branch acquisitions as set forth in Table 2. The 1996 increase in interest income was primarily due to loan growth in the existing branch network and the impact of the 1996 branch acquisitions discussed above. In 1997, the average yield on loans decreased to 8.59 percent from 8.66 percent in 1996. This decrease resulted from overall lower market interest rates during most of 1997. The 1995 average yield was 9.00 percent.

     Earnings from investments and federal funds sold provided the balance of interest income, contributing $9.8 million in 1997, $9.9 million in 1996, and $8.6 million in 1995. In 1997, BancShares realized lower yields on investment securities and federal funds sold and maintained larger average balances for each period. In 1996, BancShares realized higher yields on investment securities and federal funds sold and larger average balances. Average investment securities and federal funds sold was $163 million in 1997, an increase from $158 million in 1996. The 1997 average increase was principally the result of the acquisitions made in May 1997.

     Total 1997 interest expense for BancShares increased 8 percent after increasing in 1996 by 9 percent. The principal component of BancShares' interest expense, interest paid on deposits, totaled $18.2 million in 1997, $16.9 million in 1996 and $15.4 million in 1995. BancShares' deposit base increased 7 percent in 1997, primarily as a result of the 1997 acquisitions. The cost of interest bearing deposits also increased in 1997 primarily as a result of the 1997 acquisitions. The cost of interest bearing deposits increased in 1996 principally as a result of deposit growth within the branch network excluding the 1996 acquisitions. The average effective rates paid on interest bearing liabilities were 4.23 percent, 4.24 percent, and 4.38 percent in 1997, 1996, and 1995 respectively. During 1993, BancShares borrowed $5.5 million to purchase a savings bank. During 1997, BancShares utilized long term borrowings to provide a $5.0 million injection of capital into its subsidiary and to refinance the remaining balance of the 1993 borrowings. The 1993 debt was being repaid at $100 thousand per month plus interest. These debts are to be repaid at $450 thousand per quarter plus interest. Interest on these debts was $295 thousand in 1997, $117 thousand in 1996 and $309 thousand in 1995. The outstanding debt at December 31, 1997 was $4.8 million.

     BancShares' interest rate spread was 3.60 percent, 3.75 percent and 3.63 percent on a tax equivalent basis in 1997, 1996 and 1995, respectively. BancShares' ability to maintain a favorable spread between interest income and interest expense is a major factor in generating earnings; therefore, it is necessary to effectively manage earning assets and interest bearing liabilities.

Noninterest Income

     Noninterest income which consists primarily of securities gains, service charges, commissions, fees and gains on sales of loans, increased $5.3 million in 1997. Total noninterest income was $9.8 million in 1997, as compared to $4.5 million in 1996 and $4.0 million in 1995. Total noninterest income for 1997 includes securities gains of $5.6 million related to the funding of a charitable foundation by the contribution of available-for-sale equity securities and the sale of available-for-sale securities. Service charges on deposit accounts increased $254 thousand, or 9 percent, in 1997 to $2.9 million, from $2.7 million in 1996. This increase was primarily attributable to the full year impact of the accounts subject to service charges acquired in June and August 1996 and the May acquisitions of 1997. Service charges on deposit accounts increased $317 thousand, or 14%, in 1996, from $2.3 million in 1995 to $2.7 million for 1996. This increase was primarily attributable to the full year impact of the accounts subject to service charges acquired in June 1995 and the June and August acquisitions of 1996.

     BancShares had an increase in 1997 in other service charges and fees of $88 thousand. BancShares had an increase in 1996 in other service charges and fees of $135 thousand.

     During 1997, the remaining noninterest income decreased $0.1 million from $0.6 million in 1996 to $0.5 million in 1997. This decrease was primarily attributable to a gain of $213 thousand on the sale of a branch in 1996. During 1996, the remaining noninterest income decreased $0.4 million from $1.0 million in 1995 to $0.6 million in 1996. This decrease was primarily attributable to a favorable one time $410 thousand settlement of a law suit in 1995.

Noninterest expense

     Noninterest expense includes personnel, intangibles amortization, data processing, occupancy, furniture and equipment, Federal Deposit Insurance Corporation ("FDIC") assessments, printing, supplies, legal and professional fees, postage and other miscellaneous operating expenses. Noninterest expense was $23.1 million in 1997 compared to $18.2 million in 1996 and $15.7 million in 1995. In 1997 BancShares recorded $4.1 million of charitable contributions expense related to the funding of a charitable foundation. Control of noninterest expense is an important aspect in managing net income. The 1995, 1996 and 1997 acquisitions should enhance the future operating results of BancShares. However, for the following ten years, earnings will be reduced as BancShares amortizes intangibles resulting from assets acquired.

     The most significant element of BancShares' noninterest expense is personnel costs. In 1997, salaries and benefits represented $8.8 million, or 38 percent, of total noninterest expense. The personnel costs of 1997 include the impact of a full year of the costs related to the acquisitions made in June and August 1996 and a partial year of costs for the acquisitions made in May 1997. In 1996, salaries and benefits represented $8.0 million, or 44 percent, of total noninterest expense. The personnel costs of 1996 include the impact of a full year of the costs related to the acquisitions made in June 1995 and a partial year of costs for the acquisitions made in June and August, 1996. In 1995, salaries and benefits represented $6.9 million, or 44 percent, of total noninterest expense. The personnel costs of 1995 included the impact of a full year of the costs related to the acquisitions made in the last quarter of 1994 and the partial year costs for the acquisitions made in June, 1995.

     The 1997 noninterest expense, other than personnel and charitable contributions, was $10.2 million, an increase of $0.6 million, or 6 percent, from $9.6 million in 1996. Occupancy expenses increased from $0.9 million in 1995 to $1.2 million in 1996 to $1.4 million in 1997. These increases of 33 percent and 17 percent, respectively, are principally the result of additional expenditures incurred as a result of the 1995, 1996 and 1997 acquisitions, the replacements of aging branch facilities and the 1997 opening of a second location in Rocky Mount, North Carolina. Furniture and fixture expenses increased from $1.1 million in 1995 to $1.3 million in 1996 and to $1.6 million in 1997. These increases of 18 percent and 23 percent, respectively, reflect the additional equipment expenses incurred as a result of the acquisitions in 1995, 1996 and 1997 and the opening of the second Rocky Mount branch in 1997.

     Data processing costs represent charges by vendors that perform data processing services for Southern. Southern has contracts with four such companies. Data processing fees are primarily based upon per item or per account charges. Data processing costs in 1997 were $1.6 million, an increase of 14 percent, over 1996 data processing expenses of $1.4 million. This increase was the result of the 1996 and 1997 acquisitions and volume increases in the existing branch system. Data processing costs in 1996 were $1.4 million, an increase of 8 percent, over 1995 data processing expenses of $1.3 million. This increase was the result of the 1995 and 1996 acquisitions and volume increases in the existing branch system.

     Intangibles amortization in 1997 was $1.8 million, a 13 percent increase over the 1996 intangibles amortization. Intangibles amortization in 1996 was $1.6 million, a 14 percent increase over the 1995 intangibles amortization of $1.4 million. The 1997 amortization included a full year's amortization for the 1996 acquisitions and partial year amortizations for the acquisitions made in May 1997. The 1996 amortization included a full year's amortization for the 1995 acquisitions and partial year amortizations for the acquisitions made in June and August 1996. The 1995 amortization included a full year's amortization for the 1994 acquisitions and partial year amortizations for the acquisitions made in June 1995.

     Southern has deposits insured under both of the FDIC's insurance funds, the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). In July 1995, the FDIC and other regulatory agencies proposed a plan to recapitalize the SAIF, and Congress mandated a one-time assessment for all SAIF insured deposits on September 30, 1996. Congress required that 80% of Southern's SAIF insured deposits as reported on Southern's March 31, 1995 call report and 100% of SAIF insured deposits purchased by Southern after March 31, 1995 be assessed at .657 percent. On September 30, 1996 Southern had approximately $87 million of SAIF-insured deposits based on the above formula and recorded a $569 thousand charge to earnings on September 30, 1996 as a one-time FDIC SAIF insurance expense. The decrease in 1997 and the increase in 1996 FDIC assessment expenses of $660 thousand and $121 thousand, respectively, for FDIC premiums, resulted primarily from the 1996 one-time assessment discussed above and the 1995 reduction in deposit premiums for Bank deposits for all Banks combined with the full year assessment for the deposit growth from the 1995 and 1996 acquisitions respectively and the partial year assessment for the 1997 acquisitions.

     BancShares expects that under current FDIC assessment guidelines that it will not incur any FDIC deposit insurance assessments for 1998. However, beginning in 1997 the FDIC began collecting from all banks an assessment for Financing Corporation ("FICO") funding requirements. Accordingly, BancShares expects a 1998 FDIC FICO assessment expense of approximately $112 thousand, based on the FDIC FICO assessment rates in effect for the first quarter of 1998.

     Charitable contributions increased $3.5 million, to $4.1 million in 1997 from $0.6 million in 1996 after increasing $0.4 million from $0.2 million in 1995. Charitable contributions expense for 1997 includes $4.1 million related to the additional funding of a charitable foundation through the contribution of available-for-sale securities. Charitable contributions expense for 1996 includes $0.5 million related to the contribution of available-for-sale securities to a charitable foundation.

     Other miscellaneous noninterest operating expenses were $3.7 million, $3.3 million and $3.2 million for 1997, 1996 and 1995 respectively. Included in other miscellaneous noninterest operating expenses were losses resulting from the abandonment/replacement of premises and equipment for aging branch facilities of $0.3 million, $0.1 million and $0.3 million for 1997, 1996, and 1995 respectively.

     In 1997, 1996, and 1995, BancShares had taxable income for book purposes that resulted in income tax expense of $0.3 million, $1.1 million and $1.3 million respectively. Decreases in these expenses are primarily the result of an increase in tax-exempt income for 1996 and 1995. The 1997 decrease is principally a result of the 1997 contribution of available-for-sale securities to the charitable foundation discussed above.

                            FINANCIAL CONDITION

Earning and Nonearning Assets

     Earning assets consist of loans, investment securities, and short-term investments that earn interest. Average earning assets during 1997 were $508 million, an increase of 8 percent from the 1996 average of $470 million. This increase was due primarily to growth within the existing branch system. The 1997 full year average impact of the June and August 1996 acquisitions and the partial year impact of the May 1997 acquisitions increased average earning assets to a much lesser extent. The cash received in the acquisitions was ultimately invested primarily in loans and short-term investments.

     Average earning assets during 1996 were $470 million, an increase of 13 percent from the 1995 average of $416 million. This increase was due primarily to the 1996 full year average impact of the June 1995 acquisitions and the partial year impact of the June 1996 and August 1996 acquisitions. The cash received in the acquisitions was ultimately invested primarily in loans and short-term investments including federal funds.

     Average non-interest earning assets during 1997 were $59 million, an increase of 18 percent from the 1996 average of $50 million. This increase was due primarily to the 1997 full year average impact of the June and August 1996 acquisitions and the partial year impact of the May 1997 acquisitions. Average non-interest earning assets during 1996 were $50 million, an increase of 22 percent from the 1995 average of $41 million. The principal nonearning asset for BancShares is cash and due from banks. Cash and due from banks averaged $18 million in 1997, $16 million in 1996 and $15 million in 1995.

     Return  on  total  average  assets was 1.17 percent in 1997 as compared to
0.84 percent in 1996 and 0.86 percent in 1995. The increase in 1997 was principally the result of gains on the sale of available-for-sale securities. The decrease in 1996 was principally the result of increased average assets.

Interest Bearing and Noninterest Bearing Liabilities

     Interest bearing liabilities consists of deposits, short term borrowed funds and long-term notes payable. Average interest bearing liabilities during 1997 were $445 million, an increase of 8 percent from the 1996 average of $412 million. This increase was due primarily to the 1997 full year impact of the June and August 1996 acquisitions and the partial year 1997 impact of the May 1997 acquisitions. The principal interest bearing liabilities of BancShares are interest bearing deposits. Average noninterest bearing liabilities during 1997 were $76 million, an increase of 13 percent from the 1996 average of $67 million. This increase was also due primarily to the 1997 full year impact of the June and August 1996 acquisitions and the partial year 1997 impact of the May 1997 acquisitions. Noninterest bearing demand deposits are the principal noninterest bearing liability. The cost of total interest bearing liabilities was 4.23 percent in 1997 as compared to 4.24 percent in 1996. The decrease in 1997 was principally the result of a generally lower deposit interest rate market in 1997.

     Average interest bearing liabilities during 1996 were $412 million, an increase of 12 percent from the 1995 average of $367 million. This increase was due primarily to the 1996 full year impact of the June 1995 acquisitions and the partial year 1996 impact of the June and August 1996 acquisitions. Average noninterest bearing liabilities during 1996 were $67 million, an increase of 22 percent from the 1995 average of $55 million. Noninterest bearing demand deposits are the principal noninterest bearing liability. This increase was also due primarily to the 1996 full year impact of the June 1995 acquisitions and the partial year 1996 impact of the June and August 1996 acquisitions. The cost of total interest bearing liabilities was 4.24 percent in 1996 as compared to 4.38 percent in 1995. The decrease in 1996 was principally the result of a generally lower deposit interest rate market in 1996.

Loans

     As of December 31, 1997, loans, net of allowance for loan losses, totaled $343 million compared to $312 million at year-end 1996. A portion of the growth was related to the current year acquisitions, as discussed above. The loan portfolio grew $1.4 million through these acquisitions. The remaining increase was attributed to normal loan growth, particularly the real estate mortgage and commercial loan portfolios. Both portfolios grew approximately $13 million. There were no significant loan promotions in the current year nor were there any significant changes made to underwriting standards.

     Rate sensitivity and liquidity in the loan portfolio are achieved by making loans with adjustable interest rates and shorter maturities. This allows Southern to adjust its pricing structure with changes in interest rates. At the end of 1997, 56 percent of the loan portfolio was due to mature or be available for repricing of interest rates during 1998.

Investments

     Management's asset/liability strategies include maintaining an investment securities portfolio with appropriate maturities to preclude the necessity of selling investment securities for purposes of liquidity.

     Traditionally, BancShares has maintained a larger investment portfolio than its peers. BancShares traditionally has carried unrealized gains on investments significantly greater than the average of its peers in North Carolina primarily due to its investments in marketable equity securities. At the end of 1997 and 1996, BancShares' subsidiary, Southern, had one of the highest ratios of Market Value to Book Value for its investment securities in the state of North Carolina.

     BancShares accounts for investment securities under the provisions of Statement of Financial Accounting Standards No. 115 ("Statement 115"),
"Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt and equity securities be classified in three categories and accounted for as follows: debt securities that BancShares has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Securities available-for-sale consist of certain debt and marketable equity securities not classified as trading securities nor as securities held-to-maturity, and consist of securities which may be sold in response to changes in interest rates, prepayment risk, regulatory capital requirements and liquidity needs.

     At December 31, 1997 the fair value of available-for-sale securities exceeded the carrying value by $22.9 million, deferred taxes related to these available-for-sale securities were $7.8 million and shareholders' equity included $15.1 million for the net unrealized gain related to these available-for-sale securities. At December 31, 1996 the fair value of available-for-sale securities exceeded the carrying value by $16.5 million, deferred taxes related to these available-for-sale securities were $5.6 million and shareholders' equity included $10.9 million for the net unrealized gain related to these available-for-sale securities. BancShares does not maintain a trading account.

     On December 17, 1996, the board of directors of Southern Bank and Trust Company approved the contribution of 7,500 shares of marketable equity securities to the Southern Bank Foundation. These investments had an average cost basis of $78 thousand and, on December 17, 1996, a fair value of $536 thousand. Southern recorded a securities gain of $458 thousand and a charitable contribution expense of $536 thousand related to this transaction.

     On  February  14, 1997, the  board of directors of Southern Bank and Trust
Company approved the contribution of 48,250 shares of marketable equity securities to the Southern Bank Foundation. These investments had an average cost basis of $542 thousand and, on February 5, 1997, a fair value of $4,071 thousand. Southern recorded a 1997 securities gain of $3,529 thousand and charitable contribution expense of $4,071 thousand related to this transaction.

                               ASSET QUALITY

Provision and allowance for loan losses

     Because the loan portfolio represents BancShares' largest earning asset, BancShares continually monitors the quality of its loan portfolio. Southern operates in an area dominated by agriculture and, accordingly, many loans are made to commercial enterprises or to consumers who are directly or indirectly supported by the region's agricultural economy. In 1997, BancShares charged-off loans net of recoveries of $252 thousand. This represents a decrease of $46 thousand from 1996 net charge-offs of $298 thousand. This decrease is primarily the result of decreased gross charge-offs in 1997. Recoveries of loans previously charged off also decreased in 1997. The percentage of charge-offs (net of recoveries) to average outstanding loans was
0.07 percent in  1997, 0.10 percent in 1996 and 0.12 percent in 1995.

     The ratio of total non-performing loans to total loans increased from 0.16 percent at December 31, 1996 to 0.20 percent at December 31,1997, principally due to increases in non-performing loans (nonaccrual, restructured, and accruing loans greater than 90 days past due) to $696 thousand at December 31, 1997, compared to $498 thousand at December 31, 1996. The ratio of non-performing loans and assets to total assets increased to 0.13 percent at December 31, 1997 from 0.09 percent a year before. This increase was primarily the result of increased non-performing loans. At December 31, 1997 BancShares had $48 thousand of assets classified as other real estate. At December 31, 1996 BancShares had no assets classified as other real estate.

     Accrual of interest is discontinued on a loan when management believes the borrower's financial condition is such that collection of principal or interest is doubtful. Loans are returned to the accrual status when the factors indicating doubtful collectibility cease to exist.

     Management considers a loan to be impaired when based on current information or events, it is probable that a borrower will be unable to pay all amounts due according to contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method or the value of the collateral. When the ultimate collectibility of the impaired loan's principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged-off.

     At December 31, 1997 and 1996, Southern had nonaccrual loans of $230 thousand and $147 thousand, respectively. At December 31, 1997 and 1996,
Southern had restructured loans of $0 and $8 thousand, respectively. At December 31, 1997 and 1996, Southern had accruing loans past due 90 days or more totaling $466 thousand and $343 thousand, respectively. The amounts of foregone interest on nonaccrual and restructured loans for the years ended December 31, 1997, 1996 and 1995 were not material for the periods presented. At December 31, 1997 and 1996, Southern's impaired loans, as determined under Statement 114, were less than the nonaccrual and restructured loan amounts presented above.

     There are certain loans classified for regulatory purposes as substandard or special mention that have not been disclosed in the nonperforming asset amounts above. Such loans do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. Such classified loans also do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     The allowance for loan losses represented 858 percent of non-performing loans at December 31, 1997. This was a decrease of 380 basis points from the 1,238 percent ratio at December 31, 1996. The allowance for loan losses represented 1.71 percent and 1.94 percent of loans outstanding at year end 1997 and 1996, respectively. Southern's provision for loan losses charged against earnings was $60 thousand in 1997, $140 thousand in 1996 and $0 in 1995.

     Management considers the December 31, 1997 allowance for loan losses adequate to cover the losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on Southern's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's experience, the estimated value of any underlying collateral, current economic conditions and other risk factors. Management believes it has established the allowance in accordance with generally accepted accounting principles and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review Southern's allowance for loan losses and losses on other real estate owned. Such agencies may require Southern to recognize additions to the allowances based on the examiners' judgments about information available to them at the time of their examinations.

              LIQUIDITY, MARKET RISK AND INTEREST SENSITIVITY

Liquidity

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

     In assessing liquidity, many relevant factors are considered, including: stability of deposits, quality of assets, economy of the markets served, business concentrations, competition and BancShares' overall financial condition. BancShares' liquid assets include available-for-sale investment securities, federal funds sold, and cash and due from banks. These assets represented 32 percent of total deposits at December 31, 1997, an increase from 29 percent at December 31, 1996.

     Southern's liquidity ratio, which is defined as net cash plus short term and marketable securities divided by net deposits and short term liabilities, was 34 percent at December 31, 1997, compared to 27 percent and 39 percent at year-end 1996 and 1995 respectively.

     BancShares has traditionally maintained a high level of liquidity, characteristic of the high ratio of investment securities to total assets and/or total deposits that BancShares maintains. Although loans increased with the 1996 and 1997 acquisitions, BancShares' ability to manage its liquidity was enhanced with the addition of a mortgage loan department acquired in 1993. With this acquisition, BancShares has the ability to sell mortgage loans held for sale, if needed, for liquidity or other asset/liability management requirements.

     Any maturing investments whose funds are not immediately necessary to sustain BancShares' liquidity, will be invested in similar instruments or used to fund any increased loan demand. Investments scheduled to mature within the one year time frame represented 50 percent, 49 percent and 41 percent of the total investment securities portfolio at December 31, 1997, 1996 and 1995, respectively.

     Included in investments maturing within one year are investments in marketable equity securities held by BancShares with fair values of $30 million, $25 million and $17 million in 1997, 1996 and 1995, respectively. Although these investments do not "mature" in the next twelve months, they are available-for-sale and could be sold at management's discretion.

     Since the volume of investments actually maturing during 1998 is comparable to the volumes that matured during 1997 and 1996, the effect on net interest margin and operating results for 1998 should also be similar to effects realized in 1997 and 1996.

     The consolidated statements of cash flows disclose the principal sources and uses of cash from operating, investing and financing activities for 1997, 1996, and 1995. In 1997, operating activities of BancShares provided cash flows of $9.8 million. Net income of $6.6 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Decreases in other assets of $1.8 million and decreases in other liabilities of $1.3 million, increased and decreased, respectively, the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $19.8 million of BancShares' cash flow. Loans originated, net of principal collected, used $30.4 million. BancShares received $18.0 million in cash in connection with the branches purchased from another financial institution in 1997.

     Net additional cash inflows of $16.2 million resulted from financing activities. Net deposit inflows of $11.7 million were improved by an increase in short term borrowed funds of $1.8 million and by an increase of $3.4 million in long term obligations and reduced by payments for cash dividends and retirements of stock totaling $0.6 million.

     In 1996, operating activities of BancShares provided cash flows of $7.4 million. Net income of $4.4 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Decreases in other assets of $1.7 million and increases in other liabilities of $2.3 million, increased the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $41.8 million of BancShares' cash flow. Loans originated, net of principal collected, used $24.7 million. BancShares received $3.4 million in cash in connection with the branches purchased from other financial institutions in 1996. Net additional cash inflows of $24.0 million resulted from financing activities. Net deposit inflows of $22.2 million were improved by an increase in short term borrowed funds of $3.6 million and reduced by the $1.2 million repayment oflong term obligations, payments for cash dividends and retirements of stock totaling $599 thousand.

     In 1995, operating activities of BancShares provided cash flows of $9.6 million. Net income of $3.9 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Increases in other assets of $114 thousand and increases in other liabilities of $2.2 million, increased the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $12.0 million of BancShares' cash flow. Loans originated, net of principal collected, used $33.1 million. BancShares received $46.1 million in cash in connection with the branches purchased from other financial institutions in 1995. In 1995, net additional cash outflows of $28.1 million resulted from financing activities. Net deposit inflows of $30.6 million were reduced by the $1.2 million repayment of long term obligations, a decrease in short term borrowed funds of $497 thousand and payments for cash dividends and retirements of stock totaling $784 thousand.

     Southern has no brokered deposits. Jumbo certificates of deposit ("CD's") are considered to include all CD's of $100 thousand or more. Southern does not and has never aggressively bid on these deposits. Southern does not seek nor does it accept deposits from outside of its general trade area. Almost all of Southern's Jumbo CD customers have other relationships with Southern, including savings, demand and other time deposits, and in some cases, loans. At December 31, 1997 and 1996, Jumbo CD's represented 10.3 percent and 9.0 percent, respectively, of total deposits.

     In the opinion of management, BancShares has the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs which may arise, within realistic limitations, and management is not aware of any known demands, commitments or uncertainties that will affect liquidity in a material way.

Market Risk

     Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

     BancShares' market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of BancShares' loan and deposit portfolios is such that a significant decline in the prime rate may adversely impact net market values and net interest income.
Management seeks to manage this risk through the use of shorter term maturities. The composition and size of the investment portfolio is managed so as to reduce the interest rate risk in the deposit and loan portfolios while at the same time maximizing the yield generated from the portfolio.

     The table below presents in tabular form the contractual balances and the estimated fair value of financial instruments at their expected maturity dates as of December 31, 1997. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment as of December 31, 1997. For core deposits without contractual maturity (i.e.,interest bearing checking, savings and money market accounts), the table presents principal cash flows as maturing in 1998 since they are subject to immediate repricing. Weighted average variable rates are based on the implied forward rates in the yield curve as of December 31, 1997.


                                        Maturing in Years ended December 31
                               -------------------------------------------------------
                                1998     1999     2000     2001     2002    Thereafter     Total     Fair Value
Assets                        _______  _______  _______  _______  _______    ________    _________   __________
  Loans
    Fixed Rate                $49,436  $40,406  $29,803  $26,304  $33,081     $32,215     $211,245     $210,268
    Average rate (%)             8.37%    8.96%    8.04%    8.28%    7.56%       7.90%        8.23%

    Variable rate              55,149   20,429    7,890    8,143    7,375      40,551      139,537      139,537
    Average rate (%)             9.06%    9.94%    8.99%    8.89%    8.73%       9.21%        9.20%

  Investment securities
    Fixed rate                 82,487   73,358    1,196    1,021    1,063      15,951      175,076      176,089
    Average rate (%)             5.64%    5.96%    8.35%    8.58%    8.37%       8.21%        6.10%

    Variable rate                 -      1,400      -         -        -        3,657        5,057        5,057
    Average rate (%)              -       9.34%     -         -        -         9.34%        9.34%

Liabilities

  Savings and interest
    bearing checking
    Fixed rate                167,843      -        -         -        -          -        167,843      167,843
    Average rate (%)             2.13%     -        -         -        -          -           2.13%

  Certificates of deposit
    Fixed rate                223,080   32,214   15,708      338       -          -        271,340      272,107
    Average rate (%)             5.33%    5.72%    5.90%    5.90%      -          -           5.41%

    Variable rate               5,088    2,492      -         -        -          -          7,580        7,580
    Average rate (%)             4.77%    4.85%     -         -        -          -           4.83%

  Long-term debt
    Variable rate               1,800    1,800    1,150       -        -          -          4,750        4,750
    Average rate (%)             6.71%    6.71%    6.71%      -        -          -           6.71%


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

     As of December 31, 1997, BancShares had a negative one year cumulative gap position of 19%. BancShares has interest earning assets of $298 million maturing or repricing within one year and interest bearing liabilities of $408 million repricing or maturing within one year. This is primarily the result of stable core deposits being used to fund longer term interest earning assets, such as loans and investment securities. A negative gap position implies that interest bearing liabilities (deposits) will reprice at a faster rate than interest earning assets (loans and investments). In a falling rate environment, this position will generally have a positive effect on earnings, while in a rising rate environment this position will generally have a negative effect on earnings.

     BancShares' savings and core time deposits of $394 million include interest bearing checking accounts of $67 million. These deposits are considered as repricing in the earliest period because the rate can be changed weekly. However, history has shown that the decreases in the interest rates paid on these deposits have little, if any, effect on their movement out of Southern. Therefore, in reality, they are not sensitive to changes in market rates and could be considered in the Non-Rate Sensitive column. If this change were made, BancShares' rate sensitive assets and rate sensitive liabilities would be more closely matched at the end of the one year period.

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

                             CAPITAL RESOURCES

Shareholders' Equity and Capital Adequacy

     Sufficient levels of capital are necessary to sustain growth and absorb losses. To this end, the Federal Reserve Board ("FRB"), which regulates BancShares, and the FDIC, which regulates Southern, has established capital adequacy guidelines. These guidelines relate to a company's Leverage Capital, and Tier 1 and Total Risk Based Capital ("RBC"). In 1997, BancShares experienced an increase in all of its regulatory capital ratios.

     For BancShares, Leverage Capital consists of total equity less intangible assets. When Leverage Capital is divided by the average total consolidated assets of the previous quarter, the Leverage Ratio is the result. As of December 31, 1997, BancShares' Leverage Ratio was 6.07 percent, up from 5.46 percent and 5.60 percent, respectively, at year end 1996 and 1995. For regulatory purposes, a 5.00 percent Tier 1 Leverage Ratio represents a well capitalized financial institution.

     Within the RBC calculations, BancShares' assets, including commitments to lend and other off-balance sheet items, are weighted according to Federal regulatory guidelines for the risk considered inherent in the assets. BancShares' Tier 1 RBC ratio as of December 31, 1997 was 11.43 percent which is, along with a ratio of 9.33 percent and 8.87 percent for 1996 and 1995, respectively, representative of a well-capitalized institution. The calculation of the Total RBC ratio allows, in BancShares' circumstances, the inclusion of BancShares' allowance for loan losses in capital, but only to a maximum of 1.25 percent of risk weighted assets. As of December 31, 1997 BancShares' Total RBC ratio was 12.78 percent, which is representative of a well-capitalized institution. The Total RBC ratio for 1996 and 1995 were 10.66 percent and 10.19 percent, respectively, both of which were also representative of a well capitalized financial institution.

     These ratios will only improve if BancShares' capital increases at a rate proportionately faster than liabilities. Management is aware that growth must be controlled. The projected 1998 acquisition of the branch office discussed below may appear to be contrary to this policy but management is also aware that the process of expanding market share by normal business development processes can be very difficult and expensive. Management believes that improvement in its overall market share within an existing trade area is valuable in the long run and should be pursued by BancShares, when it can be done prudently.

     BancShares' primary source of new capital is earnings. In 1997, equity capital increased through retention of earnings by $6.0 million, by $3.8 million in 1996 and by $3.4 million in 1995. BancShares' internal capital generation rate was 13.19 percent in 1997, 9.39 percent in 1996, and 9.76 percent in 1995. As of December 31, 1997, shareholders' equity totaled $55 million compared to $45 million in 1996. The shareholders' equity for 1997 and 1996 included, as discussed above, $15 million and $11 million, respectively, of net unrealized securities gains as a result of BancShares' adoption of SFAS 115.

     The ratio of average shareholders' equity to average total assets was 8.06 percent in 1997 and 7.74 percent in 1996. The 1997 increase was primarily the result of the substantial increase in unrealized gain on available-for-sale securities.

     Retention of sufficient earnings to maintain an adequate capital position that provides BancShares with expansion capabilities is an important factor in determining dividends. During 1997, BancShares paid $585 thousand in dividends, versus $587 thousand in 1996 and $531 thousand in 1995. As a percentage of net income, dividends were 8.85 percent in 1997, 13.45 percent in 1996 and 13.57 percent in 1995. The 1997 percentage decrease was principally the result of increased earnings resulting from the sale of available-for-sale securities.

Economy of Eastern North Carolina

     BancShares is headquartered and operates primarily in rural eastern North Carolina. Economic information from state and national sources indicates that the seventeen counties served by Southern lag the median figures of North Carolina in the areas of per capita income, family income, and population growth rates. Between 1980 and 1990, Southern's market counties experienced a negative net migration of the population. Only in the area of unemployment is

Southern's market area in slightly better shape than the rest of eastern North Carolina, but this may be related to the negative growth during the same period and the agricultural nature of the area.

     On a positive note, the most recent annual economic projections for North Carolina prepared and published by North Carolina State University, indicate an improving economy in most of the regions of the state served by Southern. The analysis includes data covering retail sales, construction and employment.

     From the ratios and other information discussed above, the management of BancShares recognizes that future growth in BancShares will likely not come from people moving into the markets served by BancShares. Southern must win customers from other institutions or purchase customers in existing markets, as it did in 1995, 1996 and 1997, or expand into new markets as it did in 1995, 1996 and 1997.

     BancShares does anticipate some offices of other institutions becoming available in the near future, and presently plans one acquisition, a $21 million deposit branch in Enfield, North Carolina. This acquisition is projected to be completed in the second quarter of 1998.

Agriculture

     The tobacco industry contributes significantly to the economy of eastern North Carolina and especially in the seventeen eastern North Carolina counties where Southern operates. Management remains aware of the on-going pressure placed on the tobacco industry.

     For several decades tobacco has come under increasing criticism for potential health risks. Because of the these criticisms, many businesses and municipalities have instituted "Smoke Free" policies, increasing the possibility of reduced tobacco production, sales and usage. Recent lawsuits by certain states, have targeted the tobacco industry with responsibility for the costs of ongoing medical treatment for smoking-related illnesses of citizens of those states. Should the courts find in favor of the states, the tobacco farmers in our market area could ultimately be affected.


                         ACCOUNTING AND OTHER MATTERS

     In June 1997, the FASB issued SFAS No. 130,"Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. The provisions of Statement 130 are effective for fiscal years beginning after December 15, 1997. BancShares plans to adopt this statement in fiscal 1998 and will make the necessary disclosures of comprehensive income for periods beginning in 1998.

     In June 1997, the FASB issued SFAS No. 131,"Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The provisions of Statement 131 are effective for fiscal years beginning after December 15, 1997. Adoption of this pronouncement is not expected to have a material effect on BancShares' consolidated financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement standardizes the disclosure requirements of pensions and other postretirement benefits. This statement does not change any measurement or recognition provisions, and thus will no t materially impact BancShares. This statement is effective for fiscal years beginning after December 15, 1997.

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

     In 1997 BancShares developed a plan to deal with the "Year 2000 issue" and contracted with an industry consultant to review its overall exposure to the year 2000 issue. The year 2000 issue relates to computer programs written using two digits rather than four to define the applicable year. In 1997 management reviewed the results of the consultant's analysis of BancShares' data processing year 2000 exposure and committed the human resources and the financial resources for BancShares to complete its resolution of the year 2000 issue in 1998. The total cost of the year 2000 conversion project for BancShares is estimated to be $200 thousand and is being funded through operating cash flows. BancShares is expensing all costs associated with the required systems changes as the costs are incurred. As of December 31, 1997, $3 thousand had been expensed. As discussed in note 15 to the consolidated financial statements, BancShares utilizes the mainframe system of a related bank holding company and its subsidiary (the "Corporation") for most of its mission-critical applications. These systems are currently being remediated, replaced or retired as part of the Corporation's Year 2000 compliance program. BancShares is closely monitoring the Corporation's progress. Based on discussions with management of the Corporation, BancShares' management does not expect significant increases in future data processing costs relating to Year 2000 compliance.

     Management is not aware of any other known trends, events, uncertainties, or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on BancShares' liquidity, capital resources or other operations.

   MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     There is no active trading market for BancShares' common or preferred stock although isolated transactions occur from time to time. Prices for BancShares' common and preferred stock listed in the Selected Quarterly Data table are based on management's knowledge of the most recent sales prices for specific transactions of each security.

     The approximate number of record holders of BancShares' outstanding common stock at December 31, 1997 was 339. Dividends paid to shareholders of BancShares are dependent upon dividends received by BancShares from Southern. Southern is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of undivided profits. Should at any time its surplus be less than 50 percent of its paid-in capital stock, Southern may not declare a dividend until it has transferred from undivided profits to surplus 25 percent of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50 percent of its paid-in capital stock.

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


                          FORWARD LOOKING STATEMENTS

     The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," " estimate," "plan," "project," or other statements concerning opinions or judgment of BancShares and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of BancShares' customers, actions of government regulators, the level of market interest rates, and general economic conditions.


Selected Quarterly Data_________________________________________________


                                                    1997                            1996
                                       ______________________________________________________________
                                       Fourth   Third  Second  First    Fourth  Third  Second  First
                                       ______  ______  ______  ______   ______  ______  ______  ______
                                                (thousands except per share data and ratios)
SUMMARY OF OPERATIONS
Interest income                       $10,100  $9,989  $9,711  $9,255   $9,469  $9,321 $9,102  $8,884
Interest expense                        4,881   4,845   4,738   4,363    4,313   4,345  4,344   4,448
                                       ______   _____   _____   _____    _____   _____  _____   _____
Net interest income                     5,219   5,144   4,973   4,892    5,156   4,976  4,758   4,436
Provision for loan losses                 -       -       -        60       60      60     20     -
                                       ______   _____   _____   _____    _____   _____  _____   _____
Net interest income after
     provision for loan losses          5,219   5,144   4,973   4,832    5,096   4,916  4,738   4,436
Noninterest income                      3,234   1,166     979   4,470    1,426   1,018  1,013   1,051
Noninterest expense                     5,046   4,874   4,679   8,465    4,813   5,068  4,222   4,100
                                       ______   _____   _____   _____    _____   _____  _____   _____
Income before income taxes              3,407   1,436   1,273     837    1,709     866  1,529   1,387
Income taxes                              100      30     130      80       36     221    415     455
                                       ______   _____   _____   _____    _____   _____  _____   _____
Net income                             $3,307  $1,406  $1,143  $  757   $1,673  $  645 $1,114  $  932
                                       ======  ======  ======  ======   ======  ====== ======  ======

Net income applicable to
     common shares                     $3,203  $1,303  $1,045  $  657   $1,569  $  541 $1,015  $  832
                                       ======  ======  ======  ======   ======  ====== ======  ======

PER SHARE OF STOCK

Net income per common share             26.71   10.87    8.71    5.48    13.09    4.51   8.46    6.94
Cash dividends - common                  0.38    0.38    0.37    0.37     0.38    0.37  0.375   0.375
Cash dividends - preferred  B            0.23    0.23    0.22    0.22     0.23    0.23   0.22    0.22
Cash dividends - preferred  C            0.23    0.23    0.22    0.22     0.23    0.23   0.22    0.22
Common sales price
     High                              175.00  175.00  175.00  175.00   175.00  175.00 175.00  110.00
     Low                               175.00  175.00  175.00  175.00   175.00  175.00 110.00  110.00
Preferred B sales price
     High                               11.25   11.25   11.25   11.25    11.25   11.25  10.80   10.00
     Low                                11.25   11.25   11.25   11.25    11.25   10.80  10.00   10.00
Preferred C sales price
     High                               11.25   11.25   11.25   11.25    11.25   11.25  10.80   10.00
     Low                                11.25   11.25   11.25   11.25    11.25   10.80  10.00   10.00

                                     16

Independent Auditors'
Report_____________________________________________







The Board of Directors and Shareholders
Southern BancShares (N.C.), Inc.:


We have audited the accompanying consolidated balance sheets of Southern BancShares (N.C.), Inc. and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern BancShares (N.C.), Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                             KPMG Peat Marwick LLP


Raleigh, North Carolina
February 20, 1998

Southern BancShares (N.C.), Inc. and Subsidiary
Consolidated Balance Sheets____________________________________________________
(Dollars in thousands except per share data)


                                                              December 31
                                                          ___________________
                                                            1997       1996
ASSETS                                                    _______     _______
Cash and due from banks                                   $28,381     $21,445
Federal funds sold                                         10,240      11,020
Investment securities:
     Held-to-maturity, at amortized cost (fair
     value $57,294 and $64,559, respectively)              56,281      63,676
     Available-for-sale, at fair value
     (amortized cost $100,978 and $88,504, respectively)  123,852     105,013
Loans, net of unearned income                             349,353     317,755
     Less allowance for loan losses                        (5,971)     (6,163)
                                                          _______     _______
Net loans                                                 343,382     311,592
Premises and equipment                                     18,157      15,439
Accrued interest receivable                                 4,205       3,999
Intangible assets                                           5,506       5,991
Other assets                                                  748       2,583
                                                          _______     _______
             Total assets                                $590,752    $540,758
                                                          =======     =======

LIABILITIES
Deposits:
     Noninterest-bearing                                 $ 66,565    $ 64,089
     Interest-bearing                                     446,763     416,477
                                                          _______     _______
Total deposits                                            513,328     480,566
Short-term borrowings                                       6,826       5,064
Long-term obligations                                       4,750       1,400
Accrued interest payable                                    4,394       3,204
Other liabilities                                           6,470       5,746
                                                          _______     _______
           Total liabilities                              535,768     495,980


SHAREHOLDERS' EQUITY
Series  B  non-cumulative  preferred  stock,
  no  par  value; 408,728 shares authorized;
  404,946  and  407,752  shares  issued  and
  outstanding at December 31, 1997 and 1996,
  respectively                                              1,976       1,986
Series  C  non-cumulative  preferred  stock,
  no  par  value;  43,631 shares authorized;
  43,631  shares  issued  and outstanding at
  December 31,1997 and 1996                                   578         578
Common  stock, $5  par value; 158,485 shares
  authorized;  119,918   shares  issued  and
  outstanding  at December 31, 1997 and 1996                  600         600
Surplus                                                    10,000      10,000
Retained earnings                                          26,733      20,718
Unrealized gain on securities available-for-sale,
 net of tax                                                15,097      10,896
                                                           ______      ______
         Total shareholders' equity                        54,984      44,778
                                                          _______     _______
             Total liabilities and shareholders' equity  $590,752    $540,758
                                                          =======     =======




The accompanying notes are an integral part of these consolidated financial statements.

Southern BancShares (N.C.), Inc. and Subsidiary
Consolidated Statements of Income______________________________________________
(Dollars in thousands except share and per share data)


                                                  Year ended December 31,
                                                 ________________________
                                                  1997     1996     1995
                                                 ______   ______   ______
Interest income:
     Loans                                      $29,225  $26,878  $24,338
     Investment securities:
       U. S. Government                           6,353    6,756    5,365
       State, county and municipal                2,057    2,163    2,135
       Other                                        797      577      246
         Total investment securities              _____    _____    _____
          interest income                         9,207    9,496    7,746
     Federal funds sold                             623      402      810
                                                 ______   ______   ______
             Total interest income               39,055   36,776   32,894

Interest expense:
     Deposits                                    18,229   16,933   15,410
     Short-term borrowings                          303      400      336
     Long-term obligations                          295      117      309
                                                 ______   ______   ______
          Total interest expense                 18,827   17,450   16,055

          Net interest income                    20,228   19,326   16,839
Provision for loan losses                            60      140      -
          Net interest income after              ______   ______   ______
           provision for loan losses             20,168   19,186   16,839

Noninterest income:
     Service charges on deposit accounts          2,918    2,664    2,347
     Other service charges and fees                 868      780      645
     Investment securities gains, net             5,567      460        1
     Insurance commissions                           90      145       99
     Gain (loss) on sale of loans                    52     (158)      39
     Other                                          354      617      897
                                                  _____    _____    _____
          Total noninterest income                9,849    4,508    4,028


Noninterest expense:
     Personnel                                    8,763    7,975    6,892
     Intangibles amortization                     1,755    1,638    1,362
     Data processing                              1,598    1,440    1,334
     Furniture and equipment                      1,633    1,314    1,111
     Occupancy                                    1,388    1,203      941
     FDIC insurance assessment                      112      772      651
     Charitable contributions                     4,076      589      173
     Other                                        3,739    3,272    3,197
                                                 ______   ______   ______
          Total noninterest expense              23,064   18,203   15,661
            Income before income taxes            6,953    5,491    5,206
            Income taxes                            340    1,127    1,293
                                                  _____    _____    _____
              Net income                         $6,613   $4,364   $3,913
Per share information:                            =====    =====    =====
     Net income applicable to common shares      $51.77   $33.00   $28.90
     Cash dividends declared on common shares      1.50     1.50     1.00
     Weighted average common shares outstanding 119,918  119,918  121,226
                                                =======  =======  =======


The accompanying notes are an integral part of these consolidated financial statements.

Southern BancShares (N.C.), Inc. and Subsidiary
Consolidated Statements of Cash Flows__________________________________________
(In thousands)

                                                                                        Year ended December 31,
                                                                               _____________________________________
                                                                                 1997           1996            1995
OPERATING ACTIVITIES:                                                          ______         ______          ______
     Net income                                                                $6,613         $4,364          $3,913
     Adjustments to reconcile net income to net cash
     provided by operating activities:
          Provision for loan losses                                                60            140             -
          Contribution expense for donation of marketable equity securities     4,071            536             -
          Gain on contribution of marketable equity securities                 (3,529)          (458)            -
          Gains on sales and issuer calls of securities                        (2,038)            (2)             (1)
          Loss on sale and abandonment of premises and equipment                  317             55             315
          Net accretion on investments                                            (88)           (66)            (40)
          Amortization of intangibles                                           1,755          1,638           1,362
          Depreciation                                                          1,139            963             811
          Net increase in accrued interest receivable                            (206)           (28)           (603)
          Net (decrease) increase in accrued interest payable                   1,190           (287)          1,810
          Net decrease (increase) in other assets                               1,839         (1,666)           (114)
          Net (decrease) increase inother liabilities                          (1,339)         2,275           2,184
                                                                                _____          _____           _____
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       9,784          7,464           9,637
                                                                                _____          _____           _____

INVESTING ACTIVITIES:
     Proceeds from maturities and issuer calls of
          investment securities available-for-sale                             25,798            111              81
     Proceeds from maturities and issuer calls of
          investment securities held-to-maturity                               43,856         53,749          50,457
     Proceeds from sales of investment securities available-for-sale            2,246            105             -
     Purchases of investment securities held-to-maturity                      (37,261)       (11,414)        (53,850)
     Purchases of investment securities available-for-sale                    (38,134)       (58,592)        (18,650)
     Net increase in loans                                                    (30,406)       (24,748)        (33,141)
     Proceeds from sales of premises and equipment                                -               12             -
     Additions to premises and equipment                                       (3,899)        (4,472)         (2,906)
     Net cash received for branches acquired                                   17,966          3,380          46,056
                                                                               ______         ______          ______
NET CASH USED IN  INVESTING ACTIVITIES                                        (19,834)       (41,869)        (11,953)
                                                                               ______         ______          ______

FINANCING ACTIVITIES:
     Net (decrease) increase in demand and
          interest bearing demand deposits                                     (4,658)        15,455          18,226
     Net increase in time deposits                                             16,360          6,713          12,330
     Net proceeds (repayments) of long-term obligations                         3,350         (1,200)         (1,200)
     Net proceeds (repayments) of short-term borrowed funds                     1,762          3,595            (497)
     Cash dividends paid                                                         (585)          (587)           (531)
     Purchase and retirement of stock                                             (23)           (12)           (253)
                                                                               ______         ______          ______
NET CASH PROVIDED BY FINANCING ACTIVITIES                                      16,206         23,964          28,075
                                                                               ______         ______          ______

NET INCREASE (DECREASE)  IN CASH AND
     CASH EQUIVALENTS                                                           6,156        (10,441)         25,759
CASH AND CASH EQUIVALENTS AT
     THE BEGINNING OF YEAR                                                     32,465         42,906          17,147
                                                                               ______         ______          ______
CASH AND CASH EQUIVALENTS AT THE END OF YEAR                                  $38,621        $32,465         $42,906
                                                                               ======         ======          ======

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING
     THE YEAR FOR:
     Interest                                                                 $17,637        $17,737         $14,245
     Income taxes                                                             $ 1,776        $ 1,085         $ 1,764
                                                                               ======         ======          ======


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
     AND FINANCING ACTIVITIES:
Unrealized gain on securities available-for-sale                               $6,365         $5,833          $4,650
                                                                                =====          =====           =====


The accompanying notes are an integral part of these consolidated financial statements.

Southern BancShares (N.C.), Inc. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 1997, 1996 and 1995___________________________
(Dollars in thousands except per share data)


                                                                                                         Unrealized
                                                                                                          gain on
                                                 Preferred Stock          Common                         securities
                                           Series B       Series C         Stock                         available-     Total
                                       _______________  ____________   _____________ _______  Retained    for-sale   Shareholders'
                                        Shares  Amount  Shares Amount  Shares Amount Surplus  Earnings  net of taxes    Equity
                                       ______   ______  ______  ____  _______   ___  _______   _______     ______      _______
BALANCE, DECEMBER 31, 1994             413,389  $2,014  43,959  $582  121,767  $609  $10,000   $13,783     $3,977      $30,965
Net income                                -        -       -      -      -       -       -       3,913        -          3,913
Purchase and retirement of stock        (4,661)    (23)   (328)   (4)  (1,849)   (9)     -        (217)       -           (253)
Cash dividends:
     Common stock ($1.00 per share)        -        -       -     -      -       -       -        (121)       -           (121)
     Preferred B ($.90 per share)          -        -       -     -      -       -       -        (370)       -           (370)
     Preferred C ($.90 per share)          -        -       -     -      -       -       -         (40)       -            (40)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes                          -        -       -     -      -       -       -         -        3,069        3,069
                                       _______   _____  ______   ___  _______   ___   ______    ______      _____       ______
BALANCE, DECEMBER 31, 1995             408,728  $1,991  43,631  $578  119,918  $600  $10,000   $16,948     $7,046      $37,163

Net income                                 -        -       -     -      -       -       -       4,364        -          4,364
Purchase and retirement of stock          (976)     (5)     -     -      -       -       -          (7)       -            (12)
Cash dividends:
     Common stock ($1.50 per share)        -        -       -     -      -       -       -        (180)       -           (180)
     Preferred B ($.90 per share)          -        -       -     -      -       -       -        (368)       -           (368)
     Preferred C ($.90 per share)          -        -       -     -      -       -       -         (39)       -            (39)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes                          -        -       -     -      -       -       -       3,850        -          3,850
                                       _______   _____  ______   ___  _______   ___   ______    ______      _____       ______
BALANCE, DECEMBER 31, 1996             407,752  $1,986  43,631  $578  119,918  $600  $10,000     $20,718  $10,896      $44,778

Net income                                 -        -       -     -      -       -       -       6,613        -          6,613
Purchase and retirement of stock        (2,806)    (10)     -     -      -       -       -         (13)       -            (23)
Cash dividends:
     Common stock ($1.50 per share)        -        -       -     -      -       -       -        (180)       -           (180)
     Preferred B ($.90 per share)          -        -       -     -      -       -       -        (366)       -           (366)
     Preferred C ($.90 per share)          -        -       -     -      -       -       -         (39)       -            (39)
Change in unrealized gain on
     available-for-sale securities,
     net of taxes                          -        -       -     -      -       -       -       4,201        -          4,201
                                       _______   _____  ______   ___  _______   ___   ______    ______      _____       ______
BALANCE, DECEMBER 31, 1997             404,946  $1,976  43,631  $578  119,918  $600  $10,000   $26,733    $15,097      $54,984
                                       =======   =====  ======   ===  =======   ===   ======    ======     ======       ======



The accompanying notes are an integral part of these consolidated financial statements.

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements_____________________________________ (Dollars in thousands)

Note 1     Summary of Significant Accounting Policies

BancShares

Southern BancShares (N.C.), Inc. ("BancShares") is the holding company for Southern Bank and Trust Company ("Southern"), which operates 42 banking offices in eastern North Carolina. Southern, which began operations in January, 1901, has a non-bank subsidiary, Goshen, Inc., whose insurance agency operations complement the operations of its parent. Southern and BancShares are headquartered in Mount Olive, North Carolina.

Principles of Consolidation

The  consolidated  financial  statements include the accounts of BancShares and its wholly-owned subsidiary, Southern. The statements also include the accounts of Goshen, Inc. a wholly-owned subsidiary of Southern. BancShares' financial resources are primarily provided by dividends from Southern and there are no material differences between the results of operations or financial position of BancShares and of Southern. All significant intercompany balances have been eliminated in consolidation.

Basis of Financial Statement Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by BancShares in the preparation of its consolidated financial statements are the determination of the allowance for loan losses, the valuation of other real estate, the valuation allowance for deferred tax assets and fair value estimates for financial instruments.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or shareholders' equity as previously reported.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Federal funds are purchased and sold for one day periods.

Investment Securities

BancShares accounts for investment securities under the provisions of Statement of Financial Accounting Standards ("Statement") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 requires that investments in certain debt and equity securities be classified as either: held-to-maturity (reported at amortized cost), trading (reported at fair value with unrealized gains and losses included in earnings), or available-for-sale (reported at fair value with unrealized gains and losses excluded from earnings and reported, net of related income taxes, as a separate component of shareholders' equity).

BancShares'investment securities are classified in two categories and accounted for as follows:

- Securities held-to-maturity: Securities held-to-maturity consist of debt instruments for which BancShares has the positive intent and ability to hold to maturity, and are reported at amortized cost.

- Securities available-for-sale: Securities available-for-sale consist of certain debt and marketable equity securities not classified as trading securities nor as securities held-to-maturity, and consist of securities which may be sold in response to changes in interest rates, prepayment risk, regulatory capital requirements and liquidity needs. BancShares does not hold any trading securities.

Gains  and losses on the sale and contribution of securities available-for-sale
are   determined   using   the  specific-identification  method.  Premiums  and
discounts are amortized into income on a level yield basis.

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

Southern provides an allowance for loan losses on a reserve basis and includes in operating expenses a provision for loan losses determined by management. The allowance is reduced by charge-off's and increased by subsequent recoveries. Management's periodic evaluation of the adequacy of the allowance is based on Southern's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's experience, the estimated value of any underlying collateral, current economic conditions and other risk factors. Allowances for loan losses related to loans that are identified as impaired are based on discounted cash flows using the loans' initial interest rates or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance, homogenous loans that are collectively evaluated for impairment (such as credit card, residential mortgage and consumer installment loans) are excluded from this impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy discussed above.

Management believes it has established the allowance in accordance with generally accepted accounting principles and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review Southern's allowance for loan losses and losses on other real estate owned. Such agencies may require Southern to recognize additions to the allowances based on the examiners' judgments about information available to them at the time of their examinations.

Premises and Equipment

Premises  and  equipment  are  stated at cost less accumulated depreciation and
amortization.   Depreciation   and   amortization   are   computed   using  the
straight-line method over the estimated lives of the assets.

Depreciation of buildings and improvements, and furniture and equipment is provided over the estimated useful lives of the assets. Estimated useful lives range from 15 to 31.5 years for buildings and improvements and 3 to 10 years for furniture and equipment.

Intangible Assets

Intangible assets amounted to $5,506 and $5,991 in 1997 and 1996, respectively. Such assets are generally amortized on an accelerated basis over a period of 10 years. Intangible assets are subject to periodic review and are adjusted for any impairment of value.

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)

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

Earnings Per Common Share

In February 1997, the FASB issued Statement 128, "Earnings per Share". Statement 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings per Share", and makes them comparable to international EPS standards. Statement 128 replaces the presentation of primary EPS with a presentation of basic EPS. Statement 128 also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Statement 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, with earlier application not permitted. Additionally, once adopted, restatement of all prior-period EPS data presented was required. Adoption of this pronouncement did not have an effect on BancShares' consolidated financial statements since BancShares has no dilutive securities.

Earnings per common share are computed by dividing income applicable to common shares by the weighted average number of common shares outstanding during the period. Income applicable to common shares represents net income reduced by dividends paid to preferred shareholders.

Earnings per common share are calculated based on the following amounts for the years ended December 31:

                                              1997        1996        1995
                                             ______      ______      ______
Net income                                   $6,613      $4,364      $3,913
Less: Preferred dividends                      (405)       (407)       (410)
                                              _____       _____       _____
Net income applicable to common  shares      $6,208      $3,957      $3,503
                                              =====       =====       =====
Weighted average common shares
   outstanding during the period             119,918     119,918     121,226
                                             =======     =======     =======


New Accounting Standards

In June 1997, the FASB issued Statement 130, "Reporting Comprehensive Income". Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. The provisions of Statement 130 are effective for fiscal years beginning after December 15, 1997. BancShares plans to adopt this statement in fiscal 1998 and will make the necessary disclosures of comprehensive income for periods beginning in 1998.

In June 1997, the FASB issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information". Statement 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The provisions of Statement 131 are effective for fiscal years beginning after December 15, 1997. Adoption of this pronouncement is not expected to have a material effect on BancShares' consolidated financial statements.

In February 1998, the FASB issued Statement 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement standardizes the disclosure requirements of pensions and other postretirement benefits. This statement does not change any measurement or recognition provisions, and thus will not materially impact BancShares. This statement is effective for fiscal years beginning after December 15, 1997.

Note 2.      Investment Securities

The amortized cost and estimated fair values of investment securities at December 31 were as follows:

                                                1997                                        1996
                                                ____                                        ____
                                          Gross       Gross     Estimated              Gross       Gross      Estimated
                             Amortized  Unrealized  Unrealized    Fair     Amortized Unrealized  Unrealized     Fair
                               Cost       Gains       Losses      Value       Cost     Gains       Losses       Value
                             ________    ________    ________   ________   ________   ______      _______      _______
SECURITIES HELD-TO-MATURITY:
  U. S. Government            $33,969       122          -        34,091    $36,311       91           -        36,402
  Obligations of states and
    political subdivisions     22,212       890          -        23,102     27,165      799           (4)      27,960
  Corporate securities            100         1          -           101        200       -            (3)         197
                               ______     _____       ______      ______     ______      ___         ____       ______
                               56,281     1,013          -        57,294     63,676      890           (7)      64,559
                               ______     _____       ______      ______     ______      ___         ____       ______



SECURITIES AVAILABLE-FOR-SALE:

  U. S. Government             82,471       130         (9)       82,592     70,121       -           (15)      70,106
  Marketable equity securities  8,119    22,183         (8)       30,294      8,612    6,296          (97)      24,811
  Obligations of states and
    political subdivisions      8,411       527          -         8,938      7,647      278           (4)       7,921
  Mortgage-backed securities    1,977        51          -         2,028      2,124      106          (55)       2,175
                               ______     _____       ______      ______     ______   ______         ____       ______

                              100,978    22,891        (17)      123,852     88,504   16,680         (171)     105,013
                               ______     _____       ______      ______     ______   ______         ____       ______

TOTALS                       $157,259    23,904        (17)      181,146   $152,180   17,570         (178)     169,572
                              =======    ======       ======     =======    =======   ======          ===      =======

Securities with a par value of $53,015 were pledged at December 31, 1997 to secure public deposits and for other purposes as required by law and contractual arrangements.

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)

Note 2.     Investment Securities - continued

The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized     Fair
                                                          Cost       Value
Held-to-maturity securities:                            _______      ______
  Due in one year or less                              $  6,584    $  6,595
  Due after one year through five years                  40,060      40,356
  Due after five years through ten years                  6,911       7,331
  Due after ten years                                     2,726       3,012
                                                         ______      ______
                                                         56,281      57,294
                                                         ======      ======
Available-for-sale securities:
  Due in one year or less                                45,609      45,649
  Due after one year through five years                  37,869      37,978
  Due after five years through ten years                  2,124       2,277
  Due after ten years                                     5,280       5,626
  Mortgage-backed securities                              1,977       2,028
  Marketable equity securities                            8,119      30,294
                                                        _______     _______
                                                       $100,978    $123,852
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

On February 14, 1997, the board of directors of Southern approved the contribution of 48,250 shares of marketable equity securities to the Southern Bank Foundation. These investments had a cost basis of $542 and a fair value of $4,071 on that date, resulting in the recognition of a realized securities gain of $3,529. BancShares recorded charitable contribution expense of $4,071 related to this transaction.

Sales of securities available-for-sale having a cost basis of $216 resulted in gross realized gains of $2,030 for 1997. There were no sales of securities available-for-sale during the years ended December 31, 1996 and 1995. Excluding the gains discussed above, gains on investment securities in 1997, 1996 and 1995 were attributable to issuer calls of debt securities.

Note 3.      Loans


Loans by type were as follows:

                                                      December 31,
                                                      ____________
                                                  1997            1996
                                                  ____            ____
Commercial, financial and agricultural         $ 84,281        $ 70,881
Real estate - construction                        5,209           2,470
Real estate - mortgage                          220,127         206,870
Consumer                                         35,780          35,512
Lease financing                                   5,385           2,370
                                                _______         _______
  Total loans                                   350,782         318,103
    Less unearned income                         (1,429)           (348)
                                                _______         _______
      Total loans lessunearned income          $349,353        $317,755
                                                =======         =======

Loans held for sale                            $  3,019        $  4,143
Loans serviced for others                      $ 78,426        $ 73,202


On December 31, 1997 and 1996, total loans to directors, executive officers and related individuals and organizations were $1,469 and $4,734, respectively. During 1997, $208 of new loans were made to this group and repayments totaled $3,473. There were no restructured or nonaccrual loans to directors, executive officers or related individuals and organizations. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risks of collectibility.

Note 4.      Allowance for Loan Losses

Transactions in the allowance for loan losses for the three years ended December 31 were:

                                                    December 31,
                                                    ___________
                                             1997       1996       1995
                                             ____       ____       ____
Balance at beginning of year                $6,163     $6,321     $6,653
Provision for loan losses                       60        140        -
Loans charged off                             (463)      (539)      (463)
Loan recoveries                                211        241        131
                                             _____      _____      _____
Balance at end of the year                  $5,971     $6,163     $6,321
                                             =====      =====      =====

At December 31, 1997 and 1996, Southern had nonaccrual loans of $230 and $147, respectively. At December 31, 1997 and 1996, Southern had restructured loans of $0 and $8, respectively. At December 31, 1997 and 1996, Southern had accruing loans past due 90 days or more totaling $466 and $343, respectively. The amounts of foregone interest on nonaccrual and restructured loans for the years ended December 31, 1997, 1996 and 1995 were not material for the periods presented. At December 31, 1997 and 1996, Southern's impaired loans, as determined under Statement 114, were less than the nonaccrual and restructured loan amounts presented above, and no additional allowances for loan losses were required as a result of the application of Statement 114 to these impaired loans.

Note 5.      Premises and Equipment


The components of premises and equipment were as follows:

                                                     December 31,
                                                    _____________
                                                    1997     1996
                                                    ____     ____
Land                                              $ 3,377  $ 2,783
Buildings and improvements                         14,292    9,262
Furniture and equipment                             6,387    5,804
Construction-in-progress                               90    3,467
                                                   ______   ______
                                                   24,146   21,316
Less: accumulated depreciation                     (5,989)  (5,877)
                                                   ______   ______
                                                  $18,157  $15,439
                                                   ======   ======

Note 6.      Income Taxes


The components of income tax expense (benefit) for the years ended December 31 were:

                                               1997     1996    1995
                                               ____     ____    ____
Current:
  Federal                                     $1,737  $1,348   $1,040
  State                                            8      21        6
                                               _____   _____    _____
                                               1,745   1,369    1,046
                                               _____   _____    _____
Deferred:
  Federal                                     (1,405)   (242)     247
                                               _____   _____    _____
                                              $  340   1,127   $1,293
                                               =====   ===== =  =====

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)

Note 6.          Income Taxes - continued

A reconciliation of the expected tax expense, based on the Federal statutory rate of 34 percent, to the actual tax expense for the years ended December 31 is as follows:

                                                 1997     1996     1995
                                                 ____     ____     ____
Amount of tax computed at Federal
  statutory rate of 34 percent                  $2,364  $ 1,867  $ 1,770
Increase (decrease) in taxes
resulting from:
  Tax exempt income                               (943)    (792)    (625)
  Amortization of intangible assets                172      167      190
  Nontaxable gain on securities donated         (1,200)    (162)      -
  State income tax (net of federal benefit)          5       14        4
  Other, net                                       (58)      33      (46)
                                                 _____    _____    _____
                                                $  340  $ 1,127  $ 1,293
                                                 =====    =====    =====

  Effective tax rate                                 5%      21%      25%
                                                 =====    =====    =====

Significant components of BancShares' deferred tax liabilities and (assets) are as follows:


                                                          December 31,
                                                        _______________
                                                        1997      1996
                                                        ____      ____
Deferred tax liabilities:
  Depreciation                                        $  741    $  703
  Leased assets                                          164       134
  Investment securities                                7,777     5,613
  Other                                                  264       279
                                                       _____     _____
    Gross deferred tax liabilities                     8,946     6,729
                                                       _____     _____
Deferred tax assets:
  Allowance for loan losses                           (1,594)   (1,574)
  Intangible assets                                     (696)     (446)
  Other                                               (1,245)      (57)
                                                       _____     _____
    Gross deferred tax assets                         (3,535)   (2,077)
                                                       _____     _____
Net deferred tax liability                           $ 5,411   $ 4,652
                                                       =====     =====

No valuation allowance for deferred tax assets was required at December 31, 1997 or 1996. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in the carryback period. A portion of the change in the net deferred tax liability relates to unrealized gains on securities available-for-sale.
The related deferred tax charges of approximately $2,164 and $1,983 for the years ended December 31, 1997 and 1996, respectively, have been recorded directly to shareholders' equity as a reduction of the related unrealized gains on securities available-for-sale.

Note 7.      Deposits


Deposits at December 31 are summarized as follows:


                                                    1997         1996
                                                    ____         ____
Demand                                           $ 66,565     $ 64,089
Checking  with  interest                           66,695       66,554
Savings                                            51,087       51,969
Money market accounts                              50,061       45,027
Time                                              278,920      252,927
                                                  _______      _______
  Total deposits                                 $513,328     $480,566
                                                  =======      =======

Total time deposits with a denomination of $100 or more were $53,004 and $45,566 at December 31, 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of time deposits were:

                     1998                                   $ 228,168
                     1999                                      34,706
                     2000                                      15,708
                     2001                                         338
                     2002 and thereafter                          -
                                                              _______
                           Total time deposits               $278,920
                                                              =======

Note 8.      Short-Term Borrowings and Long-Term Obligations

Short-Term Borrowings


Short-term borrowings at December 31 were:

                                                       1997     1996
                                                       ____     ____
U.S. Treasury tax and loan accounts                   $2,065   $1,226
Repurchase agreements                                  4,761    3,838
                                                       _____    _____
  Total short-term borrowings                         $6,826   $5,064

                                                       =====    =====

The U. S. Treasury tax and loan accounts averaged $997 and $1,052 in 1997 and 1996, respectively. The highest month-end balance of the U. S. Treasury tax and loan accounts in 1997 and 1996 was $2,215 and $1,300, respectively. The average rate on U. S. Treasury tax and loan deposits in 1997 and 1996 was 5.85 and 5.09 percent, respectively.

The repurchase agreements averaged $4,819 and $2,934 in 1997 and 1996, respectively. The highest month-end balance of the repurchase agreements in 1997 and 1996 was $5,929 and $4,507, respectively. The average rate on repurchase agreements in 1997 and 1996 was 4.18 and 4.04 percent, respectively. At December 31, 1997 investment securities with a book value of $11,028 were pledged for repurchase agreements. The securities collateralizing the repurchase agreements have been delivered to a third party •custodian for safekeeping.

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)

Note 8.          Short-Term Borrowings and Long-Term Obligations - continued

Long-Term Obligations

The $4,750 note payable to a bank at December 31, 1997, was negotiated in 1997 by BancShares to provide additional capital to its subsidiary, and is secured by investment securities. Interest is payable quarterly at the 90 day LIBOR rate plus 70 basis points. Future principal payments as of December 31, 1997, are as follows:

                                                     1998           $1,800
                                                     1999            1,800
                                                     2000            1,150
                                                                     _____
                                                                    $4,750
                                                                     =====


Note 9.      Acquisitions

BancShares has consummated numerous acquisitions in recent years. All of the transactions have been accounted for as purchases, with the results of operations not included in BancShares' consolidated statements of income until after the transaction date. The pro forma impact of the acquisitions, as though they had been made at the beginning of the periods presented, is not material to BancShares' consolidated financial statements.

The following table provides information regarding the acquisitions that have been consummated during the three-year period ending December 31, 1997:

                                                                 Deposit
                                                     Assets    Liabilities   Resulting
Date          Institution/Location                  Acquired     Assumed     Intangible
___________  ____________________________________   ________   ___________   __________
May 1997     Wachovia Bank of North Carolina, N.A.   $5,083      $5,117         $179
             Aulander, North Carolina

May 1997     Wachovia Bank of North Carolina, N.A.   11,803      11,838          947
             Aurora, North Carolina

May 1997     Wachovia Bank of North Carolina, N.A.    4,073       4,106          144
             Hamilton, North Carolina

August 1996  United Carolina Bank                     6,085       6,085          419
             Edenton, North Carolina

June 1996    First Citizens Bank                      7,352       7,348          539
             Windsor, North Carolina

June 1995    First Union National Bank               18,041      18,039          774
             Farmville, North Carolina

June 1995    First Union National Bank                9,299       9,297          399
             Garland, North Carolina

June 1995    First Union National Bank                8,057       8,057          345
             Kill Devil Hills, North Carolina

June 1995    First Union National Bank               12,427      12,425          533
             Salemburg, North Carolina

June 1995     First Citizens Bank                     3,109       3,107           62
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

Pension expense is included in personnel expense and includes the following components:


                                                   1997     1996     1995
                                                   ____     ____     ____
Service benefits earned during the period          $298     $255     $191
Interest cost on projected benefit obligation       418      373      338
Return on assets                                   (818)    (309)    (865)
Net amortization and deferral                       493        2      540
                                                    ___      ___      ___
Net periodic pension cost                          $391     $321     $204
                                                    ===      ===      ===

The funded status of the plan as of December 31 was as follows:

                                                                1997     1996
                                                                ____     ____
Accumulated benefit obligation, including
   vested benefits of $4,508 and $3,873, respectively         $ 4,853  $ 4,031
                                                                =====    =====
Projected benefit obligation                                  $(6,598) $(5,417)
Plan assets, at fair value                                      5,943    4,936
Plan assets in excess of (less than) projected                  _____    _____
  benefit obligation                                             (655)    (481)
Unrecognized prior service cost                                    81       90
Unrecognized net loss                                             530      409
Unrecognized transition asset                                    (225)    (265)
                                                                _____    _____
Prepaid (accrued) pension expense                             $  (269) $  (247)
                                                                =====    =====

The projected benefit obligation was determined using an assumed discount rate of 7.25 percent at December 31, 1997, 1996 and 1995, respectively, an assumed long-term rate of compensation increase of 4.25 percent at December 31, 1997, 1996 and 1995, respectively, and an assumed long-term rate of return on plan assets of 8.25 percent, 8.25 percent and 8.50 percent at December 31, 1997, 1996 and 1995, respectively.

Employees are also eligible to participate in a matching savings plan after one year of service. During 1997 Southern made participating contributions to this plan of $220 compared to $198 during 1996 and $173 during 1995.

Note 11.      Regulatory Requirements and Restrictions

BancShares and its banking subsidiary are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $9,760 during 1997 of which $8,489 was satisfied by vault cash and the remainder by amounts held in the Federal Reserve Bank.

Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. Minimum capital requirements set

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)

Note 11.          Regulatory Requirements and Restrictions - continued

forth  by  the  regulators  require  a  Tier  1 capital ratio of no less than 4 percent of risk-adjusted assets, a total capital ratio of no less than 8 percent of risk-adjusted assets, and a leverage capital ratio of no less than 4 percent of average tangible assets. To meet the Federal Deposit Insurance Corporation's ("FDIC") "well capitalized" standards, the Tier 1 and total capital ratios must be at least 6 percent and 10 percent, respectively. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the consolidated financial statements. As of December 31, 1997, Southern was considered to be "well capitalized" by the FDIC.


Southern's capital ratios as of December 31, 1997 and 1996 are set forth below:

                                                  1997          1996
                                                  ____          ____
Risk-based capital:
Tier 1 capital                                  $ 33,999      $ 27,891
Total capital                                     37,876        31,861
Risk-adjusted assets                             295,654       298,862
Average tangible assets                          564,633       510,574

Tier 1 capital ratio                               11.50%         9.33%
Total capital ratio                                12.81%        10.66%
Leverage capital ratio                              6.02%         5.46%


The primary source of funds for the dividends paid by BancShares to its shareholders is dividends received from its banking subsidiary. Southern is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of retained earnings. Should at anytime its surplus be less than 50% of its paid-in capital stock, Southern may not declare a dividend until it has transferred from retained earnings to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. Additionally, dividends paid by Southern may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the FDIC. Dividends on BancShares' common shares may be paid only after dividends on preferred Series "B" and "C" shares have been paid. Common share dividends are based upon BancShares' profitability and paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past. At December 31, 1997, Southern had available for the payment of dividends undivided profits of approximately $8.8 million, unless declaration of dividends for such amount would reduce the regulatory capital of Southern below the minimum levels discussed above. At December 31, 1997, approximately $39.4 million of BancShares' investment in Southern was restricted as to transfer to BancShares without obtaining prior regulatory approval.

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

Outstanding standby letters of credit as of December 31, 1997 and 1996 amounted to $1,324 and $1,260, respectively. Outstanding commitments were $53,763 and $48,878 at December 31, 1997 and 1996, respectively. Undisbursed advances on customer lines of credit were $29,602 and $22,084 at December 31, 1997 and 1996, respectively. Southern does not anticipate any losses as a result of these transactions.

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

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)

Note 13.      Parent Company Financial Statements

Presented below are the condensed balance sheets (parent company only) of Southern BancShares (N.C.), Inc. as of December 31, 1997 and 1996 and condensed statements of income and cash flows for each of the three years ended December 31, 1997, 1996 and 1995.


                                                             December 31,
CONDENSED BALANCE SHEETS                                  _________________
                                                          1997         1996
                                                          ____         ____
ASSETS

Cash                                                  $     33      $     46
Investment securities available-for-sale                15,572         6,188
Investment in subsidiary                                47,700        41,322
                                                        ______        ______
   Total assets                                        $63,305       $47,556
                                                        ======        ======
Liabilities and Shareholders' Equity

Accrued liabilities                                   $  3,562      $  1,378
Accrued interest payable                                     9           -
Note payable                                             4,750         1,400
                                                        ______        ______
   Total liabilities                                     8,321         2,778
Shareholders' equity                                    54,984        44,778
                                                        ______        ______
   Total liabilities and shareholders' equity          $63,305       $47,556
                                                        ======        ======


CONDENSED STATEMENTS OF INCOME                         Year ended December 31,
                                                      _________________________
                                                       1997      1996     1995
                                                       ____      ____     ____
Dividends from bank subsidiary                        $5,458    $2,637   $2,507
Other dividends                                           80        78       44
                                                       _____     _____    _____
   Total income                                        5,538     2,715    2,551

Interest expense                                        (295)     (117)    (309)
Miscellaneous income (expense)                           (49)      (42)       6
   Income before equity in undistributed income        _____     _____    _____
        of subsidiary                                  5,194     2,556    2,248
Equity in undistributed income of subsidiary           1,419     1,808    1,665
                                                       _____     _____    _____
   Net income                                         $6,613    $4,364   $3,913
                                                       =====     =====    =====


CONDENSED STATEMENTS OF CASH FLOWS

                                                               Year ended December 31,
                                                               _______________________
                                                               1997     1996     1995
                                                               ____     ____     ____
OPERATING ACTIVITIES:

  Net income                                                  $6,613   $4,364   $3,913
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed net income of subsidiary        (1,419)  (1,808)  (1,665)
      Increase in accrued liabilities                            -        642      153
      Dividend income in the form of investment securities    (2,753)     -        -
      Increase (decrease) in interest payable                      9      (39)       9
                                                               _____    _____    _____
NET CASH PROVIDED BY OPERATING ACTIVITIES                      2,450    3,159    2,410
                                                               _____    _____    _____
INVESTING ACTIVITIES:

  Purchase of  investments                                      (205)  (1,318)    (444)
  Investments in subsidiaries                                 (5,000)     -        -
                                                               _____    _____     _____
NET CASH USED IN  INVESTING ACTIVITIES                        (5,205)  (1,318)    (444)
                                                               _____    _____     _____
FINANCING ACTIVITIES:

  Dividends paid                                                (585)    (587)    (531)
  Purchase and retirement or redemption of stock                 (23)     (12)    (253)
  Principal additions (payments) on note payable               3,350   (1,200)  (1,200)
                                                               _____    _____    _____
NET CASH PROVIDED (USED) IN FINANCING ACTIVITIES               2,742   (1,799)  (1,984)
                                                               _____    _____    _____
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (13)      42      (18)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR                46        4       22
                                                               _____    _____    _____

CASH AND CASH EQUIVALENTS AT THE END OF YEAR                $     33   $   46    $   4
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

Loans receivable

For variable-rate loans that are performing, fair values are based on carrying values. The fair values of fixed rate loans that are performing are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonperforming loans is based on the book value of each loan, less an applicable reserve for credit losses. This

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)

Note 14.          Fair Value of Financial Instruments - continued

reserve for credit losses is determined on a loan by loan basis for nonperforming assets based on one or a combination of the following: external appraisals, internal assessments using available market information and specific borrower information, or discounted cash flow analysis.

Deposits

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at year end. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates paid for similar deposits.

Short-term borrowings and accrued interest payable

The carrying amounts for short-term borrowings and accrued interest payable are equal to the fair values due to the short term nature of these financial instruments.

Long-term obligations

The carrying amount for the long-term obligation is considered to be equal to its fair value since the underlying note bears interest at a variable rate.

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


The estimated fair values of BancShares' financial instruments at December 31 are as follows:


                                          1997                     1996
                                   ____________________     ____________________
                                   Carrying   Estimated     Carrying   Estimated
                                    Amount    Fair Value     Amount   Fair Value
                                   ________   __________    ________  __________
Financial assets:
  Cash and due from banks         $ 28,381    $ 28,381     $ 21,445     $ 21,445
  Federal funds sold                10,240      10,240       11,020       11,020
  Investment securities:
    Held-to-maturity                56,281      57,294       63,676       64,559
    Available-for-sale             123,852     123,852      105,013      105,013
  Loans                            343,382     349,805      311,592      322,746
  Accrued interest receivable        4,205       4,205        3,999        3,999

Financial liabilities:
  Deposits                        $513,328    $514,095     $480,566     $481,091
  Short-term borrowings              6,826       6,826        5,064        5,064
  Long-term obligations              4,750       4,750        1,400        1,400
  Accrued interest payable           4,394       4,394        3,204        3,204


Note  15.      Related Parties

BancShares has entered into various service contracts with another bank holding company and its subsidiary (the "Corporation"). The Corporation ha s two significant shareholders, which are also significant shareholders of BancShares. The first significant shareholder is a director of BancShares and at December 31, 1997 beneficially owned 32,284 shares, or 26.92 percent, of BancShares' outstanding common stock and 22,171 shares, or 5.47 percent, of BancShares' outstanding Series B preferred stock. At the same date, the second significant shareholder beneficially owned 27,577 shares, or 23.00 percent, of BancShares' outstanding common stock, and 17,205 shares, or 4.24 percent, of BancShares' Series B preferred stock. The above totals include 17,205 Series B preferred shares, or 4.24 percent, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals.

These two significant shareholders are directors and executive officers of the Corporation and at December 31, 1997, beneficially owned 2,548,519 shares, or
26.46 percent, and 1,157,052 shares, or 12.01 percent, respectively, of the Corporation's outstanding Class A common stock, and 632,146 shares, or 36.04 percent, and 190,191 shares, or 10.84 percent, respectively, of the Corporation' s outstanding Class B common stock. The above totals include 258,136 Class A common shares, or 2.68 percent, and 41,825 Class B Common shares, or 2.38 percent, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals. A subsidiary of the Corporation is First-Citizens Bank & Trust Company ("First Citizens"). As more fully discussed elsewhere herein, Southern acquired branches from First Citizens in 1996 and 1995.


The following table lists the various charges paid to the Corporation during the years ended December 31,

                                                     1997     1996     1995
                                                    ______   ______   ______
Data and item processing                            $1,840   $1,828   $1,477
Forms, supplies and equipment                          220      300      180
Trustee for employee benefit plans                      66       62       57
Consulting fees                                         79       79       69
Trust investment services                               22       24       24
Internal auditing services                              41      165      132
Other services                                          94      143       64
                                                     _____    _____    _____
                                                    $2,362   $2,601   $2,003
                                                     =====    =====    =====

Data and item processing expenses include courier services, proof and encoding, microfilming, check storage, statement rendering and item processing forms. BancShares also has a correspondent relationship with the Corporation. Correspondent account balances with the Corporation included in cash and due from banks totaled $10,071, $8,673 and $16,167 at December 31, 1997, 1996 and
1995, respectively.

Southern BancShares (N.C.), Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued) ________________________ (Dollars in thousands)


Note 16.     Subsequent Events

Southern has entered into an agreement, subject to regulatory approval, to buy a branch from another bank. The effect on BancShares will be an increase of approximately $21 million in deposits. This transaction is scheduled to be completed in the second quarter of 1998.

Southern has received approval from the regulatory authorities to open de novo branches in two new eastern North Carolina markets. These branches are planned to open in 1999.

Directors_____________________________________________________________________

Bynum R. Brown
Murfreesboro, NC
President and Owner,Bynum R. Brown Agency, Inc.
(Real Estate and Insurance)
Secretary-Treasurer, RoanokeValley Nursing Home, Inc.

William H. Bryan
Mt. Olive, NC
President, Director and Treasurer Mount Olive Pickle Company, Inc. (Manufacturer of Pickle and Pepper Products)

D. Hugh Carlton
Warsaw, NC
President, Carlton Insurance Agency, Inc.
(Insurance)

Robert J. Carroll
Gates, NC
President and Owner, Carroll's Garage, Inc.
(Truck and Farm Equipment Dealer)

Hope H. Connell
Raleigh, NC
Senior Vice President, First-Citizens Bank & Trust Company

J. Edwin Drew
Macclesfield, NC
Retired Physician
Former President, J. Edwin Drew, M.D., P.A.

Moses B. Gillam, Jr.
Windsor, NC
Partner, Gillam and Gillam, Attorneys

LeRoy C. Hand
Camden, NC
Retired Physician, former President, Albemarle Emergency Associates, P.A.

Frank B. Holding
Smithfield, NC
Executive Vice Chairman of the Board, First-Citizens Bank  &  Trust Company and
  First Citizens BancShares

M. J. McSorley
Mount Olive, NC
Vice  Chairman,  Southern  Bank  and  Trust  Company; Vice  President, Southern
  BancShares (N.C.), Inc.

W. B. Midyette, Jr.
Bath, NC
Retired Farmer

W. Hunter Morgan
Sunbury, NC
President, Kellogg-Morgan Agency, Inc.
(Insurance)

Charles I. Pierce, Sr.
Ahoskie, NC
President, Pierce Printing Co., Inc.
(Commercial Printers)

W. A. Potts
Mount Olive, NC
Vice Chairman, Southern BancShares (N.C.), Inc.
(Retired Veterinarian)
Former President, W. A. Potts, DVM, P.A.

Charles L. Revelle, Jr.
Murfreesboro, NC
Chairman  of  the Board and former President, Revelle Agri-Products, Inc.; Vice
  President, Revelle Builders of N. C., Inc.; President, Revelle Equipment Co., Inc. (Agribusiness)

Charles O. Sykes
Mount Olive, NC
President, Mount Olive Livestock Market, Inc.
(Livestock Auction Market and Dealer)

John N. Walker
Mount Olive, NC
President Emeritus, Mount Olive Pickle Company, Inc.

R. S. Williams
Mount Olive, NC
Chairman  of  the  Board  and  Consultant, Southern BancShares (N.C.), Inc. and
  Southern Bank and Trust Company

Officers_______________________________________________________________________


Officers of Southern BancShares (N.C.), Inc.

   R. S. Williams, Chairman of the Board

   John C. Pegram, Jr., President

   M. J. McSorley, Vice President

   David A. Bean, Secretary and Treasurer

   Paul A. Brewer, Assistant Secretary

   R.D. Ray, Assistant Treasurer


Executive Officers of Southern Bank and Trust Company

   R. S. Williams, Chairman of the Board

   M. J. McSorley,  Vice Chairman

   John C. Pegram, Jr., President and Chief Executive Officer

   Paul A. Brewer, Senior Vice President

   R. D. Ray, Senior Vice President

   David A. Bean, Vice President, Controller and Secretary


Southern Bank Offices____________________________________________________________________________________________________________
Branch                       County         Branch                            County     Branch                        County

Ahoskie                      Hertford       Farmville                         Pitt       Plymouth                      Washington
507 E. Main St.                             107 E. Church St.                            612 Washington  St.
Ahoskie, NC 27910-0825                      Farmville, NC 27828-0146                     Plymouth, NC 27962-1023
(252) 332-5149                              (252) 753-2161                               (252) 793-1115

Askewville                   Bertie         Garland                           Sampson    Pollocksville                 Jones
104 W. Askewville St.                       96 South Ingold Ave.                         214 Main St.
Windsor, NC 27983-0529                      Garland, NC 28441-0397                       Pollocksville, NC 28573-0171
(252) 794-3029                              (910) 529-3651                               (252) 224-5191

Aulander                     Bertie         Gatesville                        Gates      Roanoke Rapids                Halifax
119 S. Commerce St.                         203 Main St.                                 1580 E. 10th St.
Aulander, NC 27805-0129                     Gatesville, NC 27938-0203                    Roanoke Rapids, NC 27870-4109
(252) 345-4061                              (252) 357-0190                               (252) 535-3043

Aurora                       Beaufort       Grantham                          Wayne      Robersonville                 Martin
298 North Fifth St.                         3382 U.S. 13 South                           111 N. Main St.
Aurora, NC 27806-0427                       Goldsboro, NC 27530-0729                     Robersonville, NC 27871-0369
(252) 322-4161                              (919) 689-2300                               (252) 795-3041

Ayden                        Pitt           Hamilton                          Martin     Rocky Mount                   Nash
1107 W. 3rd St.                             100 S. Front Street                          230 Sunset Ave.
Ayden, NC 28513-0368                        Hamilton, NC 27840-0425                      Rocky Mount, NC 27802-0428
(252) 736-6138                              (252) 798-6971                               (252) 977-2825

Bath                         Beaufort       Kill Devil Hills North            Dare       Rocky Mount                   Nash
Highway 92                                  3105 N. Croatan Highway                      3690 Sunset Ave.
Bath, NC 27808-0217                         Kill Devil Hills, NC 27948-2036              Rocky Mount, NC 27802-0428
(252) 923-8381                              (252) 441-2871                               (252) 443-7800

Belhaven                     Beaufort       Kill Devil Hills South            Dare       Roxobel                       Bertie
106 E. Main St.                             1906 S. Croatan Highway                      113 South Main St.
Belhaven, NC 27810-0087                     Kill Devil Hills, NC 27948-0329              Roxobel, NC 27872-0159
(252) 943-2184                              (252) 441-6355                               (252) 344-5641

Bethel                       Pitt           LaGrange                          Lenoir     Salemburg                     Sampson
124 N. Main St.                             208 S. Caswell St.                           102 South Main St.
Bethel, NC 27812-0819                       LaGrange, NC 28551-0248                      Salemburg, NC 28385-0160
(252) 825-0031                              (252) 566-4020                               (910) 525-4149

Calypso                      Duplin         Lewiston                          Bertie     Seven Springs                 Wayne
104 West Trade St.                          127 Main St.                                 Main St.
Calypso, NC 28325-0729                      Lewiston-Woodville, NC 27849-0190            Seven Springs, NC 28578-0060
(919) 658-7070                              (252) 348-2561                               (919) 569-3161

Deep Run                     Lenoir         Macclesfield                      Edgecombe  Turkey                        Sampson
Highway 11 & SR 1144                        105 N. Railroad St.                          45 Union Rd.
Deep Run, NC 28525-0126                     Macclesfield, NC 27852-0339                  Turkey, NC 28393-0375
(252) 568-4141                              (252) 827-2111                               (910) 592-7321

Dudley                       Wayne          Mount Olive                       Wayne      Warsaw                        Duplin
Highway 117 Alternate South                 100 North Center St.                         114 N. Pine St.
Dudley, NC 28333-0729                       Mount Olive, NC 28365-0729                   Warsaw, NC 28398-0896
(919) 734-5375                              (919) 658-7000                               (910) 293-7176

Edenton                      Chowan         Mount Olive                       Wayne      Whitakers                     Nash
1207 N. Broad St                            800 North Breazeale Ave.                     101 N. White St.
Edenton, NC 27932-0546                      Mount Olive, NC 28365-0729                   Whitakers, NC 27891-0130
(252) 482-7466                             (919) 658-7100                                (252) 437-0611

Edenton                      Chowan         Murfreesboro                      Hertford   Windsor                       Bertie
101 W. Queen St                             336 East Main St                             101 N. King St.
Edenton, NC 27932-0868                      Murfreesboro, NC 27855-0277                  Windsor, NC 27983-0529
(252) 482-8466                              (252) 398-4174                               (252) 794-3011

Faison                       Duplin         Nashville                         Nash       Winton                        Hertford
110 W. Center St South                      209 Barnes St.                               301 N. Main St.
Faison, NC 28341-0628                       Nashville, NC 27856-0758                     Winton, NC 27986-0278
(910) 267-4351                              (252) 459-2117                               (252) 358-3111


General Information____________________________________________________________


Shareholders' Meeting

The Annual Meeting of Shareholders will be held on Wednesday, April 15, 1998 at 3:00 P. M. at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina.

Stock Transfer Agent and Registrar

Southern Bank and Trust Company
121 East Main Street
Mount Olive, North Carolina 28365-0729

General Counsel

Ward and Smith, P.A.
New Bern, North Carolina  28563-0867

Auditors

KPMG Peat Marwick LLP
Raleigh, North Carolina 27601

Form 10-K

Copies of Southern BancShares' Annual Reports on Form 10-K are available on the internet at http://www.sec.gov/cgi-bin/srch-edgar or upon written request to Secretary, Southern BancShares (N.C.), Inc. Post Office Box 729, Mount Olive, North Carolina 28365-0729. A copy of Southern BancShares' Annual Report on Form 10-K for 1997, including Financial Statements and Schedules thereto, will be provided without charge to any shareholder making such request.

Equal Opportunity Employer

Southern Bank and Trust Company is an equal opportunity employer

Member FDIC