Form 10-K, Exhibit 13
period 1998-12-31
SOUTHERN BANCSHARES NC INC
filed 1999-04-01
CIK 703904

SOUTHERN BANCSHARES (N.C.), INC.

                               1998 ANNUAL REPORT






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

                                CHAIRMAN'S LETTER

March 17, 1999

    For Southern BancShares, 1998 was a year of major accomplishments. Your Company made significant strides in technology, customer service, deposit and lending growth. Net income decreased $1.0 million, or 15%, from $6.6 million in 1997 to $5.6 million in 1998. This decrease was principally the result of a donation of appreciated securities which significantly reduced 1997 income taxes. No similiar contribution was made in 1998. Total deposits of your Company at December 31, 1998, totaled $557 million compared to $513 million at year-end 1997, an 8% increase. Total loans of your Company at December 31, 1998, totaled $364 million compared to $349 million at year-end 1997, a 4% increase. Total consolidated assets of your Company at December 31, 1998, totaled $649 million compared to $591 million at year-end 1997, a 10% increase.

    Net interest income increased 6% during 1998, while noninterest expenses decreased 12%. To a large extent, we credit balance sheet growth for the increase in net interest income, while the 1997 additional funding of a charitable foundation resulted in higher noninterest expenses in 1997. In addition, the 1998 personnel expenses increased, resulting from a full year of expenses for three locations acquired in May 1997 and a partial year of expenses for branches acquired in May 1998, October 1998 and December 1998.

    Charitable contribution expenses decreased $4.1 million in 1998. In 1996, BancShares initially funded a foundation to support charitable organizations by donating securities which resulted in a $458,000 contribution expense and a $536,000 gain on investments. In 1997, BancShares provided additional funding to the foundation by the donation of securities resulting in a $4.1 million contribution expense. This donation, and the sale of additional securities, resulted in $5.6 million of investment gains in 1997.

    These overall results are particularly gratifying because they were accomplished in a year during which your Company made important progress and investments in new product delivery systems, continued staff training and consumated branch acquisitions as discussed below.

Acquisitions

    During 1998, your Company entered into strategic acquisitions that improved its position by expanding services to customers in three new North Carolina markets: Enfield, Gates and Red Springs. As of March 17, 1999 your Company had 45 branches serving 42 North Carolina communities. On March 12, 1999 your Company announced plans to purchase, subject to regulatory approval, the Ahoskie branch of First-Citizens Bank &Trust Company. This acquisition is planned for the third quarter of 1999 and is projected to increase deposits by approximately $16 million and loans by approximately $8 million.

Product Delivery Systems

    As your Company expanded its geographic presence, it also continued to improve the efficiency of its product delivery systems to meet the needs of all of its customers. The Company expanded personal computer banking for its customers in 1998 and expanded its internet web-site containing bank history, product and service information, banking locations and E-mail capabilities at www.southernbank.com. During 1998 the Automated Teller Machine (ATM) network provided 24 hour service to a total of 19 communities.

The Year Ahead

    I believe that the North Carolina economy in general should continue to outpace most of the nation in 1999 and that the economic base of the market service area of your Company will continue to support economic growth.

    The management of your Company understands that, in order to be the best bank for our customers in our market service areas, we must put our customers' needs first in each of the products, policies and procedures under which we operate.

    Your Company believes that its investments in quality personnel, modern technology, extensive education, expansion of its service market areas and improvements in customer product delivery systems will help it to realize its goal of being the first choice in its markets for all financial services.

    I am pleased with the overall results accomplished in 1998 and I thank our shareholders, staff, customers and friends for their confidence in, loyalty to and support of Southern Bank and Trust Company.

Sincerely,

/s/R. S. Williams

R. S. Williams
Chairman of the Board

BUSINESS:

    Southern BancShares (N.C.), Inc., a Delaware corporation (hereinafter, with all of its subsidiaries, referred to as "BancShares"), is a bank holding company pursuant to the provisions of the Bank Holding Company Act of 1956, as amended. BancShares is the successor to Southern BancShares (N.C.), Inc., a North Carolina corporation ("SBS") which was formed in 1982 to become the parent company of Southern Bank and Trust Company ("Southern"), its principal operating subsidiary, which it acquired in late 1982. BancShares was formed in 1986 in order to effect the reincorporation in Delaware of the holding company of Southern by the merger of SBS into BancShares, which was effective on December 28, 1986. In 1998 BancShares formed a wholly-owned subsidiary, Southern Capital Trust I, a statutory business trust that issued $23.0 million of 8.25% Capital Securities (the "Capital Securities") in June 1998 maturing in 2028. All significant activities of the Registrant and its subsidiaries are banking related so that the Registrant operates within one industry segment. Neither BancShares nor its subsidiaries have any foreign operations.

    Southern conducts a general banking business designed to meet the needs of the people of its market area. These services, all of which are offered at its 45 offices, include, among other items: taking deposits; cashing checks and providing for individual and commercial cash needs; and providing numerous checking and savings plans, including automatic transfer services, direct deposit, and banking by mail.

    Southern also makes commercial, consumer and mortgage loans at its 35 full service offices and provides individual retirement account service, safe deposit box rental, travelers' check service, and MasterCard and Visa credit card programs.

    Southern has nineteen automatic teller machines: one each in Ahoskie, Ayden, Belhaven, Bethel, Edenton, Farmville, LaGrange, Mount Olive, Murfreesboro, Nashville, Plymouth, Roanoke Rapids, Warsaw, Whitakers and Windsor, North
Carolina and two in Kill Devil Hills, North Carolina and Rocky Mount, North Carolina.

    Southern has a wholly-owned subsidiary, Goshen, Inc., which acts as agent for credit life and credit accident and health insurance written in connection with loans made by Southern Bank.

FORM 10-K

    BancShares' Annual Report on Form 10-K is available on the internet at www.sec.gov/cgi-bin/srch-edgar or a copy is available by providing a written request to David A. Bean, Secretary, Southern BancShares (N.C.), Inc., Post Office Box 729, Mount Olive, North Carolina 28365-0729. A copy of BancShares' Annual Report on Form 10-K for 1998, including Financial Statements and Schedules thereto, will be provided without charge to the shareholder making such request.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS:

                                  INTRODUCTION

    This discussion provides information concerning changes in the consolidated financial condition and results of operations of Southern BancShares (N.C.),
Inc. ("BancShares") and its subsidiary, Southern Bank and Trust Company ("Southern"), for 1998, 1997 and 1996. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements, related notes and selected financial data presented elsewhere herein.

Table 1
Five-Year Financial Summary, Selected Balances and Ratios
(Dollars in thousands, except share data and ratios)
                                                                      December 31,
-----------------------------------------------------------------------------------------------------
                                                  1998       1997        1996      1995       1994
-----------------------------------------------------------------------------------------------------
Summary of Operations
Interest income ............................   $ 41,702     39,055     36,776     32,894     27,164
Interest expense ...........................     20,328     18,827     17,450     16,055     11,044
-----------------------------------------------------------------------------------------------------
Net interest income ........................     21,374     20,228     19,326     16,839     16,120
Provision for loan losses ..................        155         60        140       --         --
-----------------------------------------------------------------------------------------------------
Net interest income
    after provision for loan losses ........     21,219     20,168     19,186     16,839     16,120
Noninterest income .........................      6,651      9,849      4,508      4,028      2,888
Noninterest expense ........................     20,214     23,064     18,203     15,661     13,918
-----------------------------------------------------------------------------------------------------
Income before income taxes .................      7,656      6,953      5,491      5,206      5,090
Income taxes ...............................      2,060        340      1,127      1,293      1,402
-----------------------------------------------------------------------------------------------------
Net income .................................   $  5,596      6,613      4,364      3,913      3,688
=====================================================================================================

Selected Year-End Balances
Total assets ...............................   $649,425    590,752    540,758    496,980    408,035
Investment securities and federal funds sold    221,102    190,373    179,709    164,526    123,852
Loans ......................................    364,489    349,216    317,755    287,960    252,611
Interest-earning assets ....................    590,699    544,789    499,164    452,486    376,463
Deposits ...................................    556,752    513,328    480,566    449,002    367,522
Interest-bearing liabilities ...............    507,326    458,335    422,941    396,631    326,442
Shareholders' equity .......................     56,033     54,984     44,778     37,163     30,965
Common shares outstanding ..................    119,266    119,918    119,918    119,918    121,767
-----------------------------------------------------------------------------------------------------

Table 1
Five-Year Financial Summary, Selected Balances and Ratios
(Dollars in thousands, except share data and ratios)
                                                                      December 31,
-----------------------------------------------------------------------------------------------------
                                                  1998       1997        1996      1995       1994
-----------------------------------------------------------------------------------------------------
Selected Average Balances
Total assets ...............................   $615,828    567,236    519,541    456,499    407,554
Investment securities and federal funds sold    182,356    162,936    157,779    145,417    131,923
Loans ......................................    362,298    340,195    310,389    270,563    242,217
Interest-earning assets ....................    550,021    507,971    469,792    415,980    374,140
Deposits ...................................    526,555    498,303    459,552    407,252    367,618
Interest-bearing liabilities ...............    478,396    445,354    411,960    366,597    331,104
Shareholders' equity .......................     56,423     45,703     40,234     34,657     28,445
Common shares outstanding ..................    119,685    119,918    119,918    121,226    123,521
-----------------------------------------------------------------------------------------------------
Profitability Ratios (averages)
Return on average total assets .............        .91%      1.17%      0.84%      0.86%      0.90%
Return on average shareholders' equity .....       9.92      14.47      10.85      11.29      12.97
Dividend payout ratio (1) ..................      10.38       8.85      13.45      13.57      12.80
-----------------------------------------------------------------------------------------------------
Liquidity and Capital Ratios (averages)
Loans to deposits ..........................      68.81%     68.27%     67.54%     66.44%     65.93%
Shareholders' equity to total assets .......       9.16       8.06       7.74       7.59       6.98
-----------------------------------------------------------------------------------------------------
Per share of common stock
Net income (2) .............................   $  43.40    $ 51.77    $ 33.00    $ 28.90    $ 27.04
Cash dividends .............................       1.50       1.50       1.50       1.00       1.00
Book value (3) .............................     448.82     437.22     352.02     288.48     232.98
-----------------------------------------------------------------------------------------------------

(1) Total common and preferred dividends paid for the year ended December 31 divided by net income for the year ended December 31

(2) Net income less preferred dividends paid for the year ended December 31 divided by the average number of common shares outstanding for the year ended December 31

(3) Shareholders' equity less Preferred B and C at December 31 divided by the number of common shares outstanding at December 31

                          ACQUISITIONS AND DISPOSITIONS

     In May 1998 Southern acquired the Enfield, North Carolina office of Enfield Savings Bank and sold the Littleton, North Carolina office of Enfield Savings Bank to First-Citizens Bank & Trust Company. In October 1998 Southern acquired the Gates, North Carolina office of First-Citizens Bank & Trust Company. In December 1998 Southern acquired the Red Springs, North Carolina office of First Union National Bank. In May 1997 Southern acquired the Aulander, North Carolina, the Aurora, North Carolina and the Hamilton, North Carolina offices of Wachovia Bank of North Carolina, N.A. These acquisitions were accounted for as purchases, and, therefore, the results of operations prior to purchase of the financial institutions are not included in the consolidated financial statements. The acquisitions were as follows:

Table 2

Branch Transactions                                                             Loans           Deposits
(dollars in thousands)                                      Transaction       Acquired          Acquired
                                                            Date               (Sold)            (Sold)
---------------------------------------------------------------------------------------------------------
Enfield Savings Bank - Enfield, NC                          May 1998       $16,662            $18,041
Enfield Savings Bank - Littleton, NC (1)                    May 1998            (3)            (2,420)

First-Citizens Bank & Trust Company  - Gates, NC            October 1998       226              5,302
First Union National Bank  - Red Springs, NC                December 1998       76             16,440
---------------------------------------------------------------------------------------------------------
    Net 1998 acquisition totals                                            $16,961            $37,363
=========================================================================================================
Wachovia  Bank of North Carolina, N.A. - Aulander, NC       May 1997       $   180            $ 5,117
Wachovia  Bank of North Carolina, N. A. - Aurora, NC        May 1997           852             11,838
Wachovia  Bank of North Carolina, N. A. - Hamilton, NC      May 1997           412              4,106
---------------------------------------------------------------------------------------------------------
    1997 acquisition totals                                                $ 1,444            $21,061
=========================================================================================================

(1) Represents the sale of this branch to First-Citizens Bank & Trust Company

                              RESULTS OF OPERATIONS
Earnings

    For 1998 net income of $5.6 million represented a 15.38% decrease from 1997 net income of $6.6 million. Net income for 1996 was $4.4 million. Higher 1997 net income was principally the result of gains on sale of available-for-sale securities and a reduction in income taxes resulting from the donation of available-for-sale securities. Excluding the impact of securities gains and charitable contributions, income before income taxes increased by approximately $407,000 between 1997 and 1998, principally due to increased income associated with expansion in existing and new markets.

    The increase in 1997 net income was principally the result of gains on sale of available-for-sale securities and a reduction in income taxes resulting from the donation of available-for-sale securities. Net income per average share of common stock decreased to $43.40 in 1998, from $51.77 in 1997, due primarily to the 1997 reduction in income taxes as discussed above. Net income per average share of common stock increased to $51.77 in 1997, from $33.00 in 1996 due to increased earnings and reduced income taxes in 1997 as discussed above.

Net Interest Income

     The greatest portion of BancShares' earnings is from net interest income, which is the difference between interest income on interest-earning assets and interest paid on deposits and other interest-bearing liabilities. The primary factors affecting net interest income are changes in the volume and yields/rates on earning assets and interest-bearing liabilities, and the ability to respond to changes in interest rates through asset/liability management. In 1998 net interest income was $21.4 million as compared to $20.2 million in 1997, an increase of $1.1 million or 5.67%. In 1997 net interest income was $20.2 million as compared to $19.3 million in 1996, an increase of $902,000 or 4.67%. The 1998 increase was primarily attributable to increased loan revenue from a 6.29% increase in average loan balances outstanding, from $340.2 million in 1997 to $362.3 million in 1998. The yields received on average loans outstanding for 1998 decreased to 8.57% from 8.59% for 1997. The rates paid on interest-bearing liabilities increased 1 basis point during 1998 and average interest-bearing liabilities increased 7.42% between 1997 and 1998, resulting in a 7.97% increase in total interest expense.

    The 1997 increase was primarily attributable to increased loan revenue from a 9.60% increase in average loan balances outstanding from $310.4 million in 1996 to $340.2 million in 1997. The yields received on average loans for 1997 decreased to 8.59% from 8.66% for 1996. The rates paid on interest bearing liabilities decreased 1 basis point during 1997 and the average interest bearing liabilities increased 8.11% between 1996 and 1997 resulting in a 7.89% increase in total interest expense.

    Loans produced the largest component of interest income, amounting to $31.0 million in 1998, $29.2 million in 1997 and $26.9 million in 1996. This represented an increase in 1998 of 6.07%. For the year ended December 31, 1997, interest income on loans increased 8.73%. During 1998 average loans outstanding increased $22.1 million or 6.50%. This increase was primarily due to loan growth in the existing branch network and the impact of the 1998 branch acquisitions as set forth in Table 2. The 1997 increase in interest income was primarily due to loan growth in the existing branch network and the impact of the 1997 branch acquisitions discussed above. In 1998, the average yield on loans decreased to 8.57% from 8.59% in 1997. This decrease resulted from overall lower market interest rates during most of 1998. The 1996 average yield was 8.66%.

    Earnings from investments and federal funds sold provided the balance of interest income, contributing $10.7 million in 1998, $9.8 million in 1997, and $9.9 million in 1996. In 1998, BancShares realized lower yields on investment securities and federal funds sold and larger average balances. In 1997, BancShares realized lower yields on investment securities and federal funds sold and maintained slightly larger average balances. Average investment securities and federal funds sold were $182.4 million in 1998, an increase from $162.9 million in 1997. The 1998 average increase was principally the result of additional liquid assets being made available from the acquisitions.

    Total 1998 interest expense for BancShares increased 7.97% after increasing in 1997 by 7.89%. The principal component of BancShares' interest expense, interest paid on deposits, totaled $18.7 million in 1998, $18.2 million in 1997 and $16.9 million in 1996. BancShares' deposit base increased 8.46% in 1998, primarily as a result of the 1998 acquisitions. The interest expense for interest-bearing deposits also increased in 1998 primarily as a result of the 1998 acquisitions. The interest expense for interest-bearing deposits increased in 1997 principally as a result of the 1997 acquisitions. The average effective rate paid on interest-bearing liabilities was 4.24% in 1998, 4.23% in 1997 and 4.24% in 1996. During 1997, BancShares utilized long-term borrowings to provide a $5.0 million investment of capital into its subsidiary and to refinance existing long-term borrowings. During 1998, BancShares utilized long-term borrowings to provide a $12.0 million investment of capital into its subsidiary and to refinance the remaining balance of the 1997 borrowings. The 1996 long-term debt was being repaid at $100,000 per month plus interest. The 1997 long-term debt was being repaid at $450,000 per quarter plus interest. The 1998 long-term debt of $23.0 million of 8.25% capital securities issued in June 1998 matures in 2028. Interest on these long-term obligations was $1.3 million in 1998, $295,000 in 1997 and $117,000 in 1996. The outstanding long-term debt at December 31, 1998 was $23.0 million.

    BancShares' interest rate spread on a tax equivalent basis was 3.44% in 1998, 3.60% in 1997 and 3.75% in 1996. BancShares' ability to maintain a favorable spread between interest income and interest expense is a major factor in generating earnings; therefore, it is necessary to effectively manage earning assets and interest-bearing liabilities.

Noninterest Income

    Noninterest income, which consists primarily of securities gains, service charges, commissions, fees and gains on sales of loans, decreased $3.2 million in 1998. Total noninterest income was $6.7 million in 1998, as compared to $9.8 million in 1997 and $4.5 million in 1996. Total noninterest income for 1998 includes securities gains of $1.8 million related to the sale of available-for-sale securities. Total noninterest income for 1997 includes securities gains of $5.6 million related to ( i ) the funding of a charitable foundation by the contribution of appreciated available-for-sale equity securities and ( ii ) the sale of appreciated available-for-sale securities. Service charges on deposit accounts increased $281,000, or 9.63%, in 1998 to $3.2 million, from $2.9 million in 1997. This increase was primarily attributable to the full year impact of the accounts subject to service charges acquired in 1997 and the partial year impact of the 1998 acquisitions. Service charges on deposit accounts increased $254,000, or 9.53%, in 1997, from $2.7 million in 1996 to $2.9 million for 1997. This increase was primarily attributable to the full year impact of the accounts subject to service charges acquired in 1996 and the partial year impact of the 1997 acquisitions.

    BancShares had an increase in 1998 in other service charges and fees of $261,000 primarily attributable to the full year impact of the accounts subject to service charges acquired in 1997 and the partial year impact of the 1998 acquisitions. BancShares had an increase in 1997 in other service charges and fees of $88,000.

     During 1998, the remaining noninterest income increased $38,000 from $496,000 in 1997 to $534,000 in 1998. This increase was primarily attributable to increased credit card merchant discount income. During 1997, the remaining noninterest income decreased $108,000 from $604,000 in 1996 to $496,000 in 1997. This decrease was primarily attributable to a gain of $213,000 on the sale of a branch in 1996.

Noninterest Expense

    The 1996, 1997 and 1998 acquisitions should enhance the future operating results of BancShares. However, for the following ten years, earnings will be reduced as BancShares amortizes intangibles resulting from these acquisitions. Noninterest expense also includes personnel, data processing, occupancy, furniture and equipment, Federal Deposit Insurance Corporation ("FDIC") insurance assessments, printing, supplies, legal and professional fees, postage and other miscellaneous operating expenses. Noninterest expense was $20.2 million in 1998 compared to $23.1 million in 1997 and $18.2 million in 1996. In 1997 BancShares recorded $4.1 million of charitable contributions expense related to the funding of a charitable foundation.

    The most significant element of BancShares' noninterest expense is personnel costs. In 1998, salaries and benefits represented $9.5 million, or 47.00%, of total noninterest expense. The personnel costs of 1998 include the impact of a full year of the costs related to the 1997 acquisitions and a partial year of costs for the acquisitions made in 1998. In 1997, salaries and benefits represented $8.8 million, or 37.99%, of total noninterest expense. The personnel costs of 1997 include the impact of a full year of the costs related to the acquisitions made in 1996 and a partial year of costs for the acquisitions made in 1997. In 1996, salaries and benefits represented $8.0 million, or 43.81%, of total noninterest expense. The personnel costs of 1996 included the impact of a full year of the costs related to the acquisitions made in 1995 and partial year costs for the acquisitions made in 1996.

    The 1998 noninterest expense, other than personnel and charitable contributions, was $10.7 million, an increase of $486,000, or 4.75%, from $10.2 million in 1997. Occupancy expenses increased from $1.2 million in 1996 to $1.4 million in 1997 to $1.6 million in 1998. These increases of 15.38% for 1997 and 12.90% for 1998 are principally the result of additional expenditures incurred as a result of the 1996, 1997 and 1998 acquisitions, the replacements of aging branch facilities and the 1997 opening of a second location in Rocky Mount, North Carolina. Furniture and equipment expenses increased from $1.3 million in 1996 to $1.6 million in 1997 and decreased to $1.5 million in 1998. This increase of 24.28% for 1997 and decrease of 8.02% for 1998 reflect the related equipment expenses incurred as a result of the acquisitions in 1996, 1997 and

1998, the opening of the second Rocky Mount branch in 1997 and the write-off of existing assets disposed of in the replacement of aging facilities in 1996 and 1997. There were no such replacements of aging facilities in 1998.

     Data processing costs represent charges by vendors that perform data processing services for Southern. Data processing fees are primarily based upon per item or per account charges. Data processing costs in 1998 were $2.0 million, an increase of 25.22% over 1997 data processing expenses of $1.6 million. This increase was the result of the 1997 and 1998 acquisitions and volume increases in the existing branch system. Data processing costs in 1997 were $1.6 million, an increase of 10.97%, over 1996 data processing expenses of $1.4 million. This increase was the result of the 1996 and 1997 acquisitions and volume increases in the existing branch system.

    Intangibles amortization in 1998 was $1.5 million, a 12.59% decrease from the 1997 intangibles amortization. Intangible amoritization is calculated on an accelerated basis beginning in the first full month of purchase. The 1998 decrease was primarily the result of the 1997 purchases being made earlier in the year than the 1998 purchases and the reduced 1998 amortization for prior period acquisitions due to the accelerated basis of amortization. The amortization for the Red Springs purchase in December 1998 will begin in January 1999. Intangibles amortization in 1997 was $1.8 million, a 7.14% increase over the 1996 intangibles amortization of $1.6 million. The 1998 amortization included a full year's amortization for the 1997 acquisitions and partial year of amortization for the acquisitions made in 1998. The 1997 amortization included a full year's amortization for the 1996 acquisitions and partial year of amortization for the acquisitions made in 1997. The 1996 amortization included a full year's amortization for the 1995 acquisitions and partial year of amortization for the acquisitions made in 1996.

     Southern has deposits insured under both of the FDIC's insurance funds, the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). In July 1995, the FDIC and other regulatory agencies proposed a plan to recapitalize the SAIF, and Congress mandated a one-time assessment for all SAIF insured deposits on September 30, 1996. Congress required that 80.00% of Southern's SAIF insured deposits as reported on Southern's March 31, 1995 call report and 100.00% of SAIF insured deposits purchased by Southern after March 31, 1995 be assessed at 0.657%. On September 30, 1996 Southern had approximately $87.0 million of SAIF-insured deposits based on the above formula and recorded a $569,000 charge to earnings on September 30, 1996 as a one-time FDIC SAIF insurance expense. The FDIC insurance expense decrease of $660,000 for 1997 resulted primarily from the 1996 one-time assessment discussed above.

    BancShares expects that under current FDIC assessment guidelines that it will not incur any FDIC deposit insurance assessments for 1999. However, beginning in 1997 the FDIC began collecting from all banks an assessment for Financing Corporation ("FICO") funding requirements. Accordingly, BancShares expects a 1999 FDIC FICO assessment expense of approximately $120,000, based on the FDIC FICO assessment rates in effect for the last quarter of 1998.

    Charitable contributions decreased $4.1 million, to $2,000 in 1998 from $4.1 million in 1997 after increasing $3.5 million from $589,000 in 1996. Charitable contributions expense for 1997 includes $4.1 million related to the additional funding of a charitable foundation through the contribution of appreciated available-for-sale securities. Charitable contributions expense for 1996 includes $459,000 related to the contribution of available-for-sale securities to the same charitable foundation.

     Other miscellaneous noninterest operating expenses were $4.0 million for 1998, $3.7 million for 1997 and $3.3 million for 1996.

     BancShares had taxable income for book purposes that resulted in income tax expense for 1998 of $2.1 million, $340,000 for 1997 and $1.1 million for 1996. The 1997 decrease is principally a result of tax deductions related to the 1997 contribution of appreciated available-for-sale securities to the charitable foundation discussed above.

                               FINANCIAL CONDITION

Earning and Nonearning Assets

    Earning assets consist of loans, investment securities, and short-term investments that earn interest. Average earning assets during 1998 were $550.0 million, an increase of 8.28% from the 1997 average of $508.0 million. This increase was due primarily to the acquisitions discussed above. The cash received in the acquisitions was ultimately invested primarily in loans and short-term investments.

    Average earning assets during 1997 were $508.0 million, an increase of 8.13% from the 1996 average of $469.8 million. This increase was due primarily to the full-year average impact of the 1996 acquisitions and the partial year impact of the 1997 acquisitions. The cash received in the acquisitions was ultimately invested primarily in loans and short-term investments including federal funds.

    Average noninterest earning assets during 1998 were $65.8 million, an increase of 11.04% from the 1997 average of $59.3 million. This increase was due primarily to the 1998 full year average impact of the 1997 acquisitions and the partial year impact of the 1998 acquisitions. Average non-interest earning assets during 1997 were $59.3 million, an increase of 19.32% from the 1996 average of $49.7 million. The principal nonearning asset for BancShares is cash and due from banks. Cash and due from banks averaged $19.3 million in 1998, $17.7 million in 1997 and $15.7 million in 1996.

    Return on total average assets was 0.91% in 1998, 1.17% in 1997 and 0.84% in 1996. The higher return levels of 1998 and 1997 as compared to 1996 were principally the result of gains on the sales of available-for-sale securities. Gains on sales of available-for-sale securities in 1998 were $1.8 million, a decrease of $3.8 million from the $5.6 million of gains on sales of available-for-sale securities in 1997 and a $1.3 million increase from the $460,000 of gains on sales of available-for-sale securities in 1996.

Interest-Bearing and Noninterest Bearing Liabilities

    Interest-bearing liabilities consist of deposits, short-term borrowed funds and long-term notes payable. Average interest-bearing liabilities during 1998 were $478.4 million, an increase of 7.42% from the 1997 average of $445.4 million. This increase was due primarily to the 1998 full year impact of the 1997 acquisitions and the partial year impact of the 1998 acquisitions. In addition, $23.0 million of 8.25% Capital Securities maturing in 2028 were issued in 1998 as discussed above. The principal interest-bearing liabilities of BancShares are interest-bearing deposits. Average noninterest-bearing liabilities during 1998 were $81.0 million, an increase of 6.34% from the 1997 average of $76.2 million. This increase was due primarily to the 1998 full year impact of the 1997 acquisitions and the partial year impact of the 1998 acquisitions. Noninterest-bearing demand deposits are the principal noninterest-bearing liability. The cost of total interest-bearing liabilities was 4.25% in 1998 as compared to 4.23% in 1997. The increase in 1998 was principally the result of the 1998 issuance of the 8.25% Capital Securities discussed above.

    Average interest-bearing liabilities during 1997 were $445.4 million, an increase of 8.11% from the 1996 average of $412.0 million. This increase was due primarily to the 1997 full year impact of the 1996 acquisitions and the partial year impact of the 1997 acquisitions. Average noninterest-bearing liabilities during 1997 were $76.2 million, an increase of 13.22% from the 1996 average of $67.3 million. Noninterest-bearing demand deposits are the principal noninterest-bearing liability. This increase was also due primarily to the 1997 full year impact of the 1996 acquisitions and the partial year impact of the 1997 acquisitions. The cost of total interest-bearing liabilities was 4.23% in 1997 as compared to 4.24% in 1996. The decrease in 1997 was principally the result of a generally lower deposit interest rate market in 1997.

Loans

    As of December 31, 1998, loans, net of allowance for loan losses, totaled $358.5 million compared to $343.2 million at year-end 1997. This growth was related entirely to the current year acquisitions, as discussed above. The loan portfolio grew $17.0 million through these acquisitions.

    Rate sensitivity and liquidity in the loan portfolio are achieved by making loans with adjustable interest rates and shorter maturities. This allows Southern to adjust its pricing structure with changes in interest rates. At the end of 1998, 60.34% of the loan portfolio was due to mature or be available for repricing of interest rates during 1999.

Investments

    Management's asset/liability strategies include maintaining an investment securities portfolio with appropriate maturities to preclude the necessity of selling investment securities for purposes of liquidity.

    Traditionally, BancShares has maintained a larger investment portfolio than its peers. BancShares traditionally has carried unrealized gains on investments significantly greater than the average of its peers in North Carolina primarily due to its investments in marketable equity securities. At the end of 1998 and 1997, BancShares' subsidiary, Southern, had one of the highest ratios of Market Value to Book Value for its investment securities in the state of North Carolina.

    At  December  31,  1998 the  fair  value  of  available-for-sale  securities exceeded the carrying value by $17.2 million, deferred taxes related to these available-for-sale securities were $5.8 million and shareholders' equity included $11.4 million for the net unrealized gain related to these available-for-sale securities. At December 31, 1997 the fair value of available-for-sale securities exceeded the carrying value by $22.9 million, deferred taxes related to these available-for-sale securities were $7.8 million and shareholders' equity included $15.1 million for the net unrealized gains related to these available-for-sale securities. BancShares does not maintain a trading account.

    On December 17, 1996, the board of directors of Southern Bank and Trust Company approved the contribution of 7,500 shares of marketable equity securities to the Southern Bank Foundation. These investments had an average cost basis of $78,000 and, on December 17, 1996, a fair value of $536,000. Southern recorded a securities gain of $458,000 and a charitable contribution expense of $536,000 related to this transaction.

    On February 14, 1997, the board of directors of Southern Bank and Trust Company approved the contribution of 48,250 shares of marketable equity securities to the Southern Bank Foundation. These investments had an average cost basis of $542,000 and, on February 5, 1997, a fair value of $4.1 million. Southern recorded a 1997 securities gain of $3.5 million and charitable contribution expense of $4.1 million related to this transaction.

                                  ASSET QUALITY

Provision and allowance for loan losses

    Because the loan portfolio represents BancShares' largest earning asset, BancShares continually monitors the quality of its loan portfolio. Southern operates in an area dominated by agriculture and, accordingly, many loans are made to commercial enterprises or to consumers who are directly or indirectly supported by the region's agricultural economy. In 1998, BancShares had net loan charge-offs of $433,000, an increase, due to increased net charge-offs, of $181,000 over 1997 net charge-offs of $252,000. This increase is primarily the result of a $100,000 decrease in recoveries for 1998 compared to 1997. Loans charged off increased $81,000 in 1998 compared to 1997. The percentage of charge-offs (net of recoveries) to average outstanding loans was 0.12% in 1998 and 0.07% in 1997.

     The increase in the ratio of total non-performing loans to total loans, from 0.20% at December 31, 1997 to 0.28% at December 31,1998, was principally due to increases in non-performing loans (nonaccrual, restructured, and accruing loans greater than 90 days past due) to $1.0 million at December 31, 1998, compared to $696,000 at December 31, 1997. The ratio of non-performing loans and assets to total assets increased to 0.17% at December 31, 1998 from 0.13% a year before. This increase was primarily the result of increased non-performing loans. At December 31, 1998 BancShares had $84,000 of assets classified as other real estate. At December 31, 1997 BancShares had $48,000 of assets classified as other real estate.

    Accrual of interest is discontinued on a loan when management believes the borrower's financial condition is such that collection of principal or interest is doubtful. Loans are returned to the accrual status when the factors indicating doubtful collectibility cease to exist.

    Management considers a loan to be impaired when based on current information or events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method or the value of the collateral. When the ultimate collectibility of the impaired loan's principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged-off.

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

    In assessing the allowance for loan losses management considers current and historical net charge-offs by loan category, current and historical nonperforming loans by loan category, the relative concentration levels of total loans by loan category and credit grade and current economic conditions. The allowance for loan losses represented 588.00% of non-performing loans at December 31, 1998. This was a decrease of 270 basis points from the 857.90% ratio at December 31, 1997. The allowance for loan losses represented 1.64% of loans outstanding at year end 1998. The allowance for loan losses represented 1.71% of loans outstanding at year end 1997. Southern's provision for loan losses charged against earnings was $155,000 in 1998, $60,000 in 1997 and $140,000 in 1996.

    Management considers the December 31, 1998 allowance for loan losses adequate to cover the losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on Southern's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's experience, the estimated value of any underlying collateral, current economic conditions and other risk factors.
Management believes it has established the allowance in accordance with generally accepted accounting principles and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

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

                 LIQUIDITY, MARKET RISK AND INTEREST SENSITIVITY

Liquidity

    Liquidity refers to the ability of BancShares to generate sufficient funds to meet its financial obligations and commitments at a reasonable cost. One of BancShares' objectives is to maintain a high level of liquidity, and this goal continues to be met. Maintaining liquidity ensures that funds will be available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of other deposits and liabilities. These events may take place daily or at other intervals in the normal operation of the business. Past experiences help management anticipate cyclical demands and amounts of cash required. These obligations can be met by existing cash reserves or funds from maturing loans and investments, but in the normal course of business are met by deposit growth.

    In assessing liquidity, many relevant factors are considered, including: stability of deposits, quality of assets, economy of the markets served, business concentrations, competition and BancShares' overall financial condition. BancShares' liquid assets include available-for-sale investment securities, federal funds sold, and cash and due from banks. These assets represented 29.85% of total deposits at December 31, 1998, a decrease from 31.65% at December 31, 1997.

    Southern's liquidity ratio, which is defined as net cash plus short-term and available-for-sale securities divided by net deposits and short-term liabilities, was 30.78% at December 31, 1998, compared to 33.98% at year-end 1997 and 27.40% at year-end 1996.

    BancShares has traditionally maintained a high level of liquidity, characteristic of the high ratio of investment securities to total assets and/or total deposits that BancShares maintains. Maturing investments whose funds are not immediately necessary to sustain BancShares' liquidity, will be invested in similar instruments or used to fund any increased loan demand. Investments scheduled to mature within the one-year time frame represented 43.23% of the total investment securities portfolio at December 31, 1998, 29.00% at December 31, 1997 and 33.38% at December 31, 1996.

     Included  in  investments  maturing  within  one  year are  investments  in marketable equity securities held by BancShares with fair values of $27.1 million at December 31, 1998, $30.3 million at December 31, 1997, and $24.8 million at December 31, 1996. Although these investments do not "mature" in the next twelve months, they are available-for-sale and could be sold at management's discretion.

    Since the volume of investments actually maturing during 1999 is comparable to the volumes that matured during 1998 and 1997, the effect on net interest margin and operating results for 1999 should also be similar to effects realized in 1998 and 1997.

    The consolidated statements of cash flows disclose the principal sources and uses of cash from operating, investing and financing activities for 1998, 1997, and 1996. In 1998, operating activities of BancShares provided cash flows of $5.1 million. Net income of $5.6 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Increases in other assets of $1.0 million and decreases in other liabilities of $674,000 reduced the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $7.7 million of BancShares' cash flow. Loans originated, net of principal collected, provided $1.4 million. BancShares received $13.1 million in cash in connection with the branches purchased from other financial institutions in 1998.

    Net additional cash inflows of $20.9 million resulted from financing activities. Net deposit inflows of $6.1 million were decreased by short-term borrowed funds repayments of $1.7 million and by an increase of $18.3 million in long-term obligations and reduced by payments for cash dividends and retirements of stock totaling $812,000.

    Southern has no brokered deposits. Jumbo certificates of deposit ("CD's") are considered to include all CD's of $100,000 or more. Southern does not and has never aggressively bid on these deposits. Southern does not seek nor does it accept deposits from outside of its general trade area. Almost all of Southern's Jumbo CD customers have other relationships with Southern, including savings, demand and other time deposits, and in some cases, loans. At December 31, 1998 Jumbo CD's represented 10.79% of total deposits. At December 31, 1997 Jumbo CD's represented 10.33%, of total deposits.

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

     BancShares' market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of BancShares' loan and deposit portfolios is such that a significant increase in the prime rate may adversely impact net interest income. Management seeks to manage this risk through the use of shorter term maturities. The composition and size of the investment portfolio is managed so as to reduce the interest rate risk in the deposit and loan portfolios while at the same time maximizing the yield generated from the loan portfolio.

    The table below presents in tabular form the contractual balances and the estimated fair value of financial instruments at their expected maturity dates as of December 31, 1998. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment as of December 31, 1998. For core deposits without contractual maturity (i.e., interest bearing checking, savings and money market accounts), the table presents principal cash flows as maturing in 1999 since they are subject to immediate repricing. Weighted average variable rates are based on the implied forward rates in the yield curve as of December 31, 1998.

                                      Maturing in Years ended December 31
--------------------------------------------------------------------------------
                              1999        2000        2001       2002       2003       Thereafter     Total      Fair Value
---------------------------------------------------------------------------------------------------------------------------
Assets
   Loans
     Fixed Rate            $42,766     $28,703     $27,164     $26,046   $25,718      $74,594      $224,991        $228,728
     Average rate (%)         8.41%       8.37%       8.45%       9.08%     8.39%        6.71%         7.92%
     Variable rate         $79,573      $8,084      $7,400      $5,287    $4,051      $35,103      $139,498        $139,498
     Average rate (%)         8.38%       8.34%       8.23%       8.24%     8.16%        7.92%         8.23%

   Investment Securities
     Fixed Rate            $83,221     $70,311       $1,118     $1,073    $1,706      $42,949      $200,378        $201,549
     Average rate (%)         5.72%       4.92%        6.19%      6.09%     6.00%        5.84%         5.42%
     Variable rate              --          --          --          --        --       $1,189        $1,189          $1,189
     Average rate (%)           --          --          --          --        --         6.65%         6.65%

Liabilities
   Savings and interest
        bearing checking
     Fixed Rate           $185,218          --          --          --        --           --      $185,218       $185,218
     Average rate (%)         1.99%         --          --          --        --           --          1.99%
   Certificates of
     deposit
     Fixed Rate           $237,108     $39,978      $5,315      $2,388      $679           --      $285,468       $287,260
     Average rate (%)         5.02%       5.83%      5.11%        5.10%     5.10%          --          5.13%
     Variable rate          $5,900      $2,616          --          --        --           --        $8,516         $8,516
     Average rate (%)         4.40%       4.40%         --          --        --           --          4.40%
   Long-term debt
     Fixed Rate                 --          --          --          --        --      $23,000       $23,000       $23,288
     Average rate (%)           --          --          --          --        --         8.25%         8.25%

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

    As of December 31, 1998, BancShares had a negative one year cumulative gap position of 30.37%. BancShares has interest earning assets of $262.3 million maturing or repricing within one year and interest bearing liabilities of $436.0 million repricing or maturing within one year. This is primarily the result of stable core deposits being used to fund longer term interest earning assets, such as loans and investment securities. A negative gap position implies that, in a falling rate environment, interest bearing liabilities (deposits) will reprice at a faster rate than interest earning assets (loans and investments). This position will generally have a positive effect on earnings, while in a rising rate environment this position will generally have a negative effect on earnings.

     BancShares' core deposits of $419.1 million include interest bearing checking accounts of $75.3 million. These deposits are considered as repricing in the earliest period because the rate can be changed weekly. However, history has shown that the decreases in the interest rates paid on these deposits have little, if any, effect on their movement out of Southern. Therefore, in reality, they are not sensitive to changes in market rates and could be considered as non-rate sensitive.

Inflation

    The effect of inflation on financial institutions differs from the impact on other types of businesses. Since assets and liabilities of banks are primarily monetary in nature, they are more affected by changes in interest rates than by the rate of inflation.

    Inflation generates increased credit demand and fluctuation in interest rates. Although credit demand and interest rates are not directly tied to inflation, each can significantly impact net interest income. As in any business or industry, expenses such as salaries, equipment, occupancy and other operating expenses are also subject to the upward pressures created by inflation.

    Since the rate of inflation has been relatively stable during the last several years, the impact of inflation on the earnings presented in this report is insignificant.

                                CAPITAL RESOURCES

Shareholders' Equity and Capital Adequacy

    Sufficient levels of capital are necessary to sustain growth and absorb losses. To this end, the Federal Reserve Board ("FRB"), which regulates BancShares, and the FDIC, which regulates Southern, have established capital adequacy guidelines. These guidelines relate to a company's Tier 1 and Total Risk Based Capital ("RBC") for BancShares and Leverage Capital, Tier 1 and Total Risk Based Capital ("RBC") for Southern. In 1998, BancShares and Southern experienced increases in all regulatory capital ratios.

    Within the RBC calculations, BancShares' assets, including commitments to lend and other off-balance sheet items, are weighted according to Federal regulatory guidelines for the risk considered inherent in the assets. Tier 1 RBC also is comprised of total equity and the balance of Capital Securities, less intangible assets and unrealized gains on AFS securities. BancShares' Tier 1 RBC ratio as of December 31, 1998 was 16.01% which is, along with a ratio of 11.43% at December 31, 1997 and 9.33% at December 31, 1996, representative of a well-capitalized institution. The calculation of the Total RBC ratio is similar to that for Tier 1 RBC, except that it also allows the inclusion of BancShares' allowance for loan losses in capital, but only to a maximum of 1.25% of risk weighted assets. As of December 31, 1998 BancShares' Total RBC ratio was 20.52%, which is representative of a well-capitalized institution. The total RBC ratio for 1997 was 12.78% and the total RBC ratio for 1996 was 10.66% both of which were also representative of a well capitalized financial institution. The increase in 1998 is primarily the result of the issuance of the Capital Securities discussed above.

    BancShares' primary source of new capital in 1998 was the issuance of the Capital Securities discussed above. In 1998, equity capital also increased through retention of earnings by $4.8 million. Retention of earnings increased equity capital by $6.0 million in 1997 and by $3.8 million in 1996. BancShares' internal capital generation rate was 11.65% in 1998, 13.19% in 1997, and 9.39% in 1996. As of December 31, 1998, shareholders' equity totaled $56.0 million compared to $55.0 million in 1997. The shareholders' equity for 1998 included, as discussed above, $11.4 million of net unrealized securities gains. The shareholders' equity for 1997 included, as discussed above, $15.1 million of net unrealized securities gains.

    The ratio of average shareholders' equity to average total assets was 9.16% in 1998 and 8.06% in 1997. The 1998 increase was primarily the result of increased average retained earnings and increased average net urealized gains on available-for-sale securities.

    Retention of sufficient earnings to maintain an adequate capital position that provides BancShares with expansion capabilities is an important factor in determining dividends. During 1998, BancShares paid $581,000 in dividends, versus $585,000 in 1997 and $587,000 in 1996. As a percentage of net income, dividends were 10.38% in 1998, 8.85% in 1997 and 13.45% in 1996. The 1998
percentage increase was principally the result of decreased 1998 earnings compared to the 1997 earnings resulting from the sale of available-for-sale securities in 1998 versus the 1997 sales of available-for-sale securities.

Economy of Eastern North Carolina

    BancShares is headquartered and operates primarily in rural eastern North Carolina. Economic information from state and national sources indicates that the eighteen counties served by Southern lag the median figures of North Carolina in the areas of per capita income, family income, and population growth rates. Between 1980 and 1990, Southern's market counties experienced a negative net migration of the population. Only in the area of unemployment does Southern's market area compare favorably to the rest of eastern North Carolina, but this may be related to the negative growth during the same period and the agricultural nature of the area.

    Management of BancShares recognizes that future growth in BancShares will not come from people moving into the markets served by BancShares. Southern must win customers from other institutions or purchase customers in existing markets, as it did in 1996, and 1997, or expand into new markets as it did in 1996, 1997 and 1998.

    BancShares does anticipate some offices of other institutions becoming available in the near future.

Dependence on Local Agriculture and Tobacco Industry

    The tobacco industry contributes significantly to the economy of eastern North Carolina, especially in the 18 eastern North Carolina counties in which Southern operates. For several decades, the tobacco industry, both in the United States and abroad, has faced, and continues to face, a number of issues that may adversely affect the volume, operating revenues, cash flows, operating income and financial position of businesses operating in eastern North Carolina and, by consequence, BancShares.

    In the United States, these issues, include proposed federal regulatory controls (including, as discussed below, the issuance of final regulations by the United States Food and Durg Administration (the "FDA") that regulate cigarettes as "drugs" or "medical devices"); actual and proposed excise tax increases; actual and proposed federal, state and local governmental and private bans and restrictions on smoking (including in workplaces and in buildings permitting public access); actual and proposed restrictions on tobacco manufacturing, marketing, advertising (including decisions by certain companies to limit or not accept tobacco advertising) and sales; proposed legislation and regulations to require additional health warnings on cigarette packages and in adverising, and to eliminate the tax deductability of tobacco advertising and promotional costs; actual and proposed requirements regarding disclosure of cigarette ingredients and other proprietary information; actual and proposed requirements regarding disclosure of the yields of "tar," nicotine and other constituents found in cigarette smoke; increased assertions of adverse health effects associated with both smoking and exposure to environmental tobacco smoke ("ETS"); legislation or other governmental action seeking to ascribe to the industry responsibility and liability for the purported adverse health effects associated with both smoking and exposure to ETS; the diminishing social acceptance of smoking; increased pressure from anti-smoking groups; unfavorable press reports; governmental and grand jury investigations; and increased smoking and health litigation, including private plaintiff class action litigation and health care cost recovery actions brought by state and local governments, unions and others seeking reinbursement for Medicaid and/or other health care expenditures allegedly caused by cigarette smoking.

                          ACCOUNTING AND OTHER MATTERS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application of all provisions of this statement is encouraged. BancShares plans to adopt this statement on January 1, 2000 and does not anticipate any material effect on its consolidated financial statements.

    In October 1998, the FASB issued Statement 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement allows mortgage banking firms to account for certain securities and other interests retained after securitizing mortgage loans that were held for sale based on the intent and ability to hold or sell such investments. This statement is effective for the first fiscal quarter beginning after December 15, 1998. BancShares plans to adopt this statement effective January 1, 1999 and does not anticipate any material effect on its consolidated financial statements.

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

Year 2000 Issue

Introduction

The year 2000 issue confronting BancShares and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

Awareness

    Financial institution regulators recently have increased their focus upon year 2000 compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on year 2000.

    These statements require financial institutions to, among other things, examine the year 2000 implications of their reliance on vendors and with respect to data exchange and the potential impact of the year 2000 issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any year 2000 problems. The federal banking agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams and, thus, that an institution's failure to address appropriately the year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties. Southern has addressed, or is in the process of addressing, each of these areas as discussed below.

Risks

    Like most financial service providers, BancShares and its operations may be significantly affected by the year 2000 issue due to its dependence on information technology and date sensitive data. Computer hardware and software and other equipment, both within and outside BancShares' direct control, and third parties with whom BancShares electronically or operationally interfaces (including without limitation its customers and third party vendors) are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and BancShares could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the year 2000 issue could adversely affect the viability of BancShares' suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the year 2000 issue could result in a significant adverse impact on BancShares' operations and, in turn, its financial condition and results of operations.

State of Readiness

    During October 1997, BancShares developed its plan to address the year 2000 issue. A substantial portion of BancShares' data processing functions are performed by First-Citizens Bank & Trust Company ("FCB") on its mainframe systems and/or on systems supported by FCB, which also provides similar services to several other financial institutions. See "Related Parties" in Note 15 of the "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS". Therefore, BancShares' plan for addressing the year 2000 issue divides information technology systems ("IT Systems") into groups which include (i) FCB's mainframe systems used for processing BancShares' data ("Group A Systems"), (ii) BancShares' nonmainframe systems which are supported by FCB ("Group B Systems"), and (iii) BancShares' separate nonmainframe systems ("Group C Systems"). BancShares' year 2000 plan also addresses noninformation technology systems ("NonIT Systems"). As to Group A Systems and Group B Systems, BancShares' year 2000 plan necessarily is designed to be implemented jointly with FCB. FCB has retained an outside consultant to plan and direct its year 2000 compliance efforts, and BancShares participates in a committee made up of representatives of the consultant, FCB and each of the financial institutions for which FCB provides data processing services. This committee meets periodically to monitor the status of FCB's compliance efforts. Periodic progress reports are made to BancShares' Board of Directors.

    The following paragraphs summarize the phases of BancShares' year 2000 plan:

Assessment Phase

    During the assessment phase, a year 2000 corporate inventory and business risk assessment was made (jointly with FCB in the case of Group A Systems and Group B Systems, and separately in the case of Group C Systems and NonIT Systems) to quantify the extent of BancShares' year 2000 exposure and identify systems that required remediation. Each Group B and C application or system was given two separate codes; a Priority Code and a Status Code. The Priority Code quantifies the importance of each asset to BancShares' daily operations. The Status Code represents the current claim of compliance by the asset's vendor. Used in concert, these codes prioritize the remediation, testing and contingency planning processes. This phase is complete.

Remediation and Testing Phase

    With respect to IT Systems, this phase contemplates the implementation of modifications, upgrades or system replacements determined to be necessary to achieve year 2000 compliance and the testing of modified or upgraded systems to determine their functionality and operating capability. As to Group A Systems and Group B Systems, FCB's outside consultant is responsible for coordinating necessary modifications, upgrades or replacements. This phase has been completed for all Group A Systems and for higher priority Group B Systems, and during the first and second quarters of 1999 the remaining Group B Systems are to be completed. As to Group C Systems, BancShares' staff is coordinating remediation (which, in most cases, entails the installation of upgrades provided by outside vendors) and testing. This phase has been completed for all mission critical systems.

Validation Phase

    The validation phase contemplates testing, in an isolated environment, of the ability of new and modified systems, which have been determined to be functional, to accurately process date sensitive data beginning January 1, 2000. Validation testing on Group A Systems and Group B Systems is being conducted by FCB's outside consultant and is expected to be completed by March 31, 1999. BancShares' staff is conducting validation testing on Group C Systems which is expected to be substantially completed by May 30, 1999.

Implementation Phase

    Under BancShares' plan, once new and modified systems that require testing have been tested for functionality, they are being put into production. BancShares' target is to have substantially completed the validation and implementation phases with respect to substantially all systems by May 30, 1999.

Non-IT Systems, Third Party Service Providers and Loan Customers

    Activities under BancShares' plan with respect to Non-IT Systems (including security systems, office equipment, etc.) primarily involve identifying potential year 2000 problems and insuring that outside vendors provide necessary upgrades or replacements. Each system has been assigned to an officer of BancShares whose responsibility it is to communicate with the vendor of that system and coordinate remediation. As needed, validation testing for Non-IT Systems is planned for the first and second quarter of 1999.

    During early 1998, BancShares identified those borrowing customers whose existing aggregate borrowings from BancShares met certain criteria based on aggregate credit exposure, loan collateral, and whose businesses were of a nature that they could be adversely affected by the year 2000 issue. A meeting was held individually with each such borrowing customer to assess the customer's plan for and progress toward addressing the year 2000 issue. Follow-up meetings are being held with each customer whose assessment indicated a higher than typical level of risk. With respect to new and renewed loans, an assessment of year 2000 risk and steps being taken by the customer to address the year 2000 issue have been made a part of the credit approval process.

Costs

    BancShares is expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. Because a substantial portion of BancShares' data processing functions are performed by FCB on its mainframe systems and/or on systems supported by FCB, FCB is bearing a substantial portion of the expenses related to the remediation and testing of systems that affect BancShares. BancShares has budgeted $200,000 for its separate year 2000 project expenses. Expenses actually incurred through December 31, 1998 were not material. BancShares does not expect significant increases in future data processing costs relating to year 2000 compliance.

Contingency Plans

    During the assessment phase, BancShares began to identify a backup or contingency plan for systems or non-IT assets which may be affected by year 2000. Virtually all of BancShares' systems are dependent upon third party vendors or service providers; therefore, contingency plans include selecting a new vendor or service provider and converting to their system. BancShares believes its most likely worst case scenario will be a failure by certain customers and vendors to achieve year 2000 readiness. Contingency plans are already active for BancShares' most reasonably likely worst case scenario. In the event a current vendor's system fails during the validation phase and it is determined that the vendor is unable or unwilling to correct the failure, BancShares will convert to a new system. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. Preliminary contingency plans for system failures on or after January 1, 2000 have been developed. These plans will be refined when the validation and testing phases are complete.

Planned Acquisition

    On March 12, 1999 BancShares announced plans to purchase, subject to regulatory approval, the Ahoskie branch of First-Citizens Bank &Trust Company. This acquisition, planned for the third quarter of 1999, will increase deposits by approximately $16.0 million and loans by approximately $8.0 million.

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

    The approximate number of record holders of BancShares' outstanding common stock at December 31, 1998 was 349. Dividends paid to shareholders of BancShares are dependent upon dividends received by BancShares from Southern. Southern is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of undivided profits. Should at any time its surplus be less than 50% of its paid-in capital stock, Southern may not declare a dividend until it has transferred from undivided profits to surplus, 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock.

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

                           FORWARD-LOOKING STATEMENTS

    The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project" or other statements concerning opinions or judgment of BancShares and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of BancShares' customers, actions of government regulators, the level of market interest rates, and general economic conditions.

SELECTED QUARTERLY DATA
                                                          1998                                    1997
                                 ---------------------------------------      -----------------------------------------
                                     Fourth    Third     Second    First      Fourth        Third      Second     First
                                 ---------------------------------------      -----------------------------------------
                                                    (thousands except per share data and ratios)
SUMMARY OF OPERATIONS

Interest income ..............   $   10,593   $10,515   $10,501   $10,093   $   10,100   $   9,989   $   9,711   $9,255
Interest expense .............        5,271     5,086     5,169     4,802        4,881       4,845       4,738    4,363
-----------------------------------------------------------------------------------------------------------------------
Net interest income ..........        5,322     5,429     5,332     5,291        5,219       5,144       4,973    4,892
Provision for loan losses ....          .15        20        60        60         --          --          --         60
-----------------------------------------------------------------------------------------------------------------------
Net income after provision for
     loan losses .............        5,307     5,409     5,272     5,231        5,219       5,144       4,973    4,832
Noninterest income ...........        1,107     1,392     1,219     2,933        3,234       1,166         979    4,470
Noninterest expense ..........        5,195     5,118     5,113     4,788        5,046       4,874       4,679    8,465
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes ...        1,219     1,683     1,378     3,376        3,407       1,436       1,273      837
Income taxes .................          330       470       451       809          100          30         130       80
-----------------------------------------------------------------------------------------------------------------------
Net income ...................   $      889   $ 1,213   $   927   $ 2,567   $    3,307   $   1,406   $   1,143   $  757
Net income applicable to
    common shares ............   $      788   $ 1,110   $   828   $ 2,468   $    3,203   $   1,303   $   1,045   $  657

PER SHARE OF STOCK

Net income per share of common
    stock ....................         6.63      9.27      6.91     20.58        26.71       10.87        8.71     5.48
Cash dividends - common ......         0.38      0.37      0.37      0.38         0.38        0.38        0.37     0.37
Cash dividends - preferred B .         0.23      0.23      0.22      0.22         0.23        0.23        0.22     0.22

Cash dividends - preferred C .         0.23      0.23      0.22      0.22         0.23        0.23        0.22     0.22

Common sales price
    High .....................       175.00    175.00    175.00    175.00       175.00      175.00      175.00   175.00
    Low ......................       175.00    175.00    175.00    175.00       175.00      175.00      175.00   175.00
Preferred B sales price
    High .....................        11.25     11.25     11.25     11.25        11.25       11.25       11.25    11.25
    Low ......................        11.25     11.25     11.25     11.25        11.25       11.25       11.25    11.25
Preferreed C sales price
    High .....................        11.25     11.25     11.25     11.25        11.25       11.25       11.25    11.25
    Low ......................        11.25     11.25     11.25     11.25        11.25       11.25       11.25    11.25

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Southern BancShares (N.C.), Inc.:

We have audited the accompanying consolidated balance sheets of Southern BancShares (N.C.), Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern BancShares (N.C.), Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                  /s/KPMG LLP


Raleigh, North Carolina
February 10, 1999

SOUTHERN BANCSHARES (N.C.) INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)
                                                                                           December 31
-------------------------------------------------------------------------------------------------------------
                                                                                        1998         1997
-------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks .........................................................   $  37,419    $  28,381
Federal funds sold ..............................................................      19,535       10,240

Investment securities:
     Held-to-maturity, at amortized cost
     (fair value of $93,511 and $57,294, respectively) ..........................      92,340       56,281
     Available-for-sale, at fair value
     (amortized cost of $92,012 and $100,978, respectively) .....................     109,227      123,852
Loans ...........................................................................     364,489      349,216
     Less allowance for loan losses .............................................      (5,962)      (5,971)
-------------------------------------------------------------------------------------------------------------
Net loans .......................................................................     358,527      343,245
Premises and equipment ..........................................................      18,902       18,157
Accrued interest receivable .....................................................       4,571        4,205
Intangible assets ...............................................................       6,972        5,643
Other assets ....................................................................       1,932          748
-------------------------------------------------------------------------------------------------------------
         Total assets ...........................................................   $ 649,425    $ 590,752
=============================================================================================================

SOUTHERN BANCSHARES (N.C.) INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)
                                                                                           December 31
-------------------------------------------------------------------------------------------------------------
                                                                                        1998         1997
-------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:

     Noninterest-bearing ........................................................   $  77,550    $  66,565
     Interest-bearing ...........................................................     479,202      446,763
-------------------------------------------------------------------------------------------------------------
Total deposits ..................................................................     556,752      513,328
Short-term borrowings ...........................................................       5,124        6,826
Long-term obligations ...........................................................      23,000        4,750
Accrued interest payable ........................................................       4,505        4,394
Other liabilities ...............................................................       4,011        6,470
-------------------------------------------------------------------------------------------------------------
         Total liabilities ......................................................     593,392      535,768
-------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Series B non-cumulative preferred stock, no par value; 408,728 shares authorized;
     398,653 and 405,645 shares issued and outstanding at December 31, 1998 and
     December 31, 1997, respectively ............................................       1,942        1,976
Series C non-cumulative preferred stock, no par value; 43,631 shares authorized;
     40,373 and 43,631 shares issued and outstanding at December 31, 1998 and
     December 31, 1997, respectively ............................................         562          578
Common  stock, $5  par  value; 158,485 shares authorized; 119,266 and
     119,918 shares issued and outstanding at December 31, 1998 and
     December 31, 1997, respectively ............................................         596          600
Surplus .........................................................................      10,000       10,000
Retained earnings ...............................................................      31,571       26,733
Accumulated other comprehensive income ..........................................      11,362       15,097
-------------------------------------------------------------------------------------------------------------
         Total shareholders' equity .............................................      56,033       54,984
-------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity .............................   $ 649,425    $ 590,752
=============================================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except share and per share data)

Year ended December 31,

                                                                1998        1997       1996
----------------------------------------------------------------------------------------------
Interest income:

   Loans ................................................   $  31,000    $ 29,225   $  26,878
   Investment securities:
    U. S. Government ....................................       7,149       6,353       6,756
    State, county and municipal .........................       1,792       2,057       2,163
    Other ...............................................         789         797         577
----------------------------------------------------------------------------------------------

        Total investment securities interest income .....       9,730       9,207       9,496
  Federal funds sold ....................................         972         623         402
----------------------------------------------------------------------------------------------
         Total interest income ..........................      41,702      39,055      36,776

Interest expense:

   Deposits .............................................      18,716      18,229      16,933
   Short-term borrowings ................................         292         303         400
   Long-term obligations ................................       1,320         295         117
----------------------------------------------------------------------------------------------

      Total interest expense ............................      20,328      18,827      17,450
----------------------------------------------------------------------------------------------

      Net interest income ...............................      21,374      20,228      19,326
Provision for loan losses ...............................         155          60         140
----------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses      21,219      20,168      19,186

Noninterest income:

   Service charges on deposit accounts ..................       3,199       2,918       2,664
   Other service charges and fees .......................       1,129         868         780
   Investment securities gains, net .....................       1,789       5,567         460
   Insurance commissions ................................          72          90         145
   Gain (loss) on sale of loans .........................        (112)         52        (158)
   Other ................................................         574         354         617
----------------------------------------------------------------------------------------------

      Total noninterest income ..........................       6,651       9,849       4,508

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except share and per share data)

Year ended December 31,

                                                                1998        1997       1996
----------------------------------------------------------------------------------------------
Noninterest expense:

   Personnel ............................................       9,501       8,763       7,975
   Intangibles amortization .............................       1,534       1,755       1,638
   Data processing ......................................       2,001       1,598       1,440
   Furniture and equipment ..............................       1,502       1,633       1,314
   Occupancy ............................................       1,567       1,388       1,203
   FDIC insurance assessment ............................         115         112         772
   Charitable contributions .............................           2       4,076         589
   Other ................................................       3,992       3,739       3,272
----------------------------------------------------------------------------------------------
     Total noninterest expense ..........................      20,214      23,064      18,203
----------------------------------------------------------------------------------------------
Income before income taxes ..............................       7,656       6,953       5,491
Income taxes ............................................       2,060         340       1,127
----------------------------------------------------------------------------------------------

        Net income ......................................       5,596       6,613       4,364
----------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:

   Unrealized (losses) gains arising during period ......      (2,554)      7,875       4,154
   Less: reclassification adjustment for gains included
        in net income ...................................       1,181       3,674         304
----------------------------------------------------------------------------------------------
        Comprehensive income ............................   $   1,861    $ 10,814   $   8,214
==============================================================================================
Per share information:

   Earnings per common share ............................   $   43.40    $  51.77   $   33.00
   Cash dividends declared on common shares .............        1.50        1.50        1.50
   Weighted average common shares outstanding ...........     119,685     119,918     119,918
==============================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
                                                                                            Year ended December 31,
                                                                                   1998             1997            1996
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income .................................................................. $ 5,596           $ 6,613       $ 4,364
   Adjustments to reconcile net income to net cash
   provided by operating activities:
      Provision for loan losses ................................................     155                60             140
      Contribution expense for donation of marketable equity securities ........      --             4,071             536
      Gain on contribution of marketable equity securities .....................      --            (3,529)           (458)
      Gains on sales and issuer calls of securities ............................  (1,789)           (2,038)             (2)
      Loss on sale and abandonment of premises and equipment ...................     116               317              55
      Loss (gain) on sale of loans .............................................     112               (52)            158
      Net accretion on discounts on investments ................................     (54)              (88)            (66)
      Amortization of intangibles ..............................................   1,534             1,755           1,638
      Depreciation .............................................................   1,394             1,139             963
      Net increase in accrued interest receivable ..............................    (366)             (206)            (28)
      Net increase (decrease) in accrued interest payable ......................     111             1,190            (287)
      Net (increase) decrease in other assets ..................................  (1,006)            1,754          (1,824)
      Net (decrease) increase in other liabilities .............................    (674)           (1,339)          2,275
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ......................................   5,129             9,647           7,464
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Proceeds from maturities and issuer calls of
      investment securities available-for-sale .................................  46,625            25,798             111
   Proceeds from maturities and issuer calls of
      investment securities held-to-maturity ...................................   5,569            43,856          53,749
   Proceeds from sales of investment securities available-for-sale .............   1,976            2,246             105
   Purchases of investment securities held-to-maturity ......................... (42,786)          (37,261)        (11,414)
   Purchases of investment securities available-for-sale ....................... (32,046)          (38,134)        (58,592)
   Net decrease (increase) in loans ............................................   1,392           (30,269)        (24,748)
   Purchases of fixed assets ...................................................  (1,653)           (4,084)         (4,557)
   Sales of fixed assets .......................................................      48               185              97
   Proceeds from net cash received for bank and branches acquired ..............  13,144            17,966           3,380
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN  INVESTING ACTIVITIES .........................................  (7,731)          (19,697)        (41,869)
---------------------------------------------------------------------------------------------------------------------------

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
                                                                                            Year ended December 31,
                                                                                   1998             1997            1996
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Net increase (decrease) in demand and
      interest-bearing demand deposits .........................................  14,592            (4,658)         15,455
      Net (decrease) increase in time deposits .................................  (8,531)           16,360           6,713
   Proceeds from issuance of long-term obligations .............................  23,000             5,000              --
   Debt issuance costs .........................................................    (862)               --              --
   Payments of long-term obligations ...........................................  (4,750)           (1,650)         (1,200)
   Net (repayments) proceeds of short-term borrowed funds ......................  (1,702)            1,762           3,595
   Cash dividends paid .........................................................    (581)             (585)           (587)
   Purchase and retirement of stock ............................................    (231)              (23)            (12)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES ......................................  20,935            16,206          23,964
---------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE)  IN CASH AND
   CASH EQUIVALENTS ............................................................ $18,333          $  6,156        $(10,441)
CASH AND CASH EQUIVALENTS AT
   THE BEGINNING OF YEAR .......................................................  38,621            32,465          42,906
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR ................................... $56,954           $38,621         $32,465
===========================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING
   THE YEAR FOR:
   Interest .................................................................... $20,217           $17,637         $17,737
   Income taxes ................................................................ $ 2,977           $ 1,776         $ 1,085
===========================================================================================================================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
  Unrealized gain (loss) on securities available for sale ...................... ($5,659)          $ 6,365         $ 5,833
===========================================================================================================================



              The accompanying notes are an integral part of these
                       consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(Dollars in thousands except per share data)


                                               Preferred Stock                                              Accumulated
                                      ----------------------------------       Common                         Other
                                         Series B           Series C            Stock                         Compre-    Total
                                      ---------------   ----------------  --------------           Retained   hensive  Shareholders'
                                      Shares   Amount   Shares    Amount  Shares   Amount Surplus  Earninmgs  Income     Equity
                                      ------   ------   ------    ------  ------   ------ -------  ---------  ------     ------
BALANCE, DECEMBER 31, 1995           408,728   $1,991   43,631     $578  119,918    $600  $10,000  $16,948  $ 7,046   $37,163
Net income                                --       --       --       --       --      --       --   4,364        --     4,364
Retirement of stock                     (976)      (5)      --       --       --      --       --       (7)      --       (12)
Cash dividends:
     Common stock ($1.50 per share)       --       --       --       --       --      --       --     (180)      --      (180)
     Preferred B ($.90 per share)         --       --       --       --       --      --       --     (368)      --      (368)
     Preferred C ($.90 per share)         --       --       --       --       --      --       --      (39)      --       (39)
Unrealized gain on securities
     available-for-sale,
     net of tax                           --       --       --       --       --      --       --       --     3,850    3,850
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996           407,752   $1,986   43,631     $578  119,918    $600  $10,000  $20,718  $10,896   $44,778
-----------------------------------------------------------------------------------------------------------------------------

Net income                                --       --       --       --       --      --       --    6,613       --     6,613
Retirement of stock                   (2,107)     (10)      --       --       --      --       --      (13)      --       (23)
Cash dividends:
     Common stock ($1.50 per share)       --       --       --       --       --      --       --     (180)      --      (180)
     Preferred B ($.90 per share)         --       --       --       --       --      --       --     (366)      --      (366)
     Preferred C ($.90 per share)         --       --       --       --       --      --       --      (39)      --       (39)
Unrealized gain on securities
     available-for-sale,
     net of tax                          --        --       --       --       --      --       --       --    4,201     4,201
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997           405,645   $1,976   43,631     $578  119,918    $600  $10,000  $26,733  $15,097   $54,984
-----------------------------------------------------------------------------------------------------------------------------

Net income                                --       --       --       --       --      --       --    5,596       --     5,596
Retirement of stock                   (6,992)     (34)  (3,258)     (16)    (652)     (4)      --     (177)      --      (231)
Cash dividends:
     Common stock ($1.50 per share)       --       --       --       --       --      --       --     (179)      --      (179)
     Preferred B ($.90 per share)         --       --       --       --       --      --       --     (363)      --      (363)
     Preferred C ($.90 per share)         --       --       --       --       --      --       --      (39)      --       (39)
Unrealized loss on securities
     available-for-sale,
     net of tax                          --        --       --       --       --      --       --       --   (3,735)   (3,735)
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998           398,653   $1,942   40,373     $562  119,266    $596  $10,000  $31,571  $11,362   $56,033
=============================================================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Note 1.           Summary of Significant Accounting Policies

                  BancShares

                  Southern BancShares (N.C.), Inc. ("BancShares") is the holding company for Southern Bank and Trust Company ("Southern"), which operates 45 banking offices in eastern North Carolina, and Southern Capital Trust I, a statutory business trust that issued $23.0 million of 8.25% Capital Securities (the "Capital Securities") in June 1998 maturing in 2028. Southern, which began operations in January, 1901, has a non-bank subsidiary, Goshen, Inc., whose insurance agency operations complement the operations of its parent. Southern and BancShares are headquartered in Mount Olive, North Carolina. BancShares has no foreign operations and BancShares' customers are principally located in eastern North Carolina.

                  Principles of Consolidation

                  The consolidated financial statements include the accounts of BancShares and its wholly-owned subsidiaries, Southern and Southern Capital Trust I. The statements also include the accounts of Goshen, Inc. a wholly-owned subsidiary of Southern. BancShares' financial resources are primarily provided by dividends from Southern and there are no material differences between the results of operations or financial position of BancShares and of Southern. All significant intercompany balances have been eliminated in consolidation.

                  Basis of Financial Statement Presentation

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by BancShares in the preparation of its consolidated financial statements are the determination of the allowance for loan losses and fair value estimates for financial instruments.

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

                  BancShares'   investment  securities  are  classified  in  two
                  categories as follows:

                  - Securities held-to-maturity: Securities held-to-maturity consist of debt instruments for which BancShares has the positive intent and ability to hold to maturity.

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

                  Management considers a loan to be impaired when based on current information or events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method or the collateral value. When the ultimate collectibility of the impaired loan's principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged-off.

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

                  Premises and Equipment

                  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated lives of the assets, ranging from 15 to 31.5 years for buildings and improvements and 3 to 10 years for furniture and equipment.

                  Intangible Assets

                  Intangible assets, primarily core deposit intangibles and goodwill, are generally amortized on an accelerated basis over a period of 5 to 10 years. Intangible assets are subject to periodic review and are adjusted for any impairment of value.

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

                  BancShares files a consolidated federal income tax return with Southern and its subsidiary The method of allocating federal income tax expense is determined under a tax allocation agreement between BancShares and the subsidiaries. This allocation agreement specifies that income tax expense will be computed for subsidiaries on a separate company basis.

                  Recognition of deferred tax assets is based on management's belief that it is "more likely than not" that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for deferred tax assets when the "more likely than not" standard is not met.

                  Shareholders' Equity

                  Common shareholders are entitled to one vote per share and both classes of preferred shareholders are entitled to one vote for each 38 shares owned of a class. Dividends on BancShares' common stock may be paid only after annual dividends of $.90 per share on both preferred series "B" and "C" shares have been paid.

                  Earnings Per Common Share

                  Statement 128 "Earnings per Share" ("Statement 128") establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock.

                  Earnings per common share is computed by dividing income applicable to common shares by the weighted average number of common shares outstanding during the period. Income applicable to common shares represents net income reduced by dividends paid to preferred shareholders. BancShares has no potentially dilutive securities.

                  Earnings  per  common  share  are  calculated   based  on  the
                  following amounts for the years ended December 31:

                                               1998         1997         1996
--------------------------------------------------------------------------------
Net income ..............................   $   5,596    $   6,613    $   4,364
Less: Preferred dividends ...............        (402)        (405)        (407)
--------------------------------------------------------------------------------
Net income applicable to common  shares .   $   5,194    $   6,208    $   3,957
================================================================================
Weighted average common shares
   outstanding during the period ........     119,685      119,918      119,918
================================================================================

                  Comprehensive Income

                  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. BancShares adopted this statement for its annual financial statements in 1998, reclassifying prior period financial statements for comparative purposes. Accumulated other comprehensive income consists entirely of unrealized gain
                  (loss) on securities available for sale.

                  The tax effects of other comprehensive income components as displayed in the consolidated statements of income are as follows for the years ended December 31:

                                                        1998       1997    1996
--------------------------------------------------------------------------------
Unrealized (losses) gains arising during period ...   $(1,316)   $4,057   $2,139
Less: Reclassification adjustment for gains
      included in net income ......................       608     1,893      156
--------------------------------------------------------------------------------
Total tax effect ..................................   $(1,924)   $2,164   $1,983
================================================================================

                  Segment Reporting

                  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The provisions of Statement 131 are effective for fiscal years beginning after December 15, 1997. Adoption of this pronouncement did not have a material effect on BancShares' consolidated financial statements as BancShares has no operating segments as defined by Statement 131.

                  Disclosures About Pensions

                  In February 1998, the FASB issued Statement 132, "Employers' Disclosures about Pensions and other Postretirement Benefits." This statement standardizes the disclosure requirements of pensions and other postretirement benefits. Adoption of Statement 132 by BancShares did not result in changes to any measurement or recognition provisions, but has resulted in altered disclosures relating to pension obligations.

                  New Accounting Standards

                  In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application of all provisions of this statement is encouraged. BancShares plans to adopt this statement on January 1, 2000 and does not anticipate any material effect on its consolidated financial statements.

                  In October 1998, the FASB issued Statement 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement allows mortgage banking firms to account for certain securities and other interests retained after securitizing mortgage loans that were held for sale based on the intent and ability to hold or sell such investments. This statement is effective for the first fiscal quarter beginning after December 15, 1998. BancShares plans to adopt this statement effective January 1, 1999 and does not anticipate any material effect on its consolidated financial statements.

Note 2.           Investment Securities

                  The amortized cost and estimated fair values of investment securities at December 31 were as follows:

                                                               1998                                           1997
------------------------------------------------------------------------------------------------------------------------------------
                                                       Gross        Gross     Estimated                 Gross      Gross   Estimated
                                         Amortized   Unrealized  Unrealized     Fair      Amortized  Unrealized  Unrealized   Fair
                                           Cost        Gains       Losses       Value       Cost        Gains    Losses       Value
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES
HELD-TO-MATURITY:

  U. S. Government ..................   $ 72,070       360         (41)    72,389   $ 33,969       122        --       34,091
  Obligations of states and
    political subdivisions ..........     20,170       850        --       21,020     22,212       890        --       23,102
  Corporate debenture ...............        100         2        --          102        100         1        --          101
------------------------------------------------------------------------------------------------------------------------------------
                                          92,340     1,212         (41)    93,511     56,281     1,013        --       57,294
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES
AVAILABLE-FOR-SALE:

  U. S. Government ..................     71,046       369        (135)    71,280     82,471       130          (9)    82,592
  Marketable equity securities ......     10,747    16,867        (487)    27,127      8,119    22,183          (8)    30,294
  Obligations of states and
    political subdivisions ..........      8,539       573          (1)     9,111      8,411       527        --        8,938
  Mortgage-backed securities ........      1,680        38          (9)     1,709      1,977        51        --        2,028
------------------------------------------------------------------------------------------------------------------------------------
                                          92,012    17,847        (632)   109,227    100,978    22,891         (17)   123,852
------------------------------------------------------------------------------------------------------------------------------------
TOTALS ..............................   $184,352    19,059        (673)   202,738   $157,259    23,904         (17)   181,146
====================================================================================================================================

                  Securities with a par value of $55,184 were pledged at December 31, 1998 to secure public deposits and for other purposes as required by law and contractual arrangement.

                  The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             Amortized          Fair
                                                                                Cost            Value
---------------------------------------------------------------------------------------------------------
Securities held-to-maturity:
  Due in one year or less ................................................   $38,519         $  38,643
  Due after one year through five years ..................................     46,085           46,400
  Due after five years through ten years .................................      5,522            5,869
  Due after ten years ....................................................      2,214            2,599
---------------------------------------------------------------------------------------------------------
 .........................................................................     92,340           93,511
=========================================================================================================
Available-for-sale securities:
  Due in one year or less ................................................     41,180           41,416
  Due after one year through five years ..................................     30,961           31,009
  Due after five years through ten years .................................      2,167            2,344
  Due after ten years ....................................................      5,277            5,622
  Mortgage-backed securities .............................................      1,680            1,709
  Marketable equity securities ...........................................     10,747           27,127
---------------------------------------------------------------------------------------------------------
                                                                              $92,012         $109,227
=========================================================================================================

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

                  Sales of securities available-for-sale having a cost basis of $187 in 1998 and $216 in 1997 resulted in gross realized gains of $1,789 for 1998 and $2,030 for 1997. There were no sales of securities available-for-sale during the year ended December 31, 1996. Excluding the gains discussed above, other gains on investment securities in 1997 and 1996 were attributable to issuer calls of debt securities.

Note 3.           Loans

                  Loans by type were as follows:

--------------------------------------------------------------------------------
                                                            1998          1997
--------------------------------------------------------------------------------
Commercial, financial and agricultural ...........       $ 86,980       $ 84,281
Real estate
  Construction ...................................          5,276          5,209
Mortgage:
  One to four family residential .................        113,984        106,444
  Commercial .....................................         62,446         58,056
  Equityline .....................................         28,698         27,759
  Other ..........................................         26,846         27,868
Consumer .........................................         36,775         35,643
Lease financing ..................................          3,484          3,956
--------------------------------------------------------------------------------
    Total loans ..................................       $364,489       $349,216
================================================================================
Loans held for sale ..............................       $  6,858       $  3,019
Loans serviced for others ........................       $163,455       $ 78,426

                  On December 31, 1998 total loans to directors, executive officers and related individuals and organizations were $1,227. On December 31, 1997 total loans to directors, executive officers and related individuals and organizations were $1,469. During 1998, $344 of new loans were made to this group and repayments totaled $586. There were no restructured or nonaccrual loans to directors, executive officers or related individuals and organizations. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risks of collectibility.

Note 4.           Allowance for Loan Losses

                  Transactions in the allowance for loan losses for the three years ended December 31 were:

                                                         December 31,
--------------------------------------------------------------------------------
                                              1998          1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year .........      $ 5,971       $ 6,163       $ 6,321
Allowance from bank acquisition ......          269          --            --
Provision for loan losses ............          155            60           140
Loans charged off ....................         (544)         (463)         (539)
Loan recoveries ......................          111           211           241
--------------------------------------------------------------------------------
Balance at end of the year ...........      $ 5,962       $ 5,971       $ 6,163
================================================================================

                   At December  31, 1998 and  December  31,  1997,  Southern had
                  nonaccrual loans of $166 and $230, respectively. At December 31, 1998 Southern had restructured loans of $43. At December 31, 1997 Southern had no restructured loans. At December 31, 1998 and December 31, 1997 Southern had accruing loans past due 90 days or more totaling $805 and $466, respectively. The amount of foregone interest on nonaccrual and restructured loans at December 31, 1998 and 1997, was not material for the periods presented. At December 31, 1998 and 1997, Southern's impaired loans, as determined under Statement 114 as amended by Statement 118, were less than the nonaccrual and restructured loan amounts presented above, and no additional allowances for loan losses were required as a result of the application of Statement 114 as amended by Statement 118 to these impaired loans.

Note 5.           Premises and Equipment

                  The components of premises and equipment were as follows:

December 31,
--------------------------------------------------------------------------------
                                                         1998            1997
--------------------------------------------------------------------------------
Land .........................................        $  3,763         $  3,377
Buildings and improvements ...................          15,333           14,292
Furniture and equipment ......................           6,816            6,387
Construction-in-progress .....................             103               90
--------------------------------------------------------------------------------
                                                        26,015           24,146
Less: accumulated depreciation ...............          (7,113)          (5,989)
--------------------------------------------------------------------------------
                                                      $ 18,902         $ 18,157
================================================================================

Note 6.           Income Taxes

                  The components of income tax expense (benefit) for the years ended December 31 were:

                                        1998             1997             1996
--------------------------------------------------------------------------------
Current:
  Federal ...................         $ 2,221          $ 1,737          $ 1,348
  State .....................               6                8               21
--------------------------------------------------------------------------------
                                        2,227            1,745            1,369
Deferred:
  Federal ...................            (167)          (1,405)            (242)
--------------------------------------------------------------------------------
                                      $ 2,060          $   340            1,127
================================================================================

                  A reconciliation of the expected tax expense, based on the Federal statutory rate of 34%, to the actual tax expense for the years ended December 31 is as follows:

                                                       1998          1997      1996
--------------------------------------------------------------------------------------
Amount of tax computed at Federal
  statutory rate of 34 percent ....................   $ 2,603     $ 2,364     $ 1,867
Increase (decrease) in taxes
resulting from:

  Tax exempt income ...............................      (908)       (943)       (792)
              Amortization of intangible assets ...       143         172         167
              Nontaxable gain on securities donated      --        (1,200)       (162)
  State income tax (net of federal  benefit) ......         2           5          14
              Other, net ..........................       220         (58)         33
--------------------------------------------------------------------------------------
                                                      $ 2,060     $   340     $ 1,127
======================================================================================

            Effective tax rate ....................        27%          5%         21%
======================================================================================

                  Significant components of BancShares' deferred tax liabilities and (assets) are as follows:

                                                              1998        1997
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation .......................................     $   637      $   709
  Leased assets ......................................         178          164
  Investment securities ..............................       5,853        7,777
  Other ..............................................         183          265
--------------------------------------------------------------------------------
                Gross deferred tax liabilities .......       6,851        8,915
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses ..........................      (1,778)      (1,685)
  Intangible assets ..................................        (870)        (711)
  Other ..............................................        (971)      (1,196)
--------------------------------------------------------------------------------
                Gross deferred tax assets ............      (3,619)      (3,592)
--------------------------------------------------------------------------------
Net deferred tax liability ...........................     $ 3,232      $ 5,323
================================================================================

                  No valuation allowance for deferred tax assets was required at December 31, 1998 or 1997. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in the carryback period. A portion of the change in the net deferred tax liability relates to unrealized gains and losses on securities available-for-sale. The related deferred tax benefit of approximately $1,924 for the year ended December 31, 1998 has been recorded directly to shareholders' equity. The related deferred tax charge of approximately $2,164 for the year ended December 31, 1997 has been recorded directly to shareholders' equity.

Note 7.           Deposits

                  Deposits at December 31 are summarized as follows:

                                                        1998             1997
--------------------------------------------------------------------------------
Demand .....................................          $ 77,550          $ 66,565
Checking  with  interest ...................            75,270            66,695
Savings ....................................            56,499            51,087
Money market accounts ......................            53,449            50,061
Time .......................................           293,984           278,920
--------------------------------------------------------------------------------
   Total deposits ..........................          $556,752          $513,328
================================================================================

                  Total time deposits with a denomination of $100 or more were $60,063 at December 31, 1998. Total time deposits with a denomination of $100 or more were $53,004 at December 31, 1997.

                  At December 31, 1998, the scheduled maturities of time deposits were:

                    1999                                       $ 243,008
                    2000                                          42,594
                    2001                                           5,315
                    2002                                           2,388
                    2003 and thereafter                              679
                    ----------------------------------------------------
                       Total time deposits                     $ 293,984
                    ====================================================

Note 8.           Short-Term Borrowings and Long-Term Obligations

                  Short-Term Borrowings

                                                                 December 31,
                                                             1998          1997
--------------------------------------------------------------------------------
U.S. Treasury tax and loan accounts ..............         $  171         $2,065
Repurchase agreements ............................          4,953          4,761
--------------------------------------------------------------------------------
   Total short-term borrowings ...................         $5,124         $6,826
================================================================================

                  The U. S. Treasury tax and loan accounts averaged $861 in 1998 and $997 in 1997. The highest month-end balance of the U. S. Treasury tax and loan accounts was $2,206 in 1998 and $2,215 in 1997. The average rate on U. S. Treasury tax and loan accounts was 5.97% in 1998 and 5.85% in 1997.

                  The repurchase agreements averaged $5,655 in 1998 and $4,819 in 1997. The highest month-end balance of the repurchase agreements was $6,459 in 1998 and $5,929 in 1997. The average rate on repurchase agreements in 1998 and 1997 was 4.09% and 4.18%. At December 31, 1998, $13,000 of investment securities were pledged for repurchase agreements. The securities collateralizing the repurchase agreements have been delivered to a third party custodian for safe keeping.

                  Long-Term Obligations

                  The $23.0 million long-term obligations at December 31, 1998 are Capital Trust Securities of Southern Capital Trust I, ("the Trust") a wholly-owned statutory business trust of BancShares. These long-term obligations, which qualify as Tier 1 Capital for BancShares, bear interest at 8.25% and mature in 2028. BancShares may redeem the long-term obligations in whole or in part on or after June 30, 2003. The sole asset of the Trust is $23.0 million of 8.25% Junior Subordinated Debentures of BancShares due 2028. Considered together, the undertakings constitute a full and unconditional guarantee by BancShares of the Trust's obligations under the Capital Trust Securities.

                  The $4,750 long-term obligation at December 31, 1997, was payable to a bank and was negotiated by BancShares to provide additional capital to its subsidiary, and was secured by investment securities.

Note 9.           Acquisitions and dispositions

                  BancShares has consummated numerous acquisitions and dispositions in recent years. All of the acquisitions have been accounted for under the purchase method of accounting, with the results of operations not included in BancShares' Consolidated Statements of Income until after the transaction date. The pro forma impact of the acquisitions and dispositions as though they had been made at the beginning of the periods presented is not material to BancShares' consolidated financial statements.

                  The  following  table  provides   information   regarding  the
                  acquisitions and dispositions that have been consummated during the three-year period ending December 31, 1998:

                                                                  Assets           Liabilities
                                                                 Acquired            Assumed        Resulting
Date                       Institution/Location                   (Sold)             (Sold)         Intangible
---------------------------------------------------------------------------------------------------------------------------
December 1998         First Union National Bank                  $16,440            $16,440           $1,685
                      Red Springs, North Carolina

October 1998          First-Citizens Bank & Trust Company          5,309              5,302              186
                      Gates, North Carolina

May 1998              Enfield Savings Bank                        18,174             18,041              448
                      Enfield, North Carolina

May 1998              Enfield Savings Bank (1)                    (2,420)            (2,420)             (85)

                      Littleton, North Carolina

May 1997              Wachovia Bank of North Carolina, N.A.        5,083              5,117              179
                      Aulander, North Carolina

May 1997              Wachovia Bank of North Carolina, N.A.       11,803             11,838              947
                      Aurora, North Carolina

May 1997              Wachovia Bank of North Carolina, N.A.        4,073              4,106              144
                      Hamilton, North Carolina

August 1996           United Carolina Bank                         6,085              6,085              419
                      Edenton, North Carolina

June 1996             First-Citizens Bank & Trust Company          7,352              7,348              539
                      Windsor, North Carolina

(1) Represents the sale of this branch to First-Citizens Bank & Trust Company.

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

                  Pension expense is included in personnel expense and includes the following components:

                                                              1998        1997       1996
-------------------------------------------------------------------------------------------
Change in benefit obligation
Net benefit obligation at beginning of year ............   $ 6,598     $ 5,417     $ 4,909
Service cost ...........................................       356         298         256
Interest cost ..........................................       489         418         373
Actuarial loss .........................................       414         645          53
Gross benefits paid ....................................      (210)       (180)       (174)
-------------------------------------------------------------------------------------------
Net benefit obligation at end of year ..................   $ 7,647     $ 6,598     $ 5,417
===========================================================================================
Change in plan assets
Fair value of plan assets at beginning of year .........   $ 5,943     $ 4,936     $ 4,583
Actual return on plan assets ...........................       920         817         309
Employer contributions .................................       283         370         218
Gross benefits paid ....................................      (210)       (180)       (174)
-------------------------------------------------------------------------------------------
Fair value of plan assets at end of year ...............   $ 6,936     $ 5,943     $ 4,936
===========================================================================================
Funded status at end of year ...........................   $  (711)    $  (655)    $  (481)
Unrecognized net actuarial loss ........................       352         530         409
Unrecognized prior service cost ........................        73          81          90
Unrecognized net transition asset ......................      (184)       (225)       (265)
-------------------------------------------------------------------------------------------
Net amount recognized as a liability in the consolidated
     balance sheets at end of year .....................   $  (470)    $  (269)    $  (247)
===========================================================================================
Assumptions as of December 31
Discount rate ..........................................      6.75%       7.25%       7.25%
Expected return on plan assets .........................      8.00%       8.25%       8.25%
Rate of compensation increase ..........................      4.50%       4.50%       4.25%

Components of net periodic benefit cost
Service cost ...........................................   $   356     $   298     $   256
Interest cost ..........................................       489         418         373

Expected return on assets ..............................      (395)       (345)       (319)
Amortization of:
   Transition asset ....................................       (41)        (41)        (41)
   Prior service cost ..................................         8           8           8
   Actuarial loss ......................................        67          53          45
-------------------------------------------------------------------------------------------
Total net periodic benefit cost ........................   $   484         391     $   322
===========================================================================================

                  Employees are also eligible to participate in a matching savings plan after one year of service. During 1998 Southern made participating contributions to this plan of $245 compared to $220 during 1997 and $198 during 1996.

Note 11.          Regulatory Requirements and Restrictions

                  BancShares and its banking subsidiary are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $10,753 during 1998 of which $8,447 was satisfied by vault cash and the remainder by amounts held in the Federal Reserve Bank.

                  Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. Minimum capital requirements set forth by the regulators require a Tier 1 capital ratio of no less than 4% of risk-adjusted assets, a total capital ratio of no less than 8% of risk-adjusted assets, and a leverage capital ratio of no less than 4% of average tangible assets. To meet the Federal Deposit Insurance Corporation's ("FDIC") "well capitalized" standards, the Tier 1 ratios must be at least 6%, total capital ratios must be at least 10% and Leverage capital ratios must be at least 5%. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the consolidated financial statements. As of December 31, 1998, Southern was considered to be "well capitalized" by the FDIC.

                  Southern's capital ratios as of December 31 are set forth below:

                                                   1998                  1997
--------------------------------------------------------------------------------
Tier 1 capital .......................         $    49,198          $    33,999
Total capital ........................              53,234               37,876
Risk-adjusted assets .................             311,341              295,654
Average tangible assets ..............             582,955              564,633

Tier 1 capital ratio .................               15.80%               11.50%
Total capital ratio ..................               17.10%               12.81%
Leverage capital ratio ...............                8.44%                6.02%

                  The primary source of funds for the dividends paid by BancShares to its shareholders is dividends received from its Banking subsidiary. Southern Bank is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of retained earnings. Should at anytime its surplus be less than 50% of its paid-in capital stock, Southern Bank may not declare a dividend until it has transferred from retained earnings to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. Additionally, dividends paid by Southern Bank may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the FDIC. Dividends on BancShares' common shares may be paid only after dividends on preferred Series "B" and "C" shares have been paid. Common share dividends are based upon BancShares' profitability and are paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past. At December 31, 1998, Southern had available for the payment of dividends undivided profits of approximately $12.6 million, unless declaration of dividends for such amount would reduce the regulatory capital of Southern below the minimum levels discussed above. At December 31, 1998, approximately $35.8 million of BancShares' investment in Southern was restricted as to transfer to BancShares without obtaining prior regulatory approval.

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

                  Commitments to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements. Southern evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Southern, upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant, and equipment and income-producing commercial properties.

                  Standby letters of credit are commitments issued by Southern to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                  Outstanding standby letters of credit as of December 31, 1998 and December 31, 1997 amounted to $1,625 and $1,324. Outstanding commitments at December 31, 1998 and December 31, 1997 were $51,466 and $53,763. Undisbursed advances on customer lines of credit at December 31, 1998 and December 31, 1997 were $47,639 and $29,602. Southern does not anticipate any losses as a result of these transactions.

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

Note 13.          Parent Company Financial Statements

                  Presented below are the condensed balance sheets (parent company only) of Southern BancShares (N.C.), Inc. as of December 31, 1998 and 1997 and condensed statements of income and cash flows for the three years ended December 31, 1998.

                                                                                     December 31,
---------------------------------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS                                                           1998           1997
---------------------------------------------------------------------------------------------------------
ASSETS
Cash ........................................................................... $ 3,802        $    33
Investment securities available-for-sale .......................................  14,659         14,782
Other assets ...................................................................   1,333            790
Investment in subsidiaries .....................................................  62,553         47,700
---------------------------------------------------------------------------------------------------------
   Total assets ................................................................ $82,347        $63,305
=========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued liabilities ............................................................$  2,603        $ 3,562
Accrued interest payable .......................................................      --              9
Notes payable ..................................................................  23,711          4,750
---------------------------------------------------------------------------------------------------------
   Total liabilities ...........................................................  26,314          8,321
Shareholders' equity ...........................................................  56,033         54,984
---------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity .................................. $82,347        $63,305
=========================================================================================================

CONDENSED STATEMENTS OF INCOME                                            Year ended December 31,
---------------------------------------------------------------------------------------------------------
                                                                 1998              1997           1996
---------------------------------------------------------------------------------------------------------
Dividends from bank subsidiary ..............................   $3,090            $5,458         $2,637
Other dividends .............................................      152                80             78
---------------------------------------------------------------------------------------------------------
   Total income .............................................    3,242             5,538          2,715
Interest expense ............................................   (1,320)             (295)          (117)
Other expense ...............................................     (293)              (49)           (42)
---------------------------------------------------------------------------------------------------------
Income before equity in undistributed income
   of subsidiary ............................................    1,629             5,194          2,556
Equity in undistributed income of subsidiary ................    3,967             1,419          1,808
---------------------------------------------------------------------------------------------------------
   Net income ...............................................   $5,596            $6,613         $4,364
=========================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS                                Year ended December 31,
--------------------------------------------------------------------------------------------
                                                                1998        1997       1996
--------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income .............................................   $  5,596    $ 6,613    $ 4,364
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed net income of subsidiary ...     (3,967)    (1,419)    (1,808)
      Increase in other assets ...........................       (543)      --         --
      (Decrease) increase in accrued liabilities .........       (959)      --          642
      Dividend income in the form of investment securities       --       (2,753)      --
      Increase (decrease) in accrued interest payable ....         (9)         9        (39)
--------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ................        118      2,450      3,159
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Purchase of  investments ...............................     (1,787)      (205)    (1,318)
  Investments in subsidiaries ............................    (12,711)    (5,000)      --
--------------------------------------------------------------------------------------------
NET CASH USED IN  INVESTING ACTIVITIES ...................    (14,498)    (5,205)    (1,318)
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Dividends paid .........................................       (581)      (585)      (587)
  Purchase and retirement or redemption of stock .........       (231)       (23)       (12)
  Change in notes payable, net ...........................     18,961      3,350     (1,200)
--------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED)
  BY FINANCING ACTIVITIES ................................     18,149      2,742     (1,799)
--------------------------------------------------------------------------------------------
NET INCREASE (DECREASE)
  IN CASH AND CASH EQUIVALENTS ...........................      3,769        (13)        42
CASH AND CASH EQUIVALENTS AT THE
  BEGINNING OF YEAR ......................................         33         46          4
--------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE
  END OF YEAR ............................................   $  3,802    $    33    $    46
============================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH PAID
  DURING THE YEAR FOR:
  Interest ...............................................   $  1,329    $   286    $   156
  Income taxes ...........................................   $     11    $     7    $     7
============================================================================================

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

                  Long-term obligations

                  The fair value of the 1998 long-term obligation is the market value at the last trade date in 1998. The carrying amount for the 1997 long-term obligation was considered to be equal to its fair value since the underlying note bore interest at a variable rate.

                  Commitments

                  Southern's commitments to extend credit have no carrying value and are generally at variable rates and/or have relatively short terms to expiration. Accordingly, these financial instruments are deemed to have no material fair value.

                  Limitations on Fair Value Assumptions

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

                  The estimated fair values of BancShares' financial instruments at December 31 are as follows:

                                                                               1998                                 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Carrying           Estimated           Carrying        Estimated
                                                                    Amount            Fair Value            Amount       Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks ..............................           $ 37,419           $ 37,419           $ 28,381           $ 28,381
  Federal funds sold ...................................             19,535             19,535             10,240             10,240
  Investment securities:
      Held-to-maturity .................................             92,340             93,511             56,281             57,294
      Available-for-sale ...............................            109,227            109,227            123,852            123,852
  Loans ................................................            358,527            362,264            343,245            349,668
  Accrued interest receivable ..........................              4,571              4,571              4,205              4,205
Financial liabilities:
  Deposits .............................................           $556,752           $558,544           $513,328           $514,095
  Short-term borrowings ................................              5,124              5,124              6,826              6,826
  Long-term obligations ................................             23,000             23,288              4,750              4,750
  Accrued interest payable .............................              4,505              4,505              4,394              4,394

Note  15.         Related Parties

                  BancShares has entered into various service contracts with another bank holding company and its subsidiary (the
                  "Corporation"). The Corporation has two significant shareholders, which are also significant shareholders of BancShares. The first significant shareholder is a director of BancShares and at December 31, 1998 beneficially owned 32,294 shares, or 27.08%, of BancShares' outstanding common stock and 22,171 shares, or 5.56%, of BancShares' outstanding Series B preferred stock. At the same date, the second significant shareholder beneficially owned 27,577 shares, or 23.12%, of BancShares' outstanding common stock, and 17,205 shares, or 4.32%, of BancShares' Series B preferred stock. The above totals include 17,205 Series B preferred shares, or 4.32%, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals.

                  These two significant shareholders are directors and executive officers of the Corporation and at December 31, 1998, beneficially owned 2,553,656 shares, or 28.69%, and 1,543,942 shares, or 17.35%, of the Corporation's outstanding Class A common stock, and 641,641 shares, or 37.30%, and 164,347 shares, or 9.55%, of the Corporation's outstanding Class B common stock. The above totals include 530,522 Class A common shares, or 5.96%, and 110,668 Class B Common shares, or 6.43%, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals. A subsidiary of the Corporation is First-Citizens Bank & Trust Company ("First Citizens"). As more fully discussed in note 9 and 16, Southern acquired branches from First Citizens in 1998 and 1996, sold a branch to First Citizens in 1998 and plans to acquire a branch from First Citizens in 1999.

                  The following table lists the various charges paid to the Corporation during the years ended December 31:

                                                      1998              1997        1996
---------------------------------------------------------------------------------------------
Data and item processing .........................  $2,345            $1,840           $1,828
Forms, supplies and equipment ....................     231               220              300
Trustee for employee benefit plans ...............      79                66               62
Consulting fees ..................................      78                79               79
Trust investment services ........................      20                22               24
Internal auditing services .......................       1                41              165
Other services ...................................     114                94              143
---------------------------------------------------------------------------------------------
                                                    $2,868            $2,362           $2,601
=============================================================================================

                  Data and item processing expenses include courier services, proof and encoding, microfilming, check storage, statement rendering and item processing forms. BancShares also has a correspondent relationship with the Corporation. Correspondent account balances with the Corporation included in cash and due from banks totaled $15,988 at December 31, 1998 and $10,071 at December 31, 1997. Southern's wholly-owned subsidiary, Goshen, Inc., paid $98,000 and $121,000 to an Insurance Company owned by the Corporation for the sale of insurance written in connection with loans made by Southern in 1998 and 1997, respectively. Beginning June 23, 1998 the trust department of the Corporation assumed the duties of Stock Transfer Agent of BancShares. BancShares also owns 124,584 and 22,219 shares of Class A and Class B Common Stock of the Corporation. The Class A and Class B Common Stock had an amortized cost of $2.6 million and $465,000, respectively, at December 31, 1998 and 1997. The Class A Common Stock had a market value of $11.2 million and $13.0 million at December 31, 1998 and 1997, respectively. The Class B Common Stock had a market value of $2.0 million and $2.3 million at December 31, 1998 and 1997, respectively.

 Note 16.         Subsequent Events

                  Southern has received approval from the regulatory authorities to open de novo branches in three new eastern North Carolina markets. These branches are planned to open in 1999.

                  Southern has announced plans to acquire, subject to regulatory approval, the Ahoskie branch of the Corporation. This acquisition is planned for the third quarter of 1999 and is projected to increase deposits by approximately $16.0 million and loans by approximately $8.0 million.

DIRECTORS _______________________________________________________________

Bynum R. Brown
Murfreesboro, NC
President and Owner,
Bynum R. Brown Agency, Inc.
(Real Estate and Insurance)
President and Owner, Brown Manor, Inc.
(Family Care Home)
Secretary-Treasurer, Roanoke
Valley Nursing Home, Inc.

William H. Bryan
Mount Olive, NC
President, Director and Treasurer
Mount Olive Pickle Company, Inc.
(Manufacturer of Pickle and Pepper Products)

D. Hugh Carlton
Warsaw, NC
President and Owner, Carlton Insurance Agency, Inc.
(Insurance)

Robert J. Carroll
Gates, NC
President and Owner, Carroll's Garage, Inc.
(Truck and Farm Equipment Sales and Service)

Hope H. Connell
Raleigh, NC
Senior Vice President,
First-Citizens Bank & Trust Company

J. Edwin Drew
Macclesfield, NC
Retired Physician
Former President, J. Edwin Drew, M.D., P.A.

Sam E. Ewell, Jr.
Wendell, NC
President and Owner, Ewell Ford Sales, Inc.

Moses B. Gillam, Jr.
Windsor, NC
Senior Partner, Gillam and Gillam, Attorneys

LeRoy C. Hand
Camden, NC
Retired Physician, former President,
Albemarle Emergency Associates, P.A.

J.D. Hines
Rocky Mount, NC
President and Owner, Hines Equipment Company
President and Owner, Enfield Tractor and Equipment Company

Frank B. Holding
Smithfield, NC
Executive  Vice Chairman of the Board,
First-Citizens Bank & Trust Company and
First Citizens BancShares, Inc.

George A. Hux
Rocky Mount, NC
Retired Attorney
Former Partner, Hux, Livermon &Armstrong, L.L.P.

M. J. McSorley
Rocky Mount, NC
Vice Chairman,
Southern Bank and Trust Company;
Vice President, Southern BancShares (N.C.), Inc.
Former President and CEO,
Southern Bank and Trust Company

W. B. Midyette, Jr.
Bath, NC
Retired Farmer

W. Hunter Morgan
Sunbury, NC
President, Kellogg-Morgan Agency, Inc.
(Insurance)

John C. Pegram, Jr.
Mount Olive, NC
President and Chief Executive Officer,
Southern BancShares (N.C.), Inc.
President and Chief Executive Officer,
Southern Bank and Trust Company

Charles I. Pierce, Sr.
Ahoskie, NC
President, Pierce Printing Co., Inc.
(Commercial Printers)

W. A. Potts
Mount Olive, NC
Vice Chairman,
Southern BancShares (N.C.), Inc.
(Retired Veterinarian)

Charles L. Revelle, Jr.
Murfreesboro, NC
Chairman of the Board,
Revelle Agri-Products, Inc.;
Vice President, Revelle Builders of N. C.,  Inc.;
President, Revelle Equipment Co., Inc.
(Agribusiness)

Watson N. Sherrod, Jr.
Enfield, NC
Senior Vice President,
Southern Bank and Trust Company
Former President and CEO, ESB Bancorp, Inc.
and Enfield Savings Bank, Inc. SSB

Charles O. Sykes
Mount Olive, NC
President, Mount Olive Livestock
Market, Inc.
(Livestock Auction Market and Dealer)

Raymond M. Sykes
Whitakers, NC
Retired Farmer

John N. Walker
Mount Olive, NC
President Emeritus,
Mount Olive Pickle Company, Inc.

R. S. Williams
Mount Olive, NC
Chairman of the Board and Consultant,
Southern BancShares (N.C.), Inc.
and Southern Bank and Trust Company

OFFICERS ________________________________________________________________

Officers of Southern BancShares (N.C.), Inc.

R. S. Williams, Chairman of the Board

John C. Pegram, Jr., President and Chief Executive Officer

M. J. McSorley, Vice President

David A. Bean, Secretary and Treasurer

Paul A. Brewer, Assistant Secretary

R.D. Ray, Assistant Treasurer



Executive Officers of Southern Bank and Trust Company

R. S. Williams, Chairman of the Board

M. J. McSorley,  Vice Chairman of the Board

John C. Pegram, Jr., President and Chief Executive Officer

Paul A. Brewer, Executive Vice President

R. D. Ray, Executive Vice President

David A. Bean, Senior Vice President,
Controller and Secretary

SOUTHERN BANK OFFICES ___________________________________________________

Branch                        County
------                        ------

Ahoskie                     Hertford
507 E. Main St.
Ahoskie, NC 27910-0825
(252) 332-5149

Askewville                    Bertie
104 W. Askewville St.
Windor, NC 27983-0529
(252) 794-3029

Aulander                      Bertie
119 S. Commerce St.
Aulander, NC  27805-0129
(252) 345-4061

Aurora                      Beaufort
298 North Fifth St.
Aurora, NC 27806-0427
(252) 322-4161

Aydn                           Pitt
1107 W. 3rd St.
Ayden, NC 28513-0368
(252) 746-6138

Bath                        Beaufort
Highway 92
Bath, NC 27808-0217
(252) 923-8381

Belhaven                    Beaufort
106 E. Main St.
Belhaven, NC 27810-0087
(252) 943-2184

Bethel                          Pitt
124 N. Main St.
Bethel, NC 27812-0819
(252) 825-0031

Calypso                       Duplin
104 West Trade St.
Calypso, NC 28325-0729
(919) 658-7070

Deep Run                      Lenoir
Highway 11 & SR 1144
Deep Run, NC 28525-0126
(252) 568-4141

Branch                        County
------                        ------

Dudley                         Wayne
Highway 117 Alternate South
Dudley, NC 28333-0729
(919) 734-5375

Edenton                       Chowan
1207 N. Broad St
Edenton, NC 27932-0546
(252) 482-7466

Edenton                       Chowan
101 W. Queen St
Edenton, NC 27932-0868
(252) 482-8466

Enfield                      Halifax
201Batchelor Avenue
Enfield, NC 27823-0368
(252) 445-2016

Faison                        Duplin
110 W. Center St South
Faison, NC 28341-0628
(910) 267-4351

Farmville                       Pitt
107 E. Church St.
Farmville, NC 27828-0146
(252) 753-2161

Garland                      Sampson
96 South Ingold Ave.
Garland, NC 28441-0397
(910) 529-3651

Gates                          Gates
Gates Bank Road
Gates, NC 27937-0064
(252) 357-1250

Gatesville                     Gates
203 Main St.
Gatesville NC 27938-0203
(252) 357-0190

Grantham                       Wayne
3382 U.S. 13 South
Goldsboro, NC 27530-0729
(919) 689-2300

Hamilton                     Martin
100 S. Front Street
Hamilton, NC   27840-0425
(252) 798-6971

Branch                        County
------                        ------

Kill Devil Hills North          Dare
3105 N. Croatan Highway
Kill Devil Hills, NC 27948-2036
(252) 441-2871

Kill Devil Hills South          Dare
1906 S. Croatan Highway
Kill Devil Hills, NC 27948-0329
(252) 441-6355

LaGrange                      Lenoir
208 S. Caswell St.
LaGrange, NC 28551-0248
(252) 566-4020

Lewiston                      Bertie
127 Main St.
Lewiston-Woodville, NC 27849-0190
(252) 348-2561

Macclesfield               Edgecombe
105 N. Railroad St.
Macclesfield, NC 27852-0339
(252) 827-2111

Mount Olive                    Wayne
100 North Center St.
Mount Olive, NC 28365-0729
(919) 658-7000

Mount Olive                    Wayne
800 North Breazeale Ave.
Mount Olive, NC 28365-0729
(919) 658-7100

Murfreesboro                Hertford
336 East Main St
Murfreesboro, NC 27855-0277
(252) 398-4174

Nashville                       Nash
209 Barnes St.
Nashville, NC 27856-0758
(252) 459-2117

Plymouth                   Washington
612 Washigton St.
Plymouth, NC 27962-1023
(252) 793-1115

Branch                        County
------                        ------

Pollocksville                   Jones
214 Main St.
Pollocksville, NC 28573-0171
(252) 224-5191

Red Springs                   Robeson
300 South Main St.
Red Springs, NC 28377-1624
(910) 843-4135

Roanoke Rapids                Halifax
1580 E. 10th St.
Roanoke Rapids, NC 27870-4109
(252) 535-3043

*Robersonville                  Martin
111 N. Main St.
Robersonville, NC 27871-0369
(252) 795-3041

Rocky Mount                      Nash
230 Sunset Ave.
Rocky Mount, NC 27802-0428
(252) 977-2825

Rocky Mount                     Nash
3690 Sunset Ave.
Rocky Mount, NC    27802-0428
(252)-443-7800

Roxobel                        Bertie
113 South Main St.
Roxobel, NC 27872-0159
(252) 344-5641

Salemburg                     Sampson
102 South Main St.
Salemburg, NC 28385-0160
(910) 525-4149

Seven Springs                   Wayne
Main St.
Seven Springs, NC 28578-0060
(252) 569-3161

Turkey                        Sampson
45 Union Rd.
Turkey, NC 28393-0375
(910) 592-7321

Warsaw                         Duplin
114 N. Pine St.
Warsaw, NC 28398-0896
(910) 293-7176

Branch                        County
------                        ------

Whitakers                        Nash
101 N. White St.
Whitakers, NC 27891-0130
(252) 437-0611

Windsor                        Bertie
101 N. King St.
Windsor, NC 27983-0529
(252) 794-3011

Winton                       Hertford
301 N. Main St.
Winton, NC 27986-0278
(252) 358-3111

GENERAL INFORMATION_____________________________________________________

Shareholders' Meeting

The Annual Meeting of Shareholders will be held on Wednesday, April 21, 1999 at 3:00 P. M. at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina.

Stock Transfer Agent and Registrar

First-Citizens Bank &Trust Company
100 E. Tryon Road
Raleigh, North Carolina 27603

General Counsel

Ward and Smith, P.A.
New Bern, North Carolina  28563-0867

Auditors

KPMG LLP

Raleigh, North Carolina 27601

Form 10-K

Copies of Southern BancShares' Annual Reports on Form 10-K are available on the internet at www.sec.gov/cgi-bin/srch-edgar or upon written request to Secretary, Southern BancShares (N.C.), Inc. Post Office Box 729, Mount Olive, North Carolina 28365-0729. A copy of Southern BancShares' Annual Report on Form 10-K for 1998, including Financial Statements and Schedules thereto, will be provided without charge to any shareholder making such request.

Equal Opportunity Employer

Southern Bank and Trust Company is an equal opportunity employer

Member FDIC

This report has not been reviewed or conformed for accuracy by the FDIC.


                                       42