Form 10-K, Exhibit 13
period 1999-12-31
SOUTHERN BANCSHARES NC INC
filed 2000-03-30
CIK 703904

SOUTHERN BANCSHARES (N.C.), INC.

                               1999 ANNUAL REPORT

                                MISSION STATEMENT

            The mission of our Company is to provide quality financial services to individuals and small businesses in our defined trade areas at a reasonable profit while at all times maintaining high quality assets, high levels of liquidity, adequate capital to maintain soundness and provide for future growth and a well trained staff that is willing and eager to fulfill this mission.





 THIS REPORT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE
                     FEDERAL DEPOSIT INSURANCE CORPORATION.

CHAIRMAN'S LETTER

March 17, 2000

    For Southern BancShares, 1999 will be remembered as a year of continued growth and substantial accomplishments. Your Company made significant strides in technology, customer service, deposit growth and lending growth. Total loans of Southern Bancshares at December 31, 1999, were $398 million compared to $364 million at year-end 1998, a 9% increase. Total deposits of Southern BancShares at December 31, 1999, were $578 million compared to $557 million at year-end
1998, a 4% increase. Total consolidated assets of Southern BancShares at December 31, 1999, were $669 million compared to $649 million at year-end 1998, a 3% increase.

    Net interest income increased 1% during 1999, while noninterest expenses increased 8%. Balance sheet growth within your Company's existing markets is responsible, to a large extent, for the increase in net interest income. During 1999, personnel expenses increased, as a result of a full year of expenses for three locations acquired in May, October and December 1998, a partial year of expenses for a second Ahoskie branch acquired in September 1999 and the opening of a new branch in Clinton in November 1999.

    Net income for Southern BancShares decreased $1.9 million, or 34%, from $5.6 million in 1998 to $3.7 million in 1999. This decrease was principally the result of a $1.8 million reduction in the gains on sales of securities in 1999 as compared to 1998 and a $465,000 incremental provision for loan losses in 1999 for the overall impact of the September 1999 hurricanes and related flooding in eastern North Carolina.

    In 1999 your Company opened its first branch in Clinton, at 925 Sunset Avenue, acquired a second branch in Ahoskie, at 700 East Church Street, consolidated its two Kill Devil Hills offices into a new office at 202 South Croatan Highway, successfully prepared for the Year 2000 event, made important progress in new customer product delivery systems and continued to improve its in-house staff education programs.

    As your Company expanded its geographic presence, it also continued to improve the efficiency of its product delivery systems to meet the needs of all of its customers. During 1999 Southern BancShares significantly expanded its internet web-site containing bank history, product and service information, banking locations and E-mail capabilities at www.southernbanknc.com. Significant progress was made in the development of Southern Bank Online Banking, the Bank's internet banking product solution, which is scheduled for full implementation in the 2nd quarter of 2000.

    During 1999, Southern Bank Automated Teller Machines (ATMs) provided 24 hour banking services to 20 eastern North Carolina communities. At December 31, 1999, Southern Bank provided financial services to 44 eastern North Carolina communities through 46 branch locations. A second Robersonville location was merged in February 2000, branch acquisitions in Battleboro, Nashville and Sharpsburg are planned for April, 2000, a significantly enhanced internet banking product is planned to be offered in 2000 that will include automated bill paying and on-line loan applications and the first full service branch in Greenville is planned to open in 2000.

    Your management team fully understands that, in order to be the best bank for the customers in its market service areas, customer needs must be considered first in each of the products, policies and procedures under which your Company operates.

    Your management team sincerely believes that its investments in quality personnel, modern technology, extensive education, continued expansion of its financial service market areas and improvements in customer product delivery systems will enable it to realize its overall goal of being the first choice in its eastern North Carolina markets for all individual and business financial services. Additional opportunities are expected in 2000 that will allow your Company to further enhance its financial services market share within eastern North Carolina.

    I am genuinely pleased with the overall results accomplished in 1999 and I sincerely thank our shareholders, staff, customers and friends for their confidence in, loyalty to and support of Southern Bank and Trust Company.

Sincerely,





/s/R. S. Williams
-----------------
R. S. Williams
Chairman of the Board

BUSINESS:
---------

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

    Southern conducts a general banking business designed to meet the needs of the people of its market area. These services, all of which are offered at its 46 offices, include, among other items: taking deposits; cashing checks and providing for individual and commercial cash needs; and providing numerous checking and savings plans, including automatic transfer services, direct deposit, and banking by mail.

    Southern also makes commercial, consumer and mortgage loans at its 35 full service offices and provides individual retirement account service, safe deposit box rental, travelers' check service, and MasterCard and Visa credit card programs.

    Southern has twenty-two automatic teller machines: one each in Ahoskie, Ayden, Belhaven, Bethel, Clinton, Edenton, Farmville, LaGrange, Mount Olive, Murfreesboro, Nags Head, Nashville, Plymouth, Red Springs, Roanoke Rapids, Warsaw, Whitakers and Windsor, North Carolina and two each in Kill Devil Hills, North Carolina and Rocky Mount, North Carolina.

    Southern has a wholly-owned subsidiary, Goshen, Inc., which acts as agent for credit life and credit accident and health insurance written in connection with loans made by Southern Bank.

FORM 10-K
---------

     BancShares' Annual Report on Form 10-K is available on the internet at http://www.sec.gov/cgi-bin/srch-edgar or a copy is available by providing a written request to David A. Bean, Secretary, Southern BancShares (N.C.), Inc., Post Office Box 729, Mount Olive, North Carolina 28365-0729. A copy of BancShares' Annual Report on Form 10-K for 1999, including Financial Statements and Schedules thereto, will be provided without charge to the shareholder making such request.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS:
                                  INTRODUCTION

    This discussion provides information concerning changes in the consolidated financial condition and results of operations of Southern BancShares (N.C.),
Inc. ("BancShares") and its subsidiary, Southern Bank and Trust Company ("Southern"), for 1999, 1998 and 1997. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements, related notes and selected financial data presented elsewhere herein.

Table 1
-------
Five-Year Financial Summary, Selected Balances and Ratios
---------------------------------------------------------
     (Dollars in thousands, except share data and ratios)
                                                                                    December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                         1999           1998            1997           1996       1995
--------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest income                                       $ 42,134       $ 41,702        $ 39,055       $ 36,776     $ 32,894
Interest expense                                        19,967         20,328          18,827         17,450       16,055
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                     22,167         21,374          20,228         19,326       16,839
Provision for loan losses                                  830            155              60            140          --
--------------------------------------------------------------------------------------------------------------------------
Net interest income
    after provision for loan losses                     21,337         21,219          20,168         19,186       16,839
Noninterest income                                       5,119          6,544           9,849          4,508        4,028
Noninterest expense                                     21,627         20,107          23,064         18,203       15,661
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                               4,829          7,656           6,953          5,491        5,206
Income taxes                                             1,150          2,060             340          1,127        1,293
--------------------------------------------------------------------------------------------------------------------------
Net income                                           $   3,679        $ 5,596         $ 6,613        $ 4,364      $ 3,913
==========================================================================================================================
Selected Year-End Balances
Total assets                                          $669,232       $649,425        $590,752       $540,758     $496,980
Investment securities and federal funds sold           214,583        221,102         190,373        179,709      164,526
Loans                                                  398,060        364,489         349,216        317,755      287,960
Interest-earning assets                                613,340        590,699         544,789        499,164      452,486
Deposits                                               578,250        556,752         513,328        480,566      449,002
Interest-bearing liabilities                           518,727        507,326         458,335        422,941      396,631
Shareholders' equity                                    54,944         56,033          54,984         44,778       37,163
Common shares outstanding                              118,912        119,266         119,918        119,918       19,918
---------------------------------------------------------------------------------------------------------------------------
Selected Average Balances
Total assets                                          $651,014       $615,828        $567,236       $519,541     $456,499
Investment securities and federal funds sold           215,935        182,356         162,936        157,779      145,417
Loans                                                  380,877        362,298         340,195        310,389      270,563
Interest-earning assets                                600,815        573,431         507,971        469,792      415,980
Deposits                                               558,386        526,555         498,303        459,552      407,252
Interest-bearing liabilities                           509,935        463,340         445,354        411,960      366,597
Shareholders' equity                                    55,474         56,423          45,703         40,234       34,657
Common shares outstanding                              119,137        119,685         119,918        119,918      121,226
---------------------------------------------------------------------------------------------------------------------------
Profitability Ratios (averages)
Return on average total assets                             .57%           .91%           1.17%          0.84%        0.86%
Return on average shareholders' equity                    6.63           9.92           14.47          10.85        11.29
Dividend payout ratio (1)                                15.57          10.38            8.85          13.45        13.57
--------------------------------------------------------------------------------------------------------------------------
Liquidity and Capital Ratios (averages)
Loans to deposits                                        68.21%         68.81%          68.27%         67.54%       66.44%
Shareholders' equity to total assets                      8.52           9.16            8.06           7.74         7.59
--------------------------------------------------------------------------------------------------------------------------
Per share of common stock
Net income (2)                                          $27.56         $43.40          $51.77         $33.00       $28.90
Cash dividends                                            1.50           1.50            1.50           1.50         1.00
Book value (3)                                          441.16         448.82          437.22         352.02       288.48
--------------------------------------------------------------------------------------------------------------------------

(1) Total common and preferred dividends paid for the year ended December 31 divided by net income for the year ended December 31
(2) Net income less preferred dividends paid for the year ended December 31 divided by the average number of common shares out- standing for the year ended December 31
(3) Shareholders' equity less Preferred B and C at December 31 divided by the number of common shares outstanding at December 31

                          ACQUISITIONS AND DISPOSITIONS

    In September 1999 Southern acquired the Ahoskie, North Carolina office of First-Citizens Bank & Trust Company. In May 1998 Southern acquired the Enfield, North Carolina office of Enfield Savings Bank and sold the Littleton, North Carolina office of Enfield Savings Bank to First-Citizens Bank & Trust Company. In October 1998 Southern acquired the Gates, North Carolina office of First-Citizens Bank & Trust Company. In December 1998 Southern acquired the Red Springs, North Carolina office of First Union National Bank. These acquisitions were accounted for as purchases, and, therefore, the results of operations prior to purchase of the financial institutions are not included in the consolidated financial statements. The acquisitions were as follows:

Table 2
-------

Branch Transactions
(dollars in thousands)
                                                                                          Loans          Deposits
                                                                Transaction              Acquired        Acquired
                                                                   Date                   (Sold)          (Sold)
-------------------------------------------------------------------------------------------------------------------
First-Citizens Bank & Trust Company  - Ahoskie, NC              September 1999           $ 9,211          $14,835
    1999 acquisition totals                                                              $ 9,211          $14,835
===================================================================================================================

Enfield Savings Bank - Enfield, NC.                                   May 1998           $16,662          $18,041
Enfield Savings Bank - Littleton, NC.                                 May 1998                (3)          (2,420)
First-Citizens Bank & Trust Company  - Gates, NC.                 October 1998               226            5,302
First Union National Bank  - Red Springs, NC.                    December 1998                76           16,440
-------------------------------------------------------------------------------------------------------------------
     Net 1998 acquisition totals                                                         $16,961          $37,363
===================================================================================================================



                              RESULTS OF OPERATIONS

Earnings
--------

    For 1999 net income of $3.7 million represented a 34.26% decrease from 1998 net income of $5.6 million. Net income for 1997 was $6.6 million. Higher 1998 net income was principally the result of gains on sale of available-for-sale securities. Excluding the impact of securities gains, income before income taxes decreased by approximately $1.0 million between 1998 and 1999, principally due to increased provision for loan losses associated with the estimated impact of hurricanes in September 1999 on eastern North Carolina and the acquisitions discussed above.

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

Net Interest Income
-------------------

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

    In 1999 net interest income was $22.2 million as compared to $21.4 million in 1998, an increase of $792,000 or 3.71%. In 1998 net interest income was $21.4 million as compared to $20.2 million in 1997, an increase of $1.1 million or 5.67%. The 1999 increase was primarily attributable to increased loan revenue from a 5.13% increase in average loan balances outstanding, from $362.3 million in 1998 to $380.9 million in 1999. The yields received on average loans outstanding for 1999 decreased to 8.22% from 8.56% for 1998. The rates paid on interest-bearing liabilities decreased 33 basis points during 1999 and average interest-bearing liabilities increased 10.06% between 1998 and 1999, resulting in a 1.78% increase in total interest expense.

    In 1998 net interest income was $21.4 million as compared to $20.2 million in 1997, an increase of $1.1 million or 5.67%. In 1997 net interest income was $20.2 million as compared to $19.3 million in 1996, an increase of $902,000 or 4.67%. The 1998 increase was primarily attributable to increased loan revenue from a 6.29% increase in average loan balances outstanding, from $340.2 million in 1997 to $362.3 million in 1998. The yields received on average loans outstanding for 1998 decreased to 8.56% from 8.59% for 1997. The rates paid on interest-bearing liabilities increased 1 basis point during 1998 and average interest-bearing liabilities increased 7.42% between 1997 and 1998, resulting in a 7.97% increase in total interest expense.

     Loans produced the largest component of interest income, amounting to $31.3 million in 1999, $31.0 million in 1998 and $29.2 million in 1997. This represented an increase in 1999 of 0.94%. For the year ended December 31, 1998, interest income on loans increased 6.07%. During 1999 average loans outstanding increased $18.6 million or 5.13%. This increase was primarily due to loan growth in the existing branch network and the impact of the 1999 branch acquisition as set forth in Table 2, above. The 1998 increase in interest income was primarily due to loan growth in the existing branch network and the impact of the 1998 branch acquisitions discussed above. In 1999, the average yield on loans decreased to 8.22% from 8.56% in 1998. This decrease resulted from overall lower market interest rates during most of 1999. The 1997 average yield was 8.59%.

    Earnings from investments and federal funds sold provided the balance of interest income, contributing $10.8 million in 1999, $10.7 million in 1998, and $9.8 million in 1997. In 1999, BancShares realized lower yields on investment securities and federal funds sold and larger average balances. In 1998, BancShares realized lower yields on investment securities and federal funds sold and larger average balances. Average investment securities and federal funds sold were $215.9 million in 1999, an increase from $182.4 million in 1998. The 1999 average increase was principally the result of growth in the existing branch network and the impact of the 1999 branch acquisition as set forth in table 2 above.

    Total 1999 interest expense for BancShares decreased 1.78% after increasing in 1998 by 7.97%. The principal component of BancShares' interest expense, interest paid on deposits, totaled $17.7 million in 1999, $18.7 million in 1998 and $18.2 million in 1997. BancShares' deposit base increased 6.05% in 1999, primarily as a result of growth in the existing branch network and the impact of the 1999 branch acquisition as set forth in table 2. The interest expense for interest-bearing deposits increased in 1998 primarily as a result of the 1998 acquisitions. The average effective rate paid on interest-bearing liabilities was 3.92% in 1999, 4.25% in 1998 and 4.23% in 1997. During 1998, BancShares
utilized long-term borrowings to provide a $12.0 million investment of capital into its subsidiary and to refinance the remaining balance of 1997 borrowings. The 1998 long-term debt of $23.0 million of 8.25% Capital Securities issued in June 1998 matures in 2028. Interest on long-term obligations was $1.9 million in 1999, $1.3 million in 1998 and $295,000 in 1997. The outstanding long-term debt at December 31, 1999 was $23.0 million.

    BancShares' interest rate spread on a tax equivalent basis was 3.38% in 1999, 3.45% in 1998 and 3.60% in 1997. BancShares' ability to maintain a favorable spread between interest income and interest expense is a major factor in generating earnings; therefore, it is necessary to effectively manage earning assets and interest-bearing liabilities.

Noninterest Income
------------------

    Noninterest income, which consists primarily of securities gains, service charges, commissions, fees and gains on sales of loans, decreased $3.2 million in 1998. Total noninterest income was $5.1 million in 1999, as compared to $6.5 million in 1998 and $9.8 million in 1997. Total noninterest income for 1998 includes securities gains of $1.8 million related to the sale of available-for-sale securities. Total noninterest income for 1997 includes securities gains of $5.6 million related to ( i ) the funding of a charitable foundation by the contribution of appreciated available-for-sale equity securities and ( ii ) the sale of appreciated available-for-sale securities. Service charges on deposit accounts increased $298,000, or 9.32%, in 1999 to $3.5 million, from $3.2 million in 1998. This increase was primarily attributable to the full year impact of the accounts subject to service charges acquired in 1998 and the partial year impact of the 1999 acquisition. Service charges on deposit accounts increased $281,000, or 9.63%, in 1998 to $3.2 million, from $2.9 million in 1997. This increase was primarily attributable to the full year impact of the accounts subject to service charges acquired in 1997 and the partial year impact of the 1998 acquisitions.

    BancShares had an increase in 1999 in other service charges and fees of $168,000 primarily attributable to the full year impact of the accounts subject to service charges acquired in 1998 and the partial year impact of the 1999 acquisition. BancShares' increase in 1998 in other service charges and fees was $261,000.

    During 1999, the remaining noninterest income decreased $104,000 from $617,000 in 1998 to $513,000 in 1999. This decrease was primarily attributable to $96,000 of increased losses on the sale of mortgage loans. During 1998, the remaining noninterest income increased $38,000 from $496,000 in 1997 to $534,000 in 1998. This increase was primarily attributable to increased credit card merchant discount income.

Noninterest Expense
-------------------

    The 1997, 1998 and 1999 acquisitions should enhance the future operating results of BancShares. However, for the following seven to ten years, earnings will be reduced as BancShares amortizes intangibles resulting from these acquisitions. Noninterest expense also includes personnel, data processing, occupancy, furniture and equipment, Federal Deposit Insurance Corporation ("FDIC") insurance assessments, printing, supplies, legal and professional fees, postage and other miscellaneous operating expenses. Noninterest expense was $21.7 million in 1999 compared to $20.2 million in 1998 and $23.1 million in 1997. In 1997 BancShares recorded $4.1 million of charitable contributions expense related to the funding of a charitable foundation.

    The most significant element of BancShares' noninterest expense is personnel costs. In 1999, salaries and benefits represented $10.8 million, or 49.69%, of total noninterest expense. The personnel costs of 1999 include the impact of a full year of the costs related to the 1998 acquisitions and a partial year of costs for the acquisition made in 1999 and the new branch opened in 1999. In 1998, salaries and benefits represented $9.5 million, or 47.00%, of total noninterest expense. The personnel costs of 1998 include the impact of a full year of the costs related to the 1997 acquisitions and a partial year of costs for the acquisitions made in 1998. In 1997, salaries and benefits represented $8.8 million, or 37.99%, of total noninterest expense. The personnel costs of 1997 include the impact of a full year of the costs related to the acquisitions made in 1996 and a partial year of costs for the acquisitions made in 1997.

    The 1999 noninterest expense, other than personnel and charitable contributions, was $10.8 million, an increase of $207,000, or 1.95%, from $10.6 million in 1998. Occupancy expenses increased from $1.4 million in 1997 to $1.6 million in 1998 and 1999. These increases of 12.90% for 1998 and 4.21% for 1999 are principally the result of additional expenditures incurred as a result of the 1997, 1998 and 1999 acquisitions, the replacements of aging branch facilities, the 1997 opening of a second branch in Rocky Mount, North Carolina and the 1999 opening of a branch in Clinton, North Carolina. Furniture and equipment expenses decreased from $1.6 million in 1997 to $1.5 million in 1998 and 1999. This decrease of 8.02% for 1998 and increase of 2.13% for 1999 reflect the related equipment expenses incurred as a result of the acquisitions in 1997, 1998 and 1999, the opening of the second Rocky Mount branch in 1997, the opening of the Clinton branch in 1999, the write-off of assets damaged by the hurricanes of September 1999 and the write-off of existing assets disposed of in the replacement of aging facilities in 1997 and 1999. There were no such replacements of aging facilities in 1998.

    Data processing costs represent charges by vendors that perform data processing services for Southern. Data processing fees are primarily based upon per item or per account charges. Data processing costs in 1999 were $1.9 million, a decrease of 5.50% from 1998 data processing expenses of $2.0 million. This decrease was principally the result of decreased 1999 acquisitions. Data processing costs in 1998 were $2.0 million, an increase of 25.22%, over 1997 data processing expenses of $1.6 million. This increase was principally the result of the 1997 and 1998 acquisitions.

    Intangibles amortization in 1999 was $1.9 million, a 26.60% increase over the 1998 intangibles amortization. Intangibles amoritization is calculated on an accelerated basis beginning in the first full month of purchase. The 1999 increase was primarily the result of the 1998 and 1999 acquisitions. Intangibles amortization in 1998 was $1.5 million, a 12.59% decrease from the 1997 intangibles amortization. The 1998 decrease was primarily the result of the 1997 purchases being made earlier in the year, than the 1998 purchases and the reduced 1998 amortization for prior period acquisitions due to the accelerated basis of amortization. The 1999 amortization included a full year's amortization for the 1998 acquisitions and partial year of amortization for the acquisition made in 1999. The 1997 amortization included a full year's amortization for the 1996 acquisitions and partial year of amortization for the acquisitions made in 1997.

    Southern has deposits insured under both of the FDIC's insurance funds, the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). BancShares expects that, under current FDIC assessment guidelines, it will not incur any FDIC deposit insurance assessments for 2000. However, beginning in 1997 the FDIC began collecting from all banks an assessment for Financing Corporation ("FICO") funding requirements. Accordingly, BancShares expects its 2000 FDIC FICO assessment expense to increase based on the FDIC FICO assessment rates in effect for the last quarter of 1999 and the planned acquisitions in 2000 discussed below under Note 16, Subsequent Events.

    Charitable contributions increased $7,000, to $9,000 in 1999 from $2,000 in 1998 after decreasing from $4.1 million in 1997. Charitable contributions expense for 1997 includes $4.1 million related to the additional funding of a charitable foundation through the contribution of appreciated available-for-sale securities.

    Other miscellaneous noninterest operating expenses were $3.9 million for both 1999 and 1998 and $3.7 million for 1997.

    BancShares had taxable income for book purposes that resulted in income tax expense for 1999 of $1.2 million, $2.1 million for 1998 and $340,000 for 1997. The 1999 decrease is principally due to the absence of the 1998 securities gains discussed above. The lower 1997 income tax expense is principally a result of tax deductions related to the 1997 contribution of appreciated available-for-sale securities to the charitable foundation discussed above.

                               FINANCIAL CONDITION

Earning and Nonearning Assets
-----------------------------

    Earning assets consist of loans, investment securities, and short-term investments that earn interest. Average earning assets during 1999 were $600.8 million, an increase of 9.24% from the 1998 average of $550.0 million. This increase was due primarily to the full year average impact of the 1998 acquisitions and the partial year impact of the 1999 acquisition discussed above. The cash received in the acquisitions was invested primarily in loans and short-term investments including federal funds.

    Average earning assets during 1998 were $550.0 million, an increase of 8.28% from the 1997 average of $508.0 million. This increase was due primarily to the full year impact of the 1997 acquisitions and the partial year impact of the 1998 acquisitions. The cash received in the acquisitions was ultimately invested primarily in loans and short-term investments including federal funds.

    Average noninterest earning assets during 1999 were $50.2 million, an increase of 18.40% from the 1998 average of $42.4 million. This increase was due primarily to the 1999 full year impact of the 1998 acquisitions and the partial year impact of the 1999 acquisition. Average non-interest earning assets during 1998 were $65.8 million, an increase of 11.04% from the 1997 average of $59.3 million. The principal nonearning asset for BancShares is cash and due from banks. Cash and due from banks increased in 1999 and 1998 as a result of the acquisitions discussed above. In 1999 cash and due from banks also increased due to preparations for the year 2000 event. Cash and due from banks averaged $26.0 million in 1999, $19.3 million in 1998 and $17.7 million in 1997.

    Return on total average assets was 0.57% in 1999, 0.91% in 1998 and 1.17% in 1997. The higher return levels of 1998 and 1997 as compared to 1999 were principally the result of gains on the sales of available-for-sale securities. Gains on sales of available-for-sale securities in 1998 were $1.8 million, a decrease of $3.8 million from the $5.6 million of gains on sales of available-for-sale securities in 1997 and a $1.8 million increase over the $1,000 of gains on sales of available-for-sale securities in 1999.

Interest-Bearing and Noninterest Bearing Liabilities
----------------------------------------------------

    Interest-bearing liabilities consist of deposits, short-term borrowed funds and long-term notes payable. Average interest-bearing liabilities during 1999 were $509.9 million, an increase of 10.06% from the 1998 average of $463.3 million. This increase was due primarily to the 1999 full year impact of the 1998 acquisitions and the partial year impact of the 1999 acquisition. In addition, $23.0 million of 8.25% Capital Securities maturing in 2028 were issued in 1998 as discussed above. The principal interest-bearing liabilities of BancShares are interest-bearing deposits. Average noninterest-bearing liabilities during 1999 were $85.6 million, an increase of 5.68% from the 1998 average of $81.0 million. This increase was due primarily to the 1999 full year impact of the 1998 acquisitions and the partial year impact of the 1999 acquisition. Noninterest-bearing demand deposits are the principal noninterest-bearing liability. The cost of total interest-bearing liabilities was 3.92% in 1999 as compared to 4.25% in 1998. The decrease in 1999 was principally the result of the overall lower market rates of 1999.

    Average interest-bearing liabilities during 1998 were $463.3 million, an increase of 4.04% from the 1997 average of $445.4 million. This increase was due primarily to the 1998 full year impact of the 1997 acquisitions and the partial year impact of the 1998 acquisitions. In addition, $23.0 million of 8.25% Capital Securities maturing in 2028 were issued in 1998 as discussed above. The principal interest-bearing liabilities of BancShares are interest-bearing deposits. Average noninterest-bearing liabilities during 1998 were $80.3 million, an increase of 5.38% from the 1997 average of $76.2 million. This increase was due primarily to the 1998 full year impact of the 1997 acquisitions and the partial year impact of the 1998 acquisitions. Noninterest-bearing demand deposits are the principal noninterest-bearing liability. The cost of total interest-bearing liabilities was 4.25% in 1998 as compared to 4.23% in 1997. The increase in 1998 was principally the result of the 1998 issuance of the 8.25% Capital Securities discussed above.

Loans
-----

    As of December 31, 1999, loans, net of allowance for loan losses, totaled $391.9 million compared to $358.5 million at year-end 1998. This growth was related principally to the growth of the existing branch system and current year acquisition discussed above.

    Rate sensitivity and liquidity in the loan portfolio are achieved by making loans with adjustable interest rates and shorter maturities. This allows Southern to adjust its pricing structure with changes in interest rates. At the end of 1999, 48.31% of the loan portfolio was due to mature or be available for repricing of interest rates during 2000.

Investments
-----------

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

    At  December  31,  1999 the  fair  value  of  available-for-sale  securities exceeded the carrying value by $11.0 million, deferred taxes related to these available-for-sale securities were $3.7 million and shareholders' equity included $7.3 million for the net unrealized gain related to these available-for-sale securities. At December 31, 1998 the fair value of available-for-sale securities exceeded the carrying value by $17.2 million, deferred taxes related to these available-for-sale securities were $5.8 million and shareholders' equity included $11.4 million for the net unrealized gains related to these available-for-sale securities. The decline in value during 1999 is principally due to a concentration in financial institution stocks and the overall decline in financial industry stock values. At December 31, 1999 none of the equity securities with unrealized losses were deemed to have impairment that was other than temporary. Management will continue to assess the securities for any such impairment in value, which may result in write-downs in future periods. BancShares does not maintain a trading account.

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

                                  ASSET QUALITY

Provision and Allowance for Loan Losses
---------------------------------------

    Because the loan portfolio represents BancShares' largest earning asset, BancShares continually monitors the quality of its loan portfolio. Southern operates in an area dominated by agriculture and, accordingly, many loans are made to commercial enterprises or to consumers who are directly or indirectly supported by the region's agricultural economy. In 1999, BancShares had net loan charge-offs of $604,000, an increase of $171,000 over 1998 net charge-offs of $433,000. This increase is primarily the result of a $204,000 increase in gross charge-offs for 1999 compared to 1998. Loan recoveries increased $33,000 in 1999 compared to 1998. The percentage of charge-offs (net of recoveries) to average outstanding loans was 0.16% in 1999 and 0.12% in 1998.

    The decrease in the ratio of total non-performing loans to total loans, from 0.28% at December 31, 1998 to 0.18% at December 31, 1999, was principally due to decreases in non-performing loans (nonaccrual, restructured, and accruing loans greater than 90 days past due) to $702,000 at December 31, 1999, compared to $1.0 million at December 31, 1998. The ratio of non-performing loans and assets to total assets was 0.17% at both December 31, 1998 and December 31, 1999. At December 31, 1999 BancShares had $414,000 of assets classified as other real estate. At December 31, 1998 BancShares had $84,000 of assets classified as other real estate.

    Accrual of interest is discontinued on a loan when management believes the borrower's financial condition is such that collection of principal or interest is doubtful. Loans are returned to a normal accrual status when the factors indicating that collectibility is doubtful, cease to exist.

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

    There are certain loans classified for regulatory purposes as "substandard" or "special mention" that have not been disclosed in the nonperforming asset amounts above. Such loans do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. Such classified loans also do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

    In assessing the allowance for loan losses, management considers current and historical net charge-offs by loan category, current and historical nonperforming loans by loan category, the relative concentration levels of total loans by loan category and credit grade and current economic conditions. The allowance for loan losses represented 881.48% of non-performing loans at December 31, 1999. This was an increase of 293.48 basis points from the 588.00% ratio at December 31, 1998. The allowance for loan losses represented 1.55% of loans outstanding at year end 1999. The allowance for loan losses represented 1.64% of loans outstanding at year end 1998. Southern's provision for loan losses charged against earnings was $830,000 in 1999, $155,000 in 1998 and $60,000 in 1997. The increase in 1999 charges against earnings was principally due to expected losses resulting from the eastern North Carolina hurricanes of September 1999. Management does not expect to be able to determine the extent of losses related to the hurricanes until late 2000 when the final benefits of government assistance programs to the Bank's customers is determined.

    Management considers the December 31, 1999 allowance for loan losses adequate to cover the losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on Southern's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's experience, the estimated value of any underlying collateral, current economic conditions and other risk factors.
Management believes it has established the allowance in accordance with generally accepted accounting principles and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

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

    In assessing liquidity, many relevant factors are considered, including: stability of deposits, quality of assets, economy of the markets served, business concentrations, competition and BancShares' overall financial condition. BancShares' liquid assets include available-for-sale investment securities, federal funds sold, and cash and due from banks. These assets represented 24.93% of total deposits at December 31, 1999, a decrease from 29.85% at December 31, 1998.

    Southern's liquidity ratio, which is defined as net cash plus short-term and available-for-sale securities divided by net deposits and short-term liabilities, was 29.34% at December 31, 1999, compared to 30.78% at year-end 1998 and 33.98% at year-end 1997.

    BancShares has traditionally maintained a high level of liquidity, characteristic of the high ratio of investment securities to total assets and/or total deposits that BancShares maintains. Maturing investments whose funds are not immediately necessary to sustain BancShares' liquidity, will be invested in similar instruments or used to fund any increased loan demand. Investments scheduled to mature within the one-year time frame represented 46.40% of the total investment securities portfolio at December 31, 1999, 43.23% at December 31, 1998 and 29.00% at December 31, 1997.

    Included  in  investments  maturing  within  one  year  are  investments  in marketable equity securities held by BancShares with fair values of $21.9 million at December 31, 1999, $27.1 million at December 31, 1998, and $30.3 million at December 31, 1997. Although these investments do not "mature" in the next twelve months, they are available-for-sale and could be sold at management's discretion.

    The consolidated statements of cash flows disclose the principal sources and uses of cash from operating, investing and financing activities for 1999, 1998, and 1997. In 1999, operating activities of BancShares provided cash flows of $6.0 million. Net income of $3.7 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Decreases in other liabilities of $2.1 million reduced the contribution of net income to BancShares' cash flow. Investing activities, including lending, utilized $21.6 million of BancShares' cash flow. Loans originated, net of principal collected, used $25.2 million. BancShares received $4.0 million in cash in connection with the branch purchased from another financial institution in 1999.

    Net additional cash inflows of $7.5 million resulted from financing activities. Net deposit inflows of $6.7 million were increased by short-term borrowed funds proceeds of $1.5 million and reduced by payments for cash dividends and retirements of stock totaling $658,000.

    Southern has no brokered deposits. Jumbo certificates of deposit ("CD's") are considered to include all CD's of $100 thousand or more. Southern does not and has never aggressively bid on these deposits. Southern does not seek nor does it accept deposits from outside of its general trade area. Almost all of Southern's Jumbo CD customers have other relationships with Southern, including savings, demand and other time deposits, and in some cases, loans. At December 31, 1999 Jumbo CD's represented 10.44% of total deposits. At December 31, 1998 Jumbo CD's represented 10.79%, of total deposits.

    In the opinion of management, BancShares has the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs which may arise, within realistic limitations, and management is not aware of any known demands, commitments or uncertainties that will affect liquidity in a material way.

Market Risk
-----------

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

    The table below presents in tabular form the contractual balances and the estimated fair value of financial instruments at their expected maturity dates as of December 31, 1999. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment as of December 31, 1999. For core deposits without contractual maturity (i.e., interest bearing checking, savings and money market accounts), the table presents principal cash flows as maturing in 2000 since they are subject to immediate repricing. Weighted average variable rates in future periods are based on the implied forward rates in the yield curve as of December 31, 1999.

                                                            Maturing in Years ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                               2000         2001        2002          2003        2004     Thereafter         Total      Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Assets
   Loans
     Fixed rate             $  54,279     $ 23,973    $ 37,584     $  35,344    $ 19,350    $  70,307      $   240,837     $243,429
     Average rate (%)            8.26%        8.90%       8.26%         8.38%       8.47%        6.66%            7.89%

     Variable rate          $  85,800     $ 14,154    $  6,510     $   5,883    $  4,474    $  40,402      $   157,223     $157,223
     Average rate (%)            9.28%        8.95%       8.90%         8.89%       8.96%        8.25%            8.95%

   Investment Securities
     Fixed rate             $  80,476     $ 70,020    $  1,073     $   1,702    $  1,792    $  27,043      $   182,106     $192,995
     Average rate (%)            5.06%        5.59%       8.40%         8.31%       8.32%        6.70%            5.60%

     Variable rate               --           --          --            --          --      $   1,118      $     1,118     $  1,118
     Average rate (%)            --           --          --            --          --           6.52%            6.52%

Liabilities
   Savings and interest
     bearing checking
     Fixed rate             $ 189,068         --          --            --          --            --       $   189,068     $189,068
     Average rate (%)            1.63%        --          --            --          --            --              1.63%

   Certificates of deposit
     Fixed rate             $ 268,934     $ 11,917    $  5,808     $   4,928        --            --       $   291,587     $306,835
     Average rate (%)            5.09%        5.11%       4.95%         5.08%       --            --              5.09%

     Variable rate          $   5,768     $  2,646        --            --          --            --       $     8,414     $  8,414
     Average rate (%)            4.62%        4.80%       --            --          --            --              4.68%

  Long-term debt
     Fixed rate                  --           --          --            --          --      $  23,000      $    23,000     $ 19,838
     Average rate (%)            --           --          --            --          --           8.25%            8.25%

Interest Sensitivity
--------------------

    Deregulation of interest rates and short-term, interest bearing deposits which are more volatile, have created a need for shorter maturities of earning assets. As a result, an increasing percentage of commercial, installment and mortgage loans are being made with variable rates or shorter maturities to increase liquidity and interest rate sensitivity.

    The difference between interest sensitive asset and interest sensitive liability repricing within time periods is referred to as the interest rate sensitivity gap. Gaps are identified as either positive (interest sensitive assets in excess of interest sensitive liabilities) or negative (interest sensitive liabilities in excess of interest sensitive assets). While there are limitations of gap analysis, it is considered indicative of potential market exposures over the relatively short term as a result of significant rate changes.

    As of December 31, 1999, BancShares had a negative one year cumulative gap position of 29.44%. BancShares has interest earning assets of $280.6 million maturing or repricing within one year and interest bearing liabilities of $474.1 million repricing or maturing within one year. This is primarily the result of stable core deposits being used to fund longer term interest earning assets, such as loans and investment securities. A negative gap position implies that, in a falling rate environment, interest bearing liabilities (deposits) will reprice at a faster rate than interest earning assets (loans and investments). This position will generally have a positive effect on earnings, while in a rising rate environment this position will generally have a negative effect on earnings.

    BancShares' core deposits of $428.7 million include interest bearing checking accounts of $76.0 million. These deposits are considered as repricing in the earliest period because the rate can be changed daily. However, history has shown that the decreases in the interest rates paid on these deposits have little, if any, effect on their movement out of Southern. Therefore, in reality, they could be considered as Non-Rate Sensitive.

Inflation
---------

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

                                CAPITAL RESOURCES

Shareholders' Equity and Capital Adequacy
-----------------------------------------

    Sufficient levels of capital are necessary to sustain growth and absorb losses. To this end, the Federal Reserve Board ("FRB"), which regulates BancShares, and the FDIC, which regulates Southern, have established Risk Based Capital ratio ("RBC") requirements. The FDIC also requires Southern to meet a leverage capital requirement. These requirements relate to a company's Tier 1 RBC and Total RBC. In 1999, BancShares and Southern experienced increases in all of their capital ratios.

    Within the RBC calculations, BancShares' assets, including commitments to lend and other off-balance sheet items, are weighted according to Federal regulatory guidelines for the risk considered inherent in the assets. Tier 1 RBC also is comprised of total equity and the balance of Capital Securities, less intangible assets and unrealized gains on AFS securities. BancShares' Tier 1 RBC as of December 31, 1999 was 14.32% which is, along with a ratio of 16.01% at December 31, 1998 and 11.43% at December 31, 1997, representative of a well-capitalized institution. The calculation of the Total RBC is similar to that for Tier 1 RBC, except that it also allows the inclusion of BancShares' allowance for loan losses in capital, but only to a maximum of 1.25% of risk weighted assets. As of December 31, 1999 BancShares' Total RBC was 16.28%, which is representative of a well-capitalized institution. The Total RBC for 1998 was 20.52% and the Total RBC for 1997 was 12.78% both of which were also representative of a well capitalized financial institution. The increases in 1998 were primarily the result of the issuance of the Capital Securities discussed above.

    These ratios will only improve if BancShares' capital increases at a rate proportionately faster than its liabilities. Management is aware that growth must be controlled. Management believes that improvement in its overall market share within an existing trade area is valuable in the long run and should be pursued by BancShares, when it can be done prudently.

    BancShares' primary source of new capital in 1999 was earnings, net of dividends, of $3.0 million. In 1998, equity capital increased through the issuance of the Capital Securities discussed above and also through retention of earnings of $4.8 million. Retention of earnings increased equity capital by $6.0 million in 1997. BancShares' internal capital generation rate was 5.60% in 1999, 8.89% in 1998, and 13.19% in 1997. As of December 31, 1999, shareholders' equity totaled $54.9 million compared to $56.0 million in 1998. The shareholders' equity, as discussed above, included $7.3 million in 1999 and $11.4 million in 1998 of net unrealized securities gains. As previously discussed, such amounts of unrealized gains are excluded from regulatory capital.

     The ratio of average shareholders' equity to average total assets was 8.52% in 1999 and 9.16% in 1998. The 1999 decrease was primarily the result of decreased average retained earnings and decreased average net unrealized gains on available-for-sale securities.

    Retention of sufficient earnings to maintain an adequate capital position that provides BancShares with expansion capabilities is an important factor in determining dividends. During 1999, BancShares paid $573,000 in dividends, versus $581,000 in 1998 and $585,000 in 1997. As a percentage of net income, dividends were 15.57% in 1999, 10.38% in 1998 and 8.85% in 1997. The 1999
percentage increase was principally the result of decreased earnings in 1999 compared to the 1998 earnings resulting principally from the sale of available-for-sale securities in 1998.

Economy of Eastern North Carolina
---------------------------------

BancShares is headquartered and operates primarily in rural eastern North Carolina. Economic information from state and national sources indicates that the eighteen counties served by Southern lag the median figures of North Carolina in the areas of per capita income, family income, and population growth rates.

    Management of BancShares recognizes that future growth in BancShares will not come from people moving into the markets served by BancShares. Southern must win customers from other institutions or purchase customers in existing markets or expand into new markets as it did in 1997, 1998 and 1999. BancShares does anticipate some offices of other institutions becoming available in the near future.

Dependence on Local Agriculture and Tobacco Industry
----------------------------------------------------

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

     In the United States, these issues include proposed federal regulatory controls (including, as discussed below, the issuance of final regulations by the United States Food and Drug Administration (the "FDA") that regulate cigarettes as "drugs" or "medical devices"); actual and proposed excise tax increases; actual and proposed federal, state and local governmental and private bans and restrictions on smoking (including in workplaces and in buildings permitting public access); actual and proposed restrictions on tobacco manufacturing, marketing, advertising (including decisions by certain companies to limit or not accept tobacco advertising) and sales; proposed legislation and regulations to require additional health warnings on cigarette packages and in advertising, and to eliminate the tax deductibility of tobacco advertising and promotional costs; actual and proposed requirements regarding disclosure of cigarette ingredients and other proprietary information; actual and proposed requirements regarding disclosure of the yields of "tar," nicotine and other constituents found in cigarette smoke; increased assertions of adverse health effects associated with both smoking and exposure to environmental tobacco smoke ("ETS"); legislation or other governmental action seeking to ascribe to the industry responsibility and liability for the purported adverse health effects associated with both smoking and exposure to ETS; the diminishing social acceptance of smoking; increased pressure from anti-smoking groups; unfavorable press reports; governmental and grand jury investigations; and increased smoking and health litigation, including private plaintiff class action litigation and health care cost recovery actions brought by state and local governments, unions and others seeking reimbursement for Medicaid and/or other health care expenditures allegedly caused by cigarette smoking.

                          ACCOUNTING AND OTHER MATTERS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier application of all provisions of this statement is encouraged. BancShares plans to adopt this statement on January 1, 2001 and does not anticipate any material effect on its consolidated financial statements.

    In October 1998, the FASB issued Statement 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement allows mortgage banking firms to account for certain securities and other interests retained after securitizing mortgage loans that were held for sale based on the intent and ability to hold or sell such investments. This statement was effective for the first fiscal quarter beginning after December 15, 1998. BancShares adopted this statement effective January 1, 1999, resulting in no impact on its financial statements.

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

Year 2000 Issue

Introduction
------------

    The year 2000 issue that confronted BancShares and its suppliers, customers, customers' suppliers and competitors centered on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. At the new millennium, these programs and computers would recognize "00" as the year 1900 rather than the year 2000. These problems could have also arisen from other sources as well, such as the use of special codes and conventions in software that made use of the date field.

Awareness
---------

    Financial institution regulators focused on year 2000 compliance issues and issued guidance concerning the responsibilities of Senior Management and Directors. The Federal Financial Institutions Examination Council ("FFIEC") issued several interagency statements on the year 2000 issue.

     These statements required financial institutions to, among other things, examine the year 2000 implications of their reliance on vendors, data exchange and the potential impact of the year 2000 issue on customers, suppliers and borrowers. These statements also required each federally regulated financial institution to survey its exposure, to measure its risk and to prepare a plan to address the year 2000 issue. In addition, the federal banking regulators had issued safety and soundness guidelines to be followed by insured depository institutions, such as Southern, to assure resolution of any year 2000 problems. The federal banking agencies had asserted that year 2000 testing and certification was a key safety and soundness issue in conjunction with regulatory exams. An institution's failure to address appropriately the year 2000 issue could have resulted in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties. BancShares addressed each of these areas as discussed below.

Risks
-----

    Like most financial service providers, BancShares and its operations could have been significantly affected by the year 2000 issue due to its dependence on information technology and date-sensitive data. Computer hardware, software, other equipment, both within and outside BancShares' direct control, and third parties with whom BancShares electronically or operationally interfaced (including without limitation its customers and third party vendors) could have been affected. If computer systems had not been modified to identify the year 2000, many computer applications could have failed or created erroneous results. Many calculations that relied on the date field information, such as interest payments, due dates and other operating functions, could have generated results which were significantly misstated.

    BancShares could have experienced an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the year 2000 issue could have adversely affected the viability of BancShares' suppliers, creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the year 2000 issue could have resulted in a significant adverse impact on BancShares' operations, financial condition and results of operations.

State of Readiness
------------------

    During October 1997, BancShares developed its plan to address the year 2000 issue. A substantial portion of BancShares' data processing functions were, and continue to be, performed by First-Citizens Bank & Trust Company ("FCB") on its mainframe systems and/or on systems supported by FCB. FCB also provides similar services to several other financial institutions. Accordingly, BancShares' plan for addressing the year 2000 issue divided information technology systems ("IT Systems") into groups which included (i) FCB's mainframe systems used for processing BancShares' data ("Group A Systems"), (ii) BancShares' non-mainframe systems which are supported by FCB ("Group B Systems"), and (iii) BancShares' separate non-mainframe systems ("Group C Systems"). BancShares' year 2000 plan also addressed non-information technology systems ("Non-IT Systems"). As to Group A Systems and Group B Systems, BancShares' year 2000 plan necessarily was designed to be implemented jointly with FCB. FCB retained an outside consultant to plan and direct its year 2000 compliance efforts. BancShares participated in a committee made up of representatives of the consultant, FCB and each of the financial institutions for which FCB provides data processing services. This committee met periodically to monitor the status of FCB's compliance efforts. Periodic progress reports were made to BancShares' Board of Directors.

The following paragraphs summarize the phases of BancShares' year 2000 plan:

Assessment Phase
----------------

    During the assessment phase, a year 2000 corporate inventory and business risk assessment was made (jointly with FCB in the case of Group A Systems and Group B Systems, and separately in the case of Group C Systems and Non-IT Systems) to quantify the extent of BancShares' year 2000 exposure and identify systems that required remediation. Each Group B and C application or system was given two separate codes: a Priority Code and a Status Code. The Priority Code quantified the importance of each asset to BancShares' daily operations. The Status Code represented the claims of compliance by the asset's vendor. Used in concert, these codes prioritized the remediation, testing and contingency planning processes.

Remediation and Testing Phase
-----------------------------

    With respect to IT Systems, this phase contemplated the implementation of modifications, upgrades or system replacements determined to be necessary to achieve year 2000 compliance and the testing of modified or upgraded systems to determine their functionality and operating capability. As to Group A Systems and Group B Systems, FCB's outside consultant was responsible for coordinating necessary modifications, upgrades or replacements. As to Group C Systems, BancShares' staff coordinated remediation (which, in most cases, entailed the installation of upgrades provided by outside vendors) and testing, where necessary.

Validation Phase
----------------

     The validation phase contemplated testing, in an isolated environment, of the ability of new and modified systems, which had been determined to be functional, to accurately process date sensitive data beginning January 1, 2000. Validation testing on Group A Systems and Group B Systems was completed by FCB's outside consultant and the BancShares' staff completed validation testing on Group C Systems.

Implementation Phase
--------------------

    Under BancShares' plan, once new and modified systems that required testing had been tested for functionality, they were put into production.

Non-IT Systems, Third Party Service Providers and Loan Customers
----------------------------------------------------------------

    Activities under BancShares' plan with respect to Non-IT Systems (including security systems, office equipment, etc.) primarily involved identifying potential year 2000 problems and insuring that outside vendors provided necessary upgrades or replacements. Each system was assigned to an officer of BancShares whose responsibility was to communicate with the vendor of that system and coordinate remediation.

    During early 1998, BancShares identified those borrowing customers whose existing aggregate borrowings from BancShares met certain criteria based on aggregate credit exposure, loan collateral and whose businesses were of a nature that they could be adversely affected by the year 2000 issue. A meeting was held individually with each such borrowing customer to assess the customer's plan for, and progress toward, addressing the year 2000 issue. Follow-up meetings were held with each customer whose assessment indicated a higher than typical level of risk. With respect to new and renewed loans, an assessment of year 2000 risk and steps being taken by the customer to address the year 2000 issue were made a part of the credit approval process.

Costs
-----

    BancShares expensed all costs associated with required system changes as those costs were incurred, and such costs were funded through operating cash flows. Because a substantial portion of BancShares' data processing functions are performed by FCB on its mainframe systems and/or on systems supported by FCB, FCB incurred a substantial portion of the expenses related to the remediation and testing of systems that affected BancShares. Expenses actually incurred by BancShares through December 31, 1999 were not material. BancShares does not expect significant increases in future data processing costs relating to year 2000 compliance.

Contingency Plans
-----------------

    During the assessment phase, BancShares began to identify a back-up or contingency plan for systems or non-IT assets which might be affected by year 2000. Virtually all of BancShares' systems are dependent upon third party vendors or service providers; therefore, contingency plans included selecting a new vendor or service provider and converting to their system. BancShares believed its most reasonably likely worst case scenario would be a failure by certain customers and vendors to achieve year 2000 readiness. For BancShares' most reasonably likely worst case sceniaro, contingency plans were active prior to December 31, 1999. Contingency plans for system failures on or after January 1, 2000 had been accepted by the Bank's regulators. Validation of these contingency plans was completed prior to December 31, 1999.

Significant Year 2000 Events
----------------------------

    BancShares did not have any significant events as a result of the year 2000 issue. BancShares will continue to monitor this issue during 2000 as other significant year 2000 dates pass.

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

    The approximate number of record holders of BancShares' outstanding common stock at December 31, 1999 was 343. Dividends paid to shareholders of BancShares are dependent upon dividends received by BancShares from Southern. Southern is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of undivided profits. Should at any time its surplus be less than 50% of its paid-in capital stock, Southern may not declare a dividend until it has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock.

     Additionally, dividends paid by Southern may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the Federal Deposit Insurance Corporation. Dividends on BancShares' common stock may be paid only after dividends on preferred Series "B"' and "C" shares have been paid. Common share dividends are based upon BancShares' profitability and are paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past.

    Common shareholders are entitled to one vote per share and both classes of preferred stockholders are entitled to one vote for each 38 shares owned of a class.

                           FORWARD-LOOKING STATEMENTS

    The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifiers such as "expect," "believe," "estimate," "plan," "project" or other statements concerning opinions or judgments of BancShares and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of BancShares' customers, actions of government regulators, the level of market interest rates, and general economic conditions.


                                                         1999                                         1998
------------------------------------------------------------------------------------------------------------------------------
                                        Fourth      Third    Second     First        Fourth      Third     Second       First
------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                    $11,096     $10,533     $10,277     $10,227     $10,593     $10,515     $10,501     $10,093
Interest expense                     5,188       4,946       4,890       4,943       5,271       5,086       5,169       4,802
------------------------------------------------------------------------------------------------------------------------------
Net interest income                  5,908       5,587       5,387       5,284       5,322       5,429       5,332       5,291
Provision for loan losses              245         465          60          60          15          20          60          60
------------------------------------------------------------------------------------------------------------------------------
Net income after provision for
     loan losses                     5,663       5,122       5,327       5,224       5,307       5,409       5,272       5,231
Noninterest income                   1,261       1,480       1,239       1,138       1,000       1,392       1,219       2,933
Noninterest expense                  5,455       5,401       5,339       5,430       5,088       5,118       5,113       4,788
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes           1,469       1,201       1,227         932       1,219       1,683       1,378       3,376
Income taxes                           350         290         270         240         330         470         451         809
------------------------------------------------------------------------------------------------------------------------------
Net income                         $ 1,119     $   911     $   957     $   692     $   889     $ 1,213     $   927     $ 2,567
==============================================================================================================================
Net income applicable to
    common shares                  $ 1,017     $   811     $   861     $   595     $   788     $ 1,110     $   828     $ 2,468
==============================================================================================================================
PER SHARE OF STOCK

Net income per share of common
    stock                             8.54       6.81       7.22       4.99       6.64       9.27       6.91      20.58
Cash dividends - common               0.38       0.37       0.37       0.38       0.38       0.38       0.37       0.37
Cash dividends - preferred B          0.23       0.23       0.22       0.22       0.23       0.23       0.22       0.22
Cash dividends - preferred C          0.23       0.23       0.22       0.22       0.23       0.23       0.22       0.22
Common sales price

    High                            185.00     185.00     185.00     175.00     175.00     175.00     175.00     175.00
     Low                            185.00     185.00     185.00     175.00     175.00     175.00     175.00     175.00
Preferred B sales price
    High                             11.25      11.25      11.25      11.25      11.25      11.25      11.25      11.25
    Low                              11.25      11.25      11.25      11.25      11.25      11.25      11.25      11.25
Preferred C sales price
    High                             11.25      11.25      11.25      11.25      11.25      11.25      11.25      11.25
    Low                              11.25      11.25      11.25      11.25      11.25      11.25      11.25      11.25


INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Southern BancShares (N.C.), Inc.:


We have audited the accompanying consolidated balance sheets of Southern BancShares (N.C.), Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern BancShares (N.C.), Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                                   /s/KPMG LLP
                                                                   -------------
                                                                   KPMG LLP



Raleigh, North Carolina
February 11, 2000

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except for per share data)

                                                                                                      December 31
                                                                                                 1999             1998
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                      $    28,524       $   37,419
Federal funds sold                                                                                20,370           19,535
Investment securities:
    Held-to-maturity, at amortized cost (fair value of $99,979 and $93,511, respectively)        100,129           92,340
    Available-for-sale, at fair value (amortized cost of $83,095 and $92,012, respectively)       94,084          109,227
Loans                                                                                            398,060          364,489
    Less allowance for loan losses                                                                (6,188)          (5,962)
---------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                        391,872          358,527
Premises and equipment                                                                            21,257           18,902
Accrued interest receivable                                                                        4,730            4,571
Intangible assets                                                                                  6,411            6,972
Other assets                                                                                       1,855            1,932
---------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                           $   669,232       $  649,425
===========================================================================================================================

LIABILITIES
Deposits:
    Noninterest-bearing                                                                      $    89,181       $   77,550
    Interest-bearing                                                                             489,069          479,202
---------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                   578,250          556,752
Short-term borrowings                                                                              6,658            5,124
Long-term obligations                                                                             23,000           23,000
Accrued interest payable                                                                           4,471            4,505
Other liabilities                                                                                  1,909            4,011
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                          614,288          593,392
---------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY

Series  B  non-cumulative   preferred  stock,  no  par  value;   408,728  shares
    authorized;  397,370 and 398,653  shares issued and  outstanding at December
    31, 1999 and December 31, 1998, respectively                                                   1,936            1,942
Series C non-cumulative preferred stock, no par value; 43,631 shares authorized;
    39,825 and 40,373 shares issued and outstanding at December 31, 1999 and
    December 31, 1998, respectively                                                                  555              562
Common  stock, $5 par value; 158,485 shares authorized; 118,912 and 119,266 shares
    issued and outstanding at December 31, 1999 and December 31, 1998, respectively                  595              596
Surplus                                                                                           10,000           10,000
Retained earnings                                                                                 34,606           31,571
Accumulated other comprehensive income                                                             7,252           11,362
---------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                                  54,944           56,033
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                             $   669,232      $   649,425
===========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars in thousands except for per share data)

                                                                                   Year ended December 31,
                                                                                    1999              1998           1997
---------------------------------------------------------------------------------------------------------------------------
Interest income:
    Loans                                                                       $ 31,292          $ 31,000       $ 29,225
    Investment securities:
      U. S. Government.                                                            7,454             7,149          6,353
      State, county and municipal                                                  1,728             1,792          2,057
      Other                                                                          692               789            797
---------------------------------------------------------------------------------------------------------------------------
         Total investment securities interest income                               9,874             9,730          9,207
    Federal funds sold                                                               968               972            623
---------------------------------------------------------------------------------------------------------------------------
         Total interest income                                                    42,134            41,702         39,055

Interest expense:
    Deposits                                                                      17,655            18,716         18,229
    Short-term borrowings                                                            228               292            303
    Long-term obligations                                                          2,084             1,320            295
---------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                      19,967            20,328         18,827
---------------------------------------------------------------------------------------------------------------------------
      Net interest income                                                         22,167            21,374         20,228
    Provision for loan losses                                                        830               155             60
---------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                         21,337            21,219         20,168

Noninterest income:
    Service charges on deposit accounts                                            3,497             3,199          2,918
    Other service charges and fees                                                 1,107             1,129            868
    Investment securities gains, net                                                   1             1,789          5,567
    Insurance commissions                                                             67                72             90
    (Loss) gain on sale of loans                                                    (125)             (112)            52
    Other.                                                                           572               574            354
---------------------------------------------------------------------------------------------------------------------------
      Total noninterest income                                                     5,119             6,651          9,849

Noninterest expense:
    Personnel                                                                     10,805             9,501          8,763
    Intangibles amortization                                                       1,942             1,534          1,755
    Data processing                                                                1,891             2,001          1,598
    Furniture and equipment                                                        1,534             1,502          1,633
    Occupancy                                                                      1,633             1,567          1,388
    FDIC insurance assessment                                                        114               115            112
    Charitable contributions                                                           9                 2          4,076
    Other                                                                          3,699             3,992          3,739
---------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                                                   21,627            20,214         23,064
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                         4,829             7,656          6,953
Income taxes                                                                       1,150             2,060            340
---------------------------------------------------------------------------------------------------------------------------
      Net income                                                                   3,679             5,596          6,613
---------------------------------------------------------------------------------------------------------------------------

Other comprehensive income (loss), net of tax:

    Unrealized gains (losses) arising during period                               (4,109)           (2,554)         7,875
    Less: reclassification adjustment for gains included
      in net income                                                                    1             1,181          3,674
---------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income (loss)                                             (4,110)           (3,735)         4,201
---------------------------------------------------------------------------------------------------------------------------
      Comprehensive income (loss)                                               $   (431)         $  1,861       $ 10,814
===========================================================================================================================
Per share information:
    Net income per common share                                                 $  27.56          $   43.40      $   51.77
    Cash dividends declared on common shares                                        1.50               1.50           1.50
    Weighted average common shares outstanding                                   119,137            119,685        119,918
===========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                          Year ended December 31,
                                                                                     1999           1998            1997
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                                                    $   3,679        $ 5,596        $ 6,613
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Provision for loan losses                                                        830            155             60
       Contribution expense for donation of marketable equity securities                --              --          4,071
       Gain on contribution of marketable equity securities                             --              --         (3,529)
       Gains on sales and issuer calls of securities                                     (1)        (1,789)        (2,038)
       Loss on sale and abandonment of premises and equipment                           119            116            317
       Loss (gain) on sale of loans                                                     125            112            (52)
       Net amortization of premiums (accretion of discounts) on investments              50            (54)           (88)
       Amortization of intangibles                                                    1,942          1,534          1,755
       Depreciation                                                                   1,482          1,394          1,139
       Net increase in accrued interest receivable                                     (159)          (366)          (206)
       Net increase (decrease) in accrued interest payable                              (34)           111          1,190
       Net (increase) decrease in other assets                                          113         (1,006)         1,754
       Net decrease in other liabilities                                             (2,102)         ( 674)        (1,339)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                             6,044          5,129          9,647
---------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
    Proceeds from maturities and issuer calls of
       investment securities available-for-sale                                      44,734         46,625         25,798
    Proceeds from maturities and issuer calls of
       investment securities held-to-maturity                                        43,889          5,569         43,856
    Proceeds from sales of investment securities available-for-sale                      30          1,976          2,246
    Purchases of investment securities held-to-maturity                             (57,458)       (42,786)       (37,261)
    Purchases of investment securities available-for-sale                           (28,000)       (32,046)       (38,134)
    Net decrease (increase) in loans                                                (25,174)         1,392        (30,269)
    Purchases of fixed assets                                                        (3,655)        (1,653)        (4,084)
    Sales of fixed assets                                                                --             48            185
    Net cash received for bank and branches acquired                                  3,991         13,144         17,966
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN  INVESTING ACTIVITIES                                              (21,643)        (7,731)       (19,697)
---------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
    Net increase (decrease) in demand and interest-bearing demand deposits            9,426         14,592         (4,658)
    Net (decrease) increase in time deposits                                         (2,763)        (8,531)        16,360
    Proceeds from issuance of long-term obligations                                      --         23,000          5,000
    Debt issuance costs                                                                  --           (862)            --
    Payments of long-term obligations                                                    --         (4,750)        (1,650)
    Net (repayments) proceeds of short-term borrowed funds                            1,534         (1,702)         1,762
    Cash dividends paid                                                                (573)          (581)          (585)
    Purchase and retirement of stock                                                    (85)          (231)           (23)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                             7,539         20,935         16,206
---------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                                 (8,060)        18,333          6,156
CASH AND CASH EQUIVALENTS AT
    THE BEGINNING OF YEAR                                                            56,954         38,621         32,465
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR                                       $ 48,894       $ 56,954       $ 38,621
===========================================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING
    THE YEAR FOR:
     Interest                                                                      $ 20,001       $ 20,217       $ 17,637
     Income taxes                                                                  $    894        $ 2,977        $ 1,776
===========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
(Dollars in thousands except per share data)


                                                    Preferred Stock
                                           ---------------------------------                                 Accumulated
                                                                              Common                            Other
                                            Series B             Series C      Stock                           Compre-    Total
                                           ----------------  ---------------   ---------------------- Retained hensive Shareholders'
                                           Shares    Amount  Shares   Amount   Shares  Amount Surplus Earnings Income    Equity
                                           ------    ------  ------   ------   ------  ----------------------- ------    ------
BALANCE, DECEMBER 31, 1996                407,752   $1,986   43,631    $578   119,918   $600  $10,000 $20,718  $10,896  $44,778
Net income                                     --       --       --      --        --     --       --   6,613       --    6,613
Retirement of stock                        (2,107)     (10)      --      --        --     --       --     (13)      --      (23)
Cash dividends:
    Common stock ($1.50 per share)             --       --       --      --        --     --       --    (180)      --     (180)
    Preferred B ($.90 per share)               --       --       --      --        --     --       --    (366)      --     (366)
    Preferred C ($.90 per share)               --       --       --      --        --     --       --     (39)      --      (39)
Unrealized gain on securities available-
    for-sale, net of tax                       --       --       --      --        --     --       --      --    4,201    4,201
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                405,645   $1,976   43,631    $578   119,918   $600  $10,000 $26,733  $15,097  $54,984

Net income                                     --       --       --      --        --     --       --   5,596       --    5,596
Retirement of stock                        (6,992)     (34)  (3,258)    (16)     (652)    (4)      --    (177)      --     (231)
Cash dividends:
    Common stock ($1.50 per share)             --       --       --      --        --     --       --    (179)      --     (179)
    Preferred B ($.90 per share)               --       --       --      --        --     --       --    (363)      --     (363)
    Preferred C ($.90 per share)               --       --       --      --        --    --       (39)     --      (39)
Unrealized loss on securities available-
    for-sale, net of tax                       --       --       --      --        --     --       --      --   (3,735)  (3,735)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                398,653   $1,942   40,373    $562   119,266   $596  $10,000 $31,571  $11,362  $56,033

Net income                                     --       --       --      --        --     --       --   3,679       --    3,679
Retirement of stock                        (1,283)      (6)    (548)     (7)     (354)    (1)      --     (71)      --      (85)
Cash dividends:
    Common stock ($1.50 per share)             --       --       --      --        --     --       --    (178)      --     (178)
    Preferred B ($.90 per share)               --       --       --      --        --     --       --    (359)      --     (359)
    Preferred C ($.90 per share)               --       --       --      --        --     --       --     (36)      --      (36)
Unrealized loss on securities available-
    for-sale, net of tax                       --       --       --      --        --     --       --      --   (4,110)  (4,110)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                397,370   $1,936   39,825    $555   118,912   $595  $10,000 $34,606  $ 7,252  $54,944
===============================================================================================================================

                  The   accompanying   notes  are  an  integral  part  of  these
consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 1.           Summary of Significant Accounting Policies

                  BancShares

                  Southern BancShares (N.C.), Inc. ("BancShares") is the holding company for Southern Bank and Trust Company ("Southern"), which operates 46 banking offices in eastern North Carolina, and Southern Capital Trust I, a statutory business trust that issued $23.0 million of 8.25% Capital Securities (the "Capital Securities") in June 1998 maturing in 2028. Southern, which began operations in January, 1901, has a non-bank subsidiary, Goshen, Inc., whose insurance agency operations complement the operations of its parent. Southern and BancShares are headquartered in Mount Olive, North Carolina. BancShares has no foreign operations and BancShares' customers are principally located in eastern North Carolina.

                  Principles of Consolidation

                  The consolidated financial statements include the accounts of BancShares and its wholly-owned subsidiaries, Southern and Southern Capital Trust I. The statements also include the accounts of Goshen, Inc. a wholly-owned subsidiary of Southern. BancShares' financial resources are primarily provided by dividends from Southern. All significant intercompany balances have been eliminated in consolidation.

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

                  Investment Securities

                  BancShares accounts for investment securities under the provisions of Statement of Financial Accounting Standards ("Statement") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 requires that investments in certain debt and equity securities be classified as either: held-to-maturity (reported at amortized cost), trading (reported at fair value with unrealized gains and losses included in earnings), or available-for-sale (reported at fair value with unrealized gains and losses excluded from earnings and reported, net of related income taxes, as a separate component of shareholders' equity). Unrealized losses on securities available for sale reflecting a decline in value judged to be other than temporary are charged to income in the consolidated statement of income. There were no such changes in any of the periods presented.

                  BancShares'   investment  securities  are  classified  in  two
                  categories as follows:

                  - Securities held-to-maturity: Securities held-to-maturity consist of debt instruments for which Banc- Shares has the positive intent and ability to hold to maturity.

                  - Securities available-for-sale: Securities available-for-sale consist of certain debt and marketable equity securities not classified as trading securities nor as securities held-to-maturity, and consist of securities which may be sold in response to changes in interest rates, prepayment risk, regulatory capital require- ments and liquidity needs.

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

                  Southern provides an allowance for loan losses on a reserve basis and includes in operating expenses a provision for loan losses determined by management. The allowance is reduced by charge-offs and increased by subsequent recoveries. Management's periodic evaluation of the adequacy of the allowance is based on Southern's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's experience, the estimated value of any underlying collateral, current economic conditions and other risk factors. Management believes it has established the allowance in accordance with generally accepted accounting principles and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary.

                  In addition, various regulatory agencies, as an integral part of their examination process, periodically review Southern's allowance for loan losses and losses on other real estate owned. Such agencies may require Southern to recognize additions to the allowances based on the examiners' judgments about information available to them at the time of their examinations.

                  Mortgage Servicing Rights

                  The estimated value of the right to service mortgage loans for others ("MSRs") is included in other assets on BancShares consolidated balance sheet. Capitalization of MSRs occurs when the underlying loans are sold. Capitalized MSRs are amortized into income over the projected servicing life of the underlying loans. Capitalized MSRs are periodically reviewed for impairment.

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


Note 1.           Summary of Significant Accounting Policies - continued

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

                  Earnings  per  common  share  are  calculated   based  on  the
                  following amounts for the years ended December 31:


                                                                                       1999          1998           1997
-------------------------------------------------------------------------------------------------------------------------

                  Net income                                                         $3,679         $5,596         $6,613
                  Less: Preferred dividends                                            (395)          (402)          (405)
-------------------------------------------------------------------------------------------------------------------------
                  Net income applicable to common  shares                            $3,284         $5,194         $6,208
=========================================================================================================================

                  Weighted average common shares
                      outstanding during the period                                 119,137        119,685        119,918
=========================================================================================================================

                  Comprehensive Income

                  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and displaying of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. BancShares adopted this statement for its annual financial statements in 1998, reclassifying prior period financial statements for comparative purposes. Accumulated other comprehensive income consists entirely of unrealized gains (losses) on securities available for sale.

                  The tax effects of other comprehensive income components as displayed in the consolidated statements of income are as follows for the years ended December 31:

                                                                                       1999           1998           1997
---------------------------------------------------------------------------------------------------------------------------
                  Unrealized (losses) gains arising during period                   $(2,116)       $(1,316)        $4,057
                  Less: Reclassification adjustment for gains
                      included in net income                                            --             608          1,893
---------------------------------------------------------------------------------------------------------------------------
                  Total tax effect                                                  $(2,116)       $(1,924)        $2,164
===========================================================================================================================

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


                  Segment Reporting

                  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The provisions of Statement 131 were effective for fiscal years beginning after December 31, 1997. Adoption of this pronouncement did not have a material effect on BancShares' consolidated financial statements as banking is considered to be BancShares only segment.

                  New Accounting Standards

                  In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier application of all provisions of this statement is encouraged. BancShares plans to adopt this statement on January 1, 2001 and does not anticipate any material effect on its consolidated financial statements.

                  In October 1998, the FASB issued Statement 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement allows mortgage banking firms to account for certain securities and other interests retained after securitizing mortgage loans that were held for sale based on the intent and ability to hold or sell such investments. This statement was effective for the first fiscal quarter beginning after December 15, 1998. BancShares adopted this statement effective January 1, 1999, resulting in no impact on its consolidated financial statements.

Note 2.           Investment Securities

                  The amortized cost and estimated fair values of investment securities at December 31 were as follows:

                                                 December 31, 1999                              December 31, 1998
                                  -------------------------------------------- ---------------------------------------------

                                               Gross        Gross    Estimated               Gross       Gross    Estimated
                                  Amortized  Unrealized  Unrealized    Fair    Amortized  Unrealized  Unrealized     Fair
                                     Cost      Gains       Losses      Value      Cost        Gains      Losses      Value
---------------------------------------------------------------------------------------------------------------------------
  SECURITIES
  HELD-TO-MATURITY:
     U. S. Government               $ 80,298      12       (499)      79,811    $ 72,070       360       (41)       72,389
     Obligations of states and
       political subdivisions         19,731     347         (6)      20,072      20,170       850        --        21,020
     Corporate debenture                 100      --         (4)          96         100         2        --           102
--------------------------------------------------------------------------------------------------------------------------
                                     100,129     359       (509)      99,979      92,340     1,212       (41)       93,511
--------------------------------------------------------------------------------------------------------------------------
  SECURITIES
  AVAILABLE-FOR-SALE:
     U. S. Government                 57,968      --       (551)      57,417      71,046       369      (135)       71,280
     Marketable equity securities     10,262  12,559     (1,112)      21,709      10,747    16,867      (487)       27,127
     Obligations of states and
        political subdivisions        13,472     178        (72)      13,578       8,539       573        (1)        9,111
     Mortgage-backed securities        1,393      14        (27)       1,380       1,680        38        (9)        1,709
--------------------------------------------------------------------------------------------------------------------------
                                      83,095  12,751     (1,762)      94,084      92,012    17,847      (632)      109,227
--------------------------------------------------------------------------------------------------------------------------
     TOTALS                         $183,224  13,110     (2,271)     194,063    $184,352    19,059      (673)      202,738
==========================================================================================================================

                  Securities with a par value of $59,912 were pledged at December 31, 1999 to secure public deposits and for other purposes as required by law and contractual arrangement.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 2.           Investment Securities - continued

                  The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                  Amortized       Fair
                                                                                                    Cost          Value
------------------------------------------------------------------------------------------------------------------------
                  Securities held-to-maturity:
                      Due in one year or less                                                     $ 50,315      $ 50,101
                      Due after one year through five years                                         45,239        45,090
                      Due after five years through ten years                                         3,690         3,811
                      Due after ten years                                                              885           977
------------------------------------------------------------------------------------------------------------------------
                                                                                                  $100,129      $ 99,979
========================================================================================================================
                  Available-for-sale securities:
                      Due in one year or less                                                     $ 30,161      $ 29,901
                      Due after one year through five years                                         29,348        29,085
                      Due after five years through ten years                                         2,595         2,662
                      Due after ten years                                                            9,336         9,347
                      Mortgage-backed securities                                                     1,393         1,380
                      Marketable equity securities                                                  10,262        21,709
------------------------------------------------------------------------------------------------------------------------
                                                                                                  $ 83,095      $ 94,084
========================================================================================================================

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

                  Sales of securities available-for-sale having a cost basis of $55 in 1999 and $187 in 1998 resulted in gross realized gains of $1 for 1999, $1,789 for 1998 and $2,030 in 1997. Excluding
                  the gains discussed above, other gains on investment securities in 1998 and 1997 were attributable to issuer calls of debt securities.

Note 3.           Loans

                  Loans by type were as follows:

                                                                                                        December 31,
                                                                                                     1999          1998
------------------------------------------------------------------------------------------------------------------------
                  Commercial, financial and agricultural                                          $101,128     $  86,980
                  Real estate:
                      Construction                                                                   8,647         5,276
                  Mortgage:
                      One to four family residential                                               111,793       113,984
                      Commercial                                                                    74,873        62,446
                      Equityline                                                                    30,152        28,698
                      Other                                                                         32,851        26,846
                  Consumer                                                                          34,309        36,775
                  Lease financing                                                                    4,307         3,484
------------------------------------------------------------------------------------------------------------------------
                       Total loans                                                                $398,060     $ 364,489

========================================================================================================================

                  Loans held for sale                                                            $   3,508     $   6,858
                  Loans serviced for others                                                      $ 180,345     $ 163,455


SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)



                  On December 31, 1999 total loans to directors, executive officers and related individuals and organizations were $1,108. On December 31, 1998 total loans to directors, executive officers and related individuals and organizations were $1,227. During 1999, $104 of new loans were made to this group and repayments totaled $223. There were no restructured or nonaccrual loans to directors, executive officers or related individuals and organizations. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risks of collectibility.

Note 4.           Allowance for Loan Losses

                  Transactions in the allowance for loan losses for the three years ended December 31 were as follows:

                                                                                    1999              1998          1997
-------------------------------------------------------------------------------------------------------------------------
                  Balance at beginning of year                                    $5,962            $5,971        $6,163
                  Allowance from bank acquisition                                    --                269            --
                  Provision for loan losses                                          830               155            60
                  Loans charged off                                                 (748)             (544)         (463)
                  Loan recoveries                                                    144               111           211
-------------------------------------------------------------------------------------------------------------------------
                  Balance at end of the year                                      $6,188            $5,962        $5,971
=========================================================================================================================

                  At December 31, 1999 and 1998, Southern had nonaccrual loans of $243 and $166, respectively. At December 31, 1999 and 1998 Southern had restructured loans of $42. At December 31, 1999 and 1998 Southern had accruing loans past due 90 days or more totaling $460 and $805, respectively. The amount of foregone interest on nonaccrual and restructured loans at December 31, 1999, 1998 and 1997, was not material for the periods presented. At December 31, 1999 and 1998, Southern's impaired loans were less than the nonaccrual and restructured loan amounts presented above and no additional allowances for loan losses were required for these impaired loans.

Note 5.           Premises and Equipment

                  The components of premises and equipment were as follows:

                                                                                                        December 31,
                                                                                                      1999          1998
---------------------------------------------------------------------------------------------------------------------------
                  Land                                                                             $ 4,822      $  3,763
                  Buildings and improvements                                                        17,254        15,333
                  Furniture and equipment                                                            7,407         6,816
                  Construction-in-progress                                                              12           103
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    29,495        26,015
                  Less: accumulated depreciation                                                    (8,238)       (7,113)
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   $21,257       $18,902
===========================================================================================================================

Note 6.           Income Taxes

                  The components of income tax expense (benefit) for the years ended December 31 were as follows:

                                                                                   1999              1998          1997
-------------------------------------------------------------------------------------------------------------------------
                  Current:
                      Federal                                                     $1,568            $2,221        $1,737
                      State                                                            5                 6             8
-------------------------------------------------------------------------------------------------------------------------
                                                                                   1,573             2,227         1,745
-------------------------------------------------------------------------------------------------------------------------
                  Deferred:
                      Federal                                                       (423)             (167)       (1,405)
-------------------------------------------------------------------------------------------------------------------------
                                                                                  $1,150            $2,060        $  340
=========================================================================================================================

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 6.           Income Taxes - continued

                  A reconciliation of the expected tax expense, based on the Federal statutory rate of 34%, to the actual tax expense for the years ended December 31 is as follows:

                                                                                    1999              1998          1997
-------------------------------------------------------------------------------------------------------------------------
                  Expected income tax expense at stated rate (34%)                $1,642            $2,603        $2,364
                  Increase (decrease) in income tax expense
                        resulting from:
                      Tax exempt income                                             (911)             (908)         (943)
                      Amortization of intangible assets                              126               143           172
                      Nontaxable gain on securities donated                           --                --        (1,200)
                      State income tax (net of federal benefit)                        4                 2             5
                      Other, net                                                     289               220           (58)
-------------------------------------------------------------------------------------------------------------------------
                                                                                  $1,150            $2,060        $  340
=========================================================================================================================

                  Effective tax rate                                                  24%               27%            5%
=========================================================================================================================

                  Significant components of BancShares' deferred tax liabilities and (assets) are as follows:

                                                                                                          December 31,
                                                                                                      1999          1998
-------------------------------------------------------------------------------------------------------------------------
                  Deferred tax liabilities:
                      Depreciation                                                                $    554     $     639
                      Leased assets                                                                    178           178
                      Investment securities                                                          3,737         5,853
                      Other                                                                            392           249
-------------------------------------------------------------------------------------------------------------------------
                        Gross deferred tax liabilities                                               4,861         6,919
-------------------------------------------------------------------------------------------------------------------------
                  Deferred tax assets:
                      Allowance for loan losses                                                     (2,104)       (1,778)
                      Intangible assets                                                             (1,082)         (861)
                      Other                                                                           (912)         (978)
-------------------------------------------------------------------------------------------------------------------------
                        Gross deferred tax assets                                                   (4,098)       (3,617)
-------------------------------------------------------------------------------------------------------------------------
                  Net deferred tax liability                                                      $    763     $   3,302
=========================================================================================================================

                  No valuation allowance for deferred tax assets was required at December 31, 1999 or 1998. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in the carryback period. A portion of the change in the net deferred tax liability relates to unrealized gains and losses on securities available-for-sale. The related deferred tax benefit of approximately $2,116 for the year ended December 31, 1999 has been recorded directly to shareholders' equity. The related deferred tax charge of approximately $1,924 for the year ended December 31, 1998 was recorded directly to shareholders' equity.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 7.           Deposits

                  Deposits at December 31 are summarized as follows:

                                                                                                    1999           1998
-------------------------------------------------------------------------------------------------------------------------
                  Demand                                                                         $  89,181      $  77,550
                  Checking with interest                                                            75,969         75,270
                  Savings                                                                           57,398         56,499
                  Money market accounts                                                             55,701         53,449
                  Time                                                                             300,001        293,984
-------------------------------------------------------------------------------------------------------------------------
                     Total deposits                                                               $578,250       $556,752
=========================================================================================================================

                  Total time deposits with a  denomination  of $100 or more were
                  $60,384   and   $60,063  at   December   31,  1999  and  1998,
                  respectively.

                  At December 31, 1999, the scheduled maturities of time deposits were:

                                    2000                             $ 248,959
                                    2001                                 8,033
                                    2002                                 2,046
                                    2003                                   987
                                    2004 and thereafter                 39,976
------------------------------------------------------------------------------
                                       Total time deposits           $ 300,001
==============================================================================


Note 8.           Short-Term Borrowings and Long-Term Obligations

                  Short-term Borrowings

                  Short-term borrowings at December 31 were:

                                                                                                      1999           1998
-------------------------------------------------------------------------------------------------------------------------
                  U.S. Treasury tax and loan accounts                                              $ 1,435        $   171
                  Repurchase agreements                                                              5,223          4,953
-------------------------------------------------------------------------------------------------------------------------
                     Total short-term borrowings                                                   $ 6,658         $5,124
=========================================================================================================================

                  The U. S. Treasury tax and loan accounts averaged $991 in 1999 and $861 in 1998. The highest month-end balance of the U. S. Treasury tax and loan accounts was $2,035 in 1999 and $2,206 in 1998. The average rate on U. S. Treasury tax and loan accounts was 4.15% in 1999 and 5.97% in 1998.

                  The repurchase agreements averaged $5,240 in 1999 and $5,655 in 1998. The highest month-end balance of the repurchase agreements was $6,313 in 1999 and $6,459 in 1998. The average rate on repurchase agreements in 1999 and 1998 was 3.58% and 4.09%. At December 31, 1999, $13,000 of investment securities were pledged for repurchase agreements. The securities collateralizing the repurchase agreements have been delivered to a third party custodian for safekeeping.

                  Long-term Obligations

                  The $23.0 million long-term obligations are Capital Trust Securities of Southern Capital Trust I, ("the Trust") a wholly-owned statutory business trust of BancShares. These long-term obligations, which qualify as Tier 1 Capital for BancShares, bear interest at 8.25% and mature in 2028. BancShares may redeem the long-term obligations in whole or in part on or after June 30, 2003. The sole asset of the Trust is $23.0 million of 8.25% Junior Subordinated Debentures of BancShares due 2028. Considered together, the undertakings constitute a full and unconditional guarantee by BancShares of the Trust's obligations under the Capital Trust Securities.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 9.           Acquisitions and dispositions

                  BancShares has consummated numerous acquisitions and dispositions in recent years. All of the acquisitions have been accounted for under the purchase method of accounting, with the results of operations not |included in BancShares' Consolidated Statements of Income until after the transaction date. The pro forma impact of the acquisitions and dispositions as though they had been made at the beginning of the periods presented is not material to BancShares' consolidated financial statements.

                  The  following  table  provides   information   regarding  the
                  acquisitions and dispositions that have been consummated during the three-year period ending December 31, 1999:

                                                                                      Deposit
                                                                         Assets    Liabilities
                                                                        Acquired      Assumed      Resulting
   Date                Institution/Location                              (Sold)       (Sold)      Intangible
------------------------------------------------------------------------------------------------------------
   September 1999      First-Citizens Bank & Trust Company               $14,837      $14,835       $1,335
                       Ahoskie, North Carolina

   December 1998       First Union National Bank                          16,440       16,440        1,685
                       Red Springs, North Carolina

   October 1998        First-Citizens Bank & Trust Company                 5,309        5,302          186
                       Gates, North Carolina

   May 1998            Enfield Savings Bank                               18,174       18,041          448
                       Enfield, North Carolina

   May 1998            Enfield Savings Bank (1)                           (2,420)      (2,420)         (85)
                       Littleton, North Carolina

   May 1997            Wachovia Bank of North Carolina, N.A.               5,083        5,117          179
                       Aulander, North Carolina

   May 1997            Wachovia Bank of North Carolina, N.A.              11,803       11,838          947
                       Aurora, North Carolina

   May 1997            Wachovia Bank of North Carolina, N.A.               4,073        4,106          144
                       Hamilton, North Carolina

                  (1) Represents the sale of this branch to First-Citizens Bank & Trust Company.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 10.          Retirement Plans

                  Southern has a noncontributory, defined benefit pension plan which covers substantially all full-time employees. Employees who qualify under length of service and other requirements participate in the noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund the maximum amount allowable for federal income tax purposes. The plan's assets consist primarily of investments in First-Citizens Bank & Trust Company common trust funds, which include listed common stocks and fixed income securities (see
                  Note 15). It is Southern's policy to determine the service cost and projected benefit obligation using the Projected Unit Credit Cost method.

                  The following sets forth pertinent information regarding the pension plan for the periods indicated:

                                                                                    1999              1998           1997
---------------------------------------------------------------------------------------------------------------------------
                  Change in benefit obligation
                  Net benefit obligation at beginning of year                     $7,647            $6,598         $5,417
                  Service cost                                                       413               356            298
                  Interest cost                                                      533               489            418
                  Actuarial (gain) loss                                             (898)              414            645
                  Gross benefits paid                                               (281)             (210)          (180)
---------------------------------------------------------------------------------------------------------------------------
                  Net benefit obligation at end of year                           $7,414            $7,647         $6,598
===========================================================================================================================

                  Change in plan assets
                  Fair value of plan assets at beginning of year                  $6,936            $5,943         $4,936
                  Actual return on plan assets                                       351               920            817
                  Employer contributions                                             476               283            370
                  Gross benefits paid                                               (280)             (210)          (180)
---------------------------------------------------------------------------------------------------------------------------
                  Fair value of plan assets at end of year                        $7,483            $6,936         $5,943
===========================================================================================================================

                  Funded status at end of year                                  $     69           $  (711)       $  (655)
                  Unrecognized net actuarial loss.                                  (511)              352            530
                  Unrecognized prior service cost                                     64                73             81
                  Unrecognized net transition asset.                                (143)             (184)          (225)
---------------------------------------------------------------------------------------------------------------------------
                  Net amount recognized as a liability in the consolidated
                    balance sheets at end of year                                $  (521)          $  (470)       $  (269)
===========================================================================================================================

                  Assumptions as of December 31
                  Discount rate                                                     7.50%             6.75%          7.25%
                  Expected return on plan assets                                    8.50%             8.00%          8.25%
                  Rate of compensation increase                                     4.75%             4.50%          4.50%

                  Components of net periodic benefit cost
                  Service cost                                                   $   413            $  356         $  298
                  Interest cost                                                      533               489            418
                  Expected return on assets                                         (464)             (395)          (345)
                  Amortization of:
                    Transition asset                                                 (40)              (41)           (41)
                    Prior service cost                                                 8                 8              8
                    Actuarial loss                                                    77                67             53
---------------------------------------------------------------------------------------------------------------------------
                  Total net periodic benefit cost                                $   527            $  484        $   391
===========================================================================================================================

                  Employees are also eligible to participate in a matching savings plan after one year of service. During 1999 Southern made participating contributions to this plan of $263 compared to $245 during 1998 and $220 during 1997.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 11.          Regulatory Requirements and Restrictions

                  BancShares and its banking subsidiary are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $12,232 during 1999 of which $8,720 was satisfied by vault cash and the remainder by amounts held in the Federal Reserve Bank.

                  Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. Minimum capital requirements set forth by the regulators require a Tier 1 capital ratio of no less than 4% of risk-adjusted assets, a total capital ratio of no less than 8% of risk-adjusted assets, and a leverage capital ratio of no less than 4% of average tangible assets. To meet the Federal Deposit Insurance Corporation's ("FDIC") "well capitalized" standards, the Tier 1 ratios must be at least 6%, total capital ratios must be at least 10% and leverage capital ratios must be at least 5%. Failure to meet minimum capital requirements may result in certain actions by regulators that could have a direct material effect on the consolidated financial statements. As of December 31, 1999, Southern was considered to be "well capitalized" by the FDIC.

                  Southern's capital ratios as of December 31 are set forth below:


                                                       1999           1998
------------------------------------------------------------------------------

                  Tier 1 capital                    $  55,398      $  49,198
                  Total capital                        62,967         53,234
                  Risk-adjusted assets                386,761        311,341
                  Average tangible assets             654,268        582,955

                  Tier 1 capital ratio                  14.32%         15.80%
                  Total capital ratio                   16.28%         17.10%
                  Leverage capital ratio                 8.47%          8.44%


                  The primary source of funds for the dividends paid by BancShares to its shareholders is dividends received from its Banking subsidiary. Southern Bank is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of retained earnings. Should at anytime its surplus be less than 50% of its paid-in capital stock, Southern Bank may not declare a dividend until it has transferred from retained earnings to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. Additionally, dividends paid by Southern Bank may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the FDIC. Dividends on BancShares' common shares may be paid only after dividends on preferred Series "B" and "C" shares have been paid. Common share dividends are based upon BancShares' profitability and are paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past. At December 31, 1999, Southern had available for the payment of dividends undivided profits of approximately $19.6 million, unless declaration of dividends for such amount would reduce the regulatory capital of Southern below the minimum levels discussed above. At December 31, 1999, approximately $35.8 million of BancShares' investment in Southern was restricted as to transfer to BancShares without obtaining prior regulatory approval.

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

                  Outstanding standby letters of credit as of December 31, 1999 and December 31, 1998 amounted to $3,060 and $1,625. Outstanding commitments at December 31, 1999 and December 31, 1998 were $111,988 and $51,466. Undisbursed advances on customer lines of credit at December 31, 1999 and December 31, 1998 were $51,782 and $47,639. Southern does not anticipate any losses as a result of these transactions.

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

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 13.          Parent Company Financial Statements

                  Presented below are the condensed balance sheets (parent company only) of Southern BancShares (N.C.), Inc. as of December 31, 1999 and 1998 and condensed statements of income for the three years ended December 31, 1999.

                                                                                                       December 31,
-------------------------------------------------------------------------------------------------------------------------
                  CONDENSED BALANCE SHEETS                                                          1999           1998
-------------------------------------------------------------------------------------------------------------------------
                  ASSETS
                  Cash                                                                            $  1,862       $  3,802
                  Investment securities available-for-sale                                          12,002         14,659
                  Other assets                                                                       1,147          1,333
                  Investment in subsidiaries                                                        65,474         62,553
-------------------------------------------------------------------------------------------------------------------------
                    Total assets                                                                   $80,485        $82,347
=========================================================================================================================

                  LIABILITIES AND SHAREHOLDERS' EQUITY
                  Accrued liabilities                                                             $  1,830       $  2,603
                  Notes payable                                                                     23,711         23,711
-------------------------------------------------------------------------------------------------------------------------
                    Total liabilities                                                               25,541         26,314
                  Shareholders' equity                                                              54,944         56,033
-------------------------------------------------------------------------------------------------------------------------
                    Total liabilities and shareholders' equity                                     $80,485        $82,347
=========================================================================================================================

                  CONDENSED STATEMENTS OF INCOME
                                                                                           Year ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                                    1999              1998           1997
--------------------------------------------------------------------------------------------------------------------------
                  Dividends from bank subsidiary                                  $   --            $3,090         $5,458
                  Other dividends                                                    192               152             80
--------------------------------------------------------------------------------------------------------------------------
                    Total income                                                     192             3,242          5,538

                  Interest expense                                                (2,142)           (1,320)          (295)
                  Other expense                                                      (65)             (293)           (49)
--------------------------------------------------------------------------------------------------------------------------
                  (Loss) income before equity in undistributed
                    income of subsidiary                                          (2,015)            1,629          5,194
                  Equity in undistributed income of subsidiary                     5,694             3,967          1,419
--------------------------------------------------------------------------------------------------------------------------
                    Net income                                                    $3,679            $5,596         $6,613
==========================================================================================================================

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 13.          Parent Company Financial Statements (continued)

                  CONDENSED STATEMENTS OF CASH FLOWS
                                                                                         Year ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                                   1999              1998           1997
                  OPERATING ACTIVITIES:
                     Net income                                                   $3,679            $5,596         $6,613
                     Adjustments to reconcile net income to net cash
                       provided by operating activities:
                     Equity in undistributed net income of subsidiary             (5,694)           (3,967)        (1,419)
                     Decrease (increase) in other assets                             186              (543)           --
                     Decrease in accrued liabilities                                (773)             (959)           --
                     Dividend income in the form of investment securities             --                --         (2,753)
                     Increase (decrease) in accrued interest payable                  --                (9)             9
--------------------------------------------------------------------------------------------------------------------------
                  NET CASH (USED) PROVIDED BY
                     OPERATING ACTIVITIES                                         (2,602)              118          2,450
--------------------------------------------------------------------------------------------------------------------------

                  INVESTING ACTIVITIES:
                     Sale (purchase) of  investments                               4,241            (1,787)          (205)
                     Investments in subsidiaries                                  (2,921)          (12,711)        (5,000)
--------------------------------------------------------------------------------------------------------------------------
                  NET CASH PROVIDED (USED) BY
                     INVESTING ACTIVITIES                                          1,320           (14,498)        (5,205)
--------------------------------------------------------------------------------------------------------------------------

                  FINANCING ACTIVITIES:
                     Dividends paid                                                 (573)             (581)          (585)
                     Purchase and retirement or redemption of stock                  (85)             (231)           (23)
                     Change in notes payable, net                                     --            18,961          3,350
--------------------------------------------------------------------------------------------------------------------------
                  NET CASH PROVIDED (USED) BY
                     FINANCING ACTIVITIES                                           (658)           18,149          2,742
--------------------------------------------------------------------------------------------------------------------------
                  NET INCREASE (DECREASE) IN CASH AND
                     CASH EQUIVALENTS                                             (1,940)            3,769            (13)
                  CASH AND CASH EQUIVALENTS AT
                     THE BEGINNING OF YEAR                                         3,802                33             46
--------------------------------------------------------------------------------------------------------------------------

                  CASH AND CASH EQUIVALENTS
                  AT THE END OF YEAR                                              $1,862            $3,802        $    33
==========================================================================================================================

                  SUPPLEMENTAL DISCLOSURES OF CASH
                     PAID DURING THE YEAR FOR:
                     Interest                                                     $2,142            $1,329         $  286
                     Income taxes                                                 $    4            $   11         $    7
==========================================================================================================================

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

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 14.          Fair Value of Financial Instruments - continued

                  Loans receivable

                  For variable-rate loans that are performing, fair values are based on carrying values. The fair values of fixed rate loans that are performing are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonperforming loans is based on the book value of each loan, less an applicable reserve for credit losses. This reserve for credit losses is determined on a loan-by-loan basis for nonperforming assets based on one or a combination of the following: external appraisals, internal assessments using available market information and specific borrower information, or discounted cash flow analysis.

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

                  Long-term obligations

                  The fair value of the long-term obligation is the market value at the last trade date in 1999 and 1998.

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

                  Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, BancShares has premises and equipment which are not considered financial instruments. Accordingly, the value of these assets has not been incorporated into the fair value estimates. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


                 The estimated fair values of BancShares' financial instruments at December 31 are as follows:

                                                                              1999                          1998
---------------------------------------------------------------------------------------------------------------------------
                                                                     Carrying    Estimated          Carrying    Estimated
                                                                       Amount   Fair Value            Amount    Fair Value
---------------------------------------------------------------------------------------------------------------------------
                 Financial assets:
                     Cash and due from banks                         $ 28,524     $ 28,524          $ 37,419     $ 37,419
                     Federal funds sold                                20,370       20,370            19,535       19,535
                     Investment securities:
                       Held-to-maturity                               100,129       99,979            92,340       93,511
                       Available-for-sale                              94,084       94,084           109,227      109,227
                     Loans                                            391,872      390,034           358,527      362,264
                     Accrued interest receivable                        4,730        4,730             4,571        4,571

                  Financial liabilities:
                     Deposits                                        $578,250     $593,498          $556,752     $558,544
                     Short-term borrowings                              6,658        6,658             5,124        5,124
                     Long-term obligations                             23,000       19,838            23,000       23,288
                     Accrued interest payable                           4,471        4,471             4,505        4,505


Note 15.          Related Parties

                  BancShares has entered into various service contracts with another bank holding company and its subsidiary (the
                  "Corporation"). The Corporation has two significant shareholders, which are also significant shareholders of BancShares. The first significant shareholder is a director of BancShares and at December 31, 1999 beneficially owned 32,294 shares, or 27.16%, of BancShares' outstanding common stock and 22,171 shares, or 5.58%, of BancShares' outstanding Series B preferred stock. At the same date, the second significant shareholder beneficially owned 27,577 shares, or 23.19%, of BancShares' outstanding common stock, and 17,205 shares, or 4.33%, of BancShares' Series B preferred stock. The above totals include 17,205 Series B preferred shares, or 4.33%, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals.

                  These two significant shareholders are directors and executive officers of the Corporation and at December 31, 1999, beneficially owned 2,522,615 shares, or 28.33%, and 1,492,974 shares, or 16.77%, of the Corporation's outstanding Class A common stock, and 643,818 shares, or 37.42%, and 193,685 shares, or 11.26%, of the Corporation's outstanding Class B common stock. The above totals include 487,557 Class A common shares, or 5.48%, and 104,644 Class B common shares, or 6.08%, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals. A subsidiary of the Corporation is First-Citizens Bank & Trust Company ("First Citizens"). As more fully discussed in note 9, Southern acquired branches from First Citizens in 1999 and 1998 and sold a branch to First Citizens in 1998.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)


Note 15.          Related Parties - continued

                  The following table lists the various charges paid to the Corporation during the years ended December 31:

                                                                                    1999              1998           1997
---------------------------------------------------------------------------------------------------------------------------
                  Data and item processing                                        $2,156            $2,345         $1,840
                  Forms, supplies and equipment                                      281               231            220
                  Trustee for employee benefit plans                                  89                79             66
                  Consulting fees                                                     86                78             79
                  Trust investment services                                           19                20             22
                  Internal auditing services                                           1                 1             41
                  Other services                                                     116               114             94
---------------------------------------------------------------------------------------------------------------------------
                                                                                  $2,748            $2,868         $2,362
===========================================================================================================================

                  Data and item processing  expenses  include courier  services, proof and encoding, microfilming, check storage, statement rendering and item processing forms. BancShares also has a correspondent relationship with the Corporation. Correspondent account balances with the Corporation included in cash and due from banks totaled $8,583 at December 31, 1999 and $15,988 at December 31, 1998. Southern's wholly-owned subsidiary, Goshen, Inc. paid $94 and $98 to an Insurance Company owned by the Corporation for the sale of insurance written in connection with loans made by Southern in 1999 and 1998, respectively. BancShares also owns 124,584 and 22,219 shares of Class A and Class B common stock of the Corporation. The Class A and Class B common stock had an amortized cost of $2.6 million and $465, respectively, at December 31, 1999 and 1998. The Class A common stock had a fair value of $8.7 million and $11.2 million at December 31, 1999 and 1998, respectively. The Class B common stock had a fair value of $1.6 million and $2.0 million at December 31, 1999 and 1998, respectively.

Note 16.          Subsequent Events

                  Southern has received approval from the regulatory authorities to purchase the Robersonville, North Carolina office of Cooperative Bank for Savings, Inc., SSB ("Cooperative"). The acquisition is planned for February 18, 2000. Southern expects to purchase approximately $7.1 million of deposits, approximately $1.3 million of loans and to record approximately $532,000 of intangible assets for the Cooperative acquisition. Southern plans to consolidate this acquisition into its existing Robersonville facility and to sell the existing Cooperative facility.

                  Southern has also received approval from the regulatory authorities to open de novo branches in three new eastern North Carolina markets. These branches are planned to open in 2000.

                  Subject to regulatory approval, Southern plans to purchase the Battleboro, North Carolina, Nashville, North Carolina and Sharpsburg, North Carolina offices of Triangle Bank ("Triangle") on April 14, 2000. Southern expects to purchase approximately $30.5 million of deposits, approximately $8.2 million of loans and to record approximately $3.0 million of intangible assets for the Triangle acquisitions. Southern plans to consolidate the Nashville acquisition into its existing Nashville facility and to sell the existing Triangle Nashville facility.

DIRECTORS
Bynum R. Brown
Murfreesboro, NC
President and Owner,
Bynum R. Brown Agency, Inc.
(Real Estate)
President and Owner, Brown Manor, Inc.
(Family Care Home)
Secretary-Treasurer, Roanoke
Valley Nursing Home, Inc.

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

Hope H. Connell
Raleigh, NC
Senior Vice President,
First-Citizens Bank & Trust Company

J. Edwin Drew
Macclesfield, NC
Retired Physician
Former President, J. Edwin Drew, M.D., P.A.

Sam E. Ewell, Jr.
Wendell, NC
President and Owner, Ewell Ford Sales, Inc.

Moses B. Gillam, Jr.
Windsor, NC
Senior Partner, Gillam and Gillam, Attorneys

George A. Hux
Rocky Mount, NC
Retired Attorney
Former Partner, Hux, Livermon & Armstrong, LLP


M.J. McSorley
Rocky Mount, NC
Vice Chairman, Southern Bank and Trust Company;
Vice President, Southern BancShares (N.C.), Inc
Former President and CEO, Southern Bank and Trust Co.
 .
W. B. Midyette, Jr.
Bath, N.C.
Retired Farmer

W. Hunter Morgan
Sunbury, NC
President, Kellog-Morgan Agency, Inc.
(Insurance)

John C. Pegram, Jr.
Mount Olive, NC
President and Chief Executive Officer,
Southern BancShares (N.C.), Inc.
President and Chief Executive Officer,
Southern Bank and Trust Company.

Charles I. Pierce, Sr.
Ahoskie, NC
President, Pierce Printing Co., Inc.
(Commercial Printers)


W.A. Potts
Mount Olive, NC
Retired Veterinarian and former President
W.A. Potts DVM, P.A.

Charles L. Revelle, Jr.
Murfreesboro, NC
Chairman of the Board, Revelle Agri-Products, Inc.;
President, Revelle Equipment Co., Inc.
Vice President, Revelle Builders of NC, Inc.;
(Agribusiness)

LeRoy C. Hand
Camden, NC
Retired Physician, former President,
Albermarle Emergency Associates, P.A.
Savings Bank, Inc. SSB

J. D. Hines
Rocky Mount, NC
President and Owner, Hines Equipment Company
President and Owner, Enfield Tractor and Equipment Company
(Farm and industrial equipment sales)

Frank B. Holding
Smithfield, NC
Executive Vice Chairman of the Board,
First Citizens BancShares, Inc. and
First-Citizens Bank & Trust Company
Vice Chairman of the Board
First Citizens Bancorporation of S. C., Inc. and
First-Citizens Bank and Trust Company of South Carolina

Watson N. Sherrod, Jr.
Enfield, NC
Senior Vice President, Southern Bank and Trust Company,
Former President and CEO, ESB Bancorp, Inc. and Enfield Savings Bank, Inc.SSB

Charles O. Sykes
Mount Olive, NC
Charles O. Sykes
President, Mount Olive Livestock Market, Inc.
(Livestock Auction Market and Dealer)

Raymond M. Sykes
Whitakers, NC
Retired Farmer

John N. Walker
Mount Olive, NC
President Emeritus, Mount Olive Pickle Company, Inc.

R.S. Williams
Mount Olive, NC
Chairman of the Board and Consultant,
Southern BancShares (N.C.), Inc.
and Southern Bank and Trust Company

OFFICERS
Executive Officers of Southern Bank and Trust Company

R. S. Williams, Chairman of the Board
M. J. McSorley, Vice Chairman of the Board
John C. Pegram, Jr., President and Chief Executive Officer
Paul A. Brewer, Executive Vice President
R. D. Ray, Executive Vice President
David A. Bean, Senior Vice President, Chief Financial Officer and Secretary


EXECUTIVE OFFICERS OF SOUTHERN BANCSHARES (N.C.), INC.

R. S. Williams, Chairman of the Board
W. A. Potts, Vice Chairman of the Board
John C. Pegram, Jr., President And Chief Executive Officer
M. J. McSorley, Vice President
David A. Bean, Secretary, Treasurer and Chief Financial Officer
Paul A. Brewer, Assistant Secretary
R. D. Ray, Assistant Treasurer

SOUTHERN BANK OFFICES


  Branch                               County
----------------------------------------------
Ahoskie                               Hertford
700 East Church St.
Ahoskie, NC 27910-0825
(252) 332-6191

Ahoskie                               Hertford
507 East Main St.
Ahoskie, NC 27910-0825
(252) 332-5149

Askewville                              Bertie
Halifax
104 W. Askewville St.
Windor, NC 27983-0529
(252) 794-3029

Aulander                                Bertie
119 S. Commerce St
Aulander, NC 27805-0129
(252) 345-4061

Aurora                                Beaufort
298 North Fifth St.
Aurora, NC 27806-0427
(252) 322-4161

Ayden                                     Pitt
1107 W. 3rd St.
Ayden, NC 28513-0368
(252) 746-6138

Bath                                  Beaufort
419 Carteret St.
Bath, NC 27808-0217
(252) 923-8381

Belhaven                              Beaufort
148 E. Main St.
Belhaven, NC 27810-0087
(252) 943-2184

Bethel                                   Pitt
Main St.
Bethel, NC 27812-0819
(252) 825-0031

Calypso                                Duplin
102 West Trade St.
Calypso, NC 28325-0729
(919) 658-7070

Clinton                                Duplin
925 Sunset Avenue
Clinton, NC 28329-0929
(910) 592-9005

Deep Run                               Lenoir
1916 Tulls Mill Rd.
Deep Run, NC 28525-0126
(252) 568-4141

Dudley                                 Wayne
Highway 117 Alternate South
Dudley, NC 28333-0729
(919) 734-5375

Edenton                               Chowan
1300 N. Broad St
Edenton, NC 27932-0546
(252) 482-7466

Edenton                               Chowan
101 W. Queen St
Edenton, NC 27932-0868
(252) 482-8466

Enfield                              Halifax
201Batchelor Avenue
Enfield, NC 27823-0368
(252) 445-2016

  Branch                                County
----------------------------------------------
  Faison                                Duplin
  110 W. Center St South
  Faison, NC 28341-0628
  (910) 267-4351

  Farmville                               Pitt
  107 E. Church St.
  Farmville, NC 27828-0146
  (252) 753-2161

  Garland                              Sampson
  96 South Ingold Ave.
  Garland, NC 28441-0397
  (910) 529-3651

  Gates                                  Gates
  Gates Bank Road
  Gates NC 27937-0064
  (252) 357-1250

  Gatesville                             Gates
  203 Main St.
  Gatesville NC 27938-0203
  (252) 357-0190

  Grantham                               Wayne
  3382 U.S. 13 South
  Goldsboro, NC 27530-0729
  (919) 689-2300

  Hamilton                              Martin
  109 N. Front Street
  Hamilton, NC 27840-0425
  (252) 798-6971

  Kill Devil Hills                        Dare
  202 S. Croatan Highway
  Kill Devil Hills, NC 27948-2037
  (252) 449-4499

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

  Mount Olive                            Wayne
  100 North Center St.
  Mount Olive, NC 28365-0729
  (919) 658-7000

  Mount Olive                            Wayne
  800 North Breazeale Ave.
  Mount Olive, NC 28365-0729
  (919) 658-7100

  Murfreesboro                         Hertford
  336 East Main St
  Murfreesboro, NC 27855-0277
  (252) 398-4174

  Nashville                                Nash
  209 Barnes St.
  Nashville, NC 27856-0758
  (252) 459-2117

  Plymouth                           Washington
   612 Washington St.
  Plymouth, NC 27962-1023
  (252) 793-1115

  Branch                                County
----------------------------------------------
 Pollocksville                           Jones
  214 Main St.
 Pollocksville, NC 28573-0171
 (252) 224-5191

 Red Springs                           Robeson
 300 South Main St.
 Red Springs, NC 28377-1624
 (910) 843-4135

 Roanoke Rapids                        Halifax
 1580 E. 10th St.
 Roanoke Rapids, NC 27870-4109
 (252) 535-3043

 Robersonville                          Martin
 111 N. Main St.
 Robersonville, NC 27871-0369
 (252) 795-3041

 Rocky Mount                              Nash
 230 Sunset Ave.
 Rocky Mount, NC 27802-0428
 (252) 977-2825

 Rocky Mount                              Nash
 3690 Sunset Ave.
 Rocky Mount, NC 27802-0428
 (252)-443-7800

 Roxobel                               Bertie
 113 South Main St.
 Roxobel, NC 27872-0159
 (252) 344-5641

 Salemburg                             Sampson
 102 South Main St.
 Salemburg, NC 28385-0160
 (910) 525-4149

 Seven Springs                           Wayne
 306 Main St.
 Seven Springs, NC 28578-0060
 (252) 569-3161

 Turkey                                Sampson
 45 Union Rd.
 Turkey, NC 28393-0375
 (910) 592-7321

 Warsaw                                 Duplin
 114 N. Pine St.
 Warsaw, NC 28398-0896
 (910) 293-7176

 Whitakers                                Nash
 101 N. White St.
 Whitakers, NC 27891-0130
 (252) 437-0611

 Windsor                                Bertie
 101 N. King St.
 Windsor, NC 27983-0529
 (252) 794-3011

 Winton                               Hertford
 301 N. Main St.
 Winton, NC 27986-0278
 (252) 358-3111

GENERAL INFORMATION

Shareholders' Meeting

The Annual Meeting of Shareholders will be held on Wednesday, April 19, 2000 at 3:00 P. M. at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina.

Stock Transfer Agent and Registrar

First-Citizens Bank & Trust Company
100 E. Tryon Road
Raleigh, North Carolina 27603

General Counsel

Ward and Smith, P.A.
New Bern, North Carolina  28563-0867

Auditors

KPMG  LLP
Raleigh, North Carolina 27601

Form 10-K

Copies of Southern BancShares' Annual Reports on Form 10-K are available on the internet at www.sec.gov/cgi-bin/srch-edgar or upon written request to Secretary, Southern BancShares (N.C.), Inc., Post Office Box 729, Mount Olive, North Carolina 28365-0729. A copy of Southern BancShares' Annual Report on Form 10-K for 1999, including Financial Statements and Schedules thereto, will be provided without charge to the shareholder making such request.

Equal Opportunity Employer

Southern Bank and Trust Company is an equal opportunity employer

Member FDIC

This report has not been reviewed or confirmed for accuracy by the FDIC.


                                       42